UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

HealthSpring, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share, of HealthSpring, Inc.

(2)	Aggregate number of securities to which transaction applies:

70,310,547 shares of common stock, which consists of: (i) 68,096,170 shares of common stock issued and outstanding as of November 9, 2011 (including 801,096 shares of restricted common stock outstanding as of November 9, 2011); and (ii) 2,214,377 shares of common stock underlying options to purchase shares of common stock outstanding as of November 9, 2011.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying $0.00011460 by the underlying value of the transaction of $3,826,756,280, which has been calculated as the sum of: (a) the product of 68,096,170 issued and outstanding shares of common stock as of November 9, 2011 and the merger consideration of $55.00 per share; plus (b) the product of: (i) 2,214,377 shares of common stock underlying options to purchase shares of common stock outstanding as of November 9, 2011, and (ii) the difference between $55.00 per share and the weighted-average exercise price of such options of $18.21 per share.

(4)	Proposed maximum aggregate value of transaction:

$3,826,756,280

(5)	Total fee paid:

$438,547

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION,

DATED NOVEMBER 16, 2011

[                    ], 2011

Dear Stockholder:

HealthSpring, Inc. (“HealthSpring”) and Cigna Corporation (“Cigna”) have entered into an Agreement and Plan of Merger, dated as of October 24, 2011 (as it may be amended from time to time, the “merger agreement”), providing for the acquisition of HealthSpring by Cigna. Pursuant to the terms of the merger agreement, an indirect wholly-owned subsidiary of Cigna will be merged with and into HealthSpring, with HealthSpring surviving the merger as an indirect wholly-owned subsidiary of Cigna (the “merger”).

If the merger is completed, HealthSpring stockholders will have the right to receive $55.00 in cash, without interest and less any applicable withholding taxes, for each share of common stock, par value $0.01 per share, of HealthSpring (“HealthSpring common stock”) that they own immediately prior to the effective time of the merger.

We will hold a special meeting of our stockholders in connection with the proposed merger (the “special meeting”) on [            ], 2012 at [        ] a.m., local time. At the special meeting, stockholders will be asked to vote on the proposal to adopt the merger agreement. The proposal to adopt the merger agreement will be approved if the holders of a majority of the outstanding shares of HealthSpring common stock entitled to vote at the special meeting vote to adopt the merger agreement.

We cannot complete the merger unless HealthSpring stockholders adopt the merger agreement. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

The HealthSpring board of directors has unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of HealthSpring and its stockholders and has unanimously approved the merger agreement and the merger. After careful consideration, the HealthSpring board of directors unanimously recommends that HealthSpring stockholders vote “FOR” the proposal to adopt the merger agreement.

In addition, the Securities and Exchange Commission has adopted rules that require us to seek a non-binding, advisory vote with respect to certain payments that will or may be made to HealthSpring’s named executive officers by HealthSpring based on or otherwise relating to the merger. The HealthSpring board of directors unanimously recommends that HealthSpring stockholders vote “FOR” the named executive officer merger-related compensation proposal described in the accompanying proxy statement.

The obligations of HealthSpring and Cigna to complete the merger are subject to the satisfaction or waiver of certain conditions. The accompanying proxy statement contains detailed information about HealthSpring, the special meeting, the merger agreement and the merger.

On behalf of your board of directors, thank you for your continued support.

Sincerely,

Herbert A. Fritch

Chairman and Chief Executive Officer

HealthSpring, Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, passed upon the merits of the merger agreement or the transactions contemplated thereby, which would include the merger, or determined if this proxy statement is accurate or complete. Any representation to the contrary is a criminal offense.

This proxy statement is dated [                    ], 2011 and is first being mailed to HealthSpring stockholders on or about [                    ], 2011.

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION,

DATED NOVEMBER 16, 2011

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, Tennessee 37067

(615) 291-7000

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Be Held On [                    ], 2012

Dear Stockholder:

On [            ], [            ], 2012, HealthSpring, Inc. (“HealthSpring”) will hold a special meeting of stockholders at its offices located at 530 Great Circle Road, Nashville, Tennessee 37228. The meeting will begin at [            ] a.m., local time, and is being held for the following purposes:

•

to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of October 24, 2011, by and among Cigna Corporation (“Cigna”), HealthSpring and Cigna Magnolia Corp., an indirect wholly-owned subsidiary of Cigna (as it may be amended from time to time, the “merger agreement”), a copy of which is included as Annex A to the proxy statement of which this notice forms a part, and pursuant to which an indirect wholly-owned subsidiary of Cigna will be merged with and into HealthSpring, with HealthSpring surviving the merger as an indirect wholly-owned subsidiary of Cigna (the “merger”);

•

to approve an adjournment of the special meeting of stockholders of HealthSpring (the “special meeting”), if necessary or appropriate in the view of the board of directors of HealthSpring (the “HealthSpring board of directors”), to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

to consider and vote on a proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger.

Only stockholders that owned our common stock at the close of business on [                    ], 2011 are entitled to notice of and may vote at this meeting. A list of our record stockholders will be available at our corporate headquarters located at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee, during ordinary business hours for 10 days prior to the special meeting.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of HealthSpring’s common stock, par value $0.01 per share (“HealthSpring common stock”), entitled to vote on the proposal. The HealthSpring board of directors unanimously recommends that HealthSpring stockholders vote “FOR” the proposal to adopt the merger agreement.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, TO ENSURE THE PRESENCE OF A QUORUM, PLEASE VOTE OVER THE INTERNET OR BY TELEPHONE PURSUANT TO THE INSTRUCTIONS CONTAINED IN THESE MATERIALS OR COMPLETE, DATE, SIGN, AND RETURN A PROXY CARD AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE MEETING AND WISH TO VOTE YOUR SHARES PERSONALLY, YOU MAY DO SO AT ANY TIME BEFORE THE PROXY IS EXERCISED.

Please note that we intend to limit attendance at the special meeting to stockholders as of the record date (or their authorized representatives). If your shares are held by a broker, bank or other nominee, please bring to the special meeting your account statement evidencing your beneficial ownership of HealthSpring common stock as of the record date. All stockholders should also bring photo identification.

The accompanying proxy statement provides a detailed description of the merger and the merger agreement. We urge you to read this proxy statement, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions concerning the merger or the proxy statement of which this notice forms a part, would like additional copies of the proxy statement or need help voting your shares of HealthSpring common stock, please contact HealthSpring’s proxy solicitor:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call Toll-Free: (800) 322-2885

Call Collect: (212) 929-5500

By Order of the Board of Directors of HealthSpring, Inc.,

J. Gentry Barden

Senior Vice President, General Counsel, and Secretary

Franklin, Tennessee

[                    ], 2011

SUMMARY

This summary highlights information contained elsewhere in this proxy statement and may not contain all the information that is important to you with respect to the merger. We urge you to read the remainder of this proxy statement carefully, including the attached Annexes, and the other documents to which we have referred you. See also the section entitled “Where You Can Find More Information” beginning on page 99. We have included page references in this summary to direct you to a more complete description of the topics presented below.

All references to “HealthSpring,” “we,” “us,” or “our” in this proxy statement refer to HealthSpring, Inc., a Delaware corporation; all references in this proxy statement to “Cigna” refer to Cigna Corporation, a Delaware corporation; all references to “Merger Sub” refer to Cigna Magnolia Corp., a Delaware corporation and an indirect wholly-owned subsidiary of Cigna formed for the sole purpose of effecting the merger; all references to the “merger” refer to the merger of Merger Sub with and into HealthSpring with HealthSpring surviving as an indirect wholly-owned subsidiary of Cigna; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of October 24, 2011, as it may be amended from time to time, by and among Cigna, HealthSpring and Merger Sub, a copy of which is included as Annex A to this proxy statement. HealthSpring, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving company.”

The Companies

HealthSpring, Inc. (see page 19)

HealthSpring is a managed care organization operating in the United States whose primary focus is Medicare, the federal government sponsored health insurance program primarily for persons aged 65 and older, qualifying disabled persons and persons suffering from end-stage renal disease. Through its health maintenance organization and regulated insurance subsidiaries, HealthSpring operates Medicare Advantage health plans in the states of Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas and the District of Columbia and also offers both national and regional stand-alone Medicare Part D prescription drug plans.

Shares of HealthSpring common stock are listed with, and trade on, the New York Stock Exchange (the “NYSE”) under the symbol “HS.”

HealthSpring’s principal executive offices are located at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067; its telephone number is (615) 291-7000; and its Internet website address is www.healthspring.com. The information provided on or accessible through HealthSpring’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Cigna Corporation (see page 19)

Cigna is a global health service organization with subsidiaries that are major providers of medical, dental, disability, life and accident insurance and related products and services. In the United States, the majority of these products and services are offered through employers and other groups (e.g., unions and associations) and in selected international markets, Cigna offers supplemental health, life and accident insurance products, expatriate benefits and international health care coverage and services to businesses, governmental and non-governmental organizations and individuals. In addition to its ongoing operations described above, Cigna also has certain run-off operations, including a run-off reinsurance segment. Each of Cigna’s health care segment and disability and life segment markets products in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada, and Cigna’s international segment has local licenses in over 27 countries and jurisdictions. Cigna’s international segment services expatriates virtually everywhere in the world.

Shares of Cigna’s common stock, par value $0.25 per share (“Cigna common stock”), are listed with, and trade on, the NYSE under the symbol “CI.”

The principal executive offices of Cigna are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002; its telephone number is (860) 226-6000; and its Internet website address is www.cigna.com. The information provided on or accessible through Cigna’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Cigna Magnolia Corp. (see page 19)

Cigna Magnolia Corp., an indirect wholly-owned subsidiary of Cigna, is a Delaware corporation that was formed on October 20, 2011 for the sole purpose of effecting the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into HealthSpring, with HealthSpring surviving the merger as an indirect wholly-owned subsidiary of Cigna.

The principal executive offices of Merger Sub are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002, and its telephone number is (860) 226-6000.

The Merger

A copy of the merger agreement is attached as Annex A to this proxy statement. We encourage you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section entitled “The Merger Agreement” beginning on page 69.

Form of the Merger (see page 69)

If the merger is completed, at the effective time of the merger, Merger Sub will be merged with and into HealthSpring. HealthSpring will survive the merger as an indirect wholly-owned subsidiary of Cigna.

Merger Consideration (see page 69)

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, HealthSpring stockholders will have the right to receive $55.00 in cash, without interest and less any applicable withholding taxes, for each share of HealthSpring common stock that they own immediately prior to the effective time of the merger.

Treatment of HealthSpring Equity Awards (see page 70)

Pursuant to the merger agreement, at the effective time of the merger, each outstanding option to purchase shares of HealthSpring common stock granted under HealthSpring’s equity plans, whether or not exercisable and whether vested or unvested, will be converted into an option to acquire a number of shares of Cigna common stock, equal to the product of (i) the total number of shares of HealthSpring common stock subject to the option immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio, as defined on page 26. The per share exercise price of such converted option will be equal to (x) the exercise price applicable to such option immediately prior to the effective time of the merger divided by (y) the stock option exchange ratio.

Pursuant to the merger agreement, at the effective time of the merger, each outstanding award of restricted shares of HealthSpring common stock granted under HealthSpring’s equity plans will be converted into an award of a number of restricted shares of Cigna common stock equal to the product of (i) the total number of restricted shares of HealthSpring common stock subject to the award immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio.

Converted options and converted restricted shares of Cigna common stock will be subject to the same terms and conditions as applicable to the corresponding options or restricted shares of HealthSpring common stock, respectively, immediately prior to the effective time of the merger (taking into account any accelerated vesting of such options or restricted shares of HealthSpring common stock, as applicable, in accordance with the terms of the applicable award).

Recommendation of the HealthSpring Board of Directors (see page 44)

After careful consideration, the HealthSpring board of directors unanimously determined that the terms of the merger are advisable, fair to and in the best interests of HealthSpring and its stockholders and unanimously approved the merger agreement and the merger. Certain factors considered by the HealthSpring board of directors in reaching its decision to approve the merger agreement can be found in the section entitled “The Merger—HealthSpring’s Reasons for the Merger” beginning on page 39. The HealthSpring board of directors unanimously recommends that the stockholders vote:

•	FOR the proposal to adopt the merger agreement at the special meeting;

•

FOR the proposal to adjourn the special meeting, if necessary or appropriate in the view of the HealthSpring board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement (the “adjournment proposal”); and

•

FOR the proposal to approve, on a non-binding, advisory basis, certain compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger (the “named executive officer merger-related compensation proposal”).

Opinion of Goldman, Sachs & Co. (see page 44)

HealthSpring engaged Goldman, Sachs & Co. (“Goldman Sachs”) to serve as HealthSpring’s financial advisor in connection with the consideration of the proposed merger. On October 24, 2011, at a meeting of the HealthSpring board of directors held to evaluate the proposed merger, Goldman Sachs rendered to the HealthSpring board of directors its oral opinion, subsequently confirmed in writing, that, as of October 24, 2011, and based upon and subject to the limitations and assumptions set forth therein, the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated October 24, 2011, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B and is incorporated by reference into this proxy statement. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the HealthSpring board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of HealthSpring common stock should vote with respect to the proposed merger or any other matter.

Interests of HealthSpring’s Directors and Executive Officers in the Merger (see page 56)

In considering the recommendation of the HealthSpring board of directors to adopt the merger agreement, HealthSpring stockholders should be aware that certain of HealthSpring’s directors and executive officers have interests in the merger that are different from, or in addition to, those of HealthSpring stockholders generally. These interests are described in the section entitled “The Merger—Interests of HealthSpring’s Directors and Executive Officers in the Merger” beginning on page 56. The HealthSpring board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to HealthSpring stockholders that the merger agreement be adopted. These interests include the following:

•

each executive officer of HealthSpring is party to a severance agreement with HealthSpring that provides for severance and other benefits upon a qualifying termination of employment within 24 months following a change in control of HealthSpring, such as the merger;

•

certain executive officers of HealthSpring entered into executive retention agreements with Cigna that will become effective upon the closing of the merger and that, among other things, entitle such executive officers to receive retention benefits that include a combination of cash and equity awards and include a waiver of the executives’ rights under their existing severance agreements and an agreement to certain non-competition and non-solicitation covenants;

•

other than as described below under “The Merger—Interests of HealthSpring’s Directors and Executive Officers in the Merger,” equity awards held by HealthSpring’s directors and officers will be converted into equity awards based on Cigna common stock, the vesting of awards under the Management Stock Purchase Plan (“MSPP”) will be accelerated upon the effective time of the merger and the vesting of other awards will be accelerated upon a qualifying termination of employment within 12 months following the effective time of the merger;

•	HealthSpring’s directors and officers are entitled to continued indemnification and insurance coverage pursuant to the merger agreement; and

•	Mr. Fritch has agreed to a lock-up of certain Cigna equity to be received in connection with the merger for a period of five years following the completion of the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page 93)

The exchange of shares of HealthSpring common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of HealthSpring common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 93 for a more detailed discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Regulatory Clearances and Approvals Required for the Merger (see page 66)

HSR Act and Antitrust. The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), which prevents Cigna and HealthSpring from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (the “DOJ”) and the Federal Trade Commission (the “FTC”) and the HSR Act waiting period is terminated or expires. On November 7, 2011, Cigna and HealthSpring filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period will expire at 11:59 p.m. on December 7, 2011, unless earlier terminated by the DOJ and the FTC or extended by the DOJ or the FTC issuing a Request for Additional Information and Documentary Material (a “Second Request”). The issuance of a Second Request would extend the waiting period until 11:59 p.m. on the 30th day after Cigna and HealthSpring have substantially complied with the Second Request, unless the waiting period is terminated earlier by the DOJ or the

FTC. If the waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next business day. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Other Regulatory Matters. Pursuant to the insurance laws and, in some instances, the health laws of certain states (including, but not limited to, Alabama, California, Delaware, Florida, Maryland, New Jersey, Pennsylvania, Tennessee and Texas), applicable state regulatory authorities must approve Cigna’s acquisition of control of HealthSpring’s insurance companies and health maintenance organizations. To obtain these approvals, Cigna, or the applicable HealthSpring subsidiary, as the case may be, has filed acquisition of control and material modification or similar statements or applications, as required by the insurance and health laws and regulations of each applicable state. For more information about regulatory approvals relating to the merger, see the sections entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 66 and “The Merger Agreement—Conditions to Completion of the Merger” beginning on page 84.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained or obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger

We expect to complete the merger during the first half of 2012. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Conditions to Completion of the Merger (see page 84)

As more fully described in this proxy statement and in the merger agreement, each party’s obligation to complete the merger depends on a number of conditions being satisfied or, where legally permissible, waived, including:

•	adoption of the merger agreement by the affirmative vote of the holders of a majority of the outstanding shares of HealthSpring common stock;

•	absence of any injunction or order preventing, or law prohibiting, consummation of the merger;

•	early termination or expiration of the HSR Act waiting period;

•	receipt of certain healthcare and insurance-related regulatory clearances and approvals;

•	accuracy of all representations and warranties made by the other party in the merger agreement (subject generally to a material adverse effect standard); and

•	performance in all material respects by the other party of its obligations under the merger agreement.

Restrictions on Solicitation of Alternative Proposals (see page 77)

Subject to certain exceptions, the merger agreement prohibits HealthSpring from, among other things, (i) soliciting, initiating or knowingly encouraging or facilitating competing acquisition proposals, or (ii) engaging in any negotiations or discussions regarding any acquisition proposal. HealthSpring may, however, upon the terms and subject to the conditions set forth in the merger agreement, provide information to and engage in discussions or negotiations with a third party who makes an unsolicited superior proposal (as defined in the merger agreement), or an unsolicited written acquisition proposal which is reasonably expected to lead to a superior proposal, if the HealthSpring board of directors determines that there is a reasonable probability that failure to take action with respect to such acquisition proposal would be inconsistent with its fiduciary duties to HealthSpring’s stockholders under applicable law.

Changes in Board Recommendation (see page 77)

Prior to adoption of the merger agreement by HealthSpring stockholders, the HealthSpring board of directors may, upon receipt of a superior proposal (as defined in the merger agreement) and in certain other circumstances, change its recommendation that the HealthSpring stockholders adopt the merger agreement, subject to complying with certain notice and other specified conditions set forth in the merger agreement, including giving Cigna the opportunity to propose changes to the merger agreement in response to an alternative transaction proposal or other events or developments. If the HealthSpring board of directors changes its recommendation with respect to the merger agreement, Cigna may terminate the merger agreement or, alternatively, may continue to require that the HealthSpring stockholders be afforded the opportunity to vote on the proposal to adopt the merger agreement.

Termination of the Merger Agreement (see page 85)

Cigna and HealthSpring may mutually agree to terminate the merger agreement at any time prior to the effective time of the merger. Either party may also terminate the merger agreement if:

•

the merger is not consummated on or before June 24, 2012 (the “initial outside date”); provided that (i) if on the initial outside date the condition to closing relating to either (a) the absence of orders preventing, or law prohibiting, consummation of the merger or (b) receipt of certain required governmental approvals has not been satisfied, but all other closing conditions have been waived or satisfied (or are capable of being satisfied at closing), then the initial outside date may be extended by either HealthSpring or Cigna to August 24, 2012 (the “outside date”); and (ii) such right to extend the initial outside date or terminate the merger agreement will not be available to a party whose material breach of its obligations under the merger agreement (including with respect to Cigna, its failure to perform fully its obligations with respect to the financing) has been the principal cause of and directly resulted in the failure of the merger to be consummated;

•

a governmental entity has issued a final and non-appealable order or taken any other final and non-appealable action permanently restraining, enjoining or otherwise prohibiting the merger; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to vacate, lift, reverse, overturn, settle or resolve such order or action;

•

the adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of HealthSpring common stock has not been obtained at a duly held meeting of HealthSpring stockholders at which a vote is taken or at any adjournment or postponement thereof; or

•

the other party has breached or failed to perform any of its representations, warranties, covenants or agreements to be performed by it under the merger agreement, and such breach or failure to perform (i) is incapable of being cured by the outside date or (ii) if capable of being cured, has not been cured within 45 days following written notice of such breach.

Cigna also may terminate the merger agreement if HealthSpring materially and intentionally breaches its obligations relating to the special meeting of HealthSpring’s stockholders or the no-solicitation covenant or if the HealthSpring board of directors withdraws or changes its recommendation that HealthSpring stockholders adopt the merger agreement. See the section entitled “The Merger Agreement—Termination of the Merger Agreement” on page 85 for a more complete discussion of the rights of each of Cigna and HealthSpring to terminate the merger agreement.

Termination Fee and Expenses (see page 86)

Generally, all fees and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement will be paid by the party incurring those expenses. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, HealthSpring may be required to pay to Cigna a termination fee of $115 million (or $57.5 million in certain circumstances). See the section entitled “The Merger Agreement—Expenses and Termination Fee; Effect of Termination” beginning on page 86 for a discussion of the circumstances under which such a termination fee will be required to be paid.

Specific Performance (see page 87)

The merger agreement provides that, except when the merger agreement is terminated in accordance with its termination provisions, the parties will be entitled to an injunction to prevent breaches or threatened breaches of the merger agreement, to specifically enforce the terms and provisions of the merger agreement and any other agreement or instrument executed in connection with the merger agreement, and to thereafter (subject to the satisfaction of certain closing conditions) cause the merger to be consummated.

Financing of the Merger (see page 83)

The merger agreement is not subject to a financing condition. Morgan Stanley Senior Funding, Inc. (“Morgan Stanley”) and certain other lenders (together with Morgan Stanley, collectively, the “Bridge Lenders”) committed to provide Cigna a senior unsecured bridge loan facility, in an aggregate amount of up to $2.5 billion, which was intended to be used to pay a portion of the aggregate consideration to be paid to HealthSpring stockholders pursuant to the merger agreement to the extent that Cigna does not issue equity or debt, or obtain alternative financing, in lieu of such bridge financing at or prior to the closing of the merger. Cigna has advised us that, as of November 10, 2011, Cigna had raised $2.1 billion in financing for the merger consideration through the issuance of debt securities, which reduced the total amount of the Bridge Lenders’ commitments in respect of the senior unsecured bridge loan facility by $2.0 billion.

Appraisal Rights (see page 95)

Under the General Corporation Law of the State of Delaware (the “DGCL”), HealthSpring stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any HealthSpring stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to HealthSpring prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

The Special Meeting (see page 21)

The special meeting of HealthSpring stockholders is scheduled to be held at HealthSpring’s offices located at 530 Great Circle Road, Nashville, Tennessee 37228 on [            ], 2012 at [        ] a.m., local time. The special meeting is being held in order to consider and vote on the following proposals:

•	to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 26 and 69, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the HealthSpring board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 63.

Only holders of record of HealthSpring common stock at the close of business on [                    ], 2011, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of HealthSpring common stock were issued and outstanding, approximately [    ]% of which were held by HealthSpring’s directors and executive officers. We currently expect that HealthSpring’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although no director or executive officer, except for Mr. Fritch (as discussed below), has entered into any agreement obligating him to do so.

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of HealthSpring common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject HealthSpring to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

You may cast one vote for each share of HealthSpring common stock you own at the close of business on the record date. The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of HealthSpring common stock entitled to vote on the proposal. The adjournment proposal and the non-binding, advisory vote on the named executive officer merger-related compensation proposal each requires the affirmative vote of holders of a majority of the shares of HealthSpring common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

Voting Agreement between Cigna and Herbert A. Fritch (see page 22)

In connection with the execution of the merger agreement and in order to induce Cigna to enter into the merger agreement, on October 24, 2011, Cigna entered into a voting agreement with Herbert A. Fritch, chairman and chief executive officer of HealthSpring (the “voting agreement”). As of October 24, 2011, Mr. Fritch had the right to vote approximately 3.4% of the outstanding shares of HealthSpring common stock. The voting agreement generally requires Mr. Fritch, subject to certain exceptions, to vote all of his shares of HealthSpring common stock in favor of the adoption of the merger agreement and against alternative acquisition proposals and any other corporate action the consummation of which would materially frustrate the purposes or unreasonably prevent or delay the consummation of the transactions contemplated by the merger agreement. The voting agreement automatically terminates upon the earlier of (i) the termination of the merger agreement, and (ii) the consummation of the merger. Mr. Fritch did not receive any separate or additional consideration for his execution of the voting agreement.

Delisting and Deregistration of Shares of HealthSpring Common Stock (see page 67)

Upon completion of the merger, shares of HealthSpring common stock currently listed on the NYSE will cease to be listed on the NYSE and will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Litigation Related to the Merger (see page 67)

Shortly after the announcement of the merger, a total of six putative class action lawsuits challenging the merger were filed in the Chancery Court for Williamson County, Tennessee and the Delaware Court of Chancery against HealthSpring, Cigna, and the individual members of the HealthSpring board of directors. These complaints are substantially similar and generally allege that the members of the HealthSpring board of directors breached their fiduciary duties owed to HealthSpring’s stockholders by entering into the merger agreement, approving the proposed merger, and failing to take steps to maximize HealthSpring’s value to its stockholders, and that Cigna and HealthSpring aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors Cigna and that certain provisions of the merger agreement unduly restrict HealthSpring’s ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, preliminary injunctive relief prohibiting or delaying the defendants from consummating the proposed merger and other forms of equitable relief. HealthSpring believes that these lawsuits are without merit and plans to defend against them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Market Prices of HealthSpring Common Stock (see page 89)

The merger consideration of $55.00 per share represents a 37% premium over $40.16, the closing price per share of HealthSpring common stock on October 21, 2011, the last trading day before the public announcement of the merger agreement. The closing price of HealthSpring common stock on the NYSE on [                    ], 2011, was $[            ] per share. You are encouraged to obtain current market prices of HealthSpring common stock in connection with voting your shares of HealthSpring common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a stockholder of HealthSpring, may have regarding the merger and the special meeting and the answers to those questions. HealthSpring urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the Annexes to and the documents incorporated by reference into this proxy statement.

Q:	WHAT IS THE PURPOSE OF THE SPECIAL MEETING?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

•	the adoption of the merger agreement;

•

the approval of an adjournment of the special meeting, if necessary or appropriate in the view of the HealthSpring board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•	the approval, on a non-binding, advisory basis, of certain compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger.

Q:	WHAT WILL I RECEIVE IN THE MERGER?

A:	Upon the terms and subject to the conditions of the merger agreement, if the merger is completed, HealthSpring stockholders will have the right to receive $55.00 in cash, without interest and subject to any applicable withholding taxes, for each share of HealthSpring common stock that they own immediately prior to the effective time of the merger.

Q:	HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

A:	The board unanimously recommends that you vote as follows:

•	FOR the adoption of the merger agreement;

•

FOR the approval of an adjournment of the special meeting, if necessary or appropriate, in the view of the HealthSpring board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•	FOR the approval, on a non-binding, advisory basis, of certain compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger.

Q:	WHAT IS THE VOTE REQUIRED TO ADOPT THE MERGER AGREEMENT?

A:	The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of HealthSpring common stock. Cigna has entered into a voting agreement with Mr. Fritch, pursuant to which he has agreed, subject to certain exceptions, to vote all of his shares of HealthSpring common stock in favor of the adoption of the merger agreement. As of October 24, 2011, Mr. Fritch had the right to vote approximately 3.4% of the outstanding shares of HealthSpring common stock.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE THE OTHER PROPOSALS?

A:	The adjournment proposal and the named executive officer merger-related compensation proposal each require the affirmative vote of holders of a majority of the shares of HealthSpring common stock entitled to vote on the proposal that are present or represented by proxy at the special meeting.

Q:	AM I ENTITLED TO APPRAISAL RIGHTS INSTEAD OF RECEIVING MERGER CONSIDERATION?

A:	Under the DGCL, HealthSpring stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply fully with all applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount determined by the court could be more than, the same as, or less than the value of the merger consideration. Any HealthSpring stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to HealthSpring prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Q:	DO YOU EXPECT THE MERGER TO BE TAXABLE TO HEALTHSPRING STOCKHOLDERS?

A:	The exchange of shares of HealthSpring common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of HealthSpring common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 93 for a more detailed discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Q:	WHO MAY ATTEND THE SPECIAL MEETING?

A:	Stockholders of record as of the close of business on [ ], 2011, or their duly appointed proxies, may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) should bring a copy of an account statement reflecting their ownership of HealthSpring common stock as of the record date. If you are a “street name” holder and you wish to vote at the special meeting, you must also bring a proxy from the record holder (your broker, bank or other nominee) of the shares of HealthSpring common stock authorizing you to vote at the special meeting. We intend to limit attendance to stockholders as of the record date. All stockholders should bring photo identification. Cameras, recording devices, and other electronic devices are not permitted at the meeting. Registration will begin at [ ] a.m., local time.

Q:	WHO IS ENTITLED TO VOTE AT THE SPECIAL MEETING?

A:	Only holders of record of HealthSpring common stock at the close of business on [ ], 2011, the record date for the special meeting, are entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [ ] shares of HealthSpring common stock were issued and outstanding, approximately [ ]% of which were held by HealthSpring’s directors and executive officers. We currently expect that HealthSpring’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although no director or executive officer (except for Mr. Fritch, who entered into a voting agreement with Cigna) has entered into any agreement obligating him to do so.

You may cast one vote for each share of HealthSpring common stock you own at the close of business on the record date.

Q:	WHO IS SOLICITING MY VOTE?

A:	The HealthSpring board of directors is soliciting your proxy, and HealthSpring will bear the cost of soliciting proxies. MacKenzie Partners, Inc. has been retained to assist with the solicitation of proxies. MacKenzie Partners, Inc. will be paid approximately $15,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of HealthSpring common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by MacKenzie Partners, Inc. or by certain of HealthSpring’s directors, officers, and employees, without additional compensation.

Q:	WHAT DO I NEED TO DO NOW?

A:	Carefully read and consider the information contained in and incorporated by reference into this proxy statement, including the Annexes. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the special meeting.

Q:	HOW DO I VOTE IF MY SHARES ARE REGISTERED DIRECTLY IN MY NAME?

A:	You may vote in person at the special meeting or authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although HealthSpring offers four different voting methods, HealthSpring encourages you to vote through the Internet as HealthSpring believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the HealthSpring meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and mail it to the address indicated on the Proxy Card.

If you return your signed Proxy Card without indicating how you want your shares of HealthSpring common stock to be voted with regard to a particular proposal, your shares of HealthSpring common stock will be voted in favor of each such proposal. Proxy Cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	HOW CAN I REVOKE MY PROXY?

You have the right to revoke your proxy at any time before the special meeting by:

•	submitting a written notice of revocation to our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067;

•	submitting a later-dated Proxy Card;

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given;

•	submitting another vote by telephone or over the Internet; or

•	if applicable, submitting new voting instructions to your broker, bank or other nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your later-dated Proxy Card to the Secretary of HealthSpring, no later than the beginning of the special meeting.

If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.

Q:	HOW DO I VOTE MY SHARES IF THEY ARE HELD IN THE NAME OF MY BROKER (STREET NAME)?

A:	If your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Q:	DO I NEED TO DO ANYTHING WITH MY HEALTHSPRING COMMON STOCK CERTIFICATES NOW?

A:	No. After the merger is completed, if you hold certificates representing shares of HealthSpring common stock prior to the merger, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of HealthSpring common stock for the merger consideration. Upon surrender of the certificates for cancellation along with the executed letter of transmittal and other required documents described in the instructions or otherwise required by the exchange agent in accordance with the merger agreement, you will receive the merger consideration.

Q:	WHEN IS THE PROPOSED MERGER EXPECTED TO BE CONSUMMATED?

A:	We expect to complete the merger during the first half of 2012.

Q:	WHAT CONSTITUTES A “QUORUM”?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of HealthSpring common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject HealthSpring to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Q:	WHAT IF I ABSTAIN FROM VOTING?

A:	If you attend the special meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the merger agreement, the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have the same effect as a vote against that proposal.

Q:	WILL MY SHARES BE VOTED IF I DO NOT SIGN AND RETURN MY PROXY CARD OR VOTE BY TELEPHONE OR OVER THE INTERNET OR IN PERSON?

A:	If you are a registered stockholder and you do not sign and return your Proxy Card or vote by telephone, over the Internet or in person, your shares will not be voted at the special meeting. Questions concerning stock certificates and registered stockholders may be directed to American Stock Transfer & Trust Company, LLC at 6201 15th Avenue, Brooklyn, New York 11219 or by telephone at (800) 937-5449 (domestic) or (718) 921-8200 (international). If your shares are held in street name and you do not issue instructions to your broker, your broker may vote your shares at its discretion on routine matters, but may not vote your shares on non-routine matters. If a broker or other nominee who holds shares for another person does not vote on a particular proposal because that holder does not have discretionary voting power for the proposal and has not received voting instructions from the beneficial owner of the shares, then a “broker non-vote” will occur. Under NYSE rules, all of the proposals in this proxy statement are non-routine matters.

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement.

Q:	WHAT IS THE EFFECT OF A BROKER NON-VOTE?

A:	Broker non-votes will be counted for the purpose of determining the presence of a quorum. Because under the DGCL the adoption of the merger agreement requires the affirmative vote of holders of a majority of outstanding shares of common stock, broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome.

Q:	WHO WILL COUNT THE VOTES?

A:	The votes will be counted by the inspector of election appointed for the special meeting.

Q:	CAN I PARTICIPATE IF I AM UNABLE TO ATTEND?

A:	If you are unable to attend the meeting in person, we encourage you to send in your Proxy Card or to vote by telephone or over the Internet. The special meeting will not be broadcasted telephonically or over the Internet.

Q:	WHERE CAN I FIND THE VOTING RESULTS OF THE SPECIAL MEETING?

A:	HealthSpring intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission (the “SEC”) following the special meeting. All reports HealthSpring files with the SEC are publicly available when filed.

Q:	WHAT HAPPENS IF THE MERGER IS NOT CONSUMMATED?

A:	If the merger agreement is not adopted by HealthSpring stockholders or if the merger is not consummated for any other reason, HealthSpring stockholders will not receive any payment for their shares of HealthSpring common stock in connection with the merger. Instead, HealthSpring will remain an independent public company, and shares of HealthSpring common stock will continue to be listed and traded on the NYSE. The merger agreement provides that, upon termination of the merger agreement under certain circumstances, HealthSpring may be required to pay to Cigna a termination fee of $115 million (or $57.5 million in certain circumstances with an additional $57.5 million payable in the future under certain circumstances). See the section entitled “The Merger Agreement—Expenses and Termination Fees; Effect of Termination” beginning on page 86 for a discussion of the circumstances under which such a termination fee will be required to be paid.

Q:	HOW CAN I OBTAIN ADDITIONAL INFORMATION ABOUT HEALTHSPRING?

A:	HealthSpring will provide copies of this proxy statement and its 2010 Annual Report to Stockholders, including its Annual Report on Form 10-K, as amended, for the year ended December 31, 2010, without charge to any stockholder who makes a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067. HealthSpring’s Annual Report on Form 10-K, as amended, and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of HealthSpring’s website at www.healthspring.com. HealthSpring’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	HOW MANY COPIES SHOULD I RECEIVE IF I SHARE AN ADDRESS WITH ANOTHER STOCKHOLDER?

A:	The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies. HealthSpring and some brokers may be householding HealthSpring’s proxy materials by delivering a single set of proxy materials to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or HealthSpring that they or it will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent under Section 233 of the DGCL. If at any time you no longer wish to participate in householding, and would prefer to receive a separate proxy statement and annual report, or if you are receiving multiple copies of the proxy statement and annual report and wish to receive only one, please notify your broker if your shares are held in a brokerage account or HealthSpring if you are a stockholder of record. You can notify HealthSpring by sending a written request to our Secretary at HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067, or by calling our Secretary at (615) 291-7000. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

Q:	WHO CAN HELP ANSWER MY QUESTIONS?

A:	If you have questions about the merger or the other matters to be voted on at the special meeting or desire additional copies of this proxy statement or additional proxy cards or otherwise need assistance voting, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call Toll-Free: (800) 322-2885

Call Collect: (212) 929-5500

or

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, Tennessee 37067

(615) 291-7000

Attn: Investor Relations

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements contained in this proxy statement that are not historical fact are forward-looking statements which HealthSpring intends to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend on or relate to future events or conditions, or that include words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” and similar expressions are forward-looking statements. The forward-looking statements involve significant known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those expressed in or implied by the forward-looking statements, and undue reliance should not be placed on such statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, among other things, the following risks and uncertainties:

•

the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement, including a termination of the merger agreement under circumstances that could require HealthSpring to pay a termination fee;

•	the failure to receive, on a timely basis or at all, the required approvals by HealthSpring stockholders and government or regulatory agencies;

•	the risk that a condition to closing of the proposed transaction may not be satisfied on a timely basis or at all;

•	HealthSpring’s and Cigna’s ability to consummate the merger, including Cigna’s ability to consummate the financing;

•	the failure of the merger to be consummated for any other reason;

•	the possibility that costs related to the proposed transaction will be greater than expected;

•	the outcome of any legal proceedings that have been or may be instituted against HealthSpring and/or others relating to the merger agreement or the merger;

•	diversion of management’s attention from ongoing business concerns;

•	limitations placed on HealthSpring’s ability to operate its business under the merger agreement;

•	operating costs and business disruption, including difficulties in maintaining relationships, may be greater than expected;

•	the ability of HealthSpring to retain key personnel and maintain relationships with providers or other business partners;

•

the impact of legislative, regulatory and competitive changes and other risk factors relating to the industry in which HealthSpring and Cigna operate, as detailed from time to time in each of HealthSpring’s and Cigna’s reports filed with the SEC; and

•	the volatility and unpredictability of stock markets and credit market conditions.

There can be no assurance that the proposed transaction will in fact be consummated.

Additional information about these factors and about the material factors or assumptions underlying such forward-looking statements may be found under Item 1A in HealthSpring’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in HealthSpring’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011. HealthSpring cautions that the foregoing list of important factors that may affect future results is not exhaustive. When relying on forward-looking statements to make decisions with respect to the proposed transaction, stockholders and others should carefully consider the foregoing factors and other uncertainties and potential events. All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to HealthSpring or any other person acting on its behalf are expressly qualified in their entirety by the cautionary statements referenced above. The forward-looking statements contained in this proxy statement speak only as of the date of this proxy statement. HealthSpring undertakes no obligation to update or revise any forward-looking statements for any reason, even if new information becomes available or other events occur in the future, except as may be required by law.

THE COMPANIES

HealthSpring, Inc.

HealthSpring is a managed care organization operating in the United States whose primary focus is Medicare, the federal government sponsored health insurance program primarily for persons aged 65 and older, qualifying disabled persons and persons suffering from end-stage renal disease. Through its health maintenance organization and regulated insurance subsidiaries, HealthSpring operates Medicare Advantage health plans in the states of Alabama, Delaware, Florida, Georgia, Illinois, Maryland, Mississippi, New Jersey, Pennsylvania, Tennessee, Texas and the District of Columbia and also offers both national and regional stand-alone Medicare Part D prescription drug plans.

HealthSpring was incorporated in October 2004 in Delaware; however, its predecessor, NewQuest, LLC, commenced operations in 2000. HealthSpring conducted its initial public offering in February 2006.

Shares of HealthSpring common stock are listed with, and trade on, the NYSE under the symbol “HS.”

HealthSpring’s principal executive offices are located at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067; its telephone number is (615) 291-7000; and its Internet website address is www.healthspring.com. The information provided on or accessible through HealthSpring’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Additional information about HealthSpring is included in documents incorporated by reference into this proxy statement. See “Where You Can Find More Information” on page 99.

Cigna Corporation

Cigna was incorporated in the State of Delaware in 1981 and became a public company in 1982. Cigna is a global health service organization with subsidiaries that are major providers of medical, dental, disability, life and accident insurance and related products and services. In the United States, the majority of these products and services are offered through employers and other groups (e.g., unions and associations) and in selected international markets, Cigna offers supplemental health, life and accident insurance products, expatriate benefits and international health care coverage and services to businesses, governmental and non-governmental organizations and individuals. In addition to its ongoing operations described above, Cigna also has certain run-off operations, including a run-off reinsurance segment. Each of Cigna’s health care segment and disability and life segment markets products in all 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands and Canada, and Cigna’s international segment has local licenses in over 27 countries and jurisdictions. Cigna’s international segment services expatriates virtually everywhere in the world.

Shares of Cigna common stock are listed with, and trade on, the NYSE under the symbol “CI.”

The principal executive offices of Cigna are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002; its telephone number is (860) 226-6000; and its Internet website address is www.cigna.com. The information provided on or accessible through Cigna’s website is not part of this proxy statement and is not incorporated in this proxy statement by this or any other reference to its website provided in this proxy statement.

Cigna Magnolia Corp.

Cigna Magnolia Corp., an indirect wholly-owned subsidiary of Cigna, is a Delaware corporation that was formed on October 20, 2011 for the sole purpose of effecting the merger. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger. Upon the terms and subject to the conditions of the merger agreement, Merger Sub will be merged with and into HealthSpring, with HealthSpring surviving the merger as an indirect wholly-owned subsidiary of Cigna.

The principal executive offices of Merger Sub are located at 900 Cottage Grove Road, Bloomfield, Connecticut 06002, and its telephone number is (860) 226-6000.

THE SPECIAL MEETING

This proxy statement is being provided to the stockholders of HealthSpring as part of a solicitation of proxies by the HealthSpring board of directors for use at the special meeting to be held at the time and place specified below, and at any properly convened meeting following an adjournment or postponement thereof. This proxy statement provides stockholders of HealthSpring with the information they need to know to be able to vote or instruct their vote to be cast at the special meeting.

Date, Time and Place

The special meeting is scheduled to be held at HealthSpring’s offices located at 530 Great Circle Road, Nashville, Tennessee 37228 on [                    ], 2012 at [        ] a.m., local time.

Purpose of the Special Meeting

At the special meeting, HealthSpring stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, which is further described in the sections entitled “The Merger” and “The Merger Agreement,” beginning on pages 26 and 69, respectively;

•

to approve an adjournment of the special meeting, if necessary or appropriate in the view of the HealthSpring board of directors, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement; and

•

to approve, on a non-binding, advisory basis, certain compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger, discussed under the section entitled “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 63.

Recommendation of the HealthSpring Board of Directors

After careful consideration, the HealthSpring board of directors unanimously determined that the terms of the merger are advisable, fair to and in the best interests of HealthSpring and its stockholders and unanimously approved the merger agreement and the merger. Certain factors considered by the HealthSpring board of directors in reaching its decision to approve the merger agreement and the merger can be found in the section entitled “The Merger—HealthSpring’s Reasons for the Merger” beginning on page 39.

The HealthSpring board of directors unanimously recommends that the HealthSpring stockholders vote “FOR” the proposal to adopt the merger agreement, “FOR” the adjournment proposal and “FOR” the named executive officer merger-related compensation proposal.

Record Date; Stockholders Entitled to Vote

Only holders of record of HealthSpring common stock at the close of business on [                    ], 2011, the record date for the special meeting, will be entitled to notice of, and to vote at, the special meeting or any adjournments or postponements thereof. At the close of business on the record date, [            ] shares of HealthSpring common stock were issued and outstanding and held by [            ] holders of record.

Holders of record of HealthSpring common stock are entitled to one vote for each share of HealthSpring common stock they own at the close of business on the record date.

Quorum

The presence at the special meeting, in person or by proxy, of the holders of a majority of the aggregate voting power of the common stock outstanding on the record date will constitute a quorum. There must be a quorum for business to be conducted at the special meeting. Failure of a quorum to be represented at the special meeting will necessitate an adjournment or postponement and will subject HealthSpring to additional expense. Abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum.

Required Vote

The proposal to adopt the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of HealthSpring common stock. The adjournment proposal and the named executive officer merger-related compensation proposal each require the affirmative vote of holders of a majority of the shares of HealthSpring common stock entitled to vote on the proposal present or represented by proxy at the special meeting.

Failure to Vote, Abstentions and Broker Non-Votes

It is important that you vote your shares. Your failure to vote, or failure to instruct your broker, bank or other nominee to vote, will have the same effect as a vote against the proposal to adopt the merger agreement, but will have no effect on the adjournment proposal or the named executive officer merger-related compensation proposal.

If you attend the special meeting or send in your signed Proxy Card, but abstain from voting on any proposal, you will still be counted for purposes of determining whether a quorum exists. If you abstain from voting on the proposal to adopt the merger agreement, the adjournment proposal or the named executive officer merger-related compensation proposal, your abstention will have the same effect as a vote against that proposal.

Broker non-votes will be counted for the purpose of determining the presence of a quorum but will not be counted for purposes of determining the outcome of the vote on any proposal. Because under the DGCL the adoption of the merger agreement requires the affirmative vote of holders of a majority of outstanding shares of common stock, broker non-votes will have the same effect as a vote against the proposal to adopt the merger agreement. Therefore, it is important that you provide your broker or nominee with instructions on how to vote your shares. With respect to the adjournment proposal and the named executive officer merger-related compensation proposal, broker non-votes will have no effect on the outcome.

Voting by HealthSpring’s Directors and Executive Officers; Voting Agreement between Cigna and Herbert A. Fritch

At the close of business on the record date, directors and executive officers of HealthSpring and their affiliates were entitled to vote [            ] shares of HealthSpring common stock, or approximately [    ]% of the shares of HealthSpring common stock outstanding on that date. We currently expect that HealthSpring’s directors and executive officers will vote their shares in favor of the proposal to adopt the merger agreement, although none of them (except for Mr. Fritch, as discussed below) has entered into any agreement obligating them to do so.

In connection with the execution of the merger agreement, on October 24, 2011, Cigna entered into a voting agreement with Herbert A. Fritch, chairman and chief executive officer of HealthSpring. As of October 24, 2011, Mr. Fritch had the right to vote approximately 3.4% of the outstanding shares of HealthSpring common stock. The voting agreement generally requires Mr. Fritch, subject to certain exceptions, to vote all of his shares of HealthSpring common stock in favor of the adoption of the merger agreement and against alternative acquisition proposals and any other corporate action the consummation of which would materially frustrate the purposes or unreasonably prevent or delay the consummation of the transactions contemplated by the merger agreement. The voting agreement automatically terminates upon the earlier of (i) the termination of the merger agreement, and (ii) the consummation of the merger. Mr. Fritch did not receive any separate or additional consideration for his execution of the voting agreement. The discussion of the voting agreement in this proxy statement is qualified in its entirety by reference to the voting agreement, a copy of which is attached to this proxy statement as Annex C and which is incorporated by reference into this proxy statement.

Voting at the Special Meeting

If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note that if your shares of HealthSpring common stock are held by a broker, bank or other nominee, and you wish to vote at the special meeting, you must bring to the special meeting a proxy from the record holder (your broker, bank or other nominee) of the shares of HealthSpring common stock authorizing you to vote at the special meeting.

You may also authorize the persons named as proxies on the Proxy Card to vote your shares by returning the Proxy Card by mail, through the Internet, or by telephone. Although HealthSpring offers four different voting methods, HealthSpring encourages you to vote through the Internet as HealthSpring believes it is the most cost-effective method. We also recommend that you vote as soon as possible, even if you are planning to attend the HealthSpring meeting, so that the vote count will not be delayed. Both the Internet and the telephone provide convenient, cost-effective alternatives to returning your Proxy Card by mail. If you vote your shares through the Internet, you may incur costs associated with electronic access, such as usage charges from Internet access providers. If you choose to vote your shares through the Internet or by telephone, there is no need for you to mail back your Proxy Card.

To Vote Over the Internet:

Log on to the Internet and go to the website www.proxyvote.com (24 hours a day, 7 days a week). Have your Proxy Card available when you access the website. You will need the control number from your Proxy Card to vote.

To Vote By Telephone:

On a touch-tone telephone, call 1-800-690-6903 (24 hours a day, 7 days a week). Have your Proxy Card available when you make the call. You will need the control number from your Proxy Card to vote.

To Vote By Proxy Card:

Complete and sign the Proxy Card and mail it to the address indicated on the Proxy Card.

If you return your signed proxy card without indicating how you want your shares of HealthSpring common stock to be voted with regard to a particular proposal, your shares of HealthSpring common stock will be voted in favor of each such proposal. Proxy cards that are returned without a signature will not be counted as present at the special meeting and cannot be voted.

If your shares are held by your broker, bank or other nominee, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Revocation of Proxies

You have the right to revoke your proxy at any time before the special meeting by:

•	submitting a written notice of revocation to our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067;

•	submitting a later-dated Proxy Card;

•

attending the special meeting and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy that you have previously given;

•	submitting another vote by telephone or over the Internet; or

•	if applicable, submitting new voting instructions to your broker, bank or other nominee.

If you choose either of the first two methods, you must submit your notice of revocation or your later-dated Proxy Card to the Secretary of HealthSpring, no later than the beginning of the special meeting.

If you have questions about how to vote or revoke your proxy, you should contact our Secretary at 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.

Shares Held in Name of Broker (Street Name)

If your shares are held by your broker, bank or other nominee, often referred to as held in street name, you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

The votes will be counted by the inspector of election appointed for the special meeting.

Solicitation of Proxies

The HealthSpring board of directors is soliciting your proxy, and HealthSpring will bear the cost of soliciting proxies. MacKenzie Partners, Inc. has been retained to assist with the solicitation of proxies. MacKenzie Partners, Inc. will be paid approximately $15,000 and will be reimbursed for its reasonable out-of-pocket expenses for these and other advisory services in connection with the special meeting. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of HealthSpring common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail, or other electronic medium by MacKenzie Partners, Inc. or by certain of HealthSpring’s directors, officers, and employees, without additional compensation.

Adjournment

In addition to the proposal to adopt the merger agreement and the named executive officer merger-related compensation proposal, HealthSpring stockholders are also being asked to approve a proposal that will give the HealthSpring board of directors authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the HealthSpring board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The HealthSpring board of directors unanimously recommends a vote “FOR” the adjournment proposal.

Other Information

You should not return your stock certificate or send documents representing HealthSpring common stock with the Proxy Card. If the merger is completed, the exchange agent for the merger will send you a letter of transmittal and instructions for exchanging your shares of HealthSpring common stock for the merger consideration.

THE MERGER

The discussion of the merger in this proxy statement is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement.

Effects of the Merger

Pursuant to the terms of the merger agreement, at the effective time of the merger, Merger Sub will be merged with and into HealthSpring, with HealthSpring surviving the merger as an indirect wholly-owned subsidiary of Cigna.

At the effective time of the merger, each outstanding share of HealthSpring common stock (other than restricted shares of HealthSpring common stock, treasury shares and any shares owned by HealthSpring, Cigna, Merger Sub, any of their wholly-owned subsidiaries, or any person who properly demands appraisal of their shares pursuant to the DGCL) will be converted into the right to receive $55.00 in cash, without interest and subject to any applicable withholding taxes.

Pursuant to the merger agreement, at the effective time of the merger, each option to purchase shares of HealthSpring common stock granted under HealthSpring’s equity plans, whether or not exercisable and whether vested or unvested, will be converted into an option to purchase a number of shares of common stock, par value $0.25 per share, of Cigna (“Cigna common stock”) equal to the product of (i) the total number of shares of HealthSpring common stock subject to the option immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio, as defined below. The per share exercise price of such converted option will be equal to (x) the exercise price applicable to such option immediately prior to the effective time of the merger divided by (y) the stock option exchange ratio.

Pursuant to the merger agreement, at the effective time of the merger, each outstanding award of restricted shares of HealthSpring common stock granted under HealthSpring’s equity plans will be converted into an award of a number of restricted shares of Cigna common stock equal to the product of (i) the total number of restricted shares of HealthSpring common stock subject to the award immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio.

Converted options and converted restricted shares of Cigna common stock will be subject to the same terms and conditions as applicable to the corresponding options or restricted shares of HealthSpring common stock, respectively, immediately prior to the effective time of the merger (taking into account any accelerated vesting of such options or restricted shares of HealthSpring common stock, as applicable, in accordance with the terms of the applicable equity plan and option or restricted share award agreement thereunder).

For the purposes of the conversion of options and shares of restricted HealthSpring common stock described above, the “stock option exchange ratio” means the merger consideration divided by the volume-weighted average price of the Cigna common stock on the NYSE during the trading day on the business day preceding the closing date of the merger.

Background of the Merger

As part of the ongoing evaluation of HealthSpring’s business, members of HealthSpring’s senior management and HealthSpring’s board of directors periodically review and assess the company’s operations, financial performance, industry conditions and related regulatory developments as they may each impact the company’s long-term strategic goals and plans, including a review of potential opportunities for business combinations, acquisitions, and other financial and strategic alternatives.

On January 31, 2011, HealthSpring’s chairman of the board and chief executive officer, Herbert A. Fritch, and HealthSpring director and vice chairman—strategic planning, Dr. Sharad Mansukani, met with Cigna’s chief executive officer, David M. Cordani, and another Cigna executive in Hartford, Connecticut. The parties discussed their respective businesses and industry conditions, but did not discuss a potential transaction.

At Mr. Cordani’s request, Mr. Fritch and Mr. Cordani met on May 19, 2011 in Nashville, Tennessee. Mr. Cordani expressed Cigna’s interest in exploring a potential business combination transaction between Cigna and HealthSpring and discussed the potential strategic fit of HealthSpring with Cigna. Mr. Fritch stated that he would discuss Cigna’s interest with HealthSpring’s board of directors at its upcoming regularly scheduled meeting.

On May 26, 2011, at a regularly scheduled meeting of HealthSpring’s board of directors, Mr. Fritch discussed Cigna’s interest in exploring a potential transaction with HealthSpring. At that meeting, HealthSpring’s board of directors authorized senior management to engage in preliminary discussions with Cigna and to exchange limited information to assess the feasibility of a potential transaction, subject to execution of a customary confidentiality agreement.

Effective as of June 2, 2011, Cigna and HealthSpring executed a confidentiality and standstill agreement, and, during the next several weeks, members of senior management of both parties engaged in several in-person and telephonic discussions, including in-person meetings on June 16, 2011 in Nashville, Tennessee and on June 30, 2011 in Philadelphia, Pennsylvania, and exchanged historical financial information to facilitate the assessment of a potential business combination. Dr. Mansukani participated with senior management of HealthSpring in certain of these discussions on HealthSpring’s behalf. The discussions included operational matters and potential joint business strategies, but did not address any material terms of a potential transaction or potential post-combination employment or other economic arrangements for HealthSpring’s executives.

On July 1, 2011, Mr. Cordani informed Mr. Fritch that Cigna had a continued interest in pursuing a potential transaction with HealthSpring and wanted to propose the terms of a business combination transaction between Cigna and HealthSpring. Mr. Cordani requested additional due diligence items to facilitate Cigna’s formulation of a potential proposal. Mr. Cordani also expressed Cigna’s preliminary views with respect to high-level organizational issues, and Mr. Cordani and Mr. Fritch discussed the impact of a combined company on HealthSpring’s provider relationships. Mr. Fritch agreed to review Cigna’s interest in a potential transaction with HealthSpring’s board of directors.

Later on July 1, 2011, at a special telephonic meeting of HealthSpring’s board of directors, Mr. Fritch reviewed the status of discussions with Cigna and related developments since the prior board meeting. The directors discussed various matters, including whether to continue discussions with Cigna and current industry speculation of a potential transaction involving HealthSpring and Cigna. Bass, Berry & Sims, PLC (“Bass Berry”), HealthSpring’s outside counsel, reviewed the relevant board and management fiduciary duties and various process related issues and considerations that arise in such circumstances. HealthSpring’s board of directors authorized the engagement of Goldman Sachs & Co., Inc. (“Goldman Sachs”), as the company’s financial advisor, and Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), as co-counsel with Bass Berry in HealthSpring’s consideration of potential strategic alternatives. The HealthSpring board of directors selected Goldman Sachs as its financial advisor based on, among other things, its nationally recognized reputation, its expertise in the Medicare managed care industry and its familiarity with HealthSpring through prior engagements, including as financial advisor in HealthSpring’s acquisition of Bravo Health, Inc. in 2010 and as underwriter in connection with HealthSpring’s public offering of common stock in March 2011.

Subsequent to the July 1 board meeting, and through July 11, 2011, representatives of Cigna and HealthSpring engaged in additional discussions and exchanges of certain historical information. In addition, during this period, representatives of Goldman Sachs and HealthSpring received various inquiries from strategic parties regarding industry speculation of a potential transaction, including indications of potential interest in participating in any sale process by company W (“Company W”), company X (“Company X”), company Y (“Company Y”) and company Z (“Company Z”).

At a special telephonic meeting of the HealthSpring board of directors on July 11, 2011, the board and its advisors reviewed discussions that had occurred between representatives of HealthSpring and Cigna since the prior board meeting. Representatives of Goldman Sachs reviewed with the board certain financial analyses and data regarding HealthSpring and the managed care industry, precedent transactions in the industry, various preliminary valuation observations, potentially interested parties, various process considerations, and a summary of principal transaction mechanics in public company mergers. In addition, representatives of Goldman Sachs and the board discussed certain inquiries received from Companies W, X, Y and Z regarding their interest in a potential strategic transaction involving HealthSpring, the names of parties that might potentially be interested in a strategic transaction with HealthSpring and which of such parties were more likely to be economically competitive and financially capable of undertaking a transaction, including Cigna and Companies W, X, Y and Z. Representatives of Goldman Sachs also discussed why they believed private equity firms would not be competitive on valuation in a potential transaction process compared to strategic industry entities. Representatives of Skadden and Bass Berry reviewed fiduciary duties with the directors and officers regarding the potential evaluation of strategic alternatives, including legal considerations in determining whether to pursue negotiations with one interested party or multiple potentially interested parties. HealthSpring’s board had a preliminary discussion with its financial and legal advisors regarding the advantages and disadvantages of pursuing further discussions with one interested party in contrast to a process involving multiple potentially interested parties. The board then authorized delivery of additional information requested by Cigna and further discussions with Cigna to facilitate Cigna’s continued evaluation of a potential proposal for a business combination involving Cigna and HealthSpring. At this meeting, the board also instructed management not to discuss with Cigna personal financial or employment arrangements in connection with any potential business combination.

Following this meeting and through July 22, 2011, Cigna and HealthSpring continued discussions and exchanged information. On July 22, 2011, at a meeting in Nashville, Mr. Cordani orally communicated to Mr. Fritch a preliminary non-binding indication of interest for a business combination with HealthSpring at a range of $53.00-$54.00 per share, indicating that at least 50% of the consideration would be in the form of Cigna common stock. On July 21, 2011, the closing sale price of Cigna common stock as reported on the NYSE was $52.55 per share. This proposal represented an approximately 22% premium to the closing price of HealthSpring common stock of $45.27 on July 22, 2011. Mr. Cordani stated Cigna’s desire for an exclusive process with an appropriate post-signing, passive “market check” and emphasized Cigna’s view of the limited regulatory risks associated with a transaction with Cigna. Mr. Cordani also stated that Cigna would envision, in connection with any transaction, the continuation of HealthSpring as a separate Medicare-focused operation, with certain existing Cigna Medicare and related businesses being moved under a HealthSpring division, and the continued involvement of HealthSpring’s management. No personal employment or other financial arrangements were proposed by Mr. Cordani to Mr. Fritch or any other member of HealthSpring management at this time.

Prior to the HealthSpring board of directors meeting scheduled for July 25, 2011, the lead independent director and various other board members, in consultation with representatives of Bass Berry and Skadden, agreed that executive sessions of the independent directors would be held, where appropriate, at each meeting where material proposed transaction terms were discussed, given the potential role of Mr. Fritch with the surviving company in a transaction with any potential interested party.

On July 25, 2011, a special meeting of the board of directors of HealthSpring was held in person in Nashville, at which an update on developments subsequent to July 11, 2011 was provided, including a summary of Cigna’s non-binding indication of interest and Mr. Fritch’s discussions with Mr. Cordani. At this meeting, representatives of Skadden and Bass Berry again reviewed the fiduciary duties of directors and officers relating to their consideration of a potential transaction, including the standards of judicial review in various circumstances and legal considerations in determining whether to pursue negotiations with one interested party or multiple potentially interested parties. Representatives of Goldman Sachs reviewed the financial terms of Cigna’s indication of interest and discussed a preliminary financial review of HealthSpring. In addition, representatives of Goldman Sachs and the board discussed potential process alternatives; an overview of Cigna and an illustrative combination analysis with Cigna; potential strategic interested parties in addition to Cigna; recent inquiries from

Companies W, X, Y and Z; and the probability that private equity firms would not be interested in a transaction at the valuation level that a strategic industry participant would be able to pursue. Representatives of Goldman Sachs and the board discussed the potential strategic interested parties that would most likely be interested and competitive on value and ability to finance and execute a transaction in this context, including Companies W, X, Y and Z, and possible next steps and response strategies relating to Cigna. The board and its advisors discussed potential process structures to maximize value, as well as the benefits and risks of a pre-signing market check process, including, among other things, confidentiality and employee concerns, and the potential negative impact of market speculation on provider relationships and related business concerns. The board also discussed the timing of a potential transaction, noting the ability to mitigate the operational risks and uncertainties in both exclusive negotiations or a broader transaction process, as described on page 39 below under “—HealthSpring’s Reasons for the Merger.”

In executive session, the independent directors discussed potential conflicts applicable to management and related process matters. It was agreed that management would play an important role in facilitating due diligence and positioning the company favorably in any transaction to maximize value. In light of the likely continuing role of certain senior management post-transaction, however, the board recommended that Goldman Sachs and the company’s legal advisors should, generally and where practicable, participate and assist management with future discussions and negotiations with Cigna or others on material economic and transaction terms. The board additionally requested that Goldman Sachs provide additional information regarding the potential interest of each potential strategic interested party. At the conclusion of the meeting, the board instructed Mr. Fritch and Goldman Sachs to convey to Cigna and its financial advisors, respectively, that its proposal was financially inadequate to engage in exclusive negotiations with Cigna or to initiate a broader transaction process.

On August 1, 2011, at the request of Cigna, Mr. Fritch and other members of senior management met with Mr. Cordani. At these meetings, the parties discussed the recent market turmoil (including the significant decline in market capitalizations and trading multiples) and the uncertainty regarding the federal budget and its potential impact on, among other matters, the Medicare program. (On August 1, 2011, HealthSpring’s stock price closed at a price of $38.98 per share as compared to a closing market price of $45.27 per share on July 22, the day the initial indication of interest was provided by Cigna.) At these meetings, Cigna indicated its desire to suspend any discussions of the terms of a specific transaction proposal but expressed an interest in continuing discussions regarding the strategic combination of HealthSpring and Cigna.

During August 2011, in addition to updating calls from Mr. Cordani, Mr. Fritch also received various calls from certain other potentially interested parties. On August 23, 2011, at Company X’s request, Mr. Fritch met with the chief executive officer of Company X in Nashville. The parties discussed the two businesses and Company X indicated that it was interested in exploring a potential transaction with HealthSpring, without providing any particular transaction terms. On or about August 9, 2011, Mr. Fritch received a call from another strategic interested party expressing interest in discussing a merger-of-equals business combination (“Company V”), and followed up with a meeting at Company V’s offices on August 25, 2011.

On August 29, 2011, Cigna delivered a non-binding, written indication of interest to HealthSpring. Under the terms of the proposal, HealthSpring’s stockholders would receive, for each share of HealthSpring common stock, $20.00 in cash per share and 0.67 of a share of Cigna common stock (which represented, based on the August 26, 2011 closing price of Cigna common stock of $44.86 per share, proposed consideration of $50.06 per share of HealthSpring common stock) and, among other terms, the proposal contemplated no financing condition, requested exclusivity, and contemplated a provision that would prevent HealthSpring from terminating the merger agreement prior to a vote of HealthSpring stockholders on a transaction with Cigna, regardless of receipt of a superior proposal or a change in board recommendation (a “required vote” provision). The letter indicated that the reduced price from the first indication submitted in July of $53.00-$54.00 per share was a result of the recent market turbulence and increased economic uncertainty and the increasingly challenging regulatory and legislative environment. The letter further stated that the existing proposal represented a significant increase over the initial indication of interest after taking into consideration the decline in Cigna’s share price to $44.86 per share from $52.55 per share at the time of Cigna’s initial indication of interest on July 22, 2011. (The second proposal represented an approximately 29% premium to HealthSpring’s closing stock price of $38.85 per share on August 29, 2011, as compared to the initial indication of interest provided by Cigna, which represented an approximately 22% premium to HealthSpring’s closing stock price on July 22, 2011.) The letter also included Cigna’s request that Mr. Fritch and certain unspecified members of HealthSpring’s management team enter into retention agreements prior to announcement of a transaction.

At a special telephonic meeting of the HealthSpring board of directors on August 30, 2011, the board reviewed the terms of Cigna’s second indication of interest, including, among other terms, Cigna’s request for exclusivity and its required vote provision, and Mr. Fritch updated the board on recent communications with other parties expressing an interest in a possible transaction, including Company X and Company V. Representatives of Goldman Sachs provided a financial presentation regarding, and discussed the financial and other terms of, Cigna’s second indication of interest, current market conditions and parties (other than Cigna) that could potentially be interested in a transaction with HealthSpring. Representatives of Goldman Sachs and the board also discussed the ability of other parties to meet or exceed Cigna’s proposed price and potential parties’ ability to consummate a transaction, including that Company V would not likely be competitive on valuation because of its relative size and its desire to pursue a merger-of-equals transaction. Representatives of Skadden and Bass Berry presented a further review of relevant fiduciary duties applicable to the directors’ consideration of strategic alternatives. Further discussion ensued regarding the best process for considering a business combination transaction involving the company and for maximizing stockholder value. The board decided that more analysis was needed before responding to Cigna’s proposal or making further determinations regarding a potential transaction process, and a board meeting for this purpose was scheduled for September 2, 2011.

On September 1, 2011 at Company X’s request, Mr. Fritch and Dr. Mansukani had dinner in Nashville with the chief executive officer and another executive of Company X. At this meeting, Company X provided an oral, non-binding indication of interest regarding a business combination with the company with the following general terms: price in the “low $50’s per share”; mixed consideration of 50% Company X common stock and 50% cash; the expectation to keep the company intact as a separate operating unit within Company X; and the desire of Company X to be provided an exclusive negotiating opportunity.

At a special telephonic meeting of the HealthSpring board of directors on September 2, 2011, management reviewed with the directors a potential acquisition target for HealthSpring and the economic and political environment of the managed care industry and its implications for the company’s short-term and long-term prospects. Included in this discussion with the board, management addressed, among other matters, RADV audit risks, implications of the legislative “Super Committee”, CMS discretionary rate items, potential changes in law associated with dual eligibles, the political risks associated with presidential and legislative elections in 2012, and the increasing competition for acquisition opportunities and potential increases in valuations relating thereto. The board acknowledged that the regulatory environment, national political environment, federal agency concerns, and international actions (economic and political) could negatively impact the equity capital markets, the Medicare managed care industry, the company’s stock price, and the company’s ability to successfully achieve its stand-alone business plan, including the company’s ability to fund and integrate identified acquisitions. The board also considered management succession and resources if HealthSpring were to remain a stand-alone company. Mr. Fritch reviewed the recent discussions with Company X, including its oral indication of interest and related discussions. Representatives of Goldman Sachs reviewed recent market observations and the financial terms of Cigna’s indication of interest, together with the stand-alone financial analysis for HealthSpring and other recent discussions regarding HealthSpring and potentially interested parties. The board and its advisors discussed the company’s alternatives with respect to its future stand-alone opportunities and risks and the strategic analysis of the company’s value to specific parties that had expressed an interest in a transaction with the company. The directors also discussed the concern for confidentiality of any process and the potential adverse impact of rumors or “leaks” on employees, members, provider networks, suppliers, and vendors. Representatives of Skadden and Bass Berry reviewed the fiduciary duties of the directors in evaluating strategic alternatives and a possible transaction under the current circumstances. Evaluating the collection of facts and recent developments, the board unanimously confirmed its desire to engage in a “pre-signing market check” process to seek to obtain the most favorable transaction for HealthSpring’s stockholders. At this meeting, the HealthSpring board also considered that certain parties had indicated that they would likely offer stock as part of any merger consideration, and, after discussion with representatives of Goldman Sachs of the benefits and disadvantages to HealthSpring’s stockholders of cash versus stock consideration, the board directed Goldman Sachs to inform interested parties that HealthSpring’s board was seeking proposals that offered stockholders the highest value, and that an all cash proposal would be preferable if the proposed offer prices were otherwise equal.

The board, following significant discussion among themselves and with representatives of Goldman Sachs of a list of potential interested parties, including such parties’ likely level of interest in a transaction, ability to pay an attractive price, regulatory risk profile and ability to finance a transaction, agreed on a tentative list of parties to contact—Cigna, Company X, Company Y and Company Z—and a potential process outline and timeline. The board also directed management and legal advisors to review potential regulatory and other risks that could affect the competitiveness of particular parties, including Cigna and Companies X, Y and Z, in a process. In an executive session of the independent directors, the independent directors confirmed, among other matters, the importance of instructing management and the advisors that there should be no discussion or negotiation of individual employment arrangements until further direction from the board. In addition, in executive session, the independent directors reviewed the relationships various directors have through their various activities with the potential interested parties and confirmed that there were no conflicts of interest related to one or more directors that might adversely affect the process or any director’s judgment.

On September 7, 2011, Goldman Sachs distributed a draft confidentiality and standstill agreement prepared by HealthSpring’s legal counsel to Company X, Company Y and Company Z. Each party expressed an interest in exploring a potential transaction, and HealthSpring’s advisors and management began negotiation of the confidentiality and standstill agreements, including a conforming amendment to the standstill provisions of Cigna’s existing confidentiality agreement.

At a special telephonic meeting of the HealthSpring board of directors on September 7, 2011, representatives of Goldman Sachs updated the board on the communications with the various interested parties and reviewed transaction process matters. The directors were informed that Cigna had not confirmed its willingness to participate in a formal process. Mr. Fritch discussed the status of prior discussions with Company V. Representatives of Goldman Sachs and Mr. Fritch discussed with the board Company V’s expressed interest in a stock for stock “merger of equals” transaction, and that such a transaction would not likely provide a meaningful premium to the HealthSpring stockholders. The board determined not to invite Company V to participate in the process. Representatives of Skadden and Bass Berry discussed the preliminary antitrust analysis with respect to various potentially interested and financially capable parties, including their views that another party, Company W, could have more significant antitrust issues in a business combination with HealthSpring. On this basis, and further input from management about the overlapping markets and the increased confidentiality risks associated with inviting Company W to participate, the board determined not to contact Company W. HealthSpring’s legal advisors stated that other potential parties, including Company X, could have potential antitrust risks in a business combination transaction with HealthSpring and the board requested its advisors to further analyze the relevant issues.

On September 15 and 16, 2011, Company Y and Company Z, respectively, executed confidentiality and standstill agreements and were provided access to HealthSpring’s electronic data site. On September 15, 2011, Mr. Cordani called Mr. Fritch to indicate Cigna would likely participate in the formal process, and on September 16, 2011, Cigna executed a conforming amendment to its confidentiality and standstill agreement and was provided access to HealthSpring’s electronic data site. Also on September 16, 2011, the chief executive officer of Company X sent a letter to HealthSpring indicating its continued interest in a potential transaction.

On September 20, 2011, at a special telephonic meeting of the HealthSpring board of directors, representatives of Goldman Sachs and management provided an update of the strategic transaction process. Representatives of Goldman Sachs reviewed the due diligence process to date by the respective parties; scheduling efforts for management presentations to be held in Nashville; interaction of the respective parties with Goldman Sachs, directly or through financial advisors; and the continuing negotiations with Company X regarding the confidentiality and standstill agreement.

During the period from September 20, 2011 until the regularly scheduled board meeting of HealthSpring on September 29, 2011, the process participants, other than Company X, which continued to negotiate the confidentiality and standstill agreement, continued their due diligence including a review of projected financial information prepared by HealthSpring’s management, held in-person meetings in Nashville with HealthSpring management at which representatives of Goldman Sachs’ were present, and engaged in additional teleconferences regarding financial and other inquiries with HealthSpring representatives as well as Goldman Sachs, directly or through their financial advisors.

At a regularly scheduled in-person meeting of the HealthSpring board of directors on September 29, 2011 at HealthSpring’s executive offices, representatives of Goldman Sachs provided an update of the ongoing process and discussions with and diligence by the various participants. In executive session, the board reviewed and authorized the execution of a proposed confidentiality agreement and standstill letter with Company X, and directed Goldman Sachs to schedule a management meeting with Company X. HealthSpring executed a confidentiality agreement and standstill letter with Company X on September 30, 2011, and Company X was provided access to HealthSpring’s electronic data site.

Cigna attended a follow-up management discussion session in Nashville on October 3, 2011, and Company X attended a management meeting in Nashville on October 4, 2011, with Goldman Sachs participating in each meeting.

On October 4, 2011, Goldman Sachs delivered transaction process letters to Cigna, Company X, Company Y, and Company Z. The letters requested final proposals and proposed revisions to a form of merger agreement and company disclosure schedule, which would be delivered shortly, on or before October 20, 2011. Skadden and Bass Berry, with the assistance of management, prepared the form of merger agreement and initial company disclosure schedule to submit to the interested parties. At the request of the compensation committee of the HealthSpring board of directors, the proposed draft merger agreement provided that employee options and restricted shares (which in most cases had “double trigger” change in control provisions) would be converted into options and restricted shares of the interested party pursuant to the merger without any acceleration of vesting pursuant to the merger agreement, with such converted options and restricted shares subject to the same terms and conditions as applicable to the corresponding options and restricted shares prior to the effective time of the merger (taking into account any accelerated vesting of such options and restricted shares in accordance with the terms thereof). In addition, based on the antitrust analysis by HealthSpring’s legal advisors, the board required that the form of merger agreement include a provision expressly requiring the interested parties to make all divestitures or take all other actions in order to obtain antitrust approval for the transaction.

On October 7, 2011, Goldman Sachs made available the proposed form of merger agreement and company disclosure letter to Cigna and Companies X, Y and Z. The parties continued their due diligence reviews and participated in various discussions with representatives of Goldman Sachs and HealthSpring’s management in connection therewith. In these discussions, given that certain parties had indicated that they would likely offer stock as part of any merger consideration, representatives of Goldman Sachs, at the direction of HealthSpring’s board, reiterated to the parties that HealthSpring’s board was seeking proposals that offered the stockholders the highest value, and that an all cash proposal would be preferable if the proposed offer prices were otherwise equal.

In light of the fact that both Company X and Cigna had expressed an interest in retaining certain HealthSpring executives, on October 11, 2011, Mr. Fritch and certain other HealthSpring executives, with the approval of the HealthSpring board, engaged independent legal counsel with respect to their potential personal employment arrangements. The executives were instructed not to engage in discussions or negotiations with respect to their personal employment arrangements with any party until directed to do so by the board.

On October 15, 2011, Company Y informed Goldman Sachs that it did not, in its judgment, expect to be competitive on valuation and it withdrew from the process. On October 16, 2011, Company Z also withdrew from the process citing the same reason. Cigna and Company X continued to express their respective interests in submitting a transaction proposal and continuing their due diligence through October 20, 2011.

Given that both Cigna and Company X had indicated that a portion of the transaction consideration in their proposals could be in the form of their equity, HealthSpring and its advisors engaged in due diligence investigation of both parties’ financial condition, historical and prospective results of operations, and other material operational and legal matters. Representatives of HealthSpring and Goldman Sachs engaged in teleconference diligence sessions with Cigna on October 7 and October 17, 2011, and representatives of HealthSpring, including management and Dr. Mansukani, Goldman Sachs and Skadden participated in an onsite due diligence meeting with Company X at Company X’s offices on October 18, 2011.

On October 20, 2011, HealthSpring received written proposals to acquire HealthSpring, including revisions to the proposed merger agreement and other related materials, from each of Cigna and Company X. Both proposals contemplated an all cash transaction with no financing contingency, reflecting the parties’ modifications to their previous proposals to pay a mix of cash and shares of common stock.

Cigna proposed an all cash price of $53.50 for each share of HealthSpring common stock, which Cigna indicated would be funded with existing cash on hand and proceeds from the issuance of debt and equity securities and supported by a $2.5 billion senior unsecured bridge facility and Cigna’s existing revolving credit facility. Included in its bid package, Cigna delivered a commitment letter and a redacted fee letter for the bridge facility, both signed by Morgan Stanley. Cigna’s revised draft of the form merger agreement proposed, among other changes, a termination fee of $150 million (or approximately 4.1% of the proposed purchase price, compared with HealthSpring’s initially proposed termination fee of 2%) if HealthSpring pursued a superior competing proposal after the merger agreement was entered into, and a required vote provision. Cigna’s proposal also required the execution of retention agreements with six of HealthSpring’s key executives, including Mr. Fritch, and the execution of voting agreements with HealthSpring’s directors and executive officers requiring them to vote in favor of approval of the merger. (Such directors and executive officers owned in the aggregate approximately 4.7% of HealthSpring’s outstanding shares of common stock.) Cigna’s proposal largely accepted HealthSpring’s position that Cigna would generally assume the regulatory, including antitrust, risk associated with the transaction, and also indicated that Cigna had effectively completed its due diligence other than with respect to a limited area that Cigna indicated could be reviewed quickly. In addition, Cigna indicated that its board of directors had approved the submission of the proposal, and that it was prepared to finalize transaction agreements quickly and would be prepared to announce a transaction as early as October 24, 2011. Cigna’s proposal included a form of a retention agreement, pursuant to which covered executives would agree to waive their existing severance rights and would be entitled to a package of awards payable by Cigna after closing of the merger, with certain awards earned based on a combination of continued employment and performance. Cigna did not submit the specific economic terms of such retention agreements for the covered executives, but indicated that it was prepared to do so as soon at it was selected as the winning bidder. Cigna stated that its proposal was conditioned on HealthSpring entering into exclusive negotiations with Cigna no later than noon on Sunday, October 23, 2011.

Company X proposed an all cash price of $53.00 for each share of HealthSpring common stock. Company X’s revision of the proposed form merger agreement included, among other changes, a termination fee of 4% (or approximately $144 million) of the proposed purchase price (compared with HealthSpring’s initially proposed termination fee of 2%), the deletion of provisions that would require Company X to take certain actions if requested or required by regulatory agencies to consummate the transaction and substantial revisions to provisions included by HealthSpring designed to mitigate the risk that a transaction would fail to be consummated, or materially delayed, due to the antitrust and other regulatory approval processes. Company X indicated that its proposal was subject to completion of confirmatory due diligence. Company X indicated that it was prepared to negotiate the definitive terms and conditions of the transaction, secure its board’s approval and execute a merger agreement no later than October 31, 2011. Company X also indicated that it anticipated the execution of employment, retention or similar agreements with certain key members of HealthSpring’s management, but did not provide any forms of agreement or identify by name those individuals with whom it desired to enter into such agreements.

Throughout the afternoon of October 20, 2011 HealthSpring’s senior management, Goldman Sachs and HealthSpring’s legal advisors held various conference calls to discuss the proposals received from Cigna and Company X.

On the evening of October 20, 2011, a call was held to update available members of the HealthSpring board of directors. Present on the call were members of the HealthSpring board of directors and members of HealthSpring’s senior management. Senior management briefly discussed the material financial and other terms of, and differences between, the proposals of each of Cigna and Company X, noting that a complete discussion and comparison of the proposals would occur at the special meeting of the HealthSpring board of directors scheduled for the following day.

After the call, Goldman Sachs was directed to call each interested party and inform them that a meeting of the HealthSpring board of directors was scheduled to take place the following day beginning in the early afternoon. Goldman Sachs was also instructed to inform each interested party that if at the conclusion of that meeting the HealthSpring board of directors was still inclined to pursue a possible transaction, Goldman Sachs would contact each interested party regarding next steps and that each interested party should be available to receive such a call. Representatives of Goldman Sachs then made the foregoing calls and provided such directions.

On Friday, October 21, 2011, a special meeting of HealthSpring’s board of directors was held in person in Nashville to review and discuss the terms of the proposals of each of Cigna and Company X. Also present at the meeting were members of HealthSpring’s senior management, HealthSpring’s outside legal counsel and Goldman Sachs. At the meeting, representatives of Goldman Sachs reviewed the financial terms of each of the proposals and its financial analysis of HealthSpring and representatives of Skadden reviewed the material non-financial terms of the two proposals, including the principal differences between them, as well as potential antitrust issues relating to each of the proposals and the potential timing of receipt of antitrust approvals and the deal protection provisions proposed by each interested party. Representatives of Skadden and Bass Berry also reviewed with the HealthSpring board of directors their fiduciary duties and other legal considerations relating to considering the proposals. The board then further discussed the material terms of each proposal and the principal terms of the merger agreements, with particular focus, among other things, on the price proposed by each interested party, transaction risks associated with each proposal, including the certainty of financing, assumption of regulatory risk, and the timing and certainty of closing. The full board followed by the independent directors then met in executive session, with legal counsel. Following the executive session, the board reviewed a proposed response to each interested party and next steps in the process. Following such discussion, the HealthSpring board of directors authorized and directed Goldman Sachs and Skadden to contact each interested party to convey that such interested party should improve its price and certain material terms reflected in its mark-up of the merger agreement and to reiterate HealthSpring’s strong desire for provisions in the merger agreement that would assure a high level of certainty of closing the transaction, including, in the case of Cigna, among other things, improved provisions relating to the certainty of obtaining financing for the transaction and, in the case of Company X, among others, the assumption of regulatory, including antitrust, risk. The HealthSpring board of directors also instructed HealthSpring’s senior management, Goldman Sachs and HealthSpring’s outside legal counsel not to discuss or negotiate retention or employment arrangements with either Cigna or Company X and to advise Cigna and Company X that they were not permitted to discuss any such arrangements with HealthSpring’s senior management until further notice. The board further directed Goldman Sachs to advise Company X that if its proposal in its revision of the draft merger agreement to accelerate the vesting, and cash out, of stock options and restricted stock of HealthSpring employees and directors would at all impact Company X’s ability to pay the highest purchase price in the merger to HealthSpring stockholders, then Company X should not accelerate the vesting, or cash out, of such options or restricted shares. (HealthSpring had proposed in the draft merger agreement that it had provided to interested parties that there would be no vesting or cash out of either stock options or restricted shares, and Cigna’s proposed merger agreement had accepted such position.) Representatives of Goldman Sachs subsequently reported back to the board that Company X had advised that its proposed treatment of the options and restricted shares would have no impact on the price Company X could pay in the merger.

Immediately following the board meeting, representatives of Goldman Sachs and Skadden called representatives of each interested party and asked each interested party to improve its price and the material terms of its proposal, and to respond to HealthSpring with improved proposals by 11:00 a.m. Eastern Time the following day, Saturday, in advance of an anticipated special meeting of the HealthSpring board of directors. With regard to Cigna’s proposal, the material terms it was asked to improve, among other things, were to increase its purchase price; modify certain deal protection provisions, including, among others, reducing the amount of its termination fee, eliminating the required vote provision and providing HealthSpring’s board more flexibility to consider unsolicited superior acquisition proposals after the execution of a merger agreement; and provide stronger agreements regarding certainty of financing. With regard to Company X’s proposal, the material terms it was asked to improve, among other things, were to increase its purchase price; reduce the amount of its termination fee; and provide greater certainty regarding its willingness to take required actions to obtain regulatory approval of the merger, particularly in respect of antitrust approvals. Company X was also asked to clarify its remaining due diligence requirements, and to confirm that it could work within the timeframe proposed by HealthSpring to execute a definitive merger agreement. On the evening of October 21, 2011 and during the morning of October 22, 2011, HealthSpring’s senior management, along with representatives of Goldman Sachs and Skadden, held discussions with each of Cigna and Company X with respect to these and other key issues relating to each proposal. In addition, at the direction of HealthSpring’s board, HealthSpring representatives requested of each of Cigna and Company X that it eliminate its requirement to execute retention agreements with members of HealthSpring’s management as a condition to signing a merger agreement and not enter into retention or other agreements with any member of HealthSpring’s management until after execution of a definitive merger agreement, and that no negotiations of any terms of employment with HealthSpring management occur until after economic and other material terms of the merger were finalized between HealthSpring and the merger party.

Later in the morning of Saturday, October 22, 2011, Company X proposed an increase in its purchase price to $55.00 per share in cash. Company X also indicated it would be willing to work within the timeframe proposed by HealthSpring to execute a definitive merger agreement and to reduce its proposed termination fee to 3% of its proposed purchase price, limit the circumstances under which a termination fee would be payable and eliminate or narrow certain of HealthSpring’s representations and warranties. Company X indicated it remained unwilling, however, to meaningfully change its position regarding Company X’s commitment to take actions required to obtain regulatory approvals. Company X also indicated that it would require that certain members of HealthSpring’s management execute retention agreements as a condition to Company X’s execution of a merger agreement.

Early in the afternoon on October 22, 2011, Cigna proposed an increase in its purchase price to $54.25 per share in cash. Cigna indicated that it would be willing to reduce its proposed termination fee to $125 million (or approximately 3.4% of Cigna’s proposed purchase price), provide greater flexibility to HealthSpring’s board to consider unsolicited superior acquisition proposals after execution of a merger agreement and improve its representations and obligations regarding its commitment to obtain necessary financing. Cigna indicated it was unwilling, however, to change the requirement that the merger agreement include a required vote provision or the requirement that directors and executive officers enter into voting agreements. In addition, Cigna continued to insist on the execution of retention agreements as a condition to Cigna’s execution of a merger agreement, but agreed to reduce the number of executive officers that would be required to sign retention agreements from six executives to four. HealthSpring and Cigna agreed, however, that Cigna would defer negotiations of the retention agreements until after the economic and most other material terms of the merger agreement had been agreed to. Cigna also reiterated that exclusivity was a condition to continued negotiations and that unless HealthSpring entered into exclusive negotiations with Cigna, its proposal would expire at noon on Sunday, October 23, 2011.

On the afternoon of October 22, 2011, at a special telephonic meeting of HealthSpring’s board of directors, the HealthSpring board, along with members of HealthSpring’s senior management, HealthSpring’s outside legal counsel and representatives of Goldman Sachs, discussed the material terms of each of the revised proposals from Cigna and Company X. At such meeting, HealthSpring’s board and legal advisors discussed at length that Company X’s negotiating position on regulatory approvals could pose a risk of delay in satisfying, or of potentially the inability to satisfy, a condition to closing the transaction. The directors discussed further the importance of contractual assurances to provide a high degree of certainty of consummation of a transaction following its public announcement. Following such discussion, the HealthSpring board of directors authorized HealthSpring’s advisors and management to continue discussions with each interested party to continue to seek improvements to the price and material terms of each proposal. Immediately after the meeting, representatives of Goldman Sachs and Skadden called each interested party and asked each interested party to improve its purchase price and the material terms of its proposal, including, among other things, relating to the timing and certainty of closing and deal protection provisions, and to respond to HealthSpring with an improved proposal in advance of another special meeting of the HealthSpring board of directors anticipated for later that evening.

Throughout the day, representatives of HealthSpring and each of the interested parties continued discussions and negotiations. During this time, representatives of Skadden discussed in detail with Company X and its representatives the potential antitrust risk associated with a proposed merger with Company X and presented to Company X’s counsel an alternative proposal to address the regulatory risk associated with a proposed merger. In addition, representatives of Goldman Sachs, on behalf of HealthSpring, proposed the addition of a “ticking fee” whereby Company X would pay HealthSpring interest on the purchase price if consummation of the merger were delayed beyond a specified date as a result of regulatory approvals not having been received by such date. During this time, Company X sent HealthSpring’s advisors revised representations and warranties of HealthSpring, which they proposed for inclusion in the merger agreement. Later in the day, representatives of Company X advised HealthSpring’s advisors that they would not accept HealthSpring’s alternative proposal to address the regulatory risk associated with the transaction, or otherwise change their proposal regarding regulatory matters, and would not accept a “ticking fee,” although Company X offered to increase its price to $55.50 per share in cash, affirmed its willingness to reduce the termination fee to an amount equal to 3% of the purchase price and offered to add a reverse termination fee of $35 million which would be payable in the event the transaction was terminated due to the failure to obtain antitrust approvals. The chief executive officer of Company X also advised Mr. Fritch that Company X would not improve upon the foregoing provisions regarding obtaining antitrust approvals.

Later in the afternoon, Cigna proposed an increase in its purchase price to $55.00 per share, but conditioned this increase on, among other things, HealthSpring’s agreement to engage in exclusive negotiation with Cigna following HealthSpring’s board meeting later that evening, on there being a required vote provision in the merger agreement and on the execution of voting agreements and retention agreements as a condition to signing the merger agreement.

In the evening of October 22, 2011, at a special telephonic meeting of HealthSpring’s board of directors, the HealthSpring board, along with members of HealthSpring’s senior management, HealthSpring’s outside legal counsel and representatives of Goldman Sachs, discussed the status of discussions with each interested party on the key terms of each proposal, including increases in the purchase price and changes to other terms by both interested parties. The board discussed the timing and certainty of consummation and certain regulatory risks relating to Company X’s proposal and the lack of progress during the day and evening in resolving this issue in negotiations with Company X. Representatives of Skadden then reviewed with the board the antitrust risks relating to a proposed business combination with Company X, referring to materials circulated to the board in advance of the meeting. The board also discussed that a transaction with Cigna would likely involve fewer antitrust issues and that consequently, there would be a greater likelihood of obtaining antitrust approval without undue delay, as compared to a transaction with Company X. Mr. Fritch also updated the board on his recent discussions with Mr. Cordani, including that Mr. Cordani had advised that Cigna had made its last and final proposal as to purchase price and would terminate its proposal unless HealthSpring entered into an agreement requiring HealthSpring to engage in exclusive negotiations until the end of the day on Monday, October 24, 2011 with Cigna that night following HealthSpring’s board meeting (as opposed to no later than noon on the following day as initially indicated by Cigna). Representatives of Goldman Sachs advised the board that Cigna’s financial advisor had made the same comments to Goldman Sachs about Cigna having made its last and final proposal and Cigna’s determination to terminate its proposal unless HealthSpring promptly entered into an exclusivity agreement with Cigna. During this meeting, the directors engaged in an extensive discussion regarding the proposals and, in particular, the price of each proposal, the risks of consummation associated with each proposal and the deal protection provisions of each proposal. In this regard, the board considered with its advisors the relative risks of a delay in consummating or inability to consummate the transaction with each of the interested parties, discussing the potential harm to the Company in the event that a transaction was announced, but not consummated, or only completed after significant delay. The board discussed in detail with its financial and legal advisors issues relating to the relative benefits and disadvantages of the two competing proposals including, among other things, purchase price, risk of non-consummation, financing risk, and deal protection restrictions on being able to consider a competing offer once the merger agreement was entered into; issues relating to accepting a proposal at a slightly lower purchase price based on greater risks associated with consummating the higher priced competing proposal; and what process to pursue in seeking to obtain the best proposals from the two interested parties, including the benefits and risks of continuing the process beyond the weekend. The board determined that, based on the current terms of the most recent proposals, Cigna’s proposal was more favorable to HealthSpring’s stockholders than Company X’s proposal, because the greater certainty of consummation that Cigna’s proposal provided, as well as the view that Cigna’s proposed transaction could potentially be consummated more quickly than a transaction with Company X, outweighed the lower price and the required vote restriction in Cigna’s proposal. The HealthSpring board of directors determined, however, that it would not end the transaction process without going back to Company X to advise it that HealthSpring was prepared to enter into negotiations with another interested party, which would restrict HealthSpring’s ability to continue negotiations with Company X, and that HealthSpring would give Company X one last opportunity to improve the terms of its proposal, including its price and providing for greater certainty of consummation relating to antitrust risks.

Representatives of Goldman Sachs then contacted Company X to inform them that HealthSpring was prepared to move forward with negotiations with another interested party, which would restrict HealthSpring’s ability to continue negotiations with Company X, unless Company X improved its proposal, and that Company X had one last opportunity before HealthSpring took such action to improve the terms of its proposal. Company X’s chief executive officer subsequently called Mr. Fritch and stated that Company X would not change the price or other terms of its proposal, except that it would increase the proposed antitrust termination fee to $70 million. At a reconvened meeting of HealthSpring’s board of directors held shortly thereafter, representatives of Goldman Sachs reported to the HealthSpring board on their call with Company X and Mr. Fritch advised the HealthSpring board of his discussions with Company X. After further review and discussion of the competing proposals with its advisors, the board determined that it was advisable for and authorized Mr. Fritch and representatives of Goldman Sachs to call Mr. Cordani and Cigna’s financial advisors, respectively, and indicate that the HealthSpring board of directors was prepared to enter into exclusive negotiations with Cigna, but that HealthSpring was only prepared to negotiate exclusively with Cigna for an approximate 32 hour period, until Monday, October 24, at 9:00 a.m. Eastern Time, rather than until the end of the day on Monday as had been proposed by Cigna. The board authorized Mr. Fritch to call the chief executive officer of Company X and advise him that HealthSpring would be entering into exclusive negotiations with another interested party. The board also authorized certain executive officers to discuss Cigna’s proposed retention arrangements following HealthSpring’s entering into an exclusivity agreement with Cigna, as the execution of such retention agreements was a required condition to Cigna’s willingness to enter into a merger agreement. Representatives of Goldman Sachs called Cigna’s financial advisers, and Mr. Fritch called Mr. Cordani, to confirm that HealthSpring was prepared to enter into exclusive negotiations with Cigna. Mr. Fritch then called the chief executive officer of Company X. During this latter call, the chief executive officer of Company X offered to increase Company X’s proposal price to $56.00 in cash, but the chief executive officer of Company X did not improve any other terms of its proposal, including as to the risk of non-consummation due to failure to obtain antitrust approvals.

Following this call, the HealthSpring board of directors immediately reconvened their telephonic meeting and discussed Company X’s increased price. After further discussion, and again focusing on the relative merits of each proposal, including those provisions relating to deal certainty, the relative speed with which a transaction with Cigna could likely be consummated and the required vote provision in Cigna’s proposal and other deal protection provisions, including voting agreements, and the risks facing the Company in the event it were to announce a transaction with Company X and ultimately be unable to consummate it because of antitrust or other regulatory reasons, the board of directors reaffirmed its earlier determination to enter into exclusive negotiations with Cigna. At the direction of the HealthSpring board, Goldman Sachs and Skadden then contacted Cigna’s advisors to discuss next steps and the timing for completing negotiations. Goldman Sachs and Skadden advised Cigna as to certain key issues remaining to be negotiated, including finalizing provisions regarding the certainty of financing, a reduction in the amount of the termination fee and elimination of the required vote provision and requirement to execute voting agreements. Shortly thereafter, during the early morning hours of Sunday, October 23, 2011, representatives of HealthSpring and Cigna negotiated the terms of the exclusivity agreement and the parties executed the agreement. As negotiated, the exclusivity agreement would expire at 9:00 a.m. on Monday, October 24, 2011. Also in the early morning hours of October 23, 2011, Skadden and Bass Berry delivered to Davis Polk & Wardwell LLP, legal advisor to Cigna (“Davis Polk”), a revised merger agreement and company disclosure letter.

On the morning of October 23, 2011, Cigna and HealthSpring and their advisors commenced negotiations of the merger agreement. In addition, certain members of HealthSpring’s senior management, together with HealthSpring’s outside legal advisors, discussed limited confirmatory due diligence items with certain members of Cigna’s senior management and Cigna’s legal counsel. Cigna also commenced negotiations of retention agreements with certain executive officers of HealthSpring (Messrs. Fritch, Huebner, Morris and Terry) and such officers’ legal counsel.

In the early afternoon of October 23, 2011, Davis Polk delivered to Skadden a further revised mark-up of the proposed merger agreement. The revised merger agreement included a required vote provision as well as a termination fee of $125 million. In addition, Cigna continued to insist on the execution of voting agreements.

During the afternoon and the night of October 23, 2011, senior management of each of HealthSpring and Cigna, and each of their respective financial and legal advisors, negotiated the terms of the merger agreement, including, among other things, the scope of the representations and warranties, deal certainty, remedies in the event of financing failure and deal protection provisions, including the termination fee and the required vote provision. HealthSpring also sought to eliminate Cigna’s requirement to execute retention agreements as a condition to signing a merger agreement.

In the early evening of October 23, 2011, HealthSpring’s senior management and advisors provided an update to the HealthSpring board of directors telephonically regarding the status of negotiations with Cigna and Cigna’s completion of its remaining due diligence. It was noted that substantial progress had been made on negotiation of definitive documents and that it was expected that definitive documents could be finalized by the morning of Monday, October 24, 2011.

After this call, senior management of each of HealthSpring and Cigna, and each of their respective advisors, continued to negotiate the merger agreement and related documents, and Cigna and its advisors continued negotiation of retention agreements with certain HealthSpring executive officers and their counsel.

On the evening of October 23, 2011, at a special telephonic meeting of the HealthSpring board of directors, the members of HealthSpring’s senior management and representatives of Skadden and Goldman Sachs provided the board with a further update on the status of negotiations with Cigna and a summary of principal open issues. Representatives of Skadden then reviewed with the board certain key outstanding issues concerning Cigna’s proposal, including, among others, Cigna’s continued insistence on a required vote provision and the execution of voting agreements, the board’s ability to exercise its fiduciary duties in the context of reviewing competing proposals, certainty of Cigna’s financing and remedies in the event of Cigna’s inability to obtain financing.

Early in the morning of October 24, 2011, representatives of HealthSpring and Cigna and their respective advisors met to negotiate remaining open items in the merger agreement. Among other things, Cigna agreed to reduce the amount of the termination fee to $115 million (or approximately 3.1% of the equity value of the transaction), made additional changes to the representations and warranties, agreed to provide more certainty as to closing and stronger remedies in the event of its inability to obtain financing, more favorable provisions for HealthSpring regarding when a termination fee would be payable and the elimination of Cigna’s request for voting agreements from all of the executive officers and directors, other than Mr. Fritch. Cigna remained unwilling to eliminate the required vote provision.

Later in the morning of October 24, 2011, at a special telephonic meeting of HealthSpring’s board of directors, the board reviewed the proposed terms of the transaction and discussed the resolution of the remaining principal issues with representatives of Goldman Sachs, Skadden and senior management. Prior to the meeting, directors had received copies of the draft merger agreement and a summary of the terms thereof, the draft disclosure letter, the draft retention agreements, the draft board resolutions and presentation materials prepared by Goldman Sachs. Representatives of Skadden and Bass Berry then reviewed with the board its fiduciary duties and other legal considerations, and representatives of Skadden reviewed with the board a summary of the terms of the merger agreement, the financing agreements being entered into by Cigna and the company disclosure letter. HealthSpring’s general counsel also reviewed with the board the terms of the retention agreements with certain of the Company’s executive officers, including Mr. Fritch. Representatives of Goldman Sachs then reviewed with the board its financial analysis of the proposed merger consideration and delivered its oral opinion to the board, which was subsequently confirmed by delivery of a written opinion dated October 24, 2011, that, as of such date and based upon and subject to the factors and assumptions set forth therein, the merger consideration to be paid to HealthSpring stockholders pursuant to the merger agreement was fair from a financial point of view to such holders. Goldman Sachs’ financial analysis and written opinion is described below under “—Opinion of Goldman, Sachs & Co.” The board also reviewed and discussed the reasons for proceeding with the merger. The full board followed by the independent directors then met in executive session with its counsel, after which the full board continued its discussion of the proposed merger with Cigna.

Following these presentations and extensive discussions, the HealthSpring board of directors unanimously approved the form, terms, provisions, and conditions of the merger agreement with Cigna, substantially in the form presented, and the transactions contemplated by the merger agreement, including the merger. Shortly following the meeting, officers of Cigna and HealthSpring executed the merger agreement, and Cigna entered into retention agreements with Messrs. Fritch, Huebner, Morris and Terry, and a voting agreement with Mr. Fritch. Cigna and HealthSpring then publicly announced the execution of the merger agreement at approximately 8:00 a.m. Eastern Time.

HealthSpring’s Reasons for the Merger

In evaluating the merger agreement and the merger, the HealthSpring board of directors consulted with HealthSpring’s management and legal and financial advisors and, in reaching its decision to approve the merger agreement and to recommend that HealthSpring stockholders vote for the adoption of the merger agreement, the HealthSpring board of directors considered a variety of factors, including the following:

•	the review of HealthSpring’s business, current and projected financial condition, current earnings and earnings prospects, and the current and prospective regulatory environment for HealthSpring;

•

the risks and uncertainties associated with maintaining HealthSpring’s existence as an independent company as discussed in the third succeeding bullet point below, and the opportunities presented by the merger;

•	the fact that the merger consideration consists solely of cash, providing HealthSpring stockholders with certainty of value and liquidity upon consummation of the merger;

•

recent and historical market prices for HealthSpring common stock, as compared to the merger consideration, including the fact that the merger consideration of $55.00 per share represents an approximate premium of:

•	37% over $40.16, the closing price per share of HealthSpring’s common stock on October 21, 2011, the last trading day prior to the announcement of the merger agreement;

•	47% over the average price per share of HealthSpring common stock over the 30 calendar days ended October 21, 2011;

•	52% over the average price per share of HealthSpring common stock over the one year period prior to October 21, 2011; and

•	14% over $48.36, the highest per share closing price of HealthSpring’s common stock since its initial public offering in 2006.

•

the board of directors’ belief that the risks associated with operating HealthSpring as a standalone public company and the likely corresponding volatility in HealthSpring’s stock price were outweighed by the $55.00 per share merger consideration, which belief was based on a number of factors, including:

•

the general risks of market conditions that could affect the price of HealthSpring common stock, as evidenced by the fact that HealthSpring’s stock price per share had been as high as $48.36 and as low as $29.28 in the 15 weeks leading up to the announcement of the merger, as well as the other risks and uncertainties discussed in HealthSpring’s public filings with the SEC (including, without limitation, risks associated with HealthSpring’s focus on Medicare Advantage, funding risks associated with the Medicare program, increasing public, political and regulatory scrutiny of HealthSpring’s business lines generally, including Medicare Advantage plans);

•

the HealthSpring board of directors’ analysis of other strategic alternatives for HealthSpring, including the HealthSpring board of directors’ knowledge of HealthSpring’s business, financial condition, results of operations, on both historical and prospective bases, and of the risk-adjusted probabilities associated with achieving HealthSpring’s long-term strategic plan as a stand-alone company as compared to the certainty of value and opportunity afforded to HealthSpring stockholders by way of the merger consideration. This included consideration of HealthSpring’s focus on Medicare Advantage and HealthSpring’s ability to compete effectively with healthcare companies with greater financial and human resources with respect to acquisitions and in emerging areas like the formation and operation of Accountable Care Organizations; to successfully identify, obtain, execute and integrate acquisition targets to supplement its membership growth, particularly in light of increasing competition and regulatory scrutiny; to expand into Medicaid managed care; to expand HealthSpring’s clinic-based models; and to respond to new regulatory directives;

•	management succession and resources if HealthSpring were to remain a stand-alone company; and

•

the inherent uncertainty of attaining management’s internal financial projections, including those set forth in the section entitled “—Certain Projections Prepared by the Management of HealthSpring” below, including the fact that HealthSpring’s actual financial results in future periods could differ materially from the projected results.

•

the opinion of Goldman Sachs to the HealthSpring board of directors that, as of October 24, 2011, and based upon and subject to the limitations and assumptions set forth in its written opinion, the $55.00 per share in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement was fair from a financial point of view to such holders, and the financial analyses related thereto prepared by Goldman Sachs and described below under “—Opinion of Goldman, Sachs & Co.”;

•

the HealthSpring board of directors’ view that the sale process undertaken with the assistance of Goldman Sachs, in which those parties that the board concluded, after discussion with Goldman Sachs, were the most likely and capable potential acquirors of HealthSpring were invited to participate, all such parties executed confidentiality and standstill agreements and performed substantial due diligence and attended management meetings, and two such parties submitted, and subsequently increased the consideration for and improved the other terms of, their respective proposals to acquire the company, was an extensive, effective and competitive process;

•

the fact that HealthSpring’s legal and financial advisors were involved throughout the process and negotiations and updated the board directly and regularly, which provided the board with additional perspectives on the negotiations in addition to those of management;

•

the fact that the HealthSpring board of directors, as a result of the competitive proposals between Cigna and Company X, was able to effectively negotiate an increase in the merger consideration to $55.00 from Cigna’s proposal of $53.50 on October 20, 2011, notwithstanding Cigna’s having suspended discussions regarding a transaction on August 1, 2011 as a result of market turmoil and a significant decline in the company’s stock trading price as described above in the section entitled “—Background of the Merger”;

•

the HealthSpring board of directors’ assessment, after consultation with Goldman Sachs, that Cigna will have adequate capital resources to pay the merger consideration, including the limited, and high likelihood of satisfaction of, conditions to the bridge loan commitment obtained by Cigna as described below under “—Financing Related to the Merger,” Cigna’s representations and covenants contained in the merger agreement relating to such financing, and Goldman Sachs’ view of Cigna’s ability to obtain financing;

•

the belief of the HealthSpring board of directors, based upon advice of counsel, that an acquisition by Cigna would likely involve fewer antitrust issues and that there would be a greater likelihood of obtaining antitrust approval without undue delay under applicable antitrust laws, as compared with the potential risk of not obtaining antitrust approval or the potential delay associated with an acquisition by certain other companies, including Company X. In connection with this assessment, the board of directors of HealthSpring considered that Cigna agreed to the antitrust and regulatory provisions, as originally proposed by HealthSpring, including agreeing to take all actions necessary, including divestitures, to avoid impediments under law (including antitrust law or health care regulatory law) that may be asserted by any governmental entity with respect to the merger, and that Company X would not agree to accept similar provisions other than offering a fee in the event the transaction was terminated due to the failure to obtain antitrust approvals. As a result, the HealthSpring board of directors considered that an acquisition by Company X could face greater risk of not receiving approval and, if approved, potentially take longer to consummate than the merger with Cigna;

•

in deciding to accept Cigna’s final offer of $55.00, the HealthSpring board of directors also considered that Cigna advised that its proposal would expire after HealthSpring’s board meeting late Saturday night on October 22, 2011 if HealthSpring did not agree to negotiate exclusively with Cigna that night following such meeting; that HealthSpring did not agree to exclusive negotiations with Cigna until after representatives of Goldman Sachs and HealthSpring’s chief executive officer had each advised Company X that it needed to improve the terms of its proposal as HealthSpring was prepared to enter into negotiations with another interested party which would restrict HealthSpring’s ability to continue negotiations with Company X; that Company X in response did not adequately improve the terms of its proposal, including the risk of non-consummation of a transaction due to failure to obtain antitrust approvals; and that HealthSpring had negotiated a 32-hour exclusivity period with Cigna;

•	the fact that the HealthSpring board of directors was unanimous in its determination to recommend the merger agreement for adoption by HealthSpring stockholders; and

•	the fact that HealthSpring stockholders who do not vote to adopt the merger agreement and who follow certain prescribed procedures are entitled to appraisal rights under Delaware law.

The HealthSpring board of directors also specifically considered the following terms of the merger agreement:

•

the limited and otherwise customary conditions to the parties’ obligations to complete the merger, including the commitment by Cigna to obtain applicable regulatory approvals and assume the risks related to conditions and requirements imposed by regulators in connection with securing such approvals, the absence of a financing condition and Cigna’s representations, warranties, and covenants related to obtaining financing for the transaction, which were substantial assurances that the merger ultimately should be consummated on a timely basis;

•

the delivery by Cigna of letters setting forth the commitments and other arrangements regarding the bridge financing Cigna contemplated using to backstop its financing, if necessary, to consummate the transaction;

•	HealthSpring’s ability to specifically enforce Cigna’s obligations, including its obligations to consummate the merger, under the merger agreement;

•

HealthSpring’s ability to provide information to and engage in discussions or negotiations with a third party who makes an unsolicited superior proposal, or an unsolicited acquisition proposal which is reasonably expected to lead to a superior proposal, if the HealthSpring board of directors determines that there is a reasonable probability that the failure to take action with respect to such acquisition proposal would be inconsistent with its fiduciary duties;

•

the ability of the HealthSpring board of directors, subject to certain conditions, to change its recommendation supporting the merger, in circumstances other than the existence of a competing or superior acquisition proposal, to the extent HealthSpring’s board of directors determines there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties;

•	the customary nature of the other representations, warranties and covenants of HealthSpring in the merger agreement; and

•

the fact that the financial and other terms and conditions of the merger agreement minimize, to the extent reasonably practical, the risk that a condition to closing would not be satisfied and also provide reasonable flexibility to operate HealthSpring’s business during the pendency of the merger.

In the course of its deliberations, the HealthSpring board of directors also considered a variety of risks and other potentially negative factors, including the following:

•

the fact that the completion of the merger will preclude HealthSpring stockholders from having the opportunity to participate in HealthSpring’s future earnings growth and the future appreciation of the value of its capital stock that could be anticipated if its strategic plan were successfully implemented on a stand-alone basis;

•

the deal protection measures in the merger agreement, including the voting agreement with HealthSpring’s chief executive officer, the $115 million termination fee, the restrictions on providing information and negotiating with a third party who makes an unsolicited superior proposal, and the required vote provisions obligating HealthSpring to convene the stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement, even if the HealthSpring board of directors changes its recommendation regarding the merger and the merger agreement, may inhibit other potential acquirors from submitting potentially superior proposals to acquire HealthSpring. The board of directors of HealthSpring believed that the termination fee (equal to approximately 3.1% of the purchase price) was reasonable and had been extensively negotiated and, based upon the advice of its advisors, that none of such fee, the voting agreement (which only covered 3.4% of HealthSpring’s outstanding common stock), the restrictions on providing information to and negotiating with third parties, nor the required vote provisions, should be preclusive of competing offers following the announcement of the transaction;

•

the fact that Company X offered $1.00 more per share than the $55.00 per share merger consideration agreed to with Cigna, although, as discussed above, the HealthSpring board of directors believed that an acquisition by Company X could face greater risk of receiving antitrust approval or potentially take longer to consummate than the merger with Cigna;

•

the fact that HealthSpring entered into an exclusivity agreement until 9:00 a.m. Eastern Time on October 24, 2011 prior to signing with Cigna, which prevented HealthSpring from considering additional potential bids from Company X;

•

the fact that HealthSpring completed final negotiations involving each of Cigna and Company X of a transaction over a period beginning on Friday and continuing through the weekend and prior to the opening of the trading markets on Monday, October 24, 2011, although the board had negotiated vigorously with each party over that time, and previously, and believed it would have the strongest leverage to obtain the best terms while the two interested parties were bidding against each other before one of the parties terminated its participation in the process; Cigna had advised HealthSpring that it would terminate its participation in the process if HealthSpring did not enter into exclusive negotiations with it during the weekend; Cigna had advised the HealthSpring board that it had provided its last and final proposal; and, prior to entering into exclusive negotiations with Cigna, HealthSpring had advised Company X that it was prepared to enter into negotiations with another interested party which would restrict HealthSpring’s ability to continue negotiations with Company X, and that Company X had one last opportunity before HealthSpring took such action to improve the terms of its proposal; and the board, in consultation with representatives of Goldman Sachs, had considered that potential continued volatility in global and the U.S. markets beginning Monday, October 24, 2011 could potentially jeopardize the transaction;

•

the fact that certain of HealthSpring’s directors and executive officers may receive certain benefits that are different from, and in addition to, those of HealthSpring’s other stockholders, including certain retention agreements between Cigna and certain of our executive officers (see “—Interests of HealthSpring’s Directors and Executive Officers in the Merger”). Additionally, the HealthSpring board of directors considered that Cigna conditioned its willingness to enter into the merger agreement on the aforementioned retention agreements, and that the aforementioned executive officers were not permitted to negotiate their individual retention arrangements with Cigna until after the economic and most other material terms of the merger agreement were determined. The HealthSpring board of directors also did not believe the terms or existence of the retention arrangements would be preclusive of competing offers following the announcement of the transaction;

•	the fact that HealthSpring has incurred and will continue to incur significant transaction costs and expenses in connection with the proposed transaction, regardless whether the merger is consummated;

•

the risk that the merger may not be consummated despite the parties’ efforts or that consummation may be unduly delayed, even if the requisite approval is obtained from HealthSpring stockholders, including the possibility that conditions to the parties’ obligations to complete the merger may not be satisfied, and the potential resulting disruptions to HealthSpring’s business;

•

the potential negative effect of the pendency of the merger on HealthSpring’s business and relationships with employees, customers, providers, suppliers, regulators and the communities in which it operates, including the risk that certain key members of senior management might choose not to remain employed with HealthSpring prior to the completion of the merger, regardless of the completion of the merger;

•

the fact that the operations of HealthSpring will be restricted by interim operating covenants under the merger agreement during the period between signing the merger agreement and the closing of the merger, which could effectively prohibit HealthSpring from undertaking material strategic initiatives or other material transactions to the detriment of HealthSpring and its stockholders; and

•	the fact that the merger consideration will be taxable to HealthSpring stockholders.

After considering the foregoing potentially negative and potentially positive factors, the HealthSpring board concluded that the potentially positive factors relating to the merger agreement and the merger substantially outweighed the potentially negative factors.

The foregoing discussion of the information and factors considered by the HealthSpring board of directors is not exhaustive but is intended to reflect the material factors considered by the HealthSpring board of directors in its consideration of the merger. In view of the complexity, and the large number, of the factors considered, the HealthSpring board of directors, both individually and collectively, did not quantify or assign any relative or specific weight to the various factors. Rather, the HealthSpring board of directors based its recommendation on the totality of the information presented to and considered by it. In addition, individual members of the HealthSpring board of directors may have given different weights to different factors.

The foregoing discussion of the information and factors considered by the HealthSpring board of directors is forward-looking in nature. This information should be read in light of the factors described under the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 17.

Recommendation of the HealthSpring Board of Directors

After careful consideration, the HealthSpring board of directors has unanimously determined that the terms of the merger are advisable, fair to and in the best interest of HealthSpring and its stockholders, and has unanimously approved the terms of the merger agreement and the merger.

The HealthSpring board of directors unanimously recommends a vote “FOR” the proposal to adopt the merger agreement.

Opinion of Goldman, Sachs & Co.

On October 24, 2011, at a meeting of the HealthSpring board of directors held to evaluate the proposed merger, Goldman Sachs rendered to the HealthSpring board of directors its oral opinion, subsequently confirmed in writing, that, as of October 24, 2011, and based upon and subject to the limitations and assumptions set forth therein, the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement was fair from a financial point of view to those holders.

The full text of the written opinion of Goldman Sachs, dated October 24, 2011, which sets forth the assumptions made, procedures followed, matters considered, qualifications and limitations on the review undertaken in connection with the opinion, is attached to this proxy statement as Annex B. The summary of the Goldman Sachs opinion provided in this proxy statement is qualified in its entirety by reference to the full text of the written opinion. Goldman Sachs’ advisory services and opinion were provided for the information and assistance of the HealthSpring board of directors in connection with its consideration of the proposed merger and the opinion does not constitute a recommendation as to how any holder of shares of HealthSpring common stock should vote with respect to the proposed merger or any other matter.

In connection with rendering the opinion described above and performing its related financial analyses, Goldman Sachs reviewed, among other things:

•	the merger agreement;

•	annual reports to stockholders and Annual Reports on Form 10-K of HealthSpring for the five years ended December 31, 2010;

•	certain interim reports to stockholders and Quarterly Reports on Form 10-Q of HealthSpring;

•	certain other communications from HealthSpring to its stockholders;

•	certain publicly available research analyst reports for HealthSpring; and

•	certain internal financial analyses and projections for HealthSpring prepared by its management and approved for Goldman Sachs’ use by the Company, including the “core case projections.”

Goldman Sachs also held discussions with members of the senior management of HealthSpring regarding the past and current business operations, financial condition and future prospects of HealthSpring; reviewed the reported price and trading activity for the HealthSpring common stock; compared certain financial and stock market information for HealthSpring with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the managed care industry; and performed such other studies and analyses, and considered such other factors, as it deemed appropriate.

For purposes of rendering its opinion, Goldman Sachs relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by it. In that regard, Goldman Sachs assumed with the consent of HealthSpring that the core case projections had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of HealthSpring. Goldman Sachs did not make any independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of HealthSpring or any of its subsidiaries and it was not furnished with any such evaluation or appraisal. Goldman Sachs assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the proposed merger will be obtained without any adverse effect on the expected benefits of the proposed merger in any way meaningful to its analysis. Goldman Sachs also assumed that the proposed merger will be consummated on the terms set forth in the merger agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to its analysis.

Goldman Sachs’ opinion does not address the underlying business decision of HealthSpring to engage in the proposed merger, or the relative merits of the proposed merger as compared to any strategic alternatives that may have been available to HealthSpring, including a transaction proposed by a third party at a higher price per share of HealthSpring common stock in cash than in the proposed merger, which proposed third party transaction, the HealthSpring board of directors advised Goldman Sachs, it determined not to pursue as a result of, among other things, certain issues relating to the certainty of the consummation of such transaction; nor does it address any legal, regulatory, tax or accounting matters. Goldman Sachs’ opinion addresses only the fairness from a financial point of view, as of October 24, 2011, of the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement. Goldman Sachs does not express any view on, and its opinion does not address, any other term or aspect of the merger agreement or the proposed merger or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the proposed merger, including, without limitation, the fairness of the proposed merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of HealthSpring; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of HealthSpring, or class of such persons, in connection with the proposed merger, whether relative to the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement or otherwise. Goldman Sachs did not express any opinion as to the impact of the proposed merger on the solvency or viability of HealthSpring or Cigna or the ability of HealthSpring or Cigna to pay their respective obligations when they come due. Goldman Sachs’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to it as of, October 24, 2011 and Goldman Sachs assumes no responsibility for updating, revising or reaffirming its opinion based on circumstances, developments or events occurring after such date. Goldman Sachs’ advisory services and its opinion were provided for the information and assistance of the HealthSpring board of directors in connection with its consideration of the proposed merger and its opinion does not constitute a recommendation as to how any holder of common stock should vote with respect to such merger or any other matter. Goldman Sachs’ opinion was approved by a fairness committee of Goldman, Sachs & Co.

The following is a summary of the material financial analyses presented by Goldman Sachs to the HealthSpring board of directors in connection with rendering the opinion described above. Goldman Sachs’ analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors could create a misleading or incomplete view of Goldman Sachs’ analyses and opinion. For purposes of its financial analyses, Goldman Sachs used the core case projections prepared by HealthSpring management. Goldman Sachs also used the “core + strategic case projections” prepared by HealthSpring’s management for purposes of sensitivity analyses it performed in connection with certain of its financial analyses, as described below. The core + strategic case projections take into account HealthSpring management’s estimated impact on HealthSpring’s financial results of certain strategic initiatives that could be undertaken by HealthSpring, The following summary, however, does not purport to be a complete description of the financial analyses performed by Goldman Sachs, nor does the order of analyses described represent relative importance or weight given to those analyses by Goldman Sachs. Some of the summaries of the financial analyses include information presented in tabular format. The tables must be read together with the full text of each summary and are alone not a complete description of Goldman Sachs’ financial analyses. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before October 21, 2011, the last trading day before the public announcement of the merger, and is not necessarily indicative of current market conditions.

The estimates of the future performance of HealthSpring provided by HealthSpring’s management in or underlying Goldman Sachs’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates.

Implied Premia and Multiples Analysis

Goldman Sachs calculated that the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement represented premia to the historical closing prices for the shares:

•	37.0% to the closing price of $40.16 on October 21, 2011, the last trading day before the public announcement of the merger;

•	59.3% to the closing price of $34.52 on September 21, 2011, thirty days before October 21, 2011;

•	46.8% to $37.46, the average of the closing prices over the 30-day period ended October 21, 2011;

•	46.7% to $37.49, the average of the closing prices over the 60-day period ended October 21, 2011;

•	46.9% to $37.43, the average of the closing prices over the 90-day period ended October 21, 2011;

•	51.9% to $36.21, the average of the closing prices over the 1-year period ended October 21, 2011; and

•	13.7% to $48.36, the highest closing price during the 52-week period ended October 21, 2011.

Based on the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement and the total number of fully diluted outstanding shares of HealthSpring common stock as of October 21, 2011, as provided by HealthSpring management, Goldman Sachs derived a fully diluted equity value of HealthSpring of approximately $3.741 billion. By adding HealthSpring’s net debt amount (defined as total debt less unrestricted cash) of approximately $87 million as of

September 30, 2011, as provided by HealthSpring management, to this fully diluted equity value, Goldman Sachs derived a fully diluted enterprise value of HealthSpring of approximately $3.828 billion. Using these equity and enterprise values, actual financial results of HealthSpring as of June 30, 2011 and estimates of HealthSpring’s financial results included in the core case projections, Goldman Sachs calculated multiples of:

•

enterprise value to earnings before interest, taxes, depreciation and amortization, or EBITDA, for the 12-month period ended June 30, 2011 (pro forma for HealthSpring’s acquisition of Bravo Health, Inc. completed in November 2010) of 7.6x;

•	enterprise value to estimated 2011 EBITDA of 7.0x;

•	equity value to estimated 2011 net income of 12.9x;

•	equity value to estimated 2012 net income, or the 2012E equity value/net income multiple, of 12.3x; and

•	the 2012E equity value/net income multiple to estimated 5-year cumulative average growth rate of net income, of 1.2x.

Selected Companies Analysis

Goldman Sachs calculated and compared certain financial information and multiples for HealthSpring to corresponding financial information and multiples and ratios for the following selected companies in each of the commercial, Medicaid and Medicare managed care sectors:

Commercial Managed Care Companies

•	Aetna, Inc.

•	Cigna Corporation

•	WellPoint, Inc.

•	UnitedHealth Group Incorporated

•	Coventry Health Care, Inc.

•	Health Net, Inc.

Medicaid Companies

•	Centene Corporation

•	AMERIGROUP Corporation

•	Molina Healthcare, Inc.

•	Wellcare Health Plans, Inc.

Medicare Companies

•	Humana Inc.

•	Universal American Corp.

Although none of the selected companies is directly comparable to HealthSpring, the companies included were chosen because they are publicly traded companies in the managed care industry with operations that, for purposes of analysis, may be considered similar to certain operations of HealthSpring.

With respect to HealthSpring and each of the selected companies, Goldman Sachs calculated:

•	enterprise value as a multiple of estimated 2011 EBITDA;

•	closing share price on October 21, 2011 as a multiple of estimated 2012 EPS, or 2012 P/E multiple; and

•	ratio of estimated 2012 P/E multiple to estimated 5-year cumulative average EPS growth rate, or P/E/G ratio.

For purposes of these calculations, Goldman Sachs utilized an equity value for each company derived by multiplying the number of fully diluted outstanding shares of that company as reported in its most recent SEC filings by the company’s closing share price on October 21, 2011. By adding the net debt amount (defined as total debt less unrestricted cash) of each company as most recently publicly reported by the company to the equity value of such company derived from the foregoing calculations, Goldman Sachs determined an enterprise value for each company. The multiples for HealthSpring and the selected companies were calculated using median estimates for each company published by the Institutional Brokers’ Estimate System (IBES) as of October 21, 2011. The following table presents the results of these calculations:

Comparable Companies
	HealthSpring	Commercial	Medicaid	Medicare(1)
Enterprise value/2011E EBITDA	5.6x	5.5x – 7.2x	4.4x – 7.2x	5.9x
2012E P/E multiple	9.3x	7.8 – 10.1x	9.5x – 11.7x	9.8x
2012E P/E/G ratio	0.9x	0.7x – 0.9x	0.8x – 0.9x	1.1x

(1)	Medicare multiples shown are for Humana Inc. only.

Based on its professional judgment, Goldman Sachs applied illustrative multiples of enterprise value to EBITDA ranging from 5.0x to 6.5x to HealthSpring’s estimated 2011 EBITDA included in the core case projections to derive a range of illustrative enterprise values for HealthSpring. By subtracting HealthSpring’s net debt amount of approximately $87 million as of September 30, 2011 as provided by HealthSpring management from these enterprise values and dividing the results by the total number of fully diluted outstanding shares of HealthSpring common stock as of October 21, 2011 as provided by HealthSpring management, Goldman Sachs derived a range of implied values per share of HealthSpring common stock from $39.16 to $51.30.

In addition, based on its professional judgment, Goldman Sachs applied illustrative P/E/G ratios ranging from 0.8x to 1.1x to HealthSpring’s estimated 2012 EPS and 5-year cumulative average net income growth rate included in the core case projections to derive a range of implied values per share of HealthSpring common stock of $37.48 to $51.54.

Illustrative Discounted Cash Flow Analysis

Goldman Sachs performed an illustrative discounted cash flow analysis based on HealthSpring’s estimated unlevered free cash flows from the core case projections to derive a range of illustrative present values per share of HealthSpring common stock. Using discount rates ranging from 10.0% to 12.0%, reflecting estimates of HealthSpring’s weighted average cost of capital, Goldman Sachs derived an illustrative range of implied enterprise value for HealthSpring by discounting to present value as of September 30, 2011 (a) estimates of HealthSpring’s unlevered free cash flows for the fourth quarter of 2011 and the period thereafter through December 31, 2016, and (b) illustrative terminal values for HealthSpring as of December 31, 2016 derived by applying multiples ranging from 5.0x to 6.5x to HealthSpring’s estimated EBITDA for 2016 from the core case projections. To calculate the illustrative range of present values per share of HealthSpring common stock, Goldman Sachs subtracted HealthSpring’s net debt amount as of September 30, 2011 from these enterprise values and divided the results by the total number of fully diluted outstanding shares of HealthSpring common stock as of October 21, 2011. This analysis resulted in an illustrative range of present values per share of HealthSpring common stock of $54.12 to $70.67.

Goldman Sachs performed a sensitivity analysis by applying the same ranges of discount rates and multiples to estimates of unlevered free cash flows and EBITDA of HealthSpring for the same periods from HealthSpring management’s core+strategic case projections and derived an illustrative range of present values per share of HealthSpring common stock of $58.77 to $78.30.

Illustrative Present Value of Future Stock Price Analysis

Goldman Sachs calculated an illustrative range of implied present values per share of HealthSpring common stock based on hypothetical future share prices for HealthSpring common stock for each of calendar year 2012 through 2016. For purposes of this analysis, Goldman Sachs derived hypothetical future share prices for HealthSpring common stock by applying 1-year forward P/E multiples ranging from 8.0x to 10.0x to HealthSpring’s estimated EPS for each of 2012 through 2016 based on the core case projections and HealthSpring management’s estimates of $300 million of debt repayment in 2012 and $250 million of annual repurchases of shares of HealthSpring common stock during the years 2013 through 2016. By applying a discount rate of 11.5%, reflecting an estimate of HealthSpring’s cost of equity, to these hypothetical future share prices, Goldman Sachs derived an illustrative range of present values per share of HealthSpring common stock of $34.67 to $55.14.

Goldman Sachs performed a sensitivity analysis by applying the same multiples and discount rate to estimates of HealthSpring’s EPS for each of calendar year 2012 through 2016 included in HealthSpring management’s core+strategic case projections. This analysis resulted in an illustrative range of implied present values per share of HealthSpring common stock of $36.57 to $63.53.

Selected Precedent Transactions Analysis

Goldman Sachs analyzed certain publicly available information relating to the following change of control transactions in the managed care industry that were announced since 2001:

Acquiror	Target	Date Announced
UnitedHealth Group Incorporated	Health Net of the Northeast, Inc.	7/20/2009
	Fiserv, Inc.	11/2/2007
	Sierra Health Services, Inc.	3/12/2007
	PacifiCare Health Systems, Inc.	7/6/2005
	Oxford Health Plans, Inc.	4/26/2004
	Mid Atlantic Medical Services, Inc.	10/27/2003
	AmeriChoice Corp.	6/2/2002
WellPoint, Inc. (f/k/a Anthem, Inc.)	CareMore Health Group, Inc.	6/8/2011
	WellChoice, Inc.	9/27/2005
	WellPoint Health Networks, Inc.	10/27/2003
	Trigon Healthcare, Inc.	4/29/2002
	Cobalt Corporation	6/2/2003
	RightCHOICE Managed Care, Inc.	10/18/2001
Cigna Corporation	Great-West Healthcare	11/26/2007
PacifiCare Health Systems, Inc.	American Medical Security Group, Inc.	9/15/2004
Coventry Health Care, Inc.	Vista Healthplans	7/9/2007
	First Health Group Corp.	10/14/2004
Humana Inc.	Concentra Inc.	11/19/2010
	KMG America Corporation	9/7/2007
	CompBenefits Corporation	6/19/2007
	CarePlus Health Plans, Inc.	12/14/2004
HealthSpring, Inc.	Bravo Health, Inc.	8/26/2010
	Leon Medical Centers Health Plans, Inc.	8/9/2007
Aetna, Inc.	Genworth Financial, Inc.	6/13/2011
	Prodigy Health Group	4/28/2011
	Schaller Anderson, Incorporated	5/24/2007
	HMS Healthcare, Inc.	6/24/2005
	ActiveHealth Management, Inc.	5/13/2005
Triple-S Salud, Inc.	American Health, Inc.	1/25/2011
Universal American Corp.	CVS Caremark	12/30/2010
The Blackstone Group and other private equity firms	UICI	9/15/2005

Although none of the selected transactions is directly comparable to the proposed merger, the target companies in the selected transactions are such that, for purposes of analysis, the selected transactions may be considered similar to the proposed merger.

With respect to each of the selected transactions for which relevant information was publicly available, Goldman Sachs calculated and reviewed the following:

•	the premium represented by the announced per share transaction price to the closing price of the target company’s common stock on the trading day before the public announcement of the merger; and

•

the enterprise value of the target company based on the announced transaction price, as a multiple of the target company’s EBITDA for the last twelve month period, or “LTM”, prior to the announcement of the transaction.

For purposes of this analysis, the target companies’ enterprise values were generally calculated by adding to the total equity consideration paid in the transaction the target company’s net debt amount, excluding certain transaction costs, based on SEC filings and information published by certain Wall Street research analysts. The following table presents the results of this analysis:

	Selected Transactions
	High	Low	Median
1 Day Premium	69.4%	10.1%	19.2%
Enterprise value/LTM EBITDA	15.6x	4.7x	9.8x

Based on Goldman Sachs’ professional judgment, Goldman Sachs applied illustrative premia ranging from 15.0% to 30.0% to the closing price for the shares of HealthSpring common stock on October 21, 2011 to derive an illustrative range of implied values per share of HealthSpring common stock of $46.18 to $52.21.

In addition, Goldman Sachs applied illustrative multiples of enterprise value to LTM EBITDA ranging from 7.0x to 10.0x to HealthSpring’s EBITDA for the 12-month period ended June 30, 2011 (pro forma for HealthSpring’s acquisition of Bravo Health, Inc. completed in November 2010) to derive an illustrative range of enterprise values of HealthSpring. By subtracting HealthSpring’s net debt amount of $173 million as of June 30, 2011 from these enterprise values and dividing the results by the total number of fully diluted outstanding shares of HealthSpring common stock as of October 21, 2011, Goldman Sachs derived an illustrative range of implied values per share of HealthSpring common stock of $49.71 to $72.11.

General

The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs’ opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Goldman Sachs made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. No company or transaction used in the above analyses as a comparison is directly comparable to HealthSpring or the proposed merger.

Goldman Sachs prepared these analyses for purposes of providing its opinion to the HealthSpring board of directors as to the fairness from a financial point of view of the $55.00 per share of HealthSpring common stock in cash to be paid to the holders of shares of HealthSpring common stock pursuant to the merger agreement. These analyses do not purport to be appraisals nor do they necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon projections of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of HealthSpring, Cigna, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast.

The merger consideration was determined through arm’s-length negotiations between HealthSpring and Cigna and was approved by the HealthSpring board of directors. Goldman Sachs provided advice to HealthSpring during these negotiations. Goldman Sachs did not, however, recommend any specific amount of consideration to HealthSpring or its board of directors or that any specific amount of consideration constituted the only appropriate consideration for the merger.

As described above, Goldman Sachs’ opinion was one of many factors taken into consideration by the HealthSpring board of directors in making its determination to approve the merger agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Goldman Sachs in connection with the fairness opinion and is qualified in its entirety by reference to the written opinion of Goldman Sachs attached as Annex B to this proxy statement.

Goldman Sachs and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman Sachs and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, HealthSpring, Cigna and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the merger agreement for their own account and for the accounts of their customers. Goldman Sachs acted as financial advisor to HealthSpring in connection with, and has participated in certain of the negotiations leading to, the proposed merger. In addition, Goldman Sachs provided certain investment banking services to HealthSpring and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to HealthSpring in connection with its acquisition of Bravo Health, Inc. in August 2010 and as sole bookrunner in connection with a public offering by HealthSpring of 8,625,000 shares of HealthSpring common stock in March 2011. During the two year period ended October 24, 2011, the Investment Banking Division of Goldman Sachs received compensation for services provided to HealthSpring of approximately $8.7 million. Goldman Sachs also has provided certain investment banking services to Cigna and its affiliates from time to time for which its Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering of Cigna’s 4.375% Senior Notes due 2020 (aggregate principal amount of $250,000,000) in December 2010. During the two year period ended October 24, 2011, the Investment Banking Division of Goldman Sachs received compensation for services provided to Cigna of approximately $575,000. Goldman Sachs may also in the future provide investment banking services to HealthSpring, Cigna and their respective affiliates for which its Investment Banking Division may receive compensation.

The HealthSpring board of directors selected Goldman Sachs as its financial advisor based on, among other things, its nationally recognized reputation, its expertise in the Medicare managed care industry and its familiarity with HealthSpring through prior engagements, including as financial advisor in HealthSpring’s acquisition of Bravo Health, Inc. in 2010 and as underwriter in connection with HealthSpring’s public offering of common stock in March 2011. Pursuant to a letter agreement, dated July 22, 2011, HealthSpring engaged Goldman Sachs to act as its financial advisor in connection with the transaction contemplated by the merger agreement as well as a sale of HealthSpring to any third party. Pursuant to the terms of this engagement letter, HealthSpring has agreed to pay Goldman Sachs a transaction fee of approximately $22 million, all of which is contingent and payable upon consummation of the proposed merger. In addition, HealthSpring has agreed to reimburse Goldman Sachs for its expenses, including attorneys’ fees and disbursements, and to indemnify Goldman Sachs and related persons against certain liabilities that may arise out of its engagement.

Certain Projections Prepared by the Management of HealthSpring

HealthSpring does not generally publish its business plans and strategies or make external disclosures of its anticipated financial position or results of operations other than for providing, from time to time, estimated ranges of certain expected financial results and operational metrics for the current year in its regular earnings press releases and other investor materials. In connection with the evaluation of a possible transaction, HealthSpring’s management prepared certain non-public financial projections covering multiple years that were not intended for public disclosure. The projections set forth below include a summary of the projections that are referred to as the management “core case projections” and the management “core + strategic case projections,” which were provided to Goldman Sachs for its use in connection with its financial analysis summarized above under “—Opinion of Goldman, Sachs & Co.” beginning on page 44, and were reviewed by the HealthSpring board of directors in considering the merger at the special meetings of the board of directors of HealthSpring on October 21 and 24, 2011, as further described above under “—Background of the Merger” on page 26. During the course of its discussions with Cigna and other prospective acquirors of HealthSpring, HealthSpring provided the “core case projections” summarized below, as well as the “preliminary core + strategic case projections” summarized below which, in the case of the “preliminary core + strategic case projections,” did not incorporate actual results for the third quarter of 2011 and the most recent fourth quarter estimates. HealthSpring’s management subsequently used the actual third quarter results and most recent fourth quarter estimates (which were separately provided to Cigna and other prospective acquirors) to update the “preliminary core + strategic case projections” for the HealthSpring board of directors and Goldman Sachs. Both sets of the “core + strategic case projections” are summarized below, and referred to as “preliminary” and “final,” respectively.

The “core case projections” provided below reflect various assumptions and estimates of Company management made in good faith including, without limitation, (i) service area expansions; (ii) membership growth rates; (iii) changes in per member per month (PMPM) revenue resulting from risk adjusted payments and healthcare reform measures; (iv) the application of minimum Medical Loss Ratios (MLRs) beginning in 2014; (v) the assumed treatment as a non-deductible expense, beginning in 2014, of the tax required by the Patient Protection and Affordable Care Act (commonly known as the PPACA) on health insurance premiums, including Medicare Advantage premiums; (vi) expected growth from expansion of the Texas Star-Plus Medicaid contract; (vii) further penetration of HealthSpring’s physician engagement strategy in certain geographic areas; and (viii) the addition of clinics in certain geographic areas over the next three years. The “core + strategic case projections” incorporate additional assumptions and estimates relating to (i) a potential acquisition; and (ii) potential management fees from accountable care organizations (ACOs) beginning in 2012.

Core Case Projections (dollars in millions except per share amounts)

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E	2016E
Total Premium Revenue	$3,087	$5,391	$5,866	$6,666	$7,697	$8,851	$10,140
MA MLR	78.5%	79.9%	80.7%	81.2%	81.7%	81.5%	81.4%
SG&A	$324	$535	$578	$640	$726	$825	$936
EBITDA	$366	$549	$564	$648	$738	$873	$1,019
EBIT	$333	$487	$498	$581	$669	$808	$951
Net Income	$197	$290	$304	$355	$349	$402	$480
EPS	$3.43	$4.39	$4.41	$5.12	$5.02	$5.77	$6.85

Preliminary Core + Strategic Case Projections (dollars in millions except per share amounts)

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E	2016E
Total Premium Revenue	$3,087	$5,402	$6,520	$7,486	$8,644	$9,944	$11,401
MA MLR	78.5%	79.8%	81.2%	81.7%	82.0%	81.9%	81.8%
SG&A	$324	$543	$630	$715	$895	$1,049	$1,217
EBITDA	$366	$532	$625	$722	$863	$1,033	$1,218
EBIT	$333	$468	$545	$642	$776	$951	$1,132
Net Income	$197	$279	$331	$393	$407	$479	$578
EPS	$3.43	$4.20	$4.75	$5.60	$5.79	$6.78	$8.15

Final Core + Strategic Case Projections (dollars in millions except per share amounts)

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E	2016E
Total Premium Revenue	$3,087	$5,391	$6,495	$7,354	$8,476	$9,731	$11,122
MA MLR	78.5%	79.9%	81.5%	81.7%	82.1%	81.9%	81.8%
SG&A	$324	$535	$624	$698	$874	$1,024	$1,187
EBITDA	$366	$549	$610	$711	$851	$1,017	$1,197
EBIT	$333	$487	$531	$632	$765	$937	$1,113
Net Income	$197	$289	$321	$386	$401	$472	$569
EPS	$3.43	$4.38	$4.66	$5.58	$5.77	$6.77	$8.11

EBIT and EBITDA, as presented above, may be considered non-GAAP financial measures. HealthSpring provided this information to potential acquirors because it believed it could be useful in evaluating, on a prospective basis, HealthSpring’s potential operating performance and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by HealthSpring may not be comparable to similarly titled amounts used by other companies.

The following tables present reconciliations of EBITDA (non-GAAP) to EBIT (non-GAAP) to net income (GAAP) for each of the periods indicated:

Core Case Projections (in millions)

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E	2016E
EBITDA	$366	$549	$564	$648	$738	$873	$1,019
Depreciation and Amortization	(33)	(62)	(66)	(67)	(68)	(65)	(69)
EBIT	$333	$487	$498	$581	$669	$808	$951
Income Tax Expense	(115)	(170)	(177)	(209)	(243)	(295)	(349)
Industry Taxes	0	0	0	0	(62)	(97)	(112)
Interest Expense	(21)	(28)	(17)	(17)	(16)	(12)	(10)
Net Income	$197	$290	$304	$355	$349	$402	$480

Preliminary Core + Strategic Case Projections (in millions)

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E	2016E
EBITDA	$366	$532	$625	$722	$863	$1,033	$1,218
Depreciation and Amortization	(33)	(64)	(79)	(81)	(87)	(82)	(86)
EBIT	$333	$468	$545	$642	$776	$951	$1,132
Income Tax Expense	(115)	(162)	(194)	(232)	(283)	(350)	(418)
Industry Taxes	0	0	0	0	(69)	(109)	(125)
Interest Expense	(21)	(28)	(20)	(17)	(16)	(12)	(10)
Net Income	$197	$279	$331	$393	$407	$479	$578

Final Core + Strategic Case Projections (in millions)

	Year Ended December 31,
	2010A	2011E	2012E	2013E	2014E	2015E	2016E
EBITDA	$366	$549	$610	$711	$851	$1,017	$1,197
Depreciation and Amortization	(33)	(62)	(79)	(80)	(86)	(80)	(84)
EBIT	$333	$487	$531	$632	$765	$937	$1,113
Income Tax Expense	(115)	(170)	(189)	(228)	(279)	(345)	(411)
Industry Taxes	0	0	0	0	(68)	(107)	(122)
Interest Expense	(21)	(28)	(20)	(17)	(16)	(12)	(10)
Net Income	$197	$289	$321	$386	$401	$472	$569

The following table shows the calculation of “core case” unlevered free cash flow from “core case” EBIT. The following unlevered free cash flow estimates were calculated for use by Goldman Sachs in performing its illustrative discounted cash flow analysis described above under “—Opinion of Goldman, Sachs & Co,” but such line item was not included in the projections provided to Cigna or other third parties.

Core Case Unlevered Free Cash Flow (in millions)

	Year Ended December 31,
	4Q 2011E	2012E	2013E	2014E	2015E	2016E
EBIT	$135	$498	$581	$669	$808	$951
Taxes on EBIT	(49)	(184)	(216)	(249)	(300)	(353)
Industry Tax	0	0	0	(62)	(97)	(112)
Depreciation and Amortization	16	66	67	68	65	69
Capital Expenditures	(13)	(52)	(58)	(63)	(72)	(82)
Changes in Regulated Cash (net of change in working capital)	(41)	(43)	(69)	(23)	(64)	(83)
Unlevered Free Cash Flow	$48	$286	$305	$342	$339	$390

The following table shows the calculation of the final “core + strategic case” unlevered free cash flow from the final “core + strategic case” EBIT. The following unlevered free cash flow estimates were calculated for use by Goldman Sachs in performing its illustrative sensitivity analysis related to its discounted cash flow analysis above under “—Opinion of Goldman, Sachs & Co,” but such line item was not included in the materials presented to the HealthSpring board of directors or the projections provided to Cigna or other third parties.

Final Core + Strategic Case Unlevered Free Cash Flow (in millions)

	Year Ended December 31,
	4Q 2011E	2012E	2013E	2014E	2015E	2016E
EBIT	$135	$531	$632	$765	$937	$1,113
Taxes on EBIT	(49)	(196)	(235)	(285)	(350)	(415)
Industry Tax	0	0	0	(68)	(107)	(122)
Depreciation and Amortization	16	79	80	86	80	84
Capital Expenditures	(13)	(58)	(65)	(80)	(86)	(98)
Changes in Regulated Cash (net of change in working capital)	(42)	(48)	(81)	(26)	(69)	(88)
Unlevered Free Cash Flow	$47	$308	$330	$391	$406	$473

The internal financial projections were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections, or GAAP. In addition, the projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. HealthSpring cautions you that the internal financial projections are speculative in nature and based upon subjective decisions and assumptions. The summary of these internal financial projections is not being included in this proxy statement to influence your decision whether to vote for the merger, but because (except as noted above) these internal financial projections were provided by HealthSpring to Cigna as well as to the HealthSpring board of directors and Goldman Sachs in contemplation of a potential transaction.

These internal financial projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of HealthSpring’s management. Important factors that may affect actual results and cause the internal financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to HealthSpring’ business (including its ability to achieve potential acquisitions, strategic goals, objectives and targets over applicable periods, including those implied in the “core + strategic” projections provided above), the managed care industry, the regulatory environment, general business and economic conditions and other factors described under the section entitled “Special Note Regarding Forward-Looking Statements” beginning on page 17. Because the internal financial projections cover multiple future years, such information by its nature is less reliable in predicting each successive year. The internal financial projections also do not take into account any circumstances or events occurring after the date on which they were prepared and do not give effect to the transactions contemplated by the merger agreement, including the merger. The internal financial projections also reflect assumptions as to certain business decisions that are subject to change. As a result, actual results may differ materially from those contained in these internal financial projections. Accordingly, there can be no assurance that the internal financial projections will be realized or that actual results will not be significantly higher or lower than projected.

The inclusion of these internal financial projections in this proxy statement should not be regarded as an indication that any of HealthSpring, Cigna or their respective affiliates, advisors or representatives considered the internal financial projections to be predictive of actual future events, and the internal financial projections should not be relied upon as such. None of HealthSpring, Cigna or their respective affiliates, advisors, officers, employees, directors or representatives can give you any assurance that actual results will not differ from these internal financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile these internal financial projections to reflect circumstances existing after the date the internal financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. HealthSpring does not intend to make publicly available any update or other revision to these internal financial projections. None of HealthSpring or its affiliates, advisors, officers, employees, directors or representatives has made or makes any representation to any stockholder or other person regarding HealthSpring’s ultimate performance compared to the information contained in these internal financial projections or that projected results will be achieved. HealthSpring has made no representation to Cigna, in the merger agreement or otherwise, concerning these internal financial projections.

Interests of HealthSpring’s Directors and Executive Officers in the Merger

In considering the recommendation of the HealthSpring board of directors to adopt the merger agreement, you should be aware that certain of HealthSpring’s directors and executive officers have interests in the merger that are different from, or in addition to, those of HealthSpring stockholders generally. The HealthSpring board of directors was aware of these interests and considered them, among other matters, in evaluating the merger agreement, in reaching its decision to approve the merger agreement, and in recommending to HealthSpring stockholders that the merger agreement be adopted. These interests include, but are not limited to, those described below.

The completion of the transactions contemplated by the merger agreement will constitute a change in control of HealthSpring under all of the HealthSpring agreements and arrangements described below.

Equity Interests of HealthSpring’s Executive Officers

The following table sets forth the number of (i) shares of HealthSpring common stock, (ii) shares of HealthSpring common stock underlying vested HealthSpring stock options, (iii) shares of HealthSpring common stock underlying unvested HealthSpring stock options, and (iv) restricted shares of HealthSpring common stock, in each case held as of November 1, 2011 by each of HealthSpring’s named executive officers and by HealthSpring’s five executive officers who are not named executive officers as a group. Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, the executive officers will have the right to receive $55.00 in cash, without interest and less any applicable withholding taxes, for each share of HealthSpring common stock that they own immediately prior to the effective time of the merger. Pursuant to the merger agreement, at the effective time of the merger, stock options and restricted shares of HealthSpring common stock (other than MSPP shares, the treatment of which is described below under “—Treatment of Equity Awards—Single-Trigger Vesting of MSPP Awards”) held by the executive officers will be converted as described below under “—Treatment of Equity Awards—Treatment of Stock Options and Restricted Shares Under the Merger Agreement.”

Name	Shares of HealthSpring Common Stock	Shares Underlying Vested Stock Options(1)	Shares Underlying Unvested Stock Options(2)	Restricted Shares of HealthSpring Common Stock(3)
Named executive officers:
Herbert A. Fritch	2,240,802	227,321	552,935	30,000
Karey L. Witty	7,000	62,500	144,918	36,731
Michael G. Mirt	3,626	131,250	157,074	54,041
Scott C. Huebner	2,151	120,101	17,656	49,179
M. Shawn Morris	6,771	10,101	17,656	50,854
Executive officers who are not named executive officers as a group (5 persons)	145,005	105,866	58,237	121,703

(1)	Weighted average exercise price per share of vested stock options is: for Mr. Fritch, $17.07 per share; for Mr. Witty, $13.29 per share; for Mr. Mirt, $17.12 per share; for Mr. Huebner, $22.67 per share; for Mr. Morris, $16.42 per share; and for executive officers who are not named executive officers as a group, $17.96 per share.
(2)	Weighted average exercise price per share of unvested stock options is: for Mr. Fritch, $22.33 per share; for Mr. Witty, $15.87 per share; for Mr. Mirt, $17.63 per share; for Mr. Huebner, $17.15 per share; for Mr. Morris, $17.15 per share; and for executive officers who are not named executive officers as a group, $17.05 per share.
(3)	Includes shares of restricted stock awarded under the MSPP which will vest on a “single trigger” basis upon the consummation of the merger. Ownership of MSPP shares is as follows: Mr. Fritch, 0; Mr. Witty, 3,175; Mr. Mirt, 9,776; Mr. Huebner, 0; Mr. Morris, 4,175; executive officers who are not named executive officers as a group, 8,911.

Treatment of Equity Awards

The treatment of all equity awards, including those held by HealthSpring’s directors and executive officers (other than Scott C. Huebner, executive vice president, and M. Shawn Morris, executive vice president (see “—Executive Retention Agreements with Cigna”), and Dr. Sharad Mansukani, director and vice chairman —strategic planning (see “—Non-Employee Director Compensation and Equity Interests—Additional Arrangements with Dr. Sharad Mansukani”)), is summarized below.

Treatment of Stock Options and Restricted Shares Under the Merger Agreement. Pursuant to the merger agreement, at the effective time of the merger, each option to purchase shares of HealthSpring common stock granted under HealthSpring’s equity plans, whether or not exercisable and whether vested or unvested, will be converted into an option to purchase a number of shares of Cigna common stock equal to the product of (i) the total number of shares of HealthSpring common stock subject to the option immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio, as defined below. The per share exercise price of such converted option will be equal to (x) the exercise price applicable to such option immediately prior to the effective time of the merger divided by (y) the stock option exchange ratio.

Pursuant to the merger agreement, at the effective time of the merger, each outstanding award of restricted shares of HealthSpring common stock granted under HealthSpring’s equity plans will be converted into an award of a number of restricted shares of Cigna common stock equal to the product of (i) the total number of restricted shares of HealthSpring common stock subject to the award immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio.

Converted stock options and converted awards of restricted shares of Cigna common stock will be subject to the same terms and conditions as applicable to the corresponding stock options and awards of restricted shares of HealthSpring common stock, respectively, immediately prior to the effective time of the merger (taking into account any accelerated vesting of such stock options and awards of restricted shares of HealthSpring common stock immediately prior to the effective time of the merger, see “—Single-Trigger Vesting of MSPP Awards” and “—Non-Employee Director Compensation and Equity Interests—Additional Arrangements with Dr. Sharad Mansukani”).

The “stock option exchange ratio” referred to above is the merger consideration of $55.00 per share of HealthSpring common stock divided by the volume-weighted average price of Cigna common stock on the NYSE during the trading day on the business day preceding the closing date of the merger.

Lock-Up Covenants. Pursuant to the terms of their respective executive retention agreements (“retention agreements”) with Cigna described below under “—Executive Retention Agreements with Cigna,” Messrs. Fritch and Terry may not, for a period of five years and one year, respectively, sell or transfer any shares of Cigna common stock, options to purchase shares of Cigna common stock or restricted shares of Cigna common stock acquired in connection with the conversion of options to purchase shares of HealthSpring common stock and restricted shares of HealthSpring common stock.

Double-Trigger Vesting of 2006 Plan Awards. In accordance with the terms of the HealthSpring, Inc. Amended and Restated 2006 Equity Incentive Plan (the “2006 Plan”) and corresponding award agreements, in the event that the employment with Cigna or any of its affiliates of a participant in the 2006 Plan, including any of our executive officers (other than Messrs. Huebner and Morris, see “—Executive Retention Agreements with Cigna” below), is terminated within the 12-month period following the consummation of the merger for “good reason” (as defined below) by the participant or as a result of involuntary termination by Cigna or any of its affiliates for any reason other than for “cause” (as defined below), all outstanding awards of such participant will vest, become immediately exercisable, and have all restrictions lifted.

Under the 2006 Plan, “good reason” generally means certain reductions in compensation, material reduction of responsibilities, or relocation requirements, and “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to HealthSpring, reporting to work under the influence, or the use, of illegal drugs, repeated conduct causing HealthSpring substantial public disgrace or economic harm, the continued and repeated failure to substantially perform duties of employment, breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to HealthSpring, or any other material breach of any employment, severance or similar agreement.

Pursuant to Messrs. Fritch and Terry’s retention agreements with Cigna, the definition of “good reason” applicable to their rollover equity awards will be modified to include only certain reductions in compensation, reductions in responsibilities and relocation requirements (see “—Executive Retention Agreements with Cigna—Modification to Definition of ‘Good Reason’ Applicable to Messrs. Fritch and Terry’s Equity Awards”).

The “Golden Parachute Compensation” table below sets forth the estimated value of the acceleration of equity awards previously granted to HealthSpring’s named executive officers under the 2006 Plan, using assumptions discussed below. Using the same assumptions, we also estimate that the aggregate estimated value of “double-trigger” acceleration of equity awards previously granted under the 2006 Plan to HealthSpring’s five executive officers who are not named executive officers would be approximately $8.4 million.

Single-Trigger Vesting of MSPP Awards. Pursuant to the terms of the HealthSpring, Inc. Amended and Restated 2008 Management Stock Purchase Plan (the “MSPP”), certain identified officers, including HealthSpring’s executive officers, may elect to receive, in lieu of a specified portion of his or her annual cash bonus, a number of restricted shares of HealthSpring common stock equal to the amount of such specified portion of the annual bonus divided by a dollar amount equal to 85% of the fair market value of a share of HealthSpring common stock on the date on which such restricted shares are granted. Although the restricted period for restricted shares of HealthSpring common stock granted under the MSPP is generally two years from the date of grant, such restrictions immediately lapse upon a change of control, which would include the merger. The “Golden Parachute Compensation” table below sets forth the estimated value associated with the acceleration of vesting of MSPP shares held by HealthSpring’s named executive officers in connection with the merger. We also estimate that the total value associated with the acceleration of vesting of MSPP shares held by HealthSpring’s five executive officers who are not named executive officers in connection with the merger (calculated based on the merger consideration of $55.00 per share minus the executives’ deferred cash bonus amounts) would be approximately $268,000.

Executive Retention Agreements with Cigna

On October 24, 2011, Herbert A. Fritch, chairman of the board and chief executive officer, Scott C. Huebner, executive vice president, M. Shawn Morris, executive vice president, and David L. Terry, Jr., senior vice president and chief actuary, entered into retention agreements with Cigna. Effective upon the closing of the merger, the retention agreements will supersede and replace their severance agreements with HealthSpring.

Cash and Equity Awards. Subject to the completion of the merger, Mr. Fritch will generally be entitled to receive the following under the terms of his retention agreement with Cigna:

•

a $2,000,000 cash stay bonus, payable in a lump sum amount on the first Cigna payroll date following the first anniversary of the closing date of the merger subject to Mr. Fritch’s continued employment;

•

strategic performance share (“SPS”) awards granted consistent with the terms of the plan applicable to SPSs, pursuant to which SPSs earned and actually issued will range from 0-200% of the SPSs awarded (as described below) depending on the degree to which Cigna achieves the applicable performance goals, and subject to Mr. Fritch’s continued employment through the respective vesting dates, as follows:

•	a SPS award with a grant date value of $1,000,000, covering the 2010-2012 performance period and vesting in March 2013;

•	a SPS award with a grant date value of $1,000,000, covering the 2011-2013 performance period and vesting in March 2014; and

•	a SPS award with a grant date value of $1,000,000, covering the 2012-2014 performance period and vesting in March 2015;

•

an award of restricted shares of Cigna common stock with a grant date value of $4,000,000, vesting 50% on each of the fourth and fifth anniversaries of the closing date of the merger subject to Mr. Fritch’s continued employment; and

•

a $1,000,000 special performance cash bonus, based on the performance of Mr. Fritch and HealthSpring in 2012 and payable in a lump sum amount in March 2013 at the discretion of Cigna’s chief executive officer after consultation with the people resources committee of Cigna’s board of directors, which will be in addition to any payments that Mr. Fritch may receive under Cigna’s Management Incentive Plan that provides for annual incentive awards to executives (the “MIP”), if he is eligible to participate in the MIP.

Subject to the completion of the merger, Messrs. Huebner, Morris and Terry will generally be entitled to the following under the terms of their respective retention agreements with Cigna:

•	a $200,000 ($150,000 for Mr. Terry) cash sign-on bonus, payable in a lump sum amount no later than the fifth day following the closing date of the merger;

•

a $200,000 cash stay bonus, payable in a lump sum amount on the first Cigna payroll date following the first anniversary of the closing date of the merger subject to the respective executive’s continued employment;

•

SPS awards granted consistent with the terms of the plan applicable to SPSs, pursuant to which SPSs earned and actually issued will range from 0-200% of the SPSs awarded (as described below) depending on the degree to which Cigna achieves the applicable performance goals, and subject to the respective executive’s continued employment through the respective vesting dates, as follows:

•	a SPS award with a grant date value of $200,000 ($166,666 for Mr. Terry), covering the 2010-2012 performance period and vesting in March 2013;

•	a SPS award with a grant date value of $200,000 ($166,667 for Mr. Terry), covering the 2011-2013 performance period and vesting in March 2014; and

•	a SPS award with a grant date value of $200,000 ($166,667 for Mr. Terry), covering the 2012-2014 performance period and vesting in March 2015;

•

an award of restricted shares of Cigna common stock with a grant date value of $300,000, vesting 100% on the third anniversary of the grant date subject to the respective executive’s continued employment; and

•

a $250,000 ($200,000 for Mr. Terry) special performance cash bonus, based on the performance of the executive and HealthSpring in 2012 and payable in a lump sum amount in March 2013 at the discretion of Cigna’s chief executive officer after consultation with the people resources committee of Cigna’s board of directors, which will be in addition to any payments the executive may receive under the MIP, if the executive is eligible to participate in the MIP.

The cash stay bonuses and awards of restricted shares of Cigna common stock described above for each of Messrs. Fritch, Huebner, Morris and Terry will generally be subject to accelerated payment or vesting, as applicable, in the event that the executive’s employment is terminated by Cigna without “cause” or by the executive for “good reason.” Except for the special performance cash bonus, all bonuses and awards described above for each of Messrs. Fritch, Huebner, Morris and Terry will also accelerate in the event that the executive’s employment terminates by reason of the executive’s death or disability. The special performance cash bonus will accelerate in the event of a qualifying termination following a “change of control” of Cigna (as defined in each retention agreement). Under the retention agreements, “good reason” generally means certain reductions in compensation, material reduction of responsibilities, or relocation requirements based on the executive’s role immediately following the consummation of the merger, and “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to Cigna, reporting to work under the influence, or the use, of illegal drugs, continued and repeated failure to perform substantially duties of employment, breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to Cigna, or any other material breach of the applicable retention agreement.

Modification to Definition of “Good Reason” Applicable to Messrs. Fritch and Terry’s Equity Awards. Pursuant to Messrs. Fritch’s and Terry’s retention agreements with Cigna, the definition of “good reason” applicable to their rollover equity awards will be modified to include only certain reductions in compensation, reductions in responsibilities and relocation requirements. This definition is consistent with the definition of “good reason” in their retention agreements with Cigna described above under “—Cash and Equity Awards.”

Equity Award Cancellation Payments for Messrs. Huebner and Morris. Pursuant to the terms of their retention agreements with Cigna, at the effective time of the merger, each of Messrs. Huebner and Morris will also be entitled to receive, subject to repayment as described below:

•

a cash payment in exchange for the cancellation of each option to purchase shares of HealthSpring common stock, whether vested or unvested, held immediately prior to the effective time of the merger equal to the product of (a) the merger consideration of $55.00 per share less the exercise price per share of the applicable stock option, and (b) the total number of shares of HealthSpring common stock subject to such stock option; and

•

a cash payment in exchange for the cancellation of each award of restricted shares of HealthSpring common stock held immediately prior to the effective time of the merger equal to the product of (a) the merger consideration of $55.00 per share, and (b) the total number of restricted shares subject to such restricted share awards.

Based on equity awards (vested and unvested) held as of November 1, 2011, Messrs. Huebner and Morris will be entitled to receive aggregate stock option and restricted share cancellation payments equal to approximately $7.3 million and $3.9 million, respectively (which amounts include approximately $3.9 million and $0.4 million, respectively, for already vested equity awards and approximately $1.6 million and $1.7 million, respectively, for equity awards scheduled to vest during the first half of 2012).

In the event that the employment of Mr. Huebner or Mr. Morris is terminated by Cigna for cause or by the executive without good reason within one year following the effective time of the merger, the executive will be obligated to repay to Cigna such amounts to the extent such awards would not have otherwise vested during the period prior to the executive’s termination of employment.

Non-Competition and Non-Solicitation Covenants and Noncompetition Agreements. Pursuant to the terms of their respective retention agreements with Cigna, each executive has generally agreed that for one year (three years for Mr. Fritch) following his termination of employment with Cigna, he will not (i) directly or indirectly own any interest or engage in any independent practitioner administration management business anywhere in the United States, or in any other business that competes directly or indirectly with any product or service of the HealthSpring business in certain regions in which HealthSpring operates, (ii) solicit or hire employees of Cigna, or (iii) solicit certain customers or vendors of Cigna. In addition, on October 24, 2011, each of Messrs. Fritch, Huebner, Morris and Terry also entered into noncompetition agreements with Cigna in their capacities as stockholders of HealthSpring, pursuant to which they have separately agreed not to engage in the competitive behaviors described above, for a period of two years (five years for Mr. Fritch) following the closing date of the merger.

280G Treatment. In the event that any payment under a retention agreement would constitute an “excess parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and as a result the net amount of such payment received by employee is less than the net amount the employee would have received without the additional payment or benefit, the amount of such payment will be reduced so that the executive receives the maximum amount possible without incurring any excise taxes under Section 4999 of the Code.

Executive Officer Severance and Noncompetition Agreements

HealthSpring has entered into a severance and noncompetition agreement (“severance agreement”) with each of its executive officers, pursuant to which, if the executive’s employment is terminated by HealthSpring without “cause” (as defined below) or if the executive terminates his employment for “good reason” (as defined below) within 24 months following a change of control of HealthSpring (including the merger), the executive will be entitled to receive a lump sum payment equal to two times the sum of (i) the executive’s base salary in effect immediately prior to such termination and (ii) the executive’s target annual bonus for the year in which such termination occurs. Effective upon the closing of the merger, retention agreements with Messrs. Fritch, Terry, Huebner and Morris described above under “—Executive Retention Agreements with Cigna” will supersede and replace their severance agreements with HealthSpring.

For the purposes of severance agreements, “good reason” generally means certain decreases in compensation, material reduction of responsibilities, or relocation requirements, and “cause” generally means conviction of a felony or a crime involving moral turpitude or the commission of any act or omission involving material dishonesty or fraud with respect to HealthSpring or its successor, reporting to work under the influence, or the use, of illegal drugs, repeated conduct causing HealthSpring or its successor substantial public disgrace or economic harm, the continued and repeated failure to perform substantially duties of employment, breach of fiduciary duty or engaging in gross negligence or willful misconduct with respect to HealthSpring or its successor, or any other material breach of the applicable severance agreement.

For a period of two years following any such termination, HealthSpring will also be required to continue to provide, at its or its successor’s expense, medical and dental insurance benefits to the executive on substantially the same terms and conditions existing immediately prior to such termination.

In the event that any payment under a severance agreement received by any of HealthSpring’s executive officers in connection with a change of control (including the merger) would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such payment will be reduced by an amount necessary to prevent any portion of the payment from constituting an “excess parachute payment” as defined in Section 280G of the Code.

The severance agreements generally prohibit the executives who are party to the severance agreements from competing with HealthSpring and from soliciting HealthSpring’s employees or business relations during the term of their employment and for a period of 12 months following termination of employment.

Executive Officer 2011 Cash Bonuses

Consistent with past practice, HealthSpring intends to award 2011 annual cash bonuses to its executive officers pursuant to the 2011 executive officer cash bonus plan (the “2011 Bonus Plan”) during the first quarter of 2012 and prior to the consummation of the merger. It is currently anticipated that the maximum 200% EPS target for assessing HealthSpring performance under the 2011 Bonus Plan will be satisfied. Assuming all other performance components will be satisfied, the maximum total cash payment that will be made to HealthSpring’s executive officers under the 2011 Bonus Plan will be approximately $5.4 million. Pursuant to the MSPP, certain executives have previously elected to defer a portion of their 2011 annual bonus into restricted shares of HealthSpring common stock.

Non-Employee Director Compensation and Equity Interests

Annual Non-Employee Director Compensation. Pursuant to HealthSpring’s non-employee director compensation policy, non-employee directors receive certain annual cash retainers and, where directorship continues following the HealthSpring annual meeting of stockholders, each non-employee director receives a number of shares of restricted stock equal to $105,000 (increasing 5% annually) divided by the average trading price of HealthSpring common stock for the 10 trading days preceding the date of the annual meeting. In May 2011, each non-employee director received an award of 2,444 restricted shares of HealthSpring common stock. Pursuant to the terms of the award agreements, the restrictions on the shares lapse on the earlier of (i) the first anniversary of the grant date or (ii) the date of the 2012 annual meeting of HealthSpring stockholders. The award agreements provide that all restricted shares will be forfeited unless the director continues to serve as a director of HealthSpring for the entire restricted period. The award agreements do not provide for accelerated vesting in connection with a change in control of HealthSpring.

Additional Arrangements with Dr. Sharad Mansukani. Effective June 1, 2010, the HealthSpring board of directors appointed Dr. Sharad Mansukani, a director of HealthSpring since June 2007, to serve as vice chairman—strategic planning of the board. In connection with this appointment, Dr. Mansukani ceased to be the executive vice president – chief strategy officer and a part-time employee of HealthSpring. In addition to the cash retainers and restricted stock described above under “—Annual Non-Employee Director Compensation,” Dr. Mansukani receives for his service as vice chairman an additional annual cash retainer and, beginning with the HealthSpring 2011 annual meeting of stockholders, Dr. Mansukani also receives for his service as vice chairman:

•

an option to purchase an amount of shares of HealthSpring common stock equal to $50,000 divided by the average trading price of HealthSpring common stock for the 10 days preceding the date of the annual meeting of stockholders, vesting over a four-year period, and

•

a number of restricted shares equal to $50,000 divided by the average trading price of HealthSpring common stock for the 10 trading days preceding the date of the annual meeting of stockholders, vesting over a four-year period.

In May 2011, Dr. Mansukani received for his service as vice chairman an award of 1,164 restricted shares and an award of an option to purchase 1,164 shares of HealthSpring common stock at an exercise price of $42.47. Pursuant to the terms of the award agreements, the vesting for these awards will accelerate on a change in control of HealthSpring, which would include the merger.

In connection with Dr. Mansukani’s 2010 appointment as vice chairman – strategic planning of the board, the compensation committee of the HealthSpring board of directors approved certain amendments to Dr. Mansukani’s existing equity award agreements to provide, among other matters, that his awards would continue to vest in accordance with their original vesting schedules so long as Dr. Mansukani continued to provide services (as a director or otherwise) to HealthSpring, and, consistent with his vice chairman awards described above, that such prior awards would vest on a change in control of HealthSpring, which would include the merger.

The value associated with the acceleration of Dr. Mansukani’s unvested equity awards (excluding his May 2011 director award of 2,444 restricted shares of HealthSpring common stock) in connection with the merger is approximately $1.1 million, based on the merger consideration of $55.00 per share and unvested equity awards held as of November 1, 2011.

Non-Employee Director Equity Interests. As of November 1, 2011, the number of shares of HealthSpring common stock (including vested non-employee director awards) held by each of HealthSpring’s non-employee directors was as follows: Mr. Folick (0 shares); Mr. Fox (5,841 shares); Mr. Fried (24,541 shares); Mr. Hensley (29,291 shares); Mr. Leon (299,583 shares); Dr. Mansukani (10,959 shares); Mr. Mayerfeld (32,724 shares); and Mr. Nolan (30,870 shares). In addition to the foregoing, as of November 1, 2011, each of the non-employee directors (other than Mr. Folick and Dr. Mansukani, who held 7,514 and 10,229 restricted shares of HealthSpring common stock, respectively) held 2,444 restricted shares of HealthSpring common stock. Mr. Folick’s initial director award of 5,070 restricted shares of HealthSpring common stock is scheduled to vest on November 30, 2011. In addition to shares of HealthSpring common stock and restricted shares of HealthSpring common stock, as of November 1, 2011, Dr. Mansukani held 37,499 vested HealthSpring stock options at a weighted average exercise price of $17.12 per share and 17,786 unvested HealthSpring stock options at a weighted average exercise price of $18.94 per share. For additional information regarding equity awards held by Dr. Mansukani, see “—Additional Arrangements with Dr. Sharad Mansukani” above. Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, the non-employee directors will have the right to receive $55.00 in cash, without interest and less any applicable withholding taxes, for each share of HealthSpring common stock that they own immediately prior to the effective time of the merger.

Director and Officer Indemnification

Directors and executive officers of HealthSpring have rights to indemnification and directors’ and officers’ liability insurance that will survive completion of the merger. Please see the section entitled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance” beginning on page 82.

Quantification of Potential Payments to Named Executive Officers in Connection with the Merger

HealthSpring’s “named executive officers” for purposes of the disclosure in this proxy statement are Herbert A. Fritch, chairman of the board and chief executive officer; Karey L. Witty, executive vice president and chief financial officer; Michael G. Mirt, president; Scott C. Huebner, executive vice president; and M. Shawn Morris, executive vice president. In accordance with Item 402(t) of Regulation S-K, the table below sets forth the compensation that is based on or otherwise relates to the merger that may become payable to each of the named executive officers.

HealthSpring has entered into severance agreements with each of its named executive officers. At the time of the execution of the merger agreement, Messrs. Fritch, Huebner and Morris entered into retention agreements with Cigna that will replace their existing severance agreements with HealthSpring effective upon the closing of the merger. Messrs. Witty and Mirt remain subject to their severance agreements with HealthSpring. For Messrs. Witty and Mirt, the amounts listed below assume that the named executive officer is terminated without cause or resigns for good reason immediately following the consummation of the merger. For Messrs. Fritch, Huebner and Morris, the table presents the terms of their retention agreements entered into in connection with the merger and assumes they will not be terminated and will be employed by Cigna following the consummation of the merger.

The amounts indicated below are estimates based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement, such as the achievement of applicable performance targets and continued service through applicable vesting dates. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by a named executive officer may differ in material respects from the amounts set forth below.

Golden Parachute Compensation

Name	Cash		Equity		Pension/Non- Qualified Deferred Compensation		Perquisites/ Benefits		Total
Herbert A. Fritch	$3,000,000	(1)	$26,715,976	(2)	—		—		$29,715,976
Chairman and Chief Executive Officer
Karey L. Witty	1,575,000	(3)	7,516,756	(4)	$74,625	(5)	26,006	(6)	9,192,387
Executive Vice President and Chief Financial Officer
Michael G. Mirt	2,100,000	(3)	8,305,211	(4)	337,680	(5)	26,006	(6)	10,768,897
President
Scott C. Huebner	650,000	(1)	8,155,769	(2)	—		—		8,805,769
Executive Vice President
M. Shawn Morris	650,000	(1)	4,754,894	(2)	—		—		5,404,894
Executive Vice President

(1)	The table below sets forth the total cash amounts for which each of Messrs. Fritch, Huebner and Morris are eligible pursuant to their retention agreements with Cigna (see “—Interests of HealthSpring’s Directors and Executive Officers in the Merger—Executive Retention Agreements with Cigna”):

Name	Sign-on Bonus(a)	Stay Bonus(b)	Special Performance Bonus(c)	Total
Herbert A. Fritch	$—	$2,000,000	$1,000,000	$3,000,000
Scott C. Huebner	200,000	200,000	250,000	650,000
M. Shawn Morris	200,000	200,000	250,000	650,000

(a)	The sign-on bonus is payable in a lump sum amount no later than the fifth day following the closing date of the merger.
(b)	The stay bonus is payable in a lump sum amount on the first Cigna payroll date following the first anniversary of the closing date of the merger, subject to continued employment with Cigna through the payment date. In the event that an executive’s employment is terminated prior to the first anniversary of the closing by Cigna without cause, by the executive for good reason or by reason of the executive’s death or disability, the executive will be entitled to receive this bonus award. In the event of termination for cause or without good reason prior to the first anniversary of the closing date of the merger, this bonus award will be forfeited.
(c)	The special performance bonus award is payable in March 2013 in amounts up to the amounts reflected in the table above, based on the performance of executive and HealthSpring in 2012. In the event that an executive’s employment is terminated by Cigna without cause, by the executive for good reason or by reason of the executive’s death or disability following a change in control but prior to the bonus payment date, the executive will be entitled to receive this bonus award. In the event of termination for cause or without good reason prior to the payment date, this bonus award will be forfeited.

(2)	The table below sets forth the total equity amounts for which each of Messrs. Fritch, Huebner and Morris are eligible pursuant to their retention agreements with Cigna and, in the case of Mr. Fritch, his rollover equity awards:

Name	SPS Award Target(a)	Restricted Stock Award(b)	Potential Payments Upon Termination(c)	Cancellation of Existing Equity Awards(d)		Total
				Stock Options	Restricted Stock
Herbert A. Fritch	$3,000,000	$4,000,000	$19,715,976	$—	$—	$26,715,976
Scott C. Huebner	600,000	300,000	—	4,550,924	2,704,845	8,155,769
M. Shawn Morris	600,000	300,000	—	1,057,924	2,796,970	4,754,894

(a)	SPS awards will vest and settle in shares of Cigna common stock in the year following the end of the performance period for the award, which is in each of March 2013, 2014 and 2015 based on performance over the prior three-year period (2010-2012, 2011-2013 and 2012-2014, respectively) and in a manner consistent with Cigna’s long-term incentive plan. Consistent with the terms of the plan applicable to SPSs, SPSs earned and actually issued will range from 0-200% of the SPSs awarded depending on the degree to which Cigna achieves the applicable performance goals. In the event an executive’s employment is terminated for any reason (other than death or disability) prior to the vesting date of a portion of the award, including if he is terminated without cause or terminates employment for good reason, he will forfeit that portion of the award.
(b)	Mr. Fritch’s award of restricted shares of Cigna common stock will vest 50% on each of the fourth and fifth anniversaries of the closing date of the merger. Messrs. Huebner’s and Morris’ awards of restricted shares of Cigna common stock will vest 100% on the third anniversary of the grant date. Receipt of each award is subject to continued employment with Cigna through the applicable vesting date. In the event that an executive’s employment is terminated prior to the vesting date by Cigna without cause, by the executive for good reason or by reason of the executive’s death or disability, the executive will be entitled to receive this award.

(c)	Represents the potential value of “double trigger” acceleration of Mr. Fritch’s rollover equity awards (i) assuming a price per share of HealthSpring common stock of $55.00 and (ii) reflecting unvested equity awards held as of November 1, 2011, in the event he is terminated without cause or resigns for good reason within 12 months following the consummation of the merger. As described above under “—Interests of HealthSpring’s Directors and Executive Officers in the Merger—Executive Retention Agreements with Cigna—Modification to Definition of ‘Good Reason’ Applicable to Messrs. Fritch and Terry’s Equity Awards,” pursuant to Mr. Fritch’s retention agreement with Cigna, the definition of “good reason” applicable to his rollover equity awards will be modified to include only certain reductions in compensation, reductions in responsibilities and relocation requirements.
(d)	Under the terms of Messrs. Huebner’s and Morris’ retention agreements with Cigna, they will each receive a cash payment, subject to repayment as described above under “—Interests of HealthSpring’s Directors and Executive Officers in the Merger—Executive Retention Agreements with Cigna —Equity Award Cancellation Payments for Messrs. Huebner and Morris,” in return for cancellation of their respective vested and unvested stock options and restricted stock awards received from HealthSpring prior to the execution of the retention agreements. The equity cancellation payments are described above under “—Interests of HealthSpring’s Directors and Executive Officers in the Merger—Executive Retention Agreements with Cigna—Equity Award Cancellation Payments for Messrs. Huebner and Morris.”

(3)	Represents the “double trigger” severance payment that would be payable to the executive under his severance agreement with HealthSpring, equal to two times the sum of (i) the named executive officer’s base salary and (ii) the named executive officer’s target annual bonus that will be payable (calculated using 2011 base salary and 2011 target bonus amounts) if the executive is terminated without cause or resigns for good reason within 24 months following the consummation of the merger. Pursuant to the severance agreements, the severance payments are payable in a lump sum amount within 10 days following the “severance delay period,” which is generally defined as the period beginning on the date of termination and ending on the 30th day thereafter. See “—Interests of HealthSpring’s Directors and Executive Officers in the Merger—Executive Officer Severance and Noncompetition Agreements.” In the event that any severance payment would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, such payment will be reduced by an amount necessary to prevent any portion of the payment from constituting an “excess parachute payment” within the meaning of Section 280G of the Code.
(4)	Represents the potential value of “double trigger” acceleration of equity awards to the named executive officer (i) assuming a price per share of HealthSpring common stock of $55.00 and (ii) reflecting unvested equity awards held as of November 1, 2011, in the event the executive is terminated without cause or resigns for good reason within 12 months following the consummation of the merger.
(5)	Amounts include the value associated with the acceleration of the executive’s MSPP shares in accordance with the terms of the MSPP and corresponding award agreements, calculated based on the merger consideration of $55.00 per share, minus the executive’s deferred cash bonus amounts ($100,000 for Mr. Witty and $200,000 for Mr. Mirt). Under the MSPP, all restrictions on such restricted shares will lapse automatically at the effective time of the merger. For a discussion of the MSPP, see “—Interests of HealthSpring’s Directors and Executive Officers in the Merger—Treatment of Equity Awards—Single-Trigger Vesting of MSPP Awards.”
(6)	Represents the estimated value of the continuation of medical and dental insurance benefits for 24 months in the event that the executive is terminated without cause or resigns for good reason within 24 months following the consummation of the merger, based upon the types of medical and dental coverage HealthSpring expects to carry for the executive (and all family members and other dependents, as applicable) as of the 2012 plan year and the related premiums for such period.

Financing Related to the Merger

In connection with entering into the merger agreement, Cigna received a bridge commitment letter, dated October 24, 2011 (the “commitment letter”), from Morgan Stanley, a copy of which Cigna provided to HealthSpring at the time of the parties’ execution of the merger agreement. Pursuant to the commitment letter, Morgan Stanley has committed to provide a 364-day senior unsecured bridge term loan credit facility (the “bridge term facility”) in an aggregate principal amount of up to $2.5 billion. Cigna has advised us that a portion of Morgan Stanley’s commitment was subsequently syndicated to the other Bridge Lenders.

The commitment of Morgan Stanley and the other Bridge Lenders under the commitment letter is subject to the satisfaction of certain conditions precedent, including, without limitation:

•

there not having been since December 31, 2010, with certain exceptions, any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, results of operations or financial condition of HealthSpring and its subsidiaries, taken as a whole;

•	the negotiation, execution and delivery of definitive financing documentation; and

•	the satisfaction or waiver by Morgan Stanley and the other Bridge Lenders of certain other customary conditions precedent set forth in the commitment letter.

The commitment letter terminates on the earliest of (i) the date that is (x) eight months following the date of the commitment letter or (y) 10 months following the date of the commitment letter, if the initial outside date (as defined in the merger agreement) is extended from eight months to 10 months following the date of the merger agreement pursuant to the terms of the of the merger agreement and Cigna has delivered written notice of such extension to Morgan Stanley, (ii) the execution and delivery of the definitive financing documentation for the bridge facility and (iii) the termination of the merger agreement in accordance with its terms.

Cigna has advised us that, as of November 10, 2011, Cigna had raised $2.1 billion in financing for the merger consideration through the issuance of debt securities, which reduced the total amount of the Bridge Lenders’ commitments in respect of the senior unsecured bridge loan facility by $2.0 billion.

Regulatory Clearances and Approvals Required for the Merger

HSR Act and Antitrust. The merger is subject to the requirements of the HSR Act, which prevents Cigna and HealthSpring from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. On November 7, 2011, Cigna and HealthSpring filed the requisite notification and report forms under the HSR Act with the DOJ and the FTC. The waiting period will expire at 11:59 p.m. on December 7, 2011, unless earlier terminated by the DOJ and the FTC or extended by the DOJ or the FTC issuing a Second Request. The issuance of a Second Request would extend the waiting period until 11:59 p.m. on the 30th day after Cigna and HealthSpring have substantially complied with the Second Request, unless the waiting period is terminated earlier by the DOJ or the FTC. If the waiting period expires on a Saturday, Sunday or legal public holiday, then the period is extended until 11:59 p.m. the next business day. The DOJ, the FTC, state attorneys general and others may challenge the merger on antitrust grounds either before or after expiration or termination of the HSR Act waiting period. Accordingly, at any time before or after the completion of the merger, any of the DOJ, the FTC, state attorneys general or others could take action under the antitrust laws, including, without limitation, seeking to enjoin the completion of the merger. We cannot assure you that a challenge to the merger on antitrust grounds will not be made or that, if a challenge is made, it will not succeed.

Other Regulatory Matters. Pursuant to the insurance laws and, in some instances, the health laws of certain states (including, but not limited to, Alabama, California, Delaware, Florida, Maryland, New Jersey, Pennsylvania, Tennessee and Texas), applicable state regulatory authorities must approve Cigna’s acquisition of control of HealthSpring’s insurance companies and health maintenance organizations. To obtain these approvals,

Cigna, or the applicable HealthSpring subsidiary, as the case may be, has filed acquisition of control and material modification or similar statements or applications, as required by the insurance and health laws and regulations of each applicable state. There can be no assurance that any of these local authorities will grant the necessary approvals or consents in order for the merger to be completed.

One or more governmental agencies may impose a condition, restriction, qualification, requirement or limitation when it grants the necessary approvals and consents. Third parties may also seek to intervene in the regulatory process or litigate to enjoin or overturn regulatory approvals, any of which actions could significantly impede or even preclude obtaining required regulatory approvals. There is currently no way to predict how long it will take to obtain all of the required regulatory approvals or whether such approvals will ultimately be obtained and there may be a substantial period of time between the approval by HealthSpring stockholders and the completion of the merger.

Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, or require changes to the terms of the merger agreement. These conditions or changes could result in the conditions to the merger not being satisfied.

Material U.S. Federal Income Tax Consequences of the Merger

The exchange of shares of HealthSpring common stock for cash in the merger will generally be a taxable transaction to U.S. holders for United States federal income tax purposes. In general, a U.S. holder whose shares of HealthSpring common stock are converted into the right to receive cash in the merger will recognize gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares.

You should read the section entitled “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 93 for a more detailed discussion of the United States federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the tax consequences of the merger to you.

Delisting and Deregistration of HealthSpring Common Stock

Upon completion of the merger, the HealthSpring common stock currently listed on the NYSE will cease to be listed on the NYSE and will subsequently be deregistered under the Exchange Act.

Litigation Related to the Merger

Shortly after the announcement of the merger, a total of six putative class action lawsuits challenging the merger were filed in the Chancery Court for Williamson County, Tennessee and the Delaware Court of Chancery against various combinations of HealthSpring, Cigna, and the individual members of the HealthSpring board of directors.

Chancery Court for Williamson County, Tennessee

Beginning on October 26, 2011, two putative class action lawsuits challenging the merger were filed in the Chancery Court for Williamson County, Tennessee against HealthSpring, Cigna, and the individual members of the HealthSpring board of directors. These complaints are substantially similar and generally allege that the members of the HealthSpring board of directors breached their fiduciary duties owed to HealthSpring stockholders by entering into the merger agreement, approving the proposed merger, and failing to take steps to maximize HealthSpring’s value to its stockholders, and that Cigna and HealthSpring aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors Cigna and that certain provisions of the merger agreement unduly restrict HealthSpring’s ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, preliminary injunctive relief prohibiting or delaying the defendants from consummating the merger and other forms of equitable relief.

Delaware Court of Chancery

Beginning on October 28, 2011, four putative class action lawsuits challenging the merger were filed in the Delaware Court of Chancery against HealthSpring, Cigna, and the individual members of the HealthSpring board of directors. These complaints are substantially similar and generally allege that the members of the HealthSpring board of directors breached their fiduciary duties owed to HealthSpring stockholders by entering into the merger agreement, approving the proposed merger, and failing to take steps to maximize HealthSpring’s value to its stockholders, and that Cigna and HealthSpring aided and abetted such breaches of fiduciary duties. In addition, the complaints allege that the proposed merger improperly favors Cigna and that certain provisions of the merger agreement unduly restrict HealthSpring’s ability to negotiate with other potential bidders. The complaints generally seek, among other things, declaratory and injunctive relief concerning the alleged fiduciary breaches, preliminary injunctive relief prohibiting or delaying the defendants from consummating the merger and other forms of equitable relief.

HealthSpring believes that these lawsuits are without merit and plans to defend against them vigorously. Additional lawsuits arising out of or relating to the merger agreement or the merger may be filed in the future.

Appraisal Rights

Under the DGCL, HealthSpring stockholders who do not vote for the adoption of the merger agreement have the right to seek appraisal of the fair value of their shares in cash as determined by the Delaware Court of Chancery, but only if they comply with all of the applicable requirements of the DGCL, which are summarized in this proxy statement. This appraisal amount could be more than, the same as, or less than the value of the merger consideration. Any HealthSpring stockholder intending to exercise appraisal rights must, among other things, submit a written demand for appraisal to HealthSpring prior to the vote on the adoption of the merger agreement and must not vote or otherwise submit a proxy in favor of adoption of the merger agreement. Failure to follow exactly the procedures specified under the DGCL will result in the loss of appraisal rights. Because of the complexity of the DGCL relating to appraisal rights, if you are considering exercising your appraisal right we encourage you to seek the advice of your own legal counsel.

Shares of HealthSpring common stock held by any stockholder who properly demands appraisal with respect to such shares in compliance with the DGCL will not be converted into the right to receive the merger consideration, and holders of such shares will be entitled to receive payment of the value of such shares determined in accordance with the applicable provisions of the DGCL and as further described in the section entitled “Appraisal Rights” on page 95. However, if, after the completion of the merger, any holder of dissenting shares fails to perfect or otherwise waives, withdraws or loses his, her or its right to appraisal under the DGCL, the shares of HealthSpring common stock held by that stockholder that were dissenting shares will be treated as if they had been converted into the right to receive the merger consideration pursuant to the terms of the merger agreement.

THE MERGER AGREEMENT

The following summary describes certain material provisions of the merger agreement and is qualified in its entirety by reference to the merger agreement, a copy of which is attached to this proxy statement as Annex A and which is incorporated by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that may be important to you. We encourage you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.

The merger agreement is included in this proxy statement to provide you with information regarding its terms and is not intended to provide any factual information about HealthSpring, Cigna or any of their respective subsidiaries or affiliates. Such information can be found elsewhere in this proxy statement or in the public filings we make with the SEC, as described in the section entitled “Where You Can Find More Information” beginning on page 99. The representations, warranties and covenants contained in the merger agreement have been made solely for the purposes of the merger agreement and as of specific dates and solely for the benefit of parties to the merger agreement and:

•	are not intended as statements of fact, but rather as a way of allocating the risk between the parties in the event the statements therein prove to be inaccurate;

•

in many cases are subject to important qualifications and limitations, including certain confidential disclosures that were made between the parties in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement itself;

•	may no longer be true as of a given date; and

•	may apply standards of materiality in a way that is different from what may be viewed as material by you or other stockholders.

Accordingly, you should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of HealthSpring, Cigna or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in HealthSpring’s public disclosures. Accordingly, the representations and warranties and other provisions of the merger agreement should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section entitled “Where You Can Find More Information” beginning on page 99.

Terms of the Merger; Merger Consideration; Certificate of Incorporation; Bylaws; Directors

The merger agreement provides that, upon the terms and subject to the conditions set forth in the merger agreement and in accordance with the DGCL, at the effective time of the merger, Merger Sub will be merged with and into HealthSpring, whereupon the separate existence of Merger Sub will cease, and HealthSpring shall continue as the surviving company and an indirect wholly-owned subsidiary of Cigna.

At the effective time of the merger, each outstanding share of HealthSpring common stock (other than restricted shares of HealthSpring common stock, treasury shares and any shares owned by HealthSpring, Cigna, Merger Sub, any of their respective wholly-owned subsidiaries, or any person who properly demands appraisal of their shares pursuant to the DGCL), will be converted into the right to receive $55.00 in cash, without interest and subject to any applicable withholding taxes (the “merger consideration”).

In the event that, from the date of the merger agreement until the effective time of the merger, the outstanding shares of HealthSpring common stock are changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon is declared with a record date within such time period, the merger consideration and the stock option exchange ratio will be equitably adjusted to provide the holders of HealthSpring common stock the same economic effect as contemplated by the merger agreement prior to such event.

At the effective time of the merger, the certificate of incorporation of HealthSpring will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement, the bylaws of Merger Sub, as in effect immediately prior to the effective time, will become the bylaws of the surviving company, and the directors of Merger Sub immediately prior to the effective time will become the directors of the surviving company. At the effective time of the merger, each outstanding share of Merger Sub common stock will be converted into and become one share of common stock of the surviving company and will constitute the only outstanding shares of capital stock of the surviving company.

Completion of the Merger

Unless the parties agree otherwise, the closing of the merger will take place on the second business day after all conditions to the completion of the merger have been satisfied or waived (other than those conditions that can only be satisfied at such closing, but subject to the satisfaction or waiver of such conditions). The effective time of the merger will be at the time when the certificate of merger is filed with the Secretary of State of the State of Delaware, or at such later time as the parties agree and specify in the certificate of merger.

We expect to complete the merger during the first half of 2012. The merger is subject to various regulatory clearances and approvals and other conditions, however, and it is possible that factors outside the control of both companies could result in the merger being completed at a later time, or not at all. There may be a substantial amount of time between the special meeting and the completion of the merger. We expect to complete the merger promptly following the receipt of all required approvals.

Treatment of Equity Awards

Pursuant to the merger agreement, at the effective time of the merger:

•

each option to purchase shares of HealthSpring common stock granted under HealthSpring’s equity plans, whether or not exercisable and whether vested or unvested, will be converted into an option to purchase a number of shares of Cigna common stock equal to the product of (i) the total number of shares of HealthSpring common stock subject to the option immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio, as defined below, at a per share exercise price equal to (x) the exercise price applicable to such option immediately prior to the effective time of the merger divided by (y) the stock option exchange ratio; and

•

each outstanding award of restricted shares of HealthSpring common stock granted under HealthSpring’s equity plans will be converted into an award of a number of restricted shares of Cigna common stock equal to the product of (i) the total number of restricted shares of HealthSpring common stock subject to the award immediately prior to the effective time of the merger, times (ii) the stock option exchange ratio. Fractional shares of Cigna common stock will not be issued, and cash will be paid in lieu of such fractional shares.

Converted options and converted restricted shares of Cigna common stock will be subject to the same terms and conditions as applicable to the corresponding options or restricted shares of HealthSpring common stock, respectively, immediately prior to the effective time of the merger (taking into account any accelerated vesting of such options or restricted shares of HealthSpring common stock, as applicable, in accordance with the terms of the applicable equity plan and corresponding option or restricted share award agreement).

For the purposes of the conversion of options and shares of restricted HealthSpring common stock described above, the “stock option exchange ratio” means the merger consideration divided by the volume-weighted average price of a share of Cigna common stock on the NYSE during the trading day on the business day preceding the closing date of the merger.

The merger agreement obligates Cigna to cause the shares of Cigna common stock underlying the converted HealthSpring stock options and converted HealthSpring restricted stock awards to be registered by filing a registration statement on Form S-8 (or any successor or other appropriate form) with the SEC.

Exchange of Shares in the Merger

Prior to the effective time of the merger, Cigna will, with the prior approval of HealthSpring, select an exchange agent to handle the exchange of shares of HealthSpring common stock for the merger consideration. At or prior to the effective time of the merger, Cigna will deposit with the exchange agent all of the cash sufficient to pay the aggregate merger consideration. At any time after the effective time of the merger, shares of HealthSpring common stock will represent only the right to receive the merger consideration (except to the extent appraisal rights have been properly exercised in respect of such shares).

As soon as reasonably practicable after the effective time of the merger, Cigna will instruct the exchange agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), to each record holder of a HealthSpring common stock certificate a letter of transmittal specifying that delivery will be effected, and risk of loss and title to any such certificates will pass, only upon delivery of such certificates to the exchange agent and providing instructions for effecting the surrender of the HealthSpring common stock certificates in exchange for the merger consideration.

Upon surrender of a HealthSpring common stock certificate for cancellation to the exchange agent, together with a duly executed letter of transmittal and such other documents as may reasonably be required by the exchange agent, the holder of a HealthSpring common stock certificate will be entitled to receive the merger consideration pursuant to the merger agreement. The surrendered certificates of HealthSpring common stock will then be cancelled.

If a transfer of ownership of HealthSpring common stock is not registered in the transfer records of HealthSpring, payment may be made and shares may be issued to a person other than the person in whose name the surrendered HealthSpring common stock certificate is registered, if such certificate is properly endorsed or otherwise is in proper form for transfer and the person requesting payment pays any transfer or other taxes required by reason of the payment to a person other than the registered holder of the HealthSpring common stock certificate or establishes to Cigna’s satisfaction that such tax has been paid or is not applicable.

Holders of HealthSpring common stock that are held in book-entry form will not be required to deliver a stock certificate or an executed letter of transmittal to the exchange agent in order to receive the merger consideration. Upon completion of the merger and the receipt by the exchange agent of an “agent’s message” (or such other evidence, if any, of surrender as the exchange agent may reasonably request), the holder of book-entry shares of HealthSpring common stock will be entitled to receive the merger consideration.

No interest will be paid or will accrue on any cash payable upon surrender of any HealthSpring common stock certificate or any book-entry shares of HealthSpring common stock.

Lost, Stolen or Destroyed Certificates

In the event any HealthSpring common stock certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such certificate to be lost, stolen or destroyed and, to the extent required by Cigna, the posting by such person of a bond in such reasonable amount as Cigna may direct as indemnity against any claim that may be made against it with respect to such certificate, the exchange agent will pay in exchange for such lost, stolen or destroyed certificate the merger consideration that would be payable in respect thereof pursuant to the merger agreement had such lost, stolen or destroyed certificate been surrendered as provided in the merger agreement.

Representations and Warranties

The merger agreement contains customary representations and warranties made by HealthSpring to Cigna and Merger Sub and representations and warranties made by Cigna and Merger Sub to HealthSpring. These representations and warranties are subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the merger agreement. In particular, the representations and warranties that HealthSpring made in the merger agreement are qualified by disclosure contained in filings HealthSpring made with the SEC on or after January 1, 2009 and prior to the date of the merger agreement (but excluding risk factors or forward-looking or cautionary disclosures set forth in such filings), as well as by certain confidential disclosures that HealthSpring delivered to Cigna and Merger Sub concurrently with the execution of the merger agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not read the representations and warranties given by the parties in the merger agreement or any description thereof as characterizations of the actual state of facts or conditions of HealthSpring, Cigna or Merger Sub. HealthSpring’s representations and warranties under the merger agreement relate to, among other things:

•	HealthSpring’s and its subsidiaries’ organization, good standing and corporate power;

•	HealthSpring’s capital structure and the absence of restrictions or encumbrances with respect to the capital stock of HealthSpring and its subsidiaries;

•

the authority of HealthSpring to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement, the required vote of HealthSpring stockholders to adopt the merger agreement and the enforceability of the merger agreement against HealthSpring;

•

the absence of (i) any conflict with or violation of any contract of HealthSpring or its subsidiaries, (ii) any conflict with or violation of the organizational documents of HealthSpring and its subsidiaries, (iii) the creation of any lien on any properties or assets of HealthSpring or its subsidiaries, or (iv) any conflict with or violation of applicable laws as a result of the execution and delivery by HealthSpring of the merger agreement and the consummation by HealthSpring of the merger;

•	required regulatory filings and governmental approvals;

•

compliance with SEC filing requirements for HealthSpring’s SEC filings since January 1, 2009, including compliance with GAAP and SEC requirements of financial statements and adequacy of internal controls and disclosure controls and procedures;

•	absence of undisclosed liabilities;

•	accuracy of information contained in this proxy statement, as it may be amended or supplemented from time to time;

•	absence of certain changes and events since December 31, 2010;

•	compliance with applicable laws since January 1, 2009;

•	regulatory compliance under applicable healthcare laws since January 1, 2009;

•	the absence of litigation;

•	tax matters;

•	employee benefit plans, labor and employment matters;

•	material contracts, the performance of obligations and the absence of breaches thereunder;

•	intellectual property and software;

•	title to or valid leasehold interests in real property;

•	environmental matters;

•	non-ownership of Cigna common stock;

•	inapplicability of takeover statutes;

•	absence of undisclosed brokers and finder’s fees;

•	receipt by the HealthSpring board of directors of an opinion of HealthSpring’s financial advisor; and

•	the absence of any additional representations and warranties.

The merger agreement also contains customary representations and warranties made by Cigna and Merger Sub that are subject, in some cases, to specified exceptions and qualifications contained in the merger agreement, disclosure contained in the filings Cigna made with the SEC on or before January 1, 2009 and prior to the date of the merger agreement (but excluding risk factors or forward-looking disclosures set forth in such filings), as well as certain confidential disclosures that Cigna delivered to HealthSpring concurrently with the signing of the merger agreement.

Cigna’s and Merger Sub’s representations and warranties to HealthSpring under the merger agreement, relate to, among other things:

•	Cigna’s and its subsidiaries’ organization, good standing and corporate power;

•

their authority to enter into the merger agreement and consummate the merger and the other transactions contemplated by the merger agreement and the enforceability of the merger agreement against Cigna and Merger Sub;

•

the absence of (i) any conflict with or violation of any contract of Cigna or its subsidiaries, (ii) any conflict with or violation of the organizational documents of Cigna and its subsidiaries, (iii) the creation of any lien on any properties or assets of Cigna or its subsidiaries, or (iv) any conflict with or violation of applicable laws as a result of the execution and delivery by Cigna of the merger agreement and the consummation by Cigna of the merger;

•	required regulatory filings and governmental approvals;

•	accuracy of information supplied to HealthSpring by Cigna or Merger Sub for use in this proxy statement, as it may be amended or supplemented from time to time;

•	their compliance with applicable laws;

•	absence of litigation;

•	inapplicability of takeover statutes;

•	absence of a requirement that Cigna stockholders vote or otherwise act in order for Cigna and Merger Sub to consummate the merger and the transactions contemplated by the merger agreement;

•	availability of funds to consummate the merger and financing commitment;

•	non-ownership by Cigna and Merger Sub of shares of HealthSpring common stock; and

•	the absence of any additional representations and warranties.

None of the representations and warranties in the merger agreement survive the completion of the merger.

Many of the representations and warranties in the merger agreement are qualified by a “materiality” or “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless a materiality threshold is satisfied or their failure to be true or correct would, or would reasonably be expected to, result in a material adverse effect).

For purposes of the merger agreement, a “material adverse effect” means, with respect to Cigna, any event, change, effect, development or occurrence that would reasonably be expected to materially impair the ability of Cigna to perform its obligations under the merger agreement or prevent or materially delay the consummation of the merger and relation transactions.

For purposes of the merger agreement, a “material adverse effect” means, with respect to HealthSpring, any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of HealthSpring and its subsidiaries, taken as a whole, provided, however, that no event, change, effect, development or occurrence, will be deemed to constitute, nor will any of the foregoing be taken into account in determining whether there has been, a material adverse effect, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to:

•

any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on HealthSpring and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which HealthSpring and any of its subsidiaries operate;

•

any changes in conditions generally affecting the healthcare, insurance, health insurance or managed care industry, Medicare Advantage managed care industry or any other industry in which HealthSpring or any of its subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on HealthSpring and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which HealthSpring and any of its subsidiaries operate;

•

any decline in the market price or trading volume of HealthSpring common stock (it being understood that the foregoing will not preclude Cigna from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•

any regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, or the economy in each case in the United States or any foreign jurisdiction, except to the extent that such changes or conditions have a materially disproportionate adverse effect on HealthSpring and its subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which HealthSpring and any of its subsidiaries operate;

•

any failure, in and of itself, by HealthSpring to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Cigna from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•

the execution and delivery of the merger agreement or the public announcement or pendency of the merger agreement, the merger or the taking of any action required or contemplated by the merger agreement or the identity of, or any facts or circumstances relating to, Cigna, Merger Sub or their respective subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of HealthSpring or any of its subsidiaries with customers, providers, suppliers, partners, officers or employees;

•

any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other law of or by any governmental entity, except to the extent that such changes have a materially disproportionate adverse effect on HealthSpring and its subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the Medicare Advantage managed care industry in which HealthSpring and any of its subsidiaries operate;

•	any change in the generally accepted accounting principles in the United States (or authoritative interpretations thereof);

•

any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the merger agreement;

•	any taking of any action at the request of Cigna or Merger Sub or with the consent of Cigna or Merger Sub;

•

any reduction in the credit rating of HealthSpring or any of its subsidiaries (it being understood and agreed that the foregoing shall not preclude Cigna and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of material adverse effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a material adverse effect);

•	any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions; or

•

any litigation arising from allegations of a breach of fiduciary duty or violation of applicable law relating to the merger agreement or the merger or the other transactions contemplated by the merger agreement.

Covenants Regarding Conduct of Business by HealthSpring Pending the Merger

HealthSpring has agreed to certain covenants in the merger agreement restricting the conduct of its business between the date of the merger agreement and the effective time of the merger. In general, HealthSpring has agreed to (i) conduct its business in the ordinary course in all material respects, (ii) use commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and relationship with providers, plan members, suppliers, distributors, licensors, licensees and other persons with which it has material business dealings and governmental entities having jurisdiction over its business, and (iii) keep available in the aggregate the services of its workforce. Except as (i) required by applicable law or a governmental entity, (ii) set forth in HealthSpring’s confidential disclosure letter delivered to Cigna and Merger Sub concurrently with the execution of the merger agreement, or (iii) otherwise contemplated or required by the merger agreement, unless Cigna otherwise consents in writing (which consent may not be unreasonably withheld, conditioned or delayed), from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement, HealthSpring may not, and may not permit any of its subsidiaries to:

•	amend its certificate of incorporation or bylaws;

•

(i) declare, set aside, make or pay any dividend or other distribution in respect of any of its capital stock, (ii) adjust, split, combine, amend the terms of or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any other equity interests or any rights, warrants or options to acquire any such shares or interests, with certain exceptions set forth in the merger agreement;

•

issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities or make any changes in its capital structure, subject to certain exceptions relating to (i) issuing shares in connection with the exercise of options or the vesting or settlement of restricted shares, (ii) granting options or restricted shares to employees, other than certain executive officers, in the ordinary course of business consistent with past practice, (iii) issuing shares of capital stock of a wholly owned subsidiary to its parent, HealthSpring or another HealthSpring wholly-owned subsidiary or (iv) certain liens pursuant to HealthSpring’s existing credit agreement;

•

merge or consolidate with any other entity or acquire any material assets, product lines or businesses, or make a material investment in any other entity, except for acquisitions of property, inventory and equipment in the ordinary course of business consistent with past practice and for consideration not in excess of $35 million in the aggregate;

•

sell, lease, license, subject to a material lien or otherwise dispose of any material assets, product lines or businesses except for sales, leases or licenses of property, inventory and equipment in the ordinary course of business consistent with past practice and for consideration not in excess of $35 million in the aggregate;

•

(i) make any material loans, advances or capital contributions or create, incur, guarantee or assume any debt in excess of $35 million in the aggregate except for (a) transactions among HealthSpring and its wholly owned subsidiaries, (b) draw-downs of funds and letters of credit issued under HealthSpring’s existing credit agreement in the ordinary course of business and consistent with past practice or (c) debt incurred to replace, renew, extend, refinance or refund any existing debt, (ii) make or commit to make any capital expenditure in excess of $35 million in the aggregate or (iii) cancel any material debts owed to HealthSpring or waive any claims or rights of value, except for cancellations or waivers that are not material and are made in the ordinary course of business consistent with past practice;

•

except as required by contracts in effect prior to October 24, 2011, benefit plans or applicable law, (i) increase the compensation or other benefits payable or provided to executive officers or to directors, except for annual increases in compensation and other benefits for directors and officers (other than certain executive officers) that are consistent with past practice, (ii) materially increase the compensation or other benefits payable to employees (other than executive officers) or independent contractors except in the ordinary course of business consistent with past practice, (iii) enter into any employment, change of control, severance or retention agreement with any officer or other employee except for renewals or replacements of existing agreements with employees (other than officers) on substantially the same terms, or severance agreements entered into with employees (other than officers) in the ordinary course of business and consistent with past practice, (iv) establish, adopt, enter into or amend any benefit plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former directors or officers except as required by law or, for the benefit of any non-officer employees or independent contractors, except in the ordinary course of business consistent with past practice or as required by law or (v) amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any benefit plan;

•

settle, offer or propose to settle, offer or compromise any material claim or enter into any consent decree, injunction or similar restraint that materially restricts business operations after the effective time of the merger except for (i) the settlement of claims, liabilities or obligations in connection with stockholder litigation relating to the merger involving monetary payment only in an amount not to exceed $1,500,000 in the aggregate and for which a full release is granted and (ii) settlements and waivers of rights in connection with the processing and paying of claims to health care providers made in the ordinary course of business and consistent with past practice;

•

(i) enter into or extend any material contract with a term of three years or more or (ii) except in the ordinary course of business consistent with past practice, enter into, modify, amend, or terminate any material contract in a manner that would be material and adverse to HealthSpring and its subsidiaries, taken as a whole;

•	alter or amend, in any material respect, any existing accounting methods, principles or practices;

•

make any change in the investment, hedging, reserving, underwriting or claims administration policies, practices or principles that would be material to HealthSpring and its subsidiaries, taken as a whole, except as may be required to conform to changes in GAAP, to applicable accounting practices prescribed by the applicable commissioner of insurance, or to applicable law;

•

make or change any material tax election, change any annual tax accounting period, adopt or change any material method of tax accounting, file any material amended tax returns or claims for material tax refunds, enter into any material closing agreement, surrender any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability, consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, except, with respect to settlement or surrender of material tax claims or assessments, to the extent of reserves established on HealthSpring’s most recent consolidated balance sheet;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

•

contract with or employ any person or entity listed on the General Services Administration Excluded Parties List System, the U.S. Department of Health and Human Services Office of Inspector General List of Excluded Individuals/Entities or any Federal Drug Administration Debarment List; or

•	obligate itself to take any of the foregoing actions.

In addition, as discussed under “—Efforts to Obtain Required Stockholder Vote” above, as promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on this proxy statement, or that HealthSpring may commence mailing this proxy statement, HealthSpring is obligated to duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement.

Notwithstanding the foregoing, nothing in the merger agreement gives Cigna or Merger Sub the right to control or direct the operations of HealthSpring and its subsidiaries prior to the effective time, and no consent of Cigna or Merger Sub is required with respect to the foregoing matters to the extent inconsistent with applicable law.

No Solicitation of Alternative Proposals; Changes in Board Recommendation

As of the date of the merger agreement, HealthSpring agreed to immediately cease all activities, discussions or negotiations with any parties that may have been ongoing prior to the date of the merger agreement with respect to an “acquisition proposal” (as defined below) and to use commercially reasonable efforts to require, in accordance with the terms of any applicable confidentiality agreement, that such parties return or destroy all information and other material relating to HealthSpring or its subsidiaries previously provided to such parties by HealthSpring or its representatives in connection with the evaluation of a potential acquisition proposal.

Under the merger agreement, HealthSpring may not, may not permit its subsidiaries to, and may not authorize or permit any of its officers, directors, employees or any representatives acting on its behalf or on behalf of any of its subsidiaries to, directly or indirectly: (i) solicit, initiate or knowingly encourage (including by way of furnishing information) or knowingly facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any acquisition proposal; (ii) engage in any negotiations or discussions regarding any acquisition proposal or otherwise cooperate with, knowingly encourage or knowingly facilitate any effort by any person or entity that has made an acquisition proposal; (iii) grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of HealthSpring or any of its subsidiaries to which HealthSpring or any of its subsidiaries is a party or by which any of them is bound; (iv) make any “recommendation withdrawal” (as defined below) other than in accordance with the applicable provisions of the merger agreement discussed below; or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal.

Notwithstanding the foregoing, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, HealthSpring is permitted to, in response to an unsolicited bona fide “superior proposal” (as defined below) or an unsolicited bona fide written acquisition proposal which is reasonably expected to lead to a superior proposal, furnish information to a person making such acquisition proposal pursuant to a confidentiality agreement that is no less favorable to HealthSpring than HealthSpring’s confidentiality agreement with Cigna, and engage in discussions or negotiations with such person regarding such acquisition proposal, if (in each case) the HealthSpring board of directors determines in good faith, after consultation with outside legal counsel, that there is a reasonable probability that the failure to take action with respect to such acquisition proposal would be inconsistent with its fiduciary duties to the stockholders of HealthSpring under applicable law.

The merger agreement provides that, prior to obtaining stockholder approval of the proposal to adopt the merger agreement, the HealthSpring board of directors may, in response to a bona fide, unsolicited acquisition proposal effect a recommendation withdrawal if:

•

the HealthSpring board of directors concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal;

•

the HealthSpring board of directors concludes in good faith, after consultation with its outside legal counsel, that there is a reasonable probability that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to the HealthSpring stockholders under applicable law;

•

the HealthSpring board of directors provides Cigna five business days prior written notice of its intention to make a recommendation withdrawal, which notice must include certain information with respect to the acquisition proposal, including a copy of the acquisition proposal;

•

during the four business days following such written notice, or such shorter period as specified below, if requested by Cigna, the HealthSpring board of directors will have negotiated with Cigna regarding any revisions to the terms of the merger agreement proposed in writing by Cigna in response to the superior proposal; and

•

after the five business day period described above (as extended, if applicable, as described below) the HealthSpring board of directors concludes in good faith after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of the merger agreement to which Cigna has agreed in writing), that the acquisition proposal continues to be a superior proposal and that there is a reasonable probability that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to HealthSpring stockholders under applicable law.

Under the merger agreement, any change to the financial terms or other material terms of any superior proposal will be deemed to be a new acquisition proposal, except that if HealthSpring seeks to make a recommendation withdrawal as provided above, the notice period and the period during which HealthSpring and its representatives are required, if requested by Cigna, to negotiate with Cigna regarding any revisions to the terms of the merger agreement proposed in writing by Cigna in response to such new acquisition proposal will expire on the later of (x) three business days after HealthSpring provides written notice of such new acquisition proposal to Cigna and (y) the end of the original four business day period described above.

In addition to the foregoing, the HealthSpring board of directors is not prohibited or restricted from effecting a recommendation withdrawal based on events, developments or occurrences that arise after October 24, 2011, in each case other than involving or relating to an acquisition proposal, if the HealthSpring board of directors concludes in good faith, after consultation with its outside legal counsel, that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the HealthSpring stockholders under applicable law, if:

•

the HealthSpring board of directors promptly notifies Cigna in writing of its intention to take such action, which notice must include a description in reasonable detail of the nature of such event, development or occurrence prompting the recommendation withdrawal;

•

during the three business days following such notice, the HealthSpring board of directors negotiates in good faith with Cigna regarding any revisions to the terms of the merger agreement proposed in writing by Cigna in response to such event, development or occurrence; and

•

after the three business day period described above, the HealthSpring board of directors concludes in good faith, after consultation with its outside legal counsel, that there is a reasonable probability that the failure to make a recommendation withdrawal would be inconsistent with its fiduciary duties to the HealthSpring stockholders under applicable law.

Notwithstanding the right of the HealthSpring board of directors to effect a recommendation withdrawal under the merger agreement, HealthSpring is not entitled to terminate the merger agreement in connection therewith. If the HealthSpring board of directors effects a recommendation withdrawal under the merger agreement, Cigna may either (i) terminate the merger agreement and receive the termination fee as more fully described below or (ii) continue to require that the HealthSpring stockholders be afforded the opportunity to vote on the proposal to adopt the merger agreement.

Notwithstanding any recommendation withdrawal, except as required by applicable law, until termination of the merger agreement in accordance with its terms, HealthSpring may not (i) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal; (ii) make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any acquisition proposal; or (iii) seek any third-party consents in connection with the transactions contemplated by any acquisition proposal.

For the purposes of the merger agreement, the term “acquisition proposal” is defined as any proposal, offer or indication of interest from any person or entity (other than Cigna or any of its subsidiaries or affiliates) relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase (including through reinsurance), in one transaction or a series of related transactions, of assets or liabilities (including equity securities of any subsidiary of HealthSpring) or businesses that constitute 15% or more of the assets or liabilities of HealthSpring and its subsidiaries, taken as a whole, or 15% or more of any class of equity securities of HealthSpring, (ii) any tender offer or exchange offer that if consummated would result in any person or entity (or group of persons or entities) beneficially owning securities of HealthSpring representing 15% or more of the aggregate voting power of all securities of HealthSpring or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving HealthSpring or any of its subsidiaries, in each case, pursuant to which any person or entity or the stockholders of any entity would own securities of HealthSpring or of any resulting parent company of HealthSpring representing 15% or more of the aggregate voting power of all securities of HealthSpring or of any resulting parent company of HealthSpring.

For the purposes of the merger agreement, the term “superior proposal” is defined as a bona fide, unsolicited acquisition proposal (with all references to “15%” in the definition of acquisition proposal being deemed to be references to “50%”) made that is on terms that the HealthSpring board of directors determines in good faith (after consulting with its financial advisor and outside legal counsel), and considering all relevant factors as the HealthSpring board of directors considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal, and any amendments to the merger agreement proposed in writing by, and binding upon, Cigna which are received prior to the HealthSpring board of directors’ determination that a superior proposal exists), is more favorable from a financial point of view (taking into account the foregoing factors) to the stockholders of HealthSpring than the merger and the other transactions contemplated by the merger agreement, and which the HealthSpring board of directors determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the HealthSpring board of directors.

For the purposes of the merger agreement, the term “recommendation withdrawal” is defined as (i) withdrawing (or modifying or qualifying in a manner adverse to Cigna) the recommendation of the HealthSpring board of directors that HealthSpring stockholders adopt the merger agreement or (ii) failing to include in this proxy statement the recommendation of the HealthSpring board of directors that HealthSpring stockholders adopt the merger agreement.

Efforts to Obtain Required Stockholder Vote

As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on this proxy statement, or that HealthSpring may commence mailing this proxy statement, HealthSpring is obligated to duly call, give notice of, convene and hold a stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement. Subject to HealthSpring’s right to effect a recommendation withdrawal (described above), HealthSpring is obligated to (i) include in this proxy statement the recommendation of the HealthSpring board of directors that HealthSpring stockholders vote in favor of the proposal to adopt the merger agreement and (ii) use its reasonable best efforts to obtain stockholder approval of the proposal to adopt the merger agreement. Notwithstanding any recommendation withdrawal, HealthSpring is obligated to convene the stockholders meeting for the purpose of obtaining stockholder approval of the proposal to adopt the merger agreement, unless the merger agreement has previously been terminated in accordance with its terms.

The HealthSpring board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated thereby are advisable, fair to and in the best interests of HealthSpring and its stockholders and unanimously approved the merger agreement. The HealthSpring board of directors unanimously recommends that HealthSpring stockholders vote “FOR” the proposal to adopt the merger agreement.

Consents, Approvals and Filings

Cigna, Merger Sub and HealthSpring have each agreed to use their reasonable best efforts to:

•	cause the conditions to closing to be satisfied as promptly as practicable;

•

take all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party with respect to the merger and, subject to the closing conditions set forth in the merger agreement, to consummate the merger, the financing of the merger consideration and the other transactions contemplated by the merger agreement; and

•

obtain as promptly as practicable any consent of, or any approval by, any governmental entity, including healthcare regulatory approvals and consents under antitrust laws and any other third-party consent which is required to be obtained by the parties in connection with the merger and to comply with the terms and conditions of any such consent or approval.

Without limiting the foregoing, HealthSpring and Cigna agreed to take any and all actions necessary to avoid any impediment under any applicable law that may be asserted by any governmental entity with respect to the merger agreement or the merger so as to enable the closing to occur as promptly as practicable, including the following:

•

comply with all restrictions and conditions, if any, imposed or requested by any governmental entity in connection with granting any necessary clearance, consent or exemption or terminating any applicable waiting period, including: (i) divesting any subsidiaries, operations, divisions, businesses, product lines, customers or assets of Cigna or any of its affiliates (including HealthSpring or any of its subsidiaries); (ii) taking any such actions that may limit Cigna’s or any of its affiliates’ (including HealthSpring’s or any of its subsidiaries’) freedom of action with respect to, or its ability to retain, any of its operations, divisions, businesses, product lines, customers or assets, and (iii) entering into any orders, settlements, undertakings, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any order preventing, prohibiting, restricting or delaying the merger;

•

agree to terminate any contract or other business relationship of Cigna or any of its affiliates or HealthSpring or any of its affiliates as may be required to obtain any necessary clearance of any governmental entity or to obtain termination of any applicable waiting period under any antitrust laws or clearance under any health care laws, insurance laws, or other applicable laws; and

•

oppose fully and vigorously (i) any administrative or judicial action or proceeding that is initiated challenging the merger agreement or the merger and (ii) any request for, the entry of, and seek to have vacated or terminated, any order that could restrain, prevent or delay the consummation of the merger.

Notwithstanding the foregoing, HealthSpring is required to obtain the prior written consent of Cigna (which consent shall not be unreasonably withheld, conditioned or delayed) before voluntarily agreeing to or undertaking any action described in the preceding three bullet points that would reasonably be expected to have a material impact on the business, activities or services of HealthSpring or any of its subsidiaries after the completion of the merger.

Under the merger agreement, HealthSpring and Cigna have also agreed not to acquire, purchase, lease or license any business or business organization or other collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of any consent, or exemption of any governmental entity necessary to consummate the merger or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any governmental entity entering an order prohibiting the consummation of the merger; (iii) materially increase the risk of not being able to remove any such order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the merger.

Under the merger agreement, the parties are obligated to make all necessary filings with governmental entities as promptly as practicable following the date of the merger agreement, including filing any necessary Form A Statements and Form E notifications within 15 business days after the date of the merger agreement, and making appropriate antitrust filings under the HSR Act within 10 business days after the date of the merger agreement. On November 7, 2011, Cigna and HealthSpring filed the requisite notification and report forms under the HSR Act with the DOJ and FTC. In addition, Cigna, or the applicable HealthSpring subsidiary, as the case may be, has filed applications for acquisition of control and material modification filings or similar statements or applications, as required by the insurance and health laws and regulations of the applicable states (including, but not limited to, Alabama, California, Delaware, Florida, Maryland, New Jersey, Pennsylvania, Tennessee and Texas). For more information about regulatory approvals relating to the merger, see the section entitled “The Merger—Regulatory Clearances and Approvals Required for the Merger” beginning on page 66.

Employee Benefits Matters

Under the merger agreement, HealthSpring, Cigna and Merger Sub agreed that until the one-year anniversary of the effective time of the merger, the surviving company will provide to the employees of HealthSpring who are employed by the surviving company following the merger (each, a “continuing employee”) compensation and employee benefits, excluding equity-based compensation, that are, in the aggregate, no less favorable than those provided to such employees immediately prior to the consummation of the merger. The merger agreement provides that the surviving company will not, for 90 days following the merger, implement a “plant closing” or “mass layoff,” as defined under the U.S. Worker Adjustment and Retraining Notification Act of 1988 or any similar state or local law (collectively, “WARN”), affecting any site of employment, facility or operating unit without complying with all the provisions of WARN.

Under the merger agreement, the surviving company is obligated, with respect to continuing employees, to:

•

(i) waive pre-existing condition exclusions and waiting periods for participation in a replacement or successor benefit plan to the extent these exclusions or waiting periods were inapplicable to or had been satisfied under the analogous HealthSpring benefit plan, (ii) provide credit for any co-payments and deductibles paid prior to the effective time of the merger in satisfying any applicable deductible or out-of-pocket requirements in a successor benefit plan, (iii) recognize service with HealthSpring prior to the merger for purposes of determining eligibility to participate in vesting, level of benefits and benefits accrual, except to the extent that such recognition would result in duplication of benefits, and excluding credit for years of service for retirement eligibility vesting under a Cigna equity-based compensation plan or for benefit accrual under a defined benefit pension plan;

•

(i) honor existing employment, change in control, severance and termination protection plans between HealthSpring and any current or former officer, director or employee identified in HealthSpring’s confidential disclosure letter accompanying the merger agreement, (ii) honor obligations in effect as of the merger under HealthSpring stock, bonus, or bonus deferral plans identified in HealthSpring’s confidential disclosure letter accompanying the merger agreement, (iii) honor obligations in effect as of the merger related to retention plans, programs, or agreements identified in the HealthSpring disclosure letter accompanying the merger agreement and (iv) honor obligations in effect as of the merger pursuant to vested and accrued benefits under any HealthSpring benefit plan; and

•

provide, for continuing employees whose employment is terminated within one year of the effective time of the merger, severance benefits no less favorable than the benefits that would have been provided under severance plans or commitments identified in HealthSpring’s confidential disclosure letter applicable to the continuing employees prior to the merger.

The merger agreement does not amend or modify any benefit plan or, except as described above, limit the rights of Cigna or the surviving company to amend, terminate or otherwise modify any benefit plan.

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, from and after the effective time of the merger, Cigna agreed to (and agreed to cause the surviving company to), to the fullest extent HealthSpring would be permitted to do so by law, indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by law, provided, that the person to whom expenses are advanced provides a reasonable and customary undertaking to repay such advances, if it is ultimately determined that such person is not entitled to indemnification) the present and former directors and officers of HealthSpring or any of its subsidiaries, any person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise at the request of HealthSpring (each an “indemnified party”) from and against any and all costs or expenses, judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the effective time of the merger, including the approval of the merger agreement and the merger and the other transactions contemplated by the merger agreement or arising out of or pertaining to the merger and the other transactions contemplated by the merger agreement, whether asserted or claimed prior to, at or after the effective time of the merger.

The merger agreement provides that prior to the completion of the merger, HealthSpring, in consultation with Cigna, will purchase a six-year extended reporting period endorsement with respect to HealthSpring’s current directors’ and officers’ insurance, provided that the aggregate cost for such endorsement does not exceed 300% of the current annual premium paid by HealthSpring.

Under the merger agreement, following the effective time of the merger, the surviving company is obligated to, and Cigna must cause the surviving company to, maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of indemnified parties, as applicable, with respect to facts or circumstances occurring at or prior to the effective time of the merger, on the same basis as set forth in the HealthSpring’s certificate incorporation or bylaws as in effect on the date of the merger agreement, to the fullest extent permitted from time to time under applicable law, which provisions shall not be amended except as required by applicable law or except to make changes permitted by applicable law that would enlarge the scope of the indemnified parties’ indemnification rights thereunder.

Financing of the Merger

There is no financing condition to the merger. In the merger agreement, Cigna expressly acknowledged and agreed that its obligations under the merger agreement are not conditioned upon obtaining financing. Each of (i) Cigna’s breach of any of its representations or warranties contained in its financing representation set forth in the merger agreement or Cigna’s or Merger Sub’s breach of any of their respective obligations in their financing covenant set forth in the merger agreement that, in either case, results in the failure of Cigna or Merger Sub to have sufficient cash available at the closing of the merger to pay the aggregate merger consideration and (ii) the failure, for any reason, of Cigna and Merger Sub to have sufficient cash available at the closing of the merger to pay the aggregate merger consideration would constitute a willful and intentional breach of the merger agreement by Cigna.

In connection with entering into the merger agreement, Cigna received a commitment letter from Morgan Stanley, a copy of which Cigna provided to HealthSpring at the time of the parties’ execution of the merger agreement. Pursuant to the commitment letter, Morgan Stanley committed to provide a 364-day senior unsecured bridge term loan credit facility in an aggregate principal amount of up to $2.5 billion. Cigna has advised us that a portion of Morgan Stanley’s commitment was subsequently syndicated to the other Bridge Lenders. Cigna has advised us that, as of November 10, 2011, Cigna had raised $2.1 billion in financing for the merger consideration through the issuance of debt securities, which reduced the total amount of the Bridge Lenders’ commitments in respect of the senior unsecured bridge loan facility by $2.0 billion.

Under the merger agreement, from and after the date of the merger agreement, in a timely manner so as not to delay the closing of the merger, Cigna is obligated to take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate the financing contemplated by the commitment letter (or any substitute financing or other debt or equity financing), including, without limitation, (i) complying with and maintaining in effect the commitment letter, (ii) negotiating and entering into definitive agreements with respect to the debt financing contemplated by the commitment letter, (iii) satisfying on a timely basis all the conditions to the financing contemplated by the commitment letter and the definitive agreements, and (iv) accepting to the fullest extent all “market flex” contemplated by the commitment letter.

Cigna is permitted, under the terms of the merger agreement, to reduce the amount of financing in its reasonable discretion, provided that Cigna may not reduce the financing to an amount committed below the amount that is required, together with the financial resources of Cigna and Merger Sub, including cash on hand and marketable securities of Cigna, HealthSpring and their respective subsidiaries that are committed to fund the merger consideration, to consummate the merger and the transactions contemplated by the merger agreement, and provided, further, that such reduction may not (i) expand upon or amend in any way that is adverse to HealthSpring the conditions precedent to the financing as set forth in the commitment letter or (ii) prevent or materially impede or materially delay the availability of the financing and/or the consummation of the merger and the transactions contemplated by the merger agreement.

If funds in the amounts set forth in the commitment letter become unavailable, or it becomes reasonably likely that such funds will be unavailable to Cigna on the terms and subject to the conditions set forth therein, Cigna is obligated, as promptly as practicable following the occurrence of such event, to (i) notify HealthSpring in writing thereof, (ii) obtain substitute financing sufficient to enable Cigna to consummate the merger and the other transactions contemplated hereby in accordance with its terms (the “substitute financing”) and (iii) obtain a new financing commitment letter that provides for such substitute financing and, promptly after execution thereof, deliver to HealthSpring true, complete and correct copies of the new commitment letter and fee letter and related definitive financing documents with respect to such substitute financing.

At Cigna’s expense, HealthSpring will use commercially reasonable efforts to provide cooperation as may be reasonably requested by Cigna in connection with the financing.

Other Covenants and Agreements

The merger agreement contains certain other covenants and agreements, including covenants relating to:

•	cooperation between Cigna and HealthSpring in the preparation and filing of this proxy statement;

•

consultation between Cigna and HealthSpring in connection with public announcements (except with respect to any recommendation withdrawal or in connection with any dispute between the parties regarding the merger agreement, the merger or the transactions contemplated by the merger agreement);

•

notice to the other parties with respect to (i) any notice or other communication received by a party from governmental entities in connection with the merger and the other transactions contemplated by the merger agreement or from any person alleging that the consent of that person is or may be required in connection with the merger and the other transactions contemplated by the merger agreement, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a material adverse effect with respect to HealthSpring or a material adverse effect with respect to Cigna, (ii) any matter that would reasonably be expected to lead to the failure to satisfy any of the conditions to closing of the merger, and (iii) any action, suits, claims, investigations or proceedings commenced or threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries, in each case which relates to the merger, the financing or the other transactions contemplated by the merger agreement;

•	confidentiality obligations of and access by Cigna to certain information about HealthSpring during the period prior to the effective time of the merger;

•

the use by the parties of reasonable best efforts to ensure that no takeover statue is or becomes applicable to the merger agreement, the merger or the other transactions contemplated by the merger agreement;

•	cooperation between the parties with respect to delisting HealthSpring common stock from the NYSE and terminating its registration under the Exchange Act; and

•

the taking by Cigna and HealthSpring of all steps reasonably necessary to cause the transactions contemplated by the merger agreement and any other dispositions of equity securities of HealthSpring (including derivative securities) and acquisitions of equity securities of Cigna (including derivative securities) in connection with the transactions contemplated by the merger agreement by each individual who is a director or executive officer of Cigna or HealthSpring to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Conditions to Completion of the Merger

Under the merger agreement, the obligation of HealthSpring, Cigna and Merger Sub to complete the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following conditions:

•	adoption of the merger agreement by the holders of a majority of the outstanding shares of HealthSpring common stock;

•

absence of (i) any temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal or governmental entity preventing consummation of the merger, or (ii) applicable law prohibiting consummation of the merger; and

•

both (i) the expiration or termination of the HSR Act waiting period (and any extensions thereof) and (ii) obtaining requisite healthcare regulatory approvals from the following states: Alabama, California, Delaware, Florida, Maryland, New Jersey, Pennsylvania, Tennessee and Texas, and such approvals being in full force and effect.

In addition, Cigna’s and Merger Sub’s obligations to effect the merger are subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following conditions:

•

HealthSpring’s representations and warranties in the merger agreement relating to the outstanding shares of HealthSpring’s capital stock, corporate authorization, brokers and finder’s fees and the opinion of Goldman Sachs being accurate in all material respects as of the date of the merger agreement and as of the closing of the merger;

•

all other HealthSpring representations and warranties being accurate in all respects as of the date of the merger agreement and as of the closing of the merger, except to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a material adverse effect with respect to HealthSpring;

•	performance by HealthSpring in all material respects of its obligations required to be performed by it under the merger agreement at or prior to the closing of the merger; and

•	receipt of an officer’s certificate from HealthSpring confirming the satisfaction of the foregoing conditions.

HealthSpring’s obligation to effect the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver on or prior to the closing date of the merger, of the following additional conditions:

•

Cigna’s representations and warranties in the merger agreement relating to corporate organization and corporate authorization being accurate in all material respects as of the date of the merger agreement and as of the closing of the merger;

•

all other Cigna representations and warranties being accurate as of the date of the merger agreement and as of the closing of the merger, except for breaches that have not had and would not reasonably be expected to have a material adverse effect with respect to Cigna;

•	performance by Cigna and Merger Sub in all material respects of their obligations required to be performed by them under the merger agreement at or prior to the closing of the merger; and

•	receipt of an officer’s certificate from Cigna confirming the satisfaction of the foregoing conditions.

Termination of the Merger Agreement

The merger agreement may be terminated and the merger may be abandoned at any time prior to the completion of the merger by mutual written consent, or by either Cigna or HealthSpring under any of the following circumstances, at any time before the completion of the merger:

•

the merger has not been completed on or before June 24, 2012 (the “initial outside date”); provided that (i) if on the initial outside date all closing conditions have been waived or satisfied (or are otherwise capable of being satisfied at closing), other than (a) the absence of any temporary restraining order or preliminary or permanent injunction or other order by any federal or state court or other tribunal or governmental entity of competent jurisdiction preventing consummation of the merger or any applicable law prohibiting consummation of the merger or (b) expiration or termination of the HSR Act waiting period (and any extensions thereof) and receipt of requisite healthcare regulatory approvals from Alabama, California, Delaware, Florida, Maryland, New Jersey, Pennsylvania, Tennessee and Texas (as described above), then either Cigna or HealthSpring may extend the initial outside date to August 24, 2012 (the “outside date”); and (ii) such right to extend the initial outside date or terminate the merger agreement will not be available to a party whose material breach of its obligations under the merger agreement (including with respect to Cigna, its failure to perform fully its obligations with respect to the financing) has been the principal cause of and directly resulted in the failure of the merger to be consummated;

•

a governmental entity has issued a final and non-appealable order or taken any other final and non-appealable action permanently restraining, enjoining or otherwise prohibiting the merger; provided that the party seeking to avail itself of such right to terminate will have used its reasonable best efforts to vacate, lift, reverse, overturn, settle or resolve such order or action;

•	if HealthSpring stockholder approval is not obtained upon a vote taken thereon at the HealthSpring stockholder meeting or any adjournment or postponement thereof; or

•

if the other party has breached any of its representations and warranties or failed to perform any of its covenants, and the breach or failure to perform would give rise to the failure of the closing conditions relating to the accuracy of such party’s representations or compliance by such party with its covenants or obligations under the merger agreement and such breach (i) is incapable of being cured by the outside date or (ii) if capable of being cured, has not been cured within 45 days following written notice of such breach.

The Merger Agreement may also be terminated by Cigna:

•	if prior to obtaining HealthSpring stockholder approval, the HealthSpring board of directors has effected a recommendation withdrawal; or

•

if there shall have been a material and intentional breach (other than by Cigna or Merger Sub) of the covenants regarding the stockholders meeting or the provisions discussed above under “—No Solicitation of Alternative Proposals; Changes in Board Recommendation.”

Notwithstanding any termination of the merger agreement, under the merger agreement, the parties are not released from liabilities or damages arising out of their (i) fraud, (ii) willful and intentional breach of any representation or warranty, or (iii) willful and intentional breach of any covenant or agreement contained in the merger agreement (including as provided in the financing covenant).

Expenses and Termination Fee; Effect of Termination

Under the merger agreement, HealthSpring will be required to pay Cigna a termination fee equal to $115 million (the “termination fee”) if the merger agreement is terminated:

•

by Cigna due to a material and intentional breach (other than by Cigna or Merger Sub) of the covenants regarding the stockholders meeting or the provisions described above under “—No Solicitation of Alternative Proposals; Changes in Board Recommendation;”

•	by Cigna due to the HealthSpring board of directors effecting a recommendation withdrawal prior to obtaining HealthSpring stockholder approval; or

•

by either party due to a failure to obtain the HealthSpring stockholder approval at the HealthSpring stockholder meeting where the HealthSpring board of directors has effected a recommendation withdrawal.

In addition, HealthSpring will be required to pay Cigna 50% of the termination fee ($57.5 million) if:

•

the merger agreement is terminated by (i) Cigna or HealthSpring due to failure to complete the merger by the outside date, (ii) the merger agreement is terminated by Cigna due to a breach by HealthSpring that gives rise to the failure of a closing condition that is incapable of being cured by the outside date or has not been cured within 45 days following notice of such breach and, in the case of either (i) or (ii), an acquisition proposal was publicly proposed, announced or otherwise communicated to the HealthSpring board of directors after the date of the merger agreement; or

•

the merger agreement is terminated by Cigna or HealthSpring due to the failure of HealthSpring stockholders to adopt the merger agreement at the HealthSpring stockholders meeting and an acquisition proposal was publicly proposed, announced or otherwise known prior to the HealthSpring stockholders meeting and HealthSpring has not effected a recommendation withdrawal.

In addition, if HealthSpring enters into a definitive agreement with respect to, or consummates, any acquisition proposal within 12 months following any such termination of the merger agreement giving rise to the obligation of HealthSpring to pay Cigna 50% of the termination fee as described above, then, on the date of entering into such definitive agreement or consummation, HealthSpring must pay or cause to be paid to Cigna the remaining 50% of the termination fee. Under the merger agreement, for purposes of the immediately preceding sentence, each reference to “15%” in the definition of “acquisition proposal” will be deemed to be a reference to “50%.”

If the merger agreement is validly terminated, the obligations of the parties will terminate and there will be no liability on the part of any party with respect thereto, except for the confidentiality provisions, provisions relating to absence of any additional representations and warranties, provisions relating to expenses and termination and termination fee and general provisions, each of which will survive the termination of merger agreement; provided, however, that neither Cigna nor HealthSpring will be released from any liabilities or damages arising out of any (i) fraud, (ii) willful and intentional breach of any representation or warranty or (iii) willful and intentional breach of any covenant or agreement contained in merger agreement (including as provided in the financing covenant).

Whether or not the merger is consummated, all expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except that Cigna will reimburse HealthSpring for any expenses related to HealthSpring’s cooperation in connection with the financing of the merger. Under the merger agreement, the term “expenses” is defined as all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of merger agreement and the transactions contemplated thereby.

Specific Performance

The merger agreement provides that, except when the merger agreement is terminated in accordance with its termination provisions, the parties will be entitled to an injunction to prevent breaches or threatened breaches of the merger agreement, to specifically enforce the terms and provisions of the merger agreement and any other agreement or instrument executed in connection with the merger agreement, and to thereafter (subject to the satisfaction of certain closing conditions) cause the merger to be consummated.

Third Party Beneficiaries

The merger agreement provides that it will be binding upon and inure solely to the benefit of HealthSpring, Cigna and Merger Sub, except for: (i) only following the effective time of the merger, the right of HealthSpring stockholders to receive the merger consideration, (ii) the right of HealthSpring on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to HealthSpring stockholders), (iii) the right of any present and former directors and officers of HealthSpring or any of its subsidiaries, any person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise at the request of HealthSpring to enforce the provisions set forth in the indemnification covenant contained in the merger agreement, and (iv) the right of Cigna’s financing sources to enforce certain provisions requiring that any action against them relating to the merger agreement or the commitment letter be brought in federal and state courts located in New York City and waiving the right to a jury trial.

Amendments, Waivers

Subject to compliance with applicable law, the merger agreement may be amended by HealthSpring, Cigna and Merger Sub prior to the effective time of the merger by a written agreement that is executed and delivered by duly authorized officers of the parties. The conditions to each of the parties’ obligations to consummate the merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law. At any time prior to the effective time of the merger, the parties may (i) extend the time for performance of any of the obligations or other acts of the other parties, (ii) waive any inaccuracies in the representations and warranties made pursuant to the merger agreement, and (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. The agreement by a party to an extension or waiver must be set forth in a signed writing. The failure of any party to assert its rights under the merger agreement shall not constitute a waiver of such rights.

VOTE ON ADJOURNMENT

HealthSpring stockholders are being asked to approve a proposal that will give us authority to adjourn the special meeting for the purpose of soliciting additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of the special meeting to approve the proposal to adopt the merger agreement. If this proposal is approved, the special meeting could be successively adjourned to any date. In addition, the HealthSpring board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the special meeting is adjourned for the purpose of soliciting additional proxies, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the proposal to adopt the merger agreement but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the proposal to adopt the merger agreement, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The HealthSpring board of directors unanimously recommends a vote “FOR” the adjournment proposal.

MARKET PRICE OF HEALTHSPRING COMMON STOCK AND DIVIDEND INFORMATION

HealthSpring common stock is listed on the NYSE under the symbol “HS.” The following table sets forth on a per share basis the low and high closing sale prices of our common stock as reported by the NYSE since January 1, 2009.

	Low			High
Fiscal 2011:
Fourth Fiscal Quarter (through [ ], 2011)	$	[	]	$	[	]
Third Fiscal Quarter		29.26			46.24
Second Fiscal Quarter		36.75			47.78
First Fiscal Quarter		26.68			39.19

Fiscal 2010:
Fourth Fiscal Quarter		$24.34			$29.80
Third Fiscal Quarter		14.66			27.00
Second Fiscal Quarter		15.00			19.11
First Fiscal Quarter		16.51			20.50

Fiscal 2009:
Fourth Fiscal Quarter		$11.83			$18.38
Third Fiscal Quarter		10.12			14.80
Second Fiscal Quarter		7.91			11.91
First Fiscal Quarter		4.27			20.36

The closing price of HealthSpring common stock on the NYSE on [                    ], 2011 was $[        ] per share. As of November 1, 2011, HealthSpring had 67,919,661 shares of HealthSpring common stock issued and outstanding and HealthSpring had approximately 113 holders of record.

HealthSpring has not declared or paid any cash dividends on its common stock since its incorporation. Its ability to purchase common stock and to pay cash dividends is limited by its credit agreement. As a holding company, HealthSpring’s ability to repurchase common stock and to pay cash dividends is also dependent on the availability of cash dividends from its regulated insurance subsidiaries, which are restricted by the laws of the states in which HealthSpring operates, as well as limitations under its credit agreement. In addition, under the merger agreement, HealthSpring is prohibited from repurchasing common stock generally and from paying dividends.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of November 1, 2011 for:

•	each of our named executive officers;

•	each of our current directors;

•	all of our directors and officers as a group; and

•	each other person who is known by us to own beneficially more than 5% of the outstanding shares of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person. The address of each of our directors and executive officers listed below is c/o HealthSpring, Inc., 9009 Carothers Parkway, Suite 501, Franklin, Tennessee 37067.

Name of Beneficial Owner	Number of Shares (1)		Percent (2)
Named Executive Officers:
Herbert A. Fritch	2,498,123	(3)	3.7%
Karey L. Witty	106,231	(4)	*
Michael G. Mirt	188,917	(5)	*
Scott C. Huebner	171,431	(6)	*
M. Shawn Morris	67,726	(7)	*

Directors:
Jeffrey M. Folick	7,514	(8)	*
John T. Fox	8,285	(9)	*
Bruce M. Fried	26,985	(9)	*
Robert Z. Hensley	31,735	(9)	*
Benjamin Leon, Jr.	302,027	(10)	*
Sharad Mansukani	59,729	(11)	*
Russell K. Mayerfield	35,168	(9)	*
Joseph P. Nolan	33,314	(12)	*

Executive officers and directors as a group (18 persons)	3,909,759	(13)	5.7%

5% Stockholders:
FMR LLC	5,445,226	(14)	8.0%
BlackRock, Inc.	4,411,050	(15)	6.5%

*	Less than one percent.
(1)	Includes shares attributable to shares of HealthSpring common stock not outstanding but subject to currently exercisable options (as well as those options which will become exercisable within 60 days of November 1, 2011) as follows: Mr. Fritch – 227,321 shares; Mr. Witty – 62,500 shares; Mr. Mirt – 131,250 shares; Mr. Huebner – 120,101 shares; Mr. Morris – 10,101 shares; Dr. Mansukani – 38,541 shares; and all directors and executive officers as a group – 695,680 shares.
(2)	The percentages of shares outstanding provided in the tables are calculated based on 67,919,661 shares of common stock outstanding as of November 1, 2011. In addition, pursuant to SEC rules, shares of HealthSpring common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner and for the purpose of computing the ownership of all directors and executive officers as a group, but are not deemed outstanding for the purpose of computing the ownership of any other owner.

(3)	Includes 30,000 restricted shares of HealthSpring common stock under the 2006 Plan for which the restrictions have not lapsed. Mr. Fritch has granted a security interest in 2,138,164 shares directly owned by him to a financial institution as collateral for a line of credit.
(4)	Includes 33,556 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed and 3,175 restricted shares purchased under the MSPP for which the restrictions have not lapsed.
(5)	Includes 44,265 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed and 9,776 restricted shares purchased under the MSPP for which the restrictions have not lapsed.
(6)	Includes 49,179 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed.
(7)	Includes 46,679 restricted shares issued under the 2006 Plan for which the restrictions have not lapsed and 4,175 restricted shares purchased under the MSPP for which the restrictions have not lapsed.
(8)	Restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed.
(9)	Includes 2,444 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed.
(10)	Includes 2,444 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed and 272,414 shares received by Mr. Leon as partial consideration for his ownership interest in Leon Medical Centers Health Plans, Inc. pursuant to the Stock Purchase Agreement, dated as of August 9, 2007, by and among Leon Medical Centers Health Plans, Inc., the stockholders of Leon Medical Centers Health Plans, Inc., as sellers, NewQuest, LLC, as buyer, and HealthSpring. Mr. Leon has granted a security interest in 272,414 shares of HealthSpring common stock directly owned by him to a financial institution as collateral for a loan.
(11)	Includes 10,229 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed.
(12)	Includes 2,444 restricted shares of HealthSpring common stock issued under the 2006 Plan for which the restrictions have not lapsed and 2,500 shares held on behalf of GTCR Partners VIII, L.P., or GTCR Partners VIII. GTCR Golder Rauner II, L.L.C., or GTCR II, is a general partner of GTCR VIII. GTCR II, through a members committee (on which Mr. Nolan serves) has voting and dispositive authority over the shares held by GTCR VIII, and therefore beneficially owns such shares. Mr. Nolan has no pecuniary interest in such shares, except to the extent of his proportionate interest in GTCR Partners VIII.
(13)	Includes 348,878 restricted shares of HealthSpring common stock issued under the 2006 Plan and 26,037 restricted shares purchased under the MSPP for which the restrictions have not lapsed.
(14)	Based on information provided by FMR LLC in a Schedule 13G filed with the SEC on February 14, 2011 (the “FMR 13G”), FMR LLC, as the parent holding company, has sole voting power with respect to 215,226 shares and sole dispositive power with respect to 5,445,226 shares. The FMR 13G also reports beneficial ownership of shares by Fidelity Management & Research Company, Fidelity Low-Priced Stock Fund, Edward C. Johnson 3d, Chairman of FMR LLC, members of the family of Edward C. Johnson 3d, Pyramis Global Advisors Trust Company and FIL Limited. The voting and investment power of the various holders with respect to shares is set forth in the FMR 13G. The address of FMR LLC is 82 Devonshire Street, Boston, Massachusetts 02109.
(15)	Based on information provided by BlackRock, Inc. in a Schedule 13G filed with the SEC on February 4, 2011, BlackRock, Inc. has sole voting and dispositive power with respect to all 4,411,050 shares. The address of BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS

As required by Section 14A of the Exchange Act and the applicable SEC rules issued thereunder, which were enacted pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, HealthSpring is required to submit a proposal to HealthSpring stockholders for a non-binding, advisory vote to approve the payment by HealthSpring of certain compensation to the named executive officers of HealthSpring that is based on or otherwise relates to the merger. This proposal, commonly known as “say-on-golden parachute,” and which we refer to as the named executive officer merger-related compensation proposal, gives HealthSpring stockholders the opportunity to vote on an advisory basis on the compensation that HealthSpring’s named executive officers may be entitled to receive from HealthSpring that is based on or otherwise relates to the merger.

The compensation that HealthSpring’s named executive officers may be entitled to receive from HealthSpring that is based on or otherwise relates to the merger is summarized in the table entitled “Golden Parachute Compensation,” which is included in “The Merger—Quantification of Potential Payments to Named Executive Officers in Connection with the Merger” beginning on page 63, including the associated narrative discussion. That summary includes all compensation and benefits that may be paid or become payable to the HealthSpring’s named executive officers by HealthSpring that are based on or otherwise relate to the merger.

The HealthSpring board of directors encourages you to review carefully the named executive officer merger-related compensation information disclosed in this proxy statement.

The HealthSpring board of directors unanimously recommends that the stockholders of HealthSpring approve the following resolution:

“RESOLVED, that the stockholders of HealthSpring, Inc. hereby approve, on an advisory basis, the compensation to be paid or become payable by HealthSpring to its named executive officers that is based on or otherwise relates to the merger as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation Table and the related narrative disclosures.”

The vote on the named executive officer merger-related compensation proposal is a vote separate and apart from the vote on the proposal to adopt the merger agreement. Accordingly, you may vote to approve the proposal to adopt the merger agreement and vote not to approve the named executive officer merger-related compensation proposal and vice versa. Because the vote on named executive officer merger-related compensation proposal is advisory only, it will not be binding on either HealthSpring or Cigna. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the non-binding, advisory vote of HealthSpring stockholders.

The affirmative vote of holders of a majority of the shares of HealthSpring common stock present in person or by proxy and entitled to vote on the matter will be required to approve the named executive officer merger-related compensation proposal.

The HealthSpring board of directors unanimously recommends a vote “FOR” the named executive officer merger-related compensation proposal.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion is a summary of the material United States federal income tax consequences of the merger to U.S. holders (as defined below) of HealthSpring common stock. This summary does not address any tax consequences of the merger arising under the laws of any state, local or foreign jurisdiction or United States federal laws other than United States federal income tax laws. This discussion is based on the Code, Treasury regulations issued under the Code, published positions of the Internal Revenue Service, court decisions and other applicable authorities, all as currently in effect and all of which are subject to change or differing interpretations (possibly with retroactive effect). This discussion does not address all aspects of United States federal income taxation that may be applicable to U.S. holders of HealthSpring common stock in light of their particular circumstances or U.S. holders of HealthSpring common stock subject to special treatment under United States federal income tax law, such as:

•

entities treated as partnerships for United States federal income tax purposes or HealthSpring stockholders that hold their shares through entities treated as partnerships for United States federal income tax purposes;

•	persons who hold HealthSpring common stock as part of a straddle, hedging transaction, synthetic security, conversion transaction or other integrated investment or risk reduction transaction;

•	U.S. holders whose functional currency is not the U.S. dollar;

•	persons who acquired HealthSpring common stock through the exercise of employee stock options or otherwise as compensation;

•	persons subject to the United States alternative minimum tax;

•	banks, insurance companies and other financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt organizations;

•	brokers or dealers in securities or foreign currencies; and

•	traders in securities that mark-to-market.

This discussion applies only to HealthSpring stockholders that hold their shares of HealthSpring common stock as a capital asset within the meaning of Section 1221 of the Code.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of HealthSpring common stock that is:

•	a citizen or individual resident of the United States;

•	a corporation, or other entity taxable as a corporation for United States federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•

a trust if it (i) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable Treasury regulations to be treated as a United States person; or

•	an estate that is subject to United States federal income tax on its income regardless of its source.

Tax Consequences of the Merger Generally

The exchange of shares of HealthSpring common stock for cash in the merger will generally be a taxable transaction to U.S. holders for U.S. federal income tax purposes. In general, a U.S. holder whose shares of HealthSpring common stock are converted into the right to receive cash in the merger will recognize capital gain or loss for United States federal income tax purposes in an amount equal to the difference, if any, between the amount of cash received with respect to such shares and the U.S. holder’s adjusted tax basis in such shares. A U.S. holder’s adjusted tax basis will generally equal the price the U.S. holder paid for such shares. Gain or loss will be determined separately for each block of shares of HealthSpring common stock (i.e., shares of HealthSpring common stock acquired at the same cost in a single transaction). Such gain or loss will generally be treated as long-term capital gain or loss if the U.S. holder’s holding period in the shares of HealthSpring common stock exceeds one year at the time of the completion of the merger. Long-term capital gains of non-corporate U.S. holders are generally subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Backup Withholding

If you are a non-corporate holder of HealthSpring common stock you may be subject to information reporting and backup withholding (currently at a rate of 28%) on any cash payments you receive. You generally will not be subject to backup withholding, however, if you:

•

furnish a correct taxpayer identification number, certify that you are not subject to backup withholding on the substitute Form W-9 or successor form included in the election form/letter of transmittal you will receive and otherwise comply with all the applicable requirements of the backup withholding rules; or

•	provide proof that you are otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules will generally be allowed as a refund or credit against your United States federal income tax liability, provided you timely furnish the required information to the Internal Revenue Service.

This summary of certain material United States federal income tax consequences is for general information only and is not tax advice. You are urged to consult your tax advisor with respect to the application of United States federal income tax laws to your particular situation as well as any tax consequences arising under the United States federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction.

APPRAISAL RIGHTS

Under Section 262 of the DGCL, any holder of HealthSpring common stock who does not wish to accept the merger consideration may elect to exercise appraisal rights in lieu of receiving the merger consideration. A stockholder who exercises appraisal rights may petition the Delaware Court of Chancery to determine the “fair value” of his, her or its shares and receive payment of the fair value in cash, together with interest, if any. However, the stockholder must comply with the provisions of Section 262 of the DGCL.

The following discussion is a summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of HealthSpring common stock who exercises appraisal rights.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders, as in the case of the merger agreement, the company, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the applicable statutory provisions are attached to this proxy statement as Annex D. This summary of appraisal rights is not a complete summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the text of Section 262 of the DGCL attached as Annex D. Any holder of HealthSpring common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner will result in the loss of appraisal rights. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration described in the merger agreement.

Stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

the stockholder must not vote in favor of the proposal to adopt the merger agreement. Because a proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger agreement, a stockholder who votes by proxy and who wishes to exercise appraisal rights must vote against the adoption of the merger agreement, abstain or not vote its shares;

•	the stockholder must deliver to HealthSpring a written demand for appraisal before the vote on the merger agreement at the special meeting;

•

the stockholder must continuously hold the shares from the date of making the demand through the effective time of the merger. A stockholder will lose appraisal rights if the stockholder transfers the shares before the effective time of the merger; and

•

the stockholder or the surviving company must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time of the merger. The surviving company is under no obligation to file any petition and has no intention of doing so.

Voting, in person or by proxy, against, abstaining from voting on or failing to vote on the proposal to adopt the merger agreement will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Only a holder of record of shares of HealthSpring common stock issued and outstanding immediately prior to the effective time of the merger may assert appraisal rights for the shares of stock registered in that holder’s name. A demand for appraisal must be executed by or on behalf of the stockholder of record, fully and correctly, as the stockholder’s name appears on the stock certificates. The demand must reasonably inform HealthSpring of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock.

STOCKHOLDERS WHO HOLD THEIR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND WHO WISH TO EXERCISE APPRAISAL RIGHTS, SHOULD CONSULT WITH THEIR BROKERS, BANKS AND NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BROKER, BANK OR OTHER NOMINEE HOLDER TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. A PERSON HAVING A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BROKER, BANK OR OTHER NOMINEE, MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT APPRAISAL RIGHTS.

If shares of HealthSpring common stock are owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, such person is acting as agent for the record owner. If a stockholder holds shares of HealthSpring common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

A stockholder who elects to exercise appraisal rights under Section 262 of the DGCL should mail or deliver a written demand to:

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, Tennessee 37067

Attention: Secretary

If the merger is completed, Cigna will give written notice of the effective time within 10 days after the effective time to each former HealthSpring stockholder who did not vote in favor of the merger agreement and who made a written demand for appraisal in accordance with Section 262 of the DGCL. Within 120 days after the effective time of the merger, but not later, either the surviving company or any dissenting stockholder who has complied with the requirements of Section 262 of the DGCL may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving company in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of HealthSpring common stock held by all dissenting stockholders. The surviving company is under no obligation to file an appraisal petition and has no intention of doing so. Stockholders who desire to have their shares appraised should initiate any petitions necessary for the perfection of their appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the effective time, any stockholder who, to that point in time, has complied with the provisions of Section 262 of the DGCL, will be entitled to receive from the surviving company, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the adoption of the merger agreement and with respect to which HealthSpring has received demands for appraisal, and the aggregate number of holders of those shares. The surviving company must mail this statement to the stockholder within the later of 10 days of receipt of the request or 10 days after expiration of the period for delivery of demands for appraisal. A person who is the beneficial owner of shares of stock held in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file an appraisal petition or request from the surviving company the statement described in this paragraph.

If any party files a petition for appraisal in a timely manner, the Delaware Court of Chancery will determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss any stockholder who fails to comply with this direction from the proceedings. Where proceedings are not dismissed, the appraisal proceeding shall be conducted as to the shares of HealthSpring stock owned by such stockholders, in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of HealthSpring common stock held by dissenting stockholders, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenter’s exclusive remedy. If no party files a petition for appraisal within 120 days after the effective time, then stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement. The fair value of their shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may allocate those costs to the parties as the Delaware Court of Chancery determines to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each dissenting stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder who has duly demanded an appraisal in compliance with Section 262 of the DGCL may not, after the effective time, vote the shares subject to the demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

Any stockholder who has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving company, except that any attempt to withdraw made more than 60 days after the effective time will require written approval of the surviving company, and no appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery. Such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger within 60 days. If the stockholder fails to perfect, successfully withdraws or loses the appraisal right, the stockholder’s shares will be converted into the right to receive the merger consideration.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a HealthSpring stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

FUTURE HEALTHSPRING STOCKHOLDER PROPOSALS

It is not expected that HealthSpring will hold its 2012 annual meeting of stockholders unless the merger is not completed.

If the merger is not completed, HealthSpring plans to hold its 2012 annual meeting of stockholders. Any proposal of a stockholder intended to be presented at the 2012 annual meeting of stockholders must be received by HealthSpring for inclusion in the proxy statement and form of proxy for that meeting on December 17, 2011, which is 120 days before the anniversary of the date on which HealthSpring first mailed or made available to stockholders its proxy statement for the 2011 annual meeting of stockholders. HealthSpring’s bylaws contain an advance notice provision that requires stockholders to deliver to HealthSpring notice of a proposal to be considered at an annual meeting (without inclusion in the proxy statement and form of proxy) not less than 120 nor more than 150 days before the date of the first anniversary of the prior year’s annual meeting, which, with respect to the 2012 annual meeting of stockholders, would be January 27, 2012 and December 28, 2011, respectively. Any such proposals are also subject to informational and other requirements set forth in HealthSpring’s bylaws, a copy of which is available under the “Investor Relations—Corporate Governance” section of HealthSpring’s website, www.healthspring.com. Such proposals should be submitted to the following address:

Secretary

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, Tennessee 37067

A notice of a proposed item of business should include a description of, and the reasons for, bringing the proposed business to the meeting, any material interest of the stockholder in the business, and certain other information about the stockholder.

A stockholder who desires for the nominating and corporate governance committee to consider a nomination for director must comply with the notice, timing, and other requirements set forth in HealthSpring’s bylaws. Each nomination submitted by a stockholder must include the name and address of the nominee and all other information with respect to the nominee as required to be disclosed in the proxy statement for the election of directors under applicable rules of the SEC, including the nominee’s consent to being named as a nominee and to serving as a director, if elected. It is the policy of HealthSpring that all nominees be evaluated in the same manner.

WHERE YOU CAN FIND MORE INFORMATION

HealthSpring is subject to the reporting requirements of the Exchange Act. Accordingly, HealthSpring files current, quarterly and annual reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call 1-800-SEC-0330 for further information on the operation of the SEC’s Public Reference Room. HealthSpring’s SEC filings also are available to the public at the Internet website maintained by the SEC at www.sec.gov.

HealthSpring also makes available free of charge through its website its Annual Report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. HealthSpring’s Internet website address is www.healthspring.com. The information located on, or hyperlinked or otherwise connected to, HealthSpring’s website is not, and shall not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

HealthSpring incorporates information into this proxy statement by reference, which means that HealthSpring discloses important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except to the extent superseded by information contained in this proxy statement or by information contained in documents filed with the SEC after the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	HealthSpring’s Annual Report on Form 10-K for the year ended December 31, 2010;

•	HealthSpring’s Annual Report on Form 10-K/A for the year ended December 31, 2010;

•	HealthSpring’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2011, June 30, 2011, and September 30, 2011; and

•

HealthSpring’s Current Report on Form 8-K/A filed with the SEC on February 11, 2011 and HealthSpring’s Current Reports on Form 8-K filed with the SEC March 29, 2011, June 2, 2011, October 24, 2011, October 24, 2011 and October 27, 2011.

We also incorporate by reference into this proxy statement additional documents that HealthSpring may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that we are not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You may obtain copies of any of these filings by contacting HealthSpring at the following address and phone number or by contacting the SEC as described above. Documents incorporated by reference are available from HealthSpring without charge, excluding all exhibits unless an exhibit has been specifically incorporated by reference into this proxy statement, by requesting them in writing, by telephone or via the Internet at:

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, Tennessee 37067

Attn: Corporate Secretary

Telephone: (615) 291-7000

Internet Website: www.healthspring.com

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [                    ], 2011. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

ANNEX A

AGREEMENT AND PLAN OF MERGER

DATED AS OF OCTOBER 24, 2011

BY AND AMONG

CIGNA CORPORATION,

CIGNA MAGNOLIA CORP.

AND

HEALTHSPRING, INC.

A-i

A-ii

A-iii

Index of Defined Terms

Acquisition Proposal	A-32
Affiliate	A-50
Agreement	A-1
Amended and Restated Credit Agreement	A-50
Antitrust Authorities	A-50
Antitrust Laws	A-50
Applicable SAP	A-50
Appraisal Shares	A-3
Bankruptcy and Equity Exception	A-8
Benefits Continuation Period	A-36
Book-Entry Shares	A-3
Business Day	A-51
Certificate	A-3
Certificate of Merger	A-2
Closing	A-2
Closing Date	A-2
CMS	A-12
Code	A-5
Commitment Letter	A-23
Company	A-1
Company Benefit Plans	A-15
Company Board Recommendation	A-8
Company Bylaws	A-7
Company Charter	A-7
Company Common Stock	A-2
Company Disclosure Letter	A-6
Company Healthcare Regulatory Approvals	A-9
Company Material Adverse Effect	A-51
Company Material Contract	A-17
Company Option	A-5
Company Preferred Stock	A-7
Company Regulated Subsidiary	A-52
Company Restricted Share	A-6
Company SEC Documents	A-9
Company SEC Financial Statements	A-10
Company Stock Plans	A-52
Company Stockholder Approval	A-8
Company Stockholders Meeting	A-29
Company Subsidiary SAP Statements	A-10
Confidentiality Agreement	A-52
Consents	A-9
Continuing Employees	A-36
Contract	A-9
Converted Option	A-5
Converted Restricted Share Award	A-6
DGCL	A-1
DOJ	A-34
Effective Time	A-2
Environmental Laws	A-52
ERISA	A-15

A-iv

Exchange Act	A-9
Exchange Agent	A-3
Exchange Fund	A-3
Expenses	A-37
Filings	A-9
Financing	A-23
Financing Sources	A-52
FTC	A-34
GAAP	A-52
Governmental Entity	A-9
Hazardous Substances	A-52
Health Care Laws	A-52
Healthcare Regulatory Approvals	A-22
HSR Act	A-9
Indemnified Party	A-37
Initial Outside Date	A-43
Intellectual Property	A-53
IRS	A-15
IT Assets	A-19
Knowledge	A-53
Laws	A-53
Liens	A-8
Medicare Program Laws	A-53
Member(s	A-53
Merger	A-1
Merger Consideration	A-3
Merger Sub	A-1
Merger Sub Stockholder Approval	A-22
NYSE	A-53
Order	A-53
Outside Date	A-43
Parent	A-1
Parent Bylaws	A-21
Parent Charter	A-21
Parent Common Stock	A-53
Parent Common Stock Price	A-5
Parent Disclosure Letter	A-21
Parent Material Adverse Effect	A-53
Parent SEC Documents	A-54
Permits	A-12
Permitted Lien	A-54
Person	A-54
Practice Entity	A-54
Privacy Laws	A-13
Proceeding	A-54
Program	A-54
Providers	A-54
Proxy Statement	A-11
Recommendation Withdrawal	A-30
Reporting Tail Endorsement	A-37
Representatives	A-29
Requisite Regulatory Approvals	A-42

A-v

SEC	A-6
Section 262	A-3
Securities Act	A-9
Stock Option Exchange Ratio	A-5
Subsidiary	A-54
Substitute Financing	A-40
Superior Proposal	A-32
Surviving Company	A-1
Takeover Statute	A-20
Tax	A-54
Tax Return	A-54
Tax Sharing Agreement	A-54
Taxing Authority	A-54
Termination Fee	A-44
Voting Agreement	A-1
WARN	A-16

A-vi

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of October 24, 2011 (this “Agreement”), by and among CIGNA CORPORATION, a Delaware corporation (“Parent”), CIGNA MAGNOLIA CORP., a newly formed Delaware corporation and an indirect, wholly-owned Subsidiary of Parent (“Merger Sub”), and HEALTHSPRING, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, the parties intend that Merger Sub be merged with and into the Company, with the Company surviving the Merger as an indirect wholly-owned Subsidiary of Parent (the “Merger”);

WHEREAS, the Board of Directors of the Company has (i) declared it advisable to enter into this Agreement and (ii) approved the execution, delivery and performance of this Agreement by the Company and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, the Boards of Directors of Parent and Merger Sub, respectively, have approved this Agreement, the Merger and the other transactions contemplated hereby and approved the execution, delivery and performance of this Agreement by Parent and Merger Sub, respectively, and the consummation of the Merger and the other transactions contemplated hereby;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements specified herein in connection with the Merger and the other transactions contemplated hereby and to prescribe certain conditions to the Merger;

WHEREAS, an executive officer of the Company has entered into a Voting Agreement with Parent (the “Voting Agreement”);

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

THE MERGER; CERTAIN RELATED MATTERS

Section 1.1 The Merger.

(a) Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub shall cease and the Company shall continue as the surviving company (the “Surviving Company”) and an indirect, wholly-owned Subsidiary of Parent.

(b) The Merger shall have the effects set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Company and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Company, all as provided under the DGCL and other applicable Law.

Section 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., local time, on the second Business Day after the satisfaction or, to the extent permitted by applicable Law, waiver of the conditions set forth in Article VII (other than those conditions that, by their nature or terms, can only be satisfied at Closing, but subject to the satisfaction or, to the extent permitted by applicable Law, waiver of such conditions), at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, unless another time, date or place is agreed to in writing by the parties. The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date.”

Section 1.3 Effective Time. Immediately following the Closing on the Closing Date, the parties shall cause the Merger to be consummated by filing a certificate of merger relating to the Merger (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed and acknowledged in accordance with, the applicable provisions of the DGCL (the date and time of such filing, or if another date and time is agreed to by the parties and specified in such filing, such specified date and time, being the “Effective Time”).

Section 1.4 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended and restated in its entirety as set forth in Exhibit A attached hereto, and as so amended, shall be the certificate of incorporation of the Surviving Company until thereafter changed or amended as provided by the DGCL or therein.

Section 1.5 Bylaws. Subject to Section 6.8(c), at the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall become the bylaws of the Surviving Company, until thereafter changed or amended as provided by the DGCL, the certificate of incorporation of the Surviving Company and such bylaws.

Section 1.6 Directors. The directors of Merger Sub immediately prior to the Effective Time, from and after the Effective Time, shall be the directors of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly elected and qualified.

Section 1.7 Officers. The officers of the Company immediately prior to the Effective Time, from and after the Effective Time, shall be the officers of the Surviving Company, until the earlier of their death, resignation or removal or until their respective successors are duly appointed and qualified.

ARTICLE II

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of common stock, $0.01 par value per share, of the Company (the “Company Common Stock”):

(a) All shares of Company Common Stock that are held by the Company as treasury stock or that are owned by the Company (other than shares of Company Common Stock held either in a fiduciary or agency capacity that are beneficially owned by third parties), Parent, Merger Sub or any wholly-owned Subsidiary of the Company or Parent immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Subject to Section 2.1(a), Section 2.2 and Section 2.3, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than Company Restricted Shares, which shall be governed by Section 2.5(b)) shall be converted into and shall thereafter represent the right to receive an amount in cash equal to $55.00, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall cease to be outstanding, shall be automatically cancelled and shall cease to exist, and each holder of a certificate representing any such shares of Company Common Stock (a “Certificate”) or shares of Company Common Stock held in book-entry form (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with this Section 2.1(b), the Merger Consideration upon surrender of such Certificate or of such Book-Entry Shares, without interest.

(c) Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time, without any action on the part of the holder thereof, shall be converted into and become one share of common stock of the Surviving Company, with the same rights, powers and privileges as the shares so converted, and shall constitute the only outstanding shares of capital stock of the Surviving Company.

Section 2.2 Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration and any other similarly dependent items, including the Stock Option Exchange Ratio, as the case may be, shall be equitably adjusted to provide the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event.

Section 2.3 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, shares (“Appraisal Shares”) of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Appraisal Shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(b), but rather the holders of Appraisal Shares shall be entitled to payment by the Surviving Company of the “fair value” of such Appraisal Shares in accordance with Section 262; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, the Merger Consideration as provided in Section 2.1(b), without interest. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock, and Parent shall have the right to direct all negotiations and Proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 2.4 Exchange of Company Common Stock.

(a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit with a nationally recognized financial institution selected by Parent with the Company’s prior approval (which approval shall not be unreasonably withheld, delayed or conditioned) (the “Exchange Agent”), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, all of the cash sufficient to pay the aggregate Merger Consideration (the “Exchange Fund”). Parent shall cause the Exchange Agent to deliver the cash contemplated to be paid pursuant to Section 2.1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose. Parent shall or shall cause the Surviving Company to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Exchange Agent to make such payments under Section 2.1(b). Nothing contained in this Section 2.4(a) and no investment losses resulting from investment of the funds deposited with the Exchange Agent shall diminish the rights of any holder of Company Common Stock to receive the Merger Consideration.

(b) Exchange Procedures.

(i) Certificates. Parent shall instruct the Exchange Agent to mail (or in the case of The Depository Trust Company on behalf of “street” holders, deliver), as soon as reasonably practicable after the Effective Time, to each holder of record of a Certificate whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b), (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and shall be in customary form and have such other provisions as are reasonably satisfactory to both of the Company and Parent) and (B) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver in exchange thereof as promptly as practicable, the cash amount equal to (x) the number of shares of Company Common Stock represented by such Certificate multiplied by (y) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such tax has been paid or is not applicable. Subject to Section 2.3, until surrendered as contemplated by this Section 2.4, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii) Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Book-Entry Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Book-Entry Shares whose shares of Company Common Stock were converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall, upon receipt by the Exchange Agent of an “agent’s message” (or such other evidence, if any, of surrender as the Exchange Agent may reasonably request) be entitled to receive in exchange therefor, and Parent shall cause the Exchange Agent to pay and deliver as promptly as practicable the cash amount equal to (x) the number of shares of Company Common Stock represented by such Book-Entry Shares multiplied by (y) the Merger Consideration. No interest shall be paid or accrue on any cash payable upon surrender of any Book-Entry Shares.

(c) No Further Ownership Rights in Company Common Stock; Closing of Transfer Books. The Merger Consideration paid in accordance with the terms of this Article II upon the surrender of the Certificates or the Book-Entry Shares shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock (other than the right to receive the payments contemplated by this Article II). After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Company of shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificates formerly representing shares of Company Common Stock are presented to the Surviving Company or the Exchange Agent for any reason, they shall be cancelled and exchanged as provided in this Article II.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any holder of Company Common Stock who has not theretofore complied with this Article II shall thereafter look only to Parent (subject to Section 2.4(e)) for payment of its claim for the Merger Consideration.

(e) No Liability. None of Parent, Merger Sub, the Surviving Company, the Exchange Agent or any other Person shall be liable to any Person in respect of any cash from the Exchange Fund (including any amounts delivered to Parent in accordance with Section 2.4(d)) properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. If any Certificates or Book-Entry Shares shall not have been surrendered immediately prior to the date that such unclaimed funds would otherwise become subject to any abandoned property, escheat or similar Law, any unclaimed funds payable with respect to such Certificates or Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of the Surviving Company, and any former holder of Company Common Stock who has not theretofore complied with this Section 2.4 shall thereafter look only to the Surviving Company for payment of its claim for Merger Consideration, without any interest thereon.

(f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, to the extent customarily required by Parent, the posting by such Person of a bond in such reasonable amount as Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that would be payable in respect thereof pursuant to this Agreement had such lost, stolen or destroyed Certificate been surrendered as provided in this Article II.

(g) Investment. The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, on a daily basis. Any interest and other income resulting from such investments shall be paid to Parent; provided that no losses on any investment made pursuant to this Section 2.4(g) shall affect the Merger Consideration payable to holders of Company Common Stock entitled to receive such consideration and following any such losses, Parent shall promptly cause to be provided additional funds to the Exchange Agent for the benefit of holders of shares of Company Common Stock entitled to receive such consideration in the amount of any such losses or if for any reason such funds are unavailable for payment to the holders of shares of Company Common Stock.

(h) Withholdings. Notwithstanding any provision contained herein to the contrary, each of Parent, the Surviving Company and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax Law. Any amount properly deducted or withheld pursuant to this Section 2.4(h) shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Parent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate Taxing Authority within the period required under applicable Law.

Section 2.5 Treatment of Stock Plans.

(a) Treatment of Options. Subject to Section 2.2, at the Effective Time, each outstanding option to purchase shares of Company Common Stock (a “Company Option”) granted under the Company Stock Plans, whether or not exercisable and whether vested or unvested, by virtue of the Merger and without any action on the part of the Company or the holder thereof, shall be converted into a stock option to acquire a number of shares of Parent Common Stock (rounded down to the nearest whole share) equal to the product of (i) the total number of shares of Company Common Stock subject to the Company Option immediately prior to the Effective Time times (ii) the Stock Option Exchange Ratio, at an exercise price per share (rounded up to the nearest whole cent) equal to (x) the exercise price applicable to such Company Option immediately prior to the Effective Time divided by (y) the Stock Option Exchange Ratio (each, a “Converted Option”). The “Stock Option Exchange Ratio” shall mean the Merger Consideration divided by the volume-weighted average price of the Parent Common Stock on the NYSE during the trading day on the Business Day preceding the Closing Date (the “Parent Common Stock Price”). Each Converted Option shall be subject to the same terms and conditions as applicable to the corresponding Company Option immediately prior to the Effective Time (taking into account any accelerated vesting of such Company Options in accordance with the terms thereof). For the avoidance of doubt, the exercise price of, and number of shares subject to, each Converted Option shall be determined as necessary to comply with Section 409A of the Code.

(b) Company Restricted Shares. Subject to Section 2.2, at the Effective Time, each outstanding award of shares of restricted Company Common Stock (each share, a “Company Restricted Share”) granted under the Company Stock Plans, by virtue of the Merger and without any action on the part of the Company or the holder thereof, shall be converted into an award with respect to a number of restricted shares of Parent Common Stock equal to the product of (i) the total number of Company Restricted Shares subject to the award immediately prior to the Effective Time times (ii) the Stock Option Exchange Ratio (each, a “Converted Restricted Share Award”). Each Converted Restricted Share Award shall be subject to the same terms and conditions as applicable to the corresponding award of Company Restricted Shares immediately prior to the Effective Time (taking into account any accelerated vesting of such Company Restricted Shares in accordance with the terms thereof). Any fractional share of Parent Common Stock resulting from an aggregation of all Company Restricted Shares of a holder granted under a particular award agreement shall be rounded down to the nearest whole share. In lieu of any such fractional share, the holder of such Company Restricted Shares shall be entitled to an amount in cash equal to the product of (1) the amount of the fractional share times (2) the Parent Common Stock Price.

(c) Company Actions. At or prior to the Effective Time, the Company, the Board of Directors of the Company or the compensation committee of the Board of Directors of the Company, as applicable, shall adopt any resolutions and take any actions which are reasonably necessary to effectuate the provisions of this Section 2.5. The Company shall take all reasonable actions necessary to ensure that from and after the Effective Time neither Parent nor the Surviving Company shall be required to deliver shares of Company Common Stock or other capital stock of the Company to any Person pursuant to or in settlement of Company Options, Company Restricted Shares or otherwise.

(d) Parent Actions. Parent shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of the Converted Options and Converted Restricted Share Awards. Within two (2) Business Days following the Closing Date, Parent shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Parent Common Stock subject to such Converted Options and Converted Restricted Share Awards and shall use its reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as Parent is subject to the reporting requirements pursuant to Section 13 or 15(d) of the Exchange Act and such Converted Options and Converted Restricted Share Awards remain outstanding. As soon as reasonably practicable following the Effective Time, but in no event later than two (2) Business Days following the Closing Date, Parent shall deliver to each holder of an outstanding Company Option or award of Company Restricted Shares at the Effective Time written notice describing the effect of the Merger on such Company Options and Company Restricted Shares.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (x) disclosed in the Company SEC Documents filed with or furnished to the Securities and Exchange Commission (the “SEC”) on or after January 1, 2009 and prior to the date of this Agreement (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Special Note Regarding Forward-looking Statements,” and any other disclosures that are cautionary, predictive or forward-looking in nature, in any such Company SEC Documents) or (y) set forth in the disclosure letter delivered by the Company to Parent and Merger Sub immediately prior to the execution and delivery of this Agreement (the “Company Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Company Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Company Disclosure Letter to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Company Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect), and whether or not any particular representation or warranty refers to or excepts therefrom any specific Section of the Company Disclosure Letter, the Company represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Corporate Organization.

(a) Each of the Company and its Subsidiaries is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the Laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of the Company and its Subsidiaries is duly licensed, qualified or otherwise authorized to do business, and, to the extent applicable, is in good standing, in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The copies of the Amended and Restated Certificate of Incorporation (the “Company Charter”) and the Second Amended and Restated Bylaws (the “Company Bylaws”) of the Company made available to Parent are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

(b) Section 3.1(b) of the Company Disclosure Letter lists all of the Subsidiaries of the Company and, for each such Subsidiary, the state of formation or incorporation and each jurisdiction in which such Subsidiary is qualified or licensed to do business.

Section 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 180,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.01 per share (“Company Preferred Stock”). As of October 21, 2011 (i) 67,905,861 shares of Company Common Stock were issued and outstanding (which number includes 795,471 Company Restricted Shares) and no shares of Company Preferred Stock were issued and outstanding, (ii) 6,975,674 shares of Company Common Stock were reserved for issuance pursuant to the Company Stock Plans, including 2,470,049 shares of Company Common Stock issuable upon the exercise of outstanding Company Options (whether or not presently exercisable) and (iii) 4,095,912 shares of Company Common Stock were owned by the Company as treasury stock. All outstanding shares of capital stock of the Company have been, and all shares of Company Common Stock that may be issued pursuant to any of the Company Stock Plans will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued and are (or, in the case of shares of Company Common Stock that have not yet been issued, will be) fully paid and nonassessable and are not subject to preemptive rights. No Subsidiary of the Company owns any shares of Company Common Stock.

(b) Except as set forth above or in Section 3.2(b) of the Company Disclosure Letter, or for Company Options and Company Restricted Shares granted in accordance with Section 5.1(b)(iii) after the date hereof, as of the Effective Time, there will not be any outstanding securities, options, warrants, calls or other rights of the Company or any of its Subsidiaries, or any commitments, agreements, derivative contracts, forward sale contracts or undertakings of any kind to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries is bound, obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of the Company or of any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking, or obligating the Company or any Subsidiary of the Company to make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, warrant, call, right, commitment, agreement, derivative contract, forward sale contract or undertaking. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity securities of the Company in connection with (i) the payment of the exercise price of Company Options with Company Common Stock (including in connection with “net” exercises), (ii) tax withholding in connection with the exercise of Company Options or vesting of Company Restricted Shares and (iii) forfeitures of Company Options or Company Restricted Shares, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock or the capital stock of any of its Subsidiaries, other than pursuant to the Company Benefit Plans. There are no bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote.

(c) The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity interests of each of its Subsidiaries, free and clear of any liens, charges, encumbrances, adverse rights or claims and security interests whatsoever, excluding restrictions imposed by securities laws (“Liens”), other than, in the case of Subsidiaries that are immaterial to the Company, immaterial Liens, and all of such shares and equity interests are duly authorized, validly issued and free of preemptive rights and all such shares are fully paid and nonassessable.

Section 3.3 Corporate Authorization.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, to consummate the Merger and the other transactions contemplated hereby. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming due power and authority of, and due execution and delivery by, Parent and Merger Sub, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws affecting the rights of creditors generally and the availability of equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at Law) (together, the “Bankruptcy and Equity Exception”).

(b) The Board of Directors of the Company, at a meeting duly called and held, has unanimously adopted resolutions (i) declaring it advisable for the Company to enter into this Agreement, (ii) approving the execution, delivery and performance of this Agreement, and the consummation of the Merger and the other transactions contemplated hereby, (iii) directing that the adoption of this Agreement be submitted to the holders of Company Common Stock for consideration and (iv) recommending, the adoption of this Agreement by the holders of Company Common Stock (such recommendation, the “Company Board Recommendation”). Subject to Section 6.3, such resolutions have not been subsequently rescinded, modified or withdrawn.

Section 3.4 No Conflicts. The execution and delivery of this Agreement by the Company do not and the consummation by the Company of the Merger and the other transactions contemplated hereby will not (a) conflict with or violate any provision of the Company Charter or Company Bylaws or any of the similar organizational documents of any of its Subsidiaries or (b) assuming that the authorizations, consents and approvals referred to in Section 3.5 and the Company Stockholder Approval are obtained (in the case of the Company Stockholder Approval, in accordance with the DGCL), (i) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries under, any note, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract or agreement (each, a “Contract”) to which the Company or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (ii) conflict with or violate any Laws applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, other than, in the case of clause (b), any such violation, conflict, loss, default, right or Lien that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 3.5 Governmental Approvals.

(a) Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and in connection with or in compliance with (i) the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) the Securities Act of 1933, as amended (the “Securities Act”), (iii) any other applicable federal or state securities Laws or “blue sky” Laws, (iv) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (v) the rules and regulations of the NYSE, (vi) those federal and state departments of health, state insurance departments and other filings and/or approvals, including those required under Health Care Laws, as set forth in Section 3.5 of the Company Disclosure Letter (the “Company Healthcare Regulatory Approvals”) or (vii) such other consent, approval, waiver, license, permit, franchise, authorization or Order (“Consents”) of, or registration, declaration, notice, report, submission or other filing (“Filings”) with, any Governmental Entity, the failure of which to obtain or make prior to the Closing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby, no Consents of, or Filings with, any federal, state or local court, administrative or regulatory agency or commission or other governmental authority, domestic or foreign (each a “Governmental Entity”) are necessary in connection with the execution and delivery of this Agreement by the Company or the consummation of the Merger and the other transactions contemplated hereby.

(b) As of the date hereof, each Company Regulated Subsidiary is listed on Section 3.5(b) of the Company Disclosure Letter. The Company Regulated Subsidiaries are only incorporated in the jurisdictions set forth in Section 3.5(b) of the Company Disclosure Letter.

Section 3.6 Company SEC Filings; Financial Statements; Controls.

(a) The Company has filed all reports, schedules, forms, statements and other documents required to be filed by the Company with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2009 (collectively, the “Company SEC Documents”). Each of the Company SEC Documents, as amended prior to the date of this Agreement, complied as of their respective dates (or amendment dates), and all Company SEC Documents filed after the date hereof will comply, in all material respects as to form with the requirements of the Exchange Act or the Securities Act, as the case may be, applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or, if amended prior to the date of this Agreement, as of the date of such amendment, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) The Company has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act of 2002. The Company’s management has completed an assessment of the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Based solely on the Company’s management’s most recently completed evaluation of the Company’s internal control over financial reporting, the Company does not have Knowledge of any “significant deficiencies” or “material weaknesses” (as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls and procedures which would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial data, in each case which has not been subsequently remediated.

(c) The consolidated financial statements (including all related notes thereto) of the Company (the “Company SEC Financial Statements”) included in the Company SEC Documents (if amended, as of the date of the last such amendment filed prior to the date of this Agreement) comply in all material respects as to form with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The Company SEC Financial Statements fairly present, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to the absence of information or notes not required by GAAP to be included in interim financial statements) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC or, with respect to pro forma information, subject to the qualifications stated therein) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(d) The Company has previously delivered or made available to Parent true, complete and correct copies of the statutory financial statements of each Company Regulated Subsidiary filed prior to the date of this Agreement with the applicable domestic regulators, to the extent required, for the years ended December 31, 2009 and 2010, and for each quarterly period ended after December 31, 2010, together with all exhibits and schedules thereto (the “Company Subsidiary SAP Statements”). The Company Subsidiary SAP Statements fairly present, in all material respects, the respective statutory financial conditions of each of the Company Regulated Subsidiaries at the date thereof, and the statutory results of operations for the period then ended in accordance with Applicable SAP applied on a consistent basis throughout the period indicated, except as otherwise specifically noted therein.

(e) The loss reserves and other actuarial amounts of the Company Regulated Subsidiaries recorded in their respective Company Subsidiary SAP Statements as of December 31, 2010 (i) have been computed in all material respects in accordance with generally accepted actuarial standards in effect on such date (except as otherwise noted in such financial statements) and (ii) include provisions for all actuarial reserves that are required to be established in accordance with applicable Law.

Section 3.7 No Undisclosed Liabilities. As of the date of this Agreement there are no liabilities or obligations of the Company or any of its Subsidiaries of any nature, whether accrued, contingent, absolute or otherwise, in each case, that would be required by GAAP to be reflected on a consolidated balance sheet of the

Company and its Subsidiaries, other than: (a) liabilities or obligations reflected or reserved against in the Company’s audited consolidated balance sheet as of December 31, 2010 or its unaudited consolidated balance sheet as of June 30, 2011 included in the Company SEC Documents or the notes thereto, (b) liabilities or obligations that were incurred since December 31, 2010 in the ordinary course of business and consistent with past practice, (c) liabilities or obligations which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (d) liabilities or obligations reflected in Section 3.7 of the Company Disclosure Letter or arising or incurred in connection with this Agreement, the Merger and the other transactions contemplated hereby.

Section 3.8 Disclosure Documents. The proxy statement relating to the Company Stockholders Meeting (such proxy statement, as amended or supplemented from time to time, the “Proxy Statement”) shall not, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, no representation or warranty (express or implied) is made with respect to projected financial information provided by or on behalf of the Company. The Proxy Statement shall comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing provisions of this Section 3.8, no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement that were provided by or on behalf of Parent or its Representatives in writing expressly for inclusion therein.

Section 3.9 Absence of Certain Changes or Events. Since December 31, 2010, (i) the business of the Company and its Subsidiaries has been conducted in all material respects in the ordinary course of business consistent with past practice and (ii) there has not been any event, change, effect, development or occurrence that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.10 Compliance with Laws. Other than those violations or allegations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) the Company and its Subsidiaries are not in violation of, and since January 1, 2009 have not violated, any Laws or Orders applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them and (b) neither the Company nor any of its Subsidiaries has received any communication since January 1, 2009 from a Governmental Entity that alleges that the Company or any of its Subsidiaries is not in compliance with any Law. Notwithstanding the foregoing, except with respect to the inclusion of such Laws in the definition of Company Material Adverse Effect, this Section 3.10 shall not apply to the regulatory compliance matters which are the subject of Section 3.11, Tax matters which are the subject of Section 3.13, employee benefit plans and ERISA matters which are the subject of Section 3.14 (but, for the avoidance of doubt, shall apply to all applicable Laws relating to labor and employment), intellectual property and software matters which are the subject of Section 3.16, or environmental matters which are the subject of Section  3.18.

Section 3.11 Regulatory Compliance.

(a) Other than those violations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are not in violation of, and since January 1, 2009 have not violated, any Health Care Laws which regulate their operations, activities or services and Orders pursuant to any Health Care Laws applicable to the Company, any of its Subsidiaries or any assets owned or used by any of them.

(b) Since January 1, 2009 (i) neither the Company nor any of its Subsidiaries has (A) received or been subject to any written notice, citation, suspension, revocation, warning, administrative proceeding, review or, to the Knowledge of the Company, investigation by a Governmental Entity which alleges or asserts that the Company or any of its Subsidiaries has violated any Health Care Laws or which requires or seeks any adjustment, modification or alteration in the Company’s or any of its Subsidiary’s operations, activities, services or financial condition that has not been resolved, including but not limited to any qui tam lawsuits of which the Company has Knowledge and is legally permitted to disclose, Risk Adjustment Data Validation or Recovery Audit Contractor audits or (B) been subject to a corporate integrity agreement, deferred prosecution agreement, consent decree, settlement agreement or other similar agreements or orders mandating or prohibiting future or past activities and (ii) neither the Company nor any of its Subsidiaries has settled, or agreed to settle, any actions brought by any Governmental Entity for a violation of any Health Care Laws, except, with respect to clauses (i) and (ii), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date hereof, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no restrictions imposed by any Governmental Entity upon the business, activities or services of the Company or any of its Subsidiaries which would restrict or prevent the Company or such Subsidiary from operating as it currently operates.

(c) The Company and each of its Subsidiaries have all required governmental licenses, permits, certificates, approvals and authorizations (“Permits”) necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. There are no actions pending or, to the Knowledge of the Company, threatened in writing, that seek the revocation, cancellation or adverse modification of any Permit, except where such revocation, cancellation or adverse modification would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2009, neither the Company nor any of its Subsidiaries has received or been subject to any written notice, claim or assertion alleging any violations of Permits, nor to the Knowledge of the Company, has any such notice, claim or assertion been threatened, except where the receipt of such notice, claim or assertion or such threatened notice, claim or assertion would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Since January 1, 2009, each Company Regulated Subsidiary has timely filed all reports, statements, documents, registrations, filings and submissions required to be filed by it under applicable Laws (including Health Care Laws), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of such filings complied in all material respects with applicable Law.

(e) Each of the Company Regulated Subsidiaries meets the requirements for participation in, and receipt of payment from, the Programs in which each of the Company Regulated Subsidiaries currently participates and is a party to one or more valid agreements with the Centers for Medicare and Medicaid Services (“CMS”) authorizing its participation as a Medicare Advantage Program contractor or Medicare Prescription Drug Plan Sponsor, and analogous state entities authorizing its participation as a Medicaid managed care contractor, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Any Subsidiaries of the Company providing management, administrative or billing and collections services to any entity, and the Practice Entity, have been since January 1, 2009 and are currently in compliance with all applicable Health Care Laws, including but not limited to state laws restricting or prohibiting the medical practice, corporate practice of medicine, fee-splitting, payments for referrals, balance billing, and/or health information privacy and security, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) Except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2009, neither the Company nor any of its Subsidiaries, or any of their respective officers, directors, individuals with direct or indirect ownership interests of five (5) percent of more in the Company or its Subsidiaries or employees and to the Knowledge of the Company, none of its contractors or agents has been or is currently suspended, excluded or debarred from contracting with the federal or any state government or from participating in any Federal Health Care Program, or is subject to an investigation or proceeding by any Governmental Entity that could result in such suspension, exclusion, or debarment.

(h) The Company and its Subsidiaries have compliance programs including policies and procedures reasonably designed to cause the Company and its Subsidiaries and their respective agents, employees and downstream and offshore contractors to be in compliance with all applicable Health Care Laws in all material respects.

(i) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, none of the Company or any of its Subsidiaries, or to the Knowledge of the Company, any of their respective directors, officers, agents, or employees, in their individual capacities, has since January 1, 2009, directly or indirectly made or offered to make, or solicited or received, any contribution, gift, bribe, rebate, payoff, influence payment, kickback or inducement to any Person or entered into any financial arrangement, regardless of form: (i) in violation of the federal Anti-Kickback Statute, 42 U.S.C. §1320a-7b, the federal Physician Self-Referral (Stark) Law, 42 U.S.C. §1395nn, the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), or any analogous state laws; or (ii) to obtain or maintain favorable treatment in securing business in violation of any applicable Health Care Law. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are in compliance with all Health Care Laws related to enrollment, sales and marketing delegation/subcontracting, and treatment of dual-eligible, low-income subsidy and special needs population beneficiaries under the Medicare Advantage (Part C), Medicare Prescription Drug (Part D) and Medicaid Programs. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the sales and marketing employees and agents of the Company and each of its Subsidiaries have since January 1, 2009 and are currently (i) in compliance with all applicable licensing and Health Care Laws and (ii) paid commissions by the Company and/or each of its Subsidiaries that comply with all applicable Health Care Laws.

(j) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have established and implemented programs, policies, procedures, contracts and systems reasonably designed to cause their respective employees and agents to comply with the applicable provisions of the Health Insurance Portability and Accountability Act of 1996 (Pub. L. No. 104-191) and the Health Information Technology for Economic and Clinical Health Act (Pub. L. No. 111-5), any implementing regulations, and any state privacy or medical information laws applicable to the business of the Company or its Subsidiaries, (collectively, the “Privacy Laws”). Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have since January 1, 2009 and are now in compliance with the Privacy Laws and with all contractual requirements, including but not limited to any “business associate agreements,” that regulate or limit the maintenance, use, disclosure or transmission of medical records, patient information or other personal information made available to or collected by Company or its Subsidiaries in connection with the operation of their business. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the transactions contemplated by this Agreement will not violate provisions of any of the Privacy Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries represent and warrant that they have employed reasonable and appropriate administrative, physical, and technical safeguards to ensure the confidentiality, availability, and integrity of health information to which they have access. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries have entered into trading partner agreements and utilized the HIPAA standard formats for the electronic exchange of health information in compliance with, and as required by the Privacy Laws and any other Laws. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have a breach notification policy that complies with applicable Health Care Laws and neither the Company nor any Subsidiary has experienced a breach of Protected Health Information held by Company or any Subsidiary. For purposes of this

Section 3.11(k), “breach” means the acquisition, access, use or disclosure of Protected Health Information, as defined at 45 C.F.R. § 160.103, in violation of the Privacy Laws which compromises the security or privacy of such Protected Health Information.

(k) This Section 3.11 contains the sole and exclusive representations and warranties of the Company regarding the regulatory compliance matters, liabilities or obligations addressed herein, or compliance with Laws relating thereto.

Section 3.12 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against the Company or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially impair the ability of the Company to perform its obligations hereunder or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

Section 3.13 Taxes.

(a) All material Tax Returns required by applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been duly filed when due (including extensions) in accordance with all applicable Laws, and all such Tax Returns are, or shall be at the time of filing, true and complete in all material respects.

(b) The Company and each of its Subsidiaries has duly and timely paid or has duly and timely withheld and remitted to the appropriate Taxing Authority all Taxes shown to be due and payable on any Tax Return described in paragraph (a) of this Section 3.13, or (i) where payment is not yet due, has established an adequate accrual in accordance with GAAP or (ii) where payment is being contested in good faith pursuant to appropriate procedures, has established an adequate reserve in accordance with GAAP, in each case for all Taxes reflected in the most recent financial statements contained in the Company SEC Documents.

(c) The material income and franchise Tax Returns of the Company and its Subsidiaries through the Tax year ended 2006 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment under applicable Law, after giving effect to extensions or waivers, has expired.

(d) There is no Proceeding pending or, to the Knowledge of the Company, threatened against or with respect to the Company or any of its Subsidiaries in respect of any Tax, except as would not, individually or in the aggregate, be material to the Company and its Subsidiaries, taken as a whole.

(e) Neither the Company nor any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to be governed by Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution that would otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this Agreement.

(f) None of the Company and any of its Subsidiaries is taxed as a “life insurance company” for U.S. federal income tax purposes.

(g) Neither the Company nor any of its Subsidiaries is liable for Taxes of any Person (other than the Company and its Subsidiaries) as a result of being (i) a member of an affiliated, consolidated, combined or unitary group that includes such Person as a member or (ii) a party to a Tax Sharing Agreement (other than such agreements with customers, vendors, lessors or the like entered into in the ordinary course of business).

(h) Neither the Company nor any of its Subsidiaries has participated or engaged in a “listed transaction” as defined in Treasury Regulation §1.6011-4(b)(2).

(i) This Section 3.13 contains the sole and exclusive representations and warranties of the Company regarding Tax matters, liabilities or obligations or compliance with Laws relating thereto.

Section 3.14 Employee Benefit Plans and Related Matters; ERISA.

(a) Section 3.14(a) of the Company Disclosure Letter sets forth as of the date of this Agreement a true and complete list of the material Company Benefit Plans, including all Company Benefit Plans subject to the Employee Retirement Income Security Act of 1974 (“ERISA”). With respect to each material Company Benefit Plan, the Company has made available to Parent a true and complete copy or written summary of such Company Benefit Plan, and, to the extent applicable, (i) all material trust agreements, insurance contracts or other funding arrangements, (ii) the most recent actuarial and trust reports for both ERISA funding and financial statement purposes, (iii) the most recent Form 5500 with all attachments filed with the Internal Revenue Service (“IRS”) or the Department of Labor or any similar reports filed with any comparable Governmental Entity in any non-U.S. jurisdiction having jurisdiction over any Company Benefit Plan and all schedules thereto, (iv) the most recent IRS determination letter (or opinion letter upon which the Company is entitled to rely), (v) all material current summary plan descriptions and (vi) any actuarial study of any pension, disability, post-employment life or medical benefits provided under any such Company Benefit Plan. “Company Benefit Plans” means each compensation or benefit plan, scheme, program, policy, arrangement and contract (including (A) any “employee benefit plan,” as defined in Section 3(3) of ERISA, whether or not subject to ERISA; (B) any bonus, deferred compensation, profit-sharing, stock bonus, stock purchase, restricted stock, stock option or other equity-based arrangement; (C) any employment, termination, retention, bonus, change in control or severance agreement, plan, program, policy, arrangement or contract; (D) any vacation benefits, insurance (including any self-insured arrangements), medical, dental, vision or prescription benefits, life insurance, employee assistance program, relocation or expatriate benefits, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits and post-employment or retirement benefits (including compensation, pension or life insurance benefits); and (E) any loan) under which any current or former director, officer, employee or independent contractor of the Company or any of its Subsidiaries has any present or future right to benefits, that is maintained, sponsored or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries has any obligation to maintain, sponsor or contribute, or with respect to which the Company or any of its Subsidiaries would incur any direct or indirect liability.

(b) Each Company Benefit Plan intended to be qualified under Section 401(a) of the Code, and the trust (if any) forming a part thereof, has (i) received a favorable determination letter from or (ii) is entitled to rely upon an opinion letter issued by the IRS that the Company Benefit Plan is so qualified, and to the Company’s Knowledge there are no existing circumstances or any events that would reasonably be expected to adversely affect the qualified status of any such plan in a manner which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Benefit Plan has been administered and operated in accordance with its terms and with applicable Law, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. No material events have occurred with respect to any Company Benefit Plan that could result in payment or assessment by or against the Company of any excise taxes under the Code, except events that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) Neither the Company nor any ERISA Affiliate sponsors, maintains or contributes to, or has in the past six years sponsored, maintained or contributed to, any Company Benefit Plan subject to Title IV of ERISA. No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability (exclusive of the liability to pay insurance premiums to the Pension Benefit Guaranty Corporation under Title IV of ERISA). As used in this Agreement, “ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 4001(b) of ERISA.

(d) There are no pending, or, to the Knowledge of the Company, threatened, actions, suits, audits, proceedings or claims with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan (other than routine claims for benefits), except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, there are no pending or threatened investigations with respect to any of the Company Benefit Plans by any employee or otherwise involving any such plan or the assets of any such plan, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) No Company Benefit Plan is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or is a “multiple employer plan” within the meaning of Section 4063 or 4064 of ERISA. Neither the Company nor any of its ERISA Affiliates has at any time during the last six (6) years contributed to or been obligated to contribute to any such type of plan.

(f) Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for any current or former employee, director or independent contractor of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g) Neither the Company nor any of its Subsidiaries is a party to or subject to, or is currently negotiating in connection with entering into, any collective bargaining agreement with a labor union or organization. Except as would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect, since January 1, 2010, there has not been, and as of the date of this Agreement there is not pending or, to the Knowledge of the Company, threatened, any walkout, strike, union dispute, picketing, work stoppage or work slowdown against the Company or any of its Subsidiaries by their respective employees. Since December 31, 2010, neither the Company nor any of its Subsidiaries has effectuated or announced (i) a “plant closing” (as defined under the U.S. Worker Adjustment and Retraining Notification Act of 1988 (together with any similar state or local Law, “WARN”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, (ii) a “mass layoff” (as defined under WARN) or (iii) such other layoff, reduction in force or employment terminations sufficient in number to trigger application of WARN.

(h) Except as provided in this Agreement or as required by applicable Law, the consummation of the Merger and the other transactions contemplated hereby (either alone, or together with any other event) will not (i) entitle any current or former director, officer or employee of the Company or of any of its Subsidiaries to severance pay or any similar payment or (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such director, officer or employee. There is no contract, plan or arrangement (written or otherwise) covering any current or former employee, director or independent contractor of the Company or any of its Subsidiaries that, individually or collectively, would entitle any such Person to any tax gross-up or similar payment from the Company or any of its Subsidiaries or could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 280G of the Code.

Section 3.15 Material Contracts.

(a) Except as set forth in Section 3.15(a) of the Company Disclosure Letter, as of the date of this Agreement, neither the Company nor any of its Subsidiaries is a party to or bound by any of the following Contracts (each of the following, whether or not set forth in Section 3.15(a) of the Company Disclosure Letter and whether or not entered into on or prior to the date of this Agreement, is referred to herein as a “Company Material Contract”:

(i) (A) any material agreement with a Governmental Entity or (B) any operating agreement with a Governmental Entity whereby the Company is providing benefits to a Medicare or Medicaid beneficiary, in each case other than as previously publicly disclosed by the Company or included in the Company’s electronic data room as of October 22, 2011;

(ii) any pharmacy benefit management agreement or material patient assistance program agreement;

(iii) any agreement or policy for risk sharing or reinsurance with a professional reinsurance company;

(iv) any agreement relating to indebtedness for borrowed money in excess of $1,000,000, other than intercompany indebtedness;

(v) any material partnership, joint venture or other similar agreement;

(vi) any material agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise);

(vii) any agreement with any director or officer of the Company or any of its Subsidiaries or with any “associate” or any member of the “immediate family” (as such terms are defined in Rules 12b-2 and 16a-1 of the 1934 Act) of any such director or officer;

(viii) any agreement that (A) by its express terms, materially limits the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any Person or in any area or which would so limit the freedom of Parent or any of its Affiliates after the Closing Date, (B) contains an exclusivity or similar provision, except with respect to material agreements with Provider networks that are open only to Medicare or Medicaid members or (C) any Provider network agreement that contains a “most favored nation” or similar provision that imposes obligations on the Company or any of its Affiliates;

(ix) any agreement that limits or otherwise restricts the ability of the Company or any of its Subsidiaries to pay dividends or make distributions to its stockholders; or

(x) any (A) intercompany management services or administrative services Contract or (B) independent practice association management services Contract that is reasonably likely to involve payments in excess of $1,000,000.

(b) The Company has made available to Parent a true and complete copy of each Company Material Contract. Each Company Material Contract is (i) a valid and binding obligation of the Company or its Subsidiary party thereto and enforceable against the Company or its Subsidiary party thereto in accordance with its terms (except that (x) such enforcement may be subject to a Bankruptcy and Equity Exception and (y) equitable remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought) and, to the Company’s Knowledge, each other party thereto and (ii) in full force and effect, except in the case of clauses (i) and (ii) above, as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and each of its Subsidiaries has performed its obligations required to be performed by it prior to the date of this Agreement under each Company Material Contract to which it is a party and, to the Company’s Knowledge, each other party to each Company Material Contract has performed its obligations required to be performed by it under such Company Material Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since January 1, 2011 none of the Company or any of its Subsidiaries has received notice of any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract to which it is a party or by which it or any of its properties or assets is bound, except for violations or defaults that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or, after giving effect to the Merger, a Parent Material Adverse Effect.

Section 3.16 Intellectual Property; Software.

(a) Except as would not reasonably be expected to materially impact the Company or its Subsidiaries, (i) either the Company or a Subsidiary of the Company owns, or is licensed or otherwise possesses adequate rights to use, the Intellectual Property used in connection with the business of the Company and its Subsidiaries as currently conducted and (ii) no other Person holds any right, title or interest in or to any Intellectual Property owned by or exclusively licensed to (or purported to be owned by or exclusively licensed to) the Company or its Subsidiaries (collectively, the “Company IP”). The consummation of the Merger and the other transactions contemplated hereby do not and will not result in any material adverse change or material loss of any rights in any Company IP, and will not result in the creation of any Liens (other than Permitted Liens) with respect to any Company IP.

(b) Except as would not reasonably be expected to materially impact the Company or its Subsidiaries, the conduct of the business as currently conducted, and as conducted in the past three (3) years, by the Company and its Subsidiaries does not infringe or otherwise violate any Person’s Intellectual Property, and, as of the date of this Agreement, there is no claim to the contrary pending or to the knowledge of the Company threatened against the Company or its Subsidiaries. To the knowledge of the Company as of the date of this Agreement, no Person is infringing or otherwise violating any Company IP, and no claims alleging the contrary are pending or threatened against any Person by the Company or its Subsidiaries.

(c) Section 3.16(c) of the Company Disclosure Letter contains a complete and correct list, as of the date of this Agreement, of all material registrations and applications for registration included in the Company IP (collectively, the “Registered Company IP”). The Company or its Subsidiaries have paid all maintenance fees, filed all statements of use and, to the knowledge of the Company, disclosed to the United States Patent and Trademark Office, United States Copyright Office and any analogous Governmental Entity any information required to be disclosed under applicable Law, in each case as reasonably necessary to maintain and protect the material Registered Company IP.

(d) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all Company IP is valid and enforceable, and except for office actions arising in the normal course of prosecution there are no claims pending or, to the Company’s knowledge, threatened that challenge the scope, ownership, validity, or enforceability of any Company IP.

(e) No trade secret owned by the Company or any of its Subsidiaries and material to their respective businesses has been authorized by the Company or any of its Subsidiaries to be disclosed or, to the knowledge of the Company, has been disclosed by the Company or any of its Subsidiaries to any Person other than pursuant to written non-disclosure agreements restricting the disclosure and use of such material trade secret. The Company and its Subsidiaries have taken commercially reasonable security measures to protect the confidentiality of all the material information that derives its value from its confidentiality included in the Company IP.

(f) The Company maintains control of copies of the Software that the Company or its Subsidiaries license or otherwise use and documentation (including user guides) reasonably necessary to use such Software, and the Company maintains control over the use of source code and/or such other documentation (including user guides and specifications) for all material Software which is owned by the Company or any of its Subsidiaries (“Company Proprietary Software”) reasonably necessary to use, maintain and modify the Company Proprietary Software. The Company Proprietary Software, and, to the knowledge of the Company, the material Software that the Company or its Subsidiaries license or otherwise use, functions substantially in compliance with applicable written, published documentation and specifications, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The IT Assets are sufficient in all material respects for the conduct of the business of the Company and its Subsidiaries as currently conducted Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Software owned by any other Person has been incorporated into any Company Proprietary Software in a manner that would reasonably be expected to (i) require any Company Proprietary Software (in whole or in material part) to be licensed, sold or disclosed, (ii) grant the right to decompile, disassemble or reverse engineer the source code of any Company Proprietary Software (in whole or in material part) or (iii) limit the ability to charge license fees or otherwise seek compensation in connection with the licensing or distribution of any Company Proprietary Software (in whole or in material part). As used in this Agreement, “Software” means all computer programs, including any and all software implementations of algorithms, models and methodologies whether in source code or object code form, software databases and compilations. As used in this Agreement, “IT Assets” means computers, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased by the Company or its Subsidiaries pursuant to written agreement (excluding any public networks)/

(g) As of the date of this Agreement, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries are in compliance in all material respects with applicable Law, as well as their own policies, in each case, relating to privacy, data protection, and the collection and use of personal information collected, used or held for use by the Company or its Subsidiaries, and no claims are pending or, to the knowledge of the Company, threatened in writing against the Company or any of its Subsidiaries alleging a violation of any Person’s privacy rights.

(h) This Section 3.16 contains the sole representations and warranties of the Company that are specific to Intellectual Property and Software matters, liabilities or obligations relating thereto.

Section 3.17 Properties. As of the date of this Agreement, except for those matters that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (a) the Company and each of its Subsidiaries has good title to, or valid leasehold or sublease interests or other comparable contract rights in or relating to all real property of the Company and its Subsidiaries free and clear of all Liens, except for Permitted Liens, (b) the Company and each of its Subsidiaries has complied with the terms of all leases of real property of the Company and its Subsidiaries and all such leases are in full force and effect, enforceable in accordance with their terms against the Company or any Subsidiary party thereto and, to the Knowledge of the Company, the counterparties thereto and (c) there has been no event or occurrence that has resulted or would reasonably be expected to result (with or without the giving of notice, the lapse of time or both) in a default with respect to any such lease.

Section 3.18 Environmental Matters.

(a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(i) The Company and its Subsidiaries have been and are in compliance with all applicable Environmental Laws, including, but not limited to, possessing, and complying with, all Permits and other governmental authorizations required for their respective ownership and operations under applicable Environmental Laws;

(ii) There is no pending or threatened claim, lawsuit, or administrative Proceeding against the Company or any of its Subsidiaries under or pursuant to any Environmental Law. Neither the Company nor any of its Subsidiaries has received written notice from any Person, including but not limited to any Governmental Entity, alleging that they have been or are in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved. Neither the Company nor any Subsidiary is a party or subject to any administrative or judicial Order or decree pursuant to any Environmental Law; and

(iii) With respect to real property that is currently or, to the Company’s Knowledge, was formerly owned, leased or operated by the Company, any of its Subsidiaries or any predecessor of the Company or any of its Subsidiaries, there have been no releases, spills, disposal, discharges or leaks of Hazardous Substances on, from, at, in or underneath any of such property that would result in a liability or obligation on the part of the Company or any of its Subsidiaries.

(b) Neither the Company nor any of its Subsidiaries owns, leases or operates any facility or other property in New Jersey or Connecticut.

(c) This Section 3.18 contains the sole and exclusive representations and warranties of the Company regarding environmental matters and compliance with or liability under Environmental Laws.

Section 3.19 No Ownership of Parent Common Stock. Neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Parent Common Stock), any shares of Parent Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Parent Common Stock or any securities of any Subsidiary of Parent or and neither the Company nor any of its Subsidiaries has any rights to acquire any shares of Parent Common Stock. There are no voting trusts or other agreements or understanding to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of Parent or any of its Subsidiaries.

Section 3.20 Takeover Statutes. No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) (each a “Takeover Statute”) is applicable to the Company, the shares of Company Common Stock or the Merger in connection with the transactions contemplated hereby.

Section 3.21 Brokers and Finders’ Fees. Except for Goldman, Sachs & Co., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated hereby.

Section 3.22 Opinion of Financial Advisor. The Board of Directors of the Company has received an opinion from Goldman, Sachs & Co. to the effect that, as of the date of this Agreement and based upon and subject to the limitations, qualifications and assumptions set forth therein, the Merger Consideration to be paid to the holders of shares of Company Common Stock pursuant to this Agreement is fair, from a financial point of view, to such holders of shares of Company Common Stock. The Company shall, promptly following receipt of such opinion in written form, furnish an accurate and complete copy of such opinion to Parent solely for informational purposes.

Section 3.23 No Other Representations and Warranties; Disclaimers.

(a) Except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by the Company in this Article III, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its

Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither the Company nor any other Person will have any liability to Parent, Merger Sub or any other Person in respect of such information, including any subsequent use of such information, except for any claim for damages for a breach of any representation or warranty made by the Company in this Article III relating to such information or in the case of fraud.

(b) Notwithstanding anything contained in this Agreement to the contrary, except in the case of fraud, the Company acknowledges and agrees that neither Parent, Merger Sub nor any other Person has made or is making any representations or warranties whatsoever, express or implied, beyond those expressly made by Parent and Merger Sub in Article IV hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Affiliates or Representatives. Without limiting the generality of the foregoing, the Company acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Affiliates or Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as (a) disclosed in the Parent SEC Documents filed with or furnished to the SEC on or after January 1, 2009 and prior to the date of this Agreement (but excluding any risk factors or forward-looking disclosures set forth under the heading “Risk Factors” or under the heading “Special Note Regarding Forward-looking Statements,” and any other disclosures that are cautionary, predictive or forward-looking in nature in any such Parent SEC Documents) or (b) set forth in the disclosure letter delivered by Parent to the Company immediately prior to the execution and delivery of this Agreement (the “Parent Disclosure Letter”) (it being agreed that disclosure of any item in any section or subsection of the Parent Disclosure Letter shall be deemed disclosure with respect to any section of this Agreement or any other section or subsection of the Parent Disclosure Letter to which the relevance of such disclosure is reasonably apparent and that the mere inclusion of an item in such Parent Disclosure Letter as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had, would have or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect), and whether or not any particular representation or warranty refers to or excepts therefrom any specific Section of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:

Section 4.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization, has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed, qualified or otherwise authorized to do business and, to the extent applicable, is in good standing in each jurisdiction where the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The copies of the Restated Certificate of Incorporation (the “Parent Charter”) and Bylaws (the “Parent Bylaws”) of Parent made available to the Company are true, complete and correct copies of such documents as in effect as of the date of this Agreement.

Section 4.2 Corporate Authorization.

(a) Each of Parent and Merger Sub has all necessary organizational power and authority to execute and deliver this Agreement and, subject to the adoption of this Agreement by Connecticut General Corporation, the sole stockholder of Merger Sub (the “Merger Sub Stockholder Approval”) which will be obtained immediately following the execution hereof, to consummate the Merger, the Financing and the other transactions contemplated hereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Merger Sub of the Merger, the Financing and the other transactions contemplated hereby have been duly and validly authorized by the Board of Directors of Parent and the Board of Directors of Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Merger, the Financing or the other transactions contemplated hereby, subject, in the case of the Merger, to obtaining the Merger Sub Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due power and authority of, and due execution and delivery by, the Company, constitutes a valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The Board of Directors of Parent, at a meeting duly called and held, has adopted resolutions declaring it advisable for Parent to enter into this Agreement and approving the execution, delivery and performance of this Agreement by Parent and the consummation by Parent of the Merger, the Financing and the other transactions contemplated hereby. The Board of Directors of Merger Sub has unanimously adopted resolutions approving the execution, delivery and performance of this Agreement by Merger Sub and the consummation by Merger Sub of the Merger, the Financing and the other transactions contemplated hereby. Such resolutions have not been subsequently rescinded, modified or withdrawn.

Section 4.3 No Conflicts. The execution and delivery of this Agreement by Parent and Merger Sub do not and the consummation by Parent and Merger Sub of the Merger, the Financing and the other transactions contemplated hereby will not (i) conflict with or violate any provision of the Parent Charter or Parent Bylaws or the certificate of incorporation or bylaws of Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4 are obtained, (x) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to a right of termination under, or result in the creation of any Lien, other than any Permitted Liens, upon any of the respective properties or assets of Parent or Merger Sub under, any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets are bound or affected or (y) conflict with or violate any Laws applicable to Parent or Merger Sub or any of their respective properties or assets, other than, in the case of clause (ii), any such violation, conflict, loss, default, right or Lien that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.4 Governmental Approvals. Other than the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and in connection with or in compliance with (i) the Exchange Act, (ii) the Securities Act, (iii) any other applicable federal or state securities Laws or “blue sky” Laws, (iv) the HSR Act, (v) the rules and regulations of the NYSE, (vi) those federal and state departments of health, state insurance departments and other filings and/or approvals, including those required under Health Care Laws, as set forth in Section 4.4 of the Parent Disclosure Letter ( such approvals together with the Company Healthcare Regulatory Approvals, the “Healthcare Regulatory Approvals”) or (vii) such other Consents of, or Filings with, any Governmental Entity, the failure of which to obtain or make prior to the Closing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially impair the ability of Parent to perform its obligations hereunder or prevent or materially delay the consummation of the Merger, the Financing or the other transactions contemplated hereby, no Consents of, or Filings with, any Governmental Entity are necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub and the consummation of the Merger, the Financing and the other transactions contemplated hereby.

Section 4.5 Information Supplied. None of the information provided or to be provided by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement shall, at the date it is first mailed to the Company’s stockholders or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided that, no representation or warranty (express or implied) is made with respect to projected financial information (if any) provided by or on behalf of Parent. Notwithstanding the foregoing provisions of this Section 4.5, no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Proxy Statement that were not provided by or on behalf of Parent or its Subsidiaries in writing expressly for inclusion therein.

Section 4.6 Compliance with Laws.

(a) Other than those violations or allegations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) Parent and its Subsidiaries are not in violation of, and since January 1, 2009 have not violated, any Laws or Orders applicable to Parent, any of its Subsidiaries or any assets owned or used by any of them and (b) neither Parent nor any of its Subsidiaries has received any written communications since January 1, 2009 from a Governmental Entity that alleges that Parent or any of its Subsidiaries is not in compliance with any Law.

(b) Other than those violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and its Subsidiaries are not in violation of, and since January 1, 2010 have not violated, any Law which regulates their operations, activities or services and Orders pursuant to any Laws applicable to Parent, any of its Subsidiaries or any assets owned or used by any of them.

Section 4.7 Litigation. As of the date of this Agreement, there are no Proceedings pending, or to the Knowledge of Parent, threatened, against Parent or any of its Subsidiaries which, if determined or resolved adversely in accordance with the plaintiff’s or claimant’s demands, would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. As of the date of this Agreement, there is no Order outstanding against Parent or any of its Subsidiaries which would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.8 Takeover Statutes. Assuming the accuracy of Section 3.19, no restrictions contained in any Takeover Statute is applicable to Parent or the Merger in connection with the transactions contemplated hereby.

Section 4.9 No Parent Vote Required. Assuming the accuracy of Section 3.19, no vote or other action of the stockholders of Parent is required by Law, the Parent Charter or the Parent Bylaws or otherwise in order for Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 4.10 Available Funds. (a) Parent and Merger Sub have available or shall have available to them, as of the date the Closing is required to occur pursuant to Section 1.2 hereof, all funds necessary for the payment to the Exchange Agent of the aggregate amount of the Exchange Fund and any other amounts required to be paid in connection with the consummation of the Merger and the other transactions contemplated hereby and to pay all related fees and expenses.

(b) Parent has delivered to the Company true, correct and complete fully executed copies of the commitment letter, dated as of October 24, 2011, between Parent and Morgan Stanley Senior Funding, Inc., including all exhibits, schedules, annexes and amendments to such letter in effect as of the date of this Agreement (the “Commitment Letter”), pursuant to which, subject only to the conditions set forth in the Commitment Letter, Morgan Stanley Senior Funding, Inc. has committed to lend the amounts set forth therein (the provision of such funds as set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated or otherwise modified in any respect prior to the execution and delivery of this Agreement. The Commitment Letter is in full force and effect and constitutes the legal, valid and binding obligation of each of Parent and, to the Knowledge of Parent, Morgan Stanley Senior Funding, Inc. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. Subject to the terms and conditions of the Commitment Letter, the net proceeds contemplated from the Financing, together with other financial resources of Parent and Merger Sub, including cash on hand and marketable securities of Parent and Merger Sub, shall, in the aggregate, be sufficient for the satisfaction of all of Parent’s obligations under this Agreement, including the payment of any amounts required to be paid pursuant to Article II and all fees and expenses reasonably expected to be incurred in connection herewith. No event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default), or the failure of any condition, on the part of Parent or its Affiliates under the Commitment Letter or, to the Knowledge of Parent, Morgan Stanley Senior Funding, Inc. Subject to the satisfaction of the conditions contained in Section 7.1 and Section 7.2, Parent has no reason to believe that any of the conditions to the Financing shall not be satisfied on a timely basis on or prior to the Closing, or that the Financing or any other funds necessary for the satisfaction of all of Parent’s and its Affiliates’ obligations under this Agreement and of all fees and expenses reasonably expected to be incurred in connection herewith shall not be available to Parent on the Closing Date. Except for fee letters with respect to fees and related arrangements with respect to the Financing, of which Parent has delivered true, correct and complete copies to the Company prior to the date of this Agreement (in a redacted form removing only the fee information, but which fee information does not relate to the amounts or conditionality of, or contain any conditions precedent to, the funding of the Financing), there are no side letters or other agreements, Contracts or arrangements related to the funding of the full amount of the Financing, other than as expressly set forth in the Commitment Letter and delivered to the Company prior to the date of this Agreement. Parent has fully paid all commitment fees, and other amounts required to be paid on or prior to the date of this Agreement in connection with the Financing.

(c) Parent acknowledges and agrees that notwithstanding anything to the contrary in this Agreement, the consummation of the Financing shall not be a condition to the obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby.

Section 4.11 No Ownership of Company Common Stock. Neither Parent nor any of its Subsidiaries beneficially owns, directly or indirectly (other than investments made in the ordinary course of business in their investment portfolios that, in the aggregate, do not exceed 5% of the Company Common Stock), any shares of Company Common Stock or other securities convertible into, exchangeable for or exercisable for shares of Company Common Stock or any securities of any Subsidiary of the Company and neither Parent nor any of its Subsidiaries has any rights to acquire any shares of Company Common Stock except pursuant to this Agreement. Except for the Voting Agreement, there are no voting trusts or other agreements or understandings to which Parent or any of its Subsidiaries is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its Subsidiaries.

Section 4.12 No Other Representations and Warranties; Disclaimers.

(a) Except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent or any of its Subsidiaries or their respective businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, and each of Parent and Merger Sub hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, except for the representations and warranties made by Parent and Merger Sub in this Article IV, neither Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of their Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses or operations or (ii) any oral or written information furnished or made available to the Company or any of their Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the consummation of the Merger and the other transactions contemplated hereby, including the accuracy, completeness or currency thereof, and neither Parent nor any other Person will have any liability to the Company or any other Person in respect of such information, including any subsequent use of such information, except for any claim for damages for a breach of any representation or warranty made by Parent in this Article IV relating to such information or in the case of fraud.

(b) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any other Person has made or is making, and they are not relying upon, any representations or warranties whatsoever, express or implied, beyond those expressly made by the Company in Article III hereof, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub or any of their respective Affiliates or Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges and agrees that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of its Affiliates or Representatives.

(c) Notwithstanding anything to the contrary in this Agreement, including the Company Disclosure Letter, or any other agreement, document or instrument to be delivered or made available in connection herewith, Parent and Merger Sub acknowledge and agree that neither the Company nor any of its Affiliates makes any representation or warranty (express or implied), and nothing contained in this Agreement, including the Company Disclosure Letter, or any other agreement, document or instrument to be delivered in connection herewith, is intended or shall be construed to be a representation or warranty (express or implied) of the Company or any of its Affiliates in respect of (i) the adequacy or sufficiency of any reserves of the Company or its Subsidiaries, or (ii) whether the reserves of the Company or any of its Subsidiaries have been or will be adequate or sufficient for the purposes for which they were established or that the reinsurance recoverables taken into account in determining the amount of such reserves will be collectible. Furthermore, Parent and Merger Sub acknowledge and agree that no fact, condition, development or issue relating to the adequacy or sufficiency of the reserves of the Company or any of its Subsidiaries may be used, directly or indirectly, to demonstrate or support the breach of any representation, warranty, covenant or agreement contained in this Agreement or any other agreement, document or instrument to be delivered in connection with the transactions contemplated hereby.

ARTICLE V

CONDUCT OF BUSINESS

Section 5.1 Conduct of Business by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated in accordance with Section 8.1, except (x) as prohibited or required by applicable Law or by any Governmental Entity of competent jurisdiction, (y) as set forth in Section 5.1 of the Company Disclosure Letter or (z) as otherwise contemplated or required by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and shall cause each of its Subsidiaries to, conduct its business in the ordinary course in all material respects and use its commercially reasonable efforts to preserve intact in all material respects its business organization and goodwill and relationship with Providers, plan members, suppliers, distributors, licensors, licensees, and other Persons with which it has material business dealings, and Governmental Entities having jurisdiction over its business, and to keep available in the aggregate the services of its workforce; provided, however, that no failure by the Company or any of its Subsidiaries to take any action specifically prohibited by any provision of Section 5.1(b) shall constitute a breach under this Section 5.1(a).

(b) Without limiting the generality of the foregoing (except as provided therein), from the date of this Agreement until the earlier of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1, except (x) as required by applicable Law or by any Governmental Entity of competent jurisdiction, (y) as set forth in Section 5.1 of the Company Disclosure Letter or (z) as otherwise contemplated or required by this Agreement, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall not, and shall not permit any of its Subsidiaries to:

(i) amend the Company Charter or Company Bylaws;

(ii) (A) declare, set aside, make or pay any dividend or other distribution (whether in cash, stock or property) in respect of any of its capital stock, except for dividends or distributions by any wholly-owned Subsidiary of the Company to the Company or to any other wholly-owned Subsidiary of the Company, (B) adjust, split, combine, amend the terms of or reclassify any of its capital stock or issue or propose or authorize the issuance of any other securities (including options, warrants or any similar security exercisable for, or convertible into, such other security) in respect of, in lieu of, or in substitution for, shares of its capital stock, except with respect to the capital stock or securities of any wholly-owned Subsidiary, in connection with transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries or (C) repurchase, redeem or otherwise acquire any shares of the capital stock of the Company or any of its Subsidiaries, or any other equity interests or any rights, warrants or options to acquire any such shares or interests, except (1) for repurchases of shares of Company Common Stock in connection with the exercise of Company Options or in connection with the vesting or settlement of shares of Company Restricted Shares (including in satisfaction of any amounts required to be deducted or withheld under applicable Law), in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement in accordance with the terms of this Agreement or (2) with respect to the capital stock or securities of any Subsidiary, in connection with transactions among the Company and one or more of its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries;

(iii) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or similar security) or make any changes (by combination, merger, consolidation, reorganization, liquidation or otherwise) in the capital structure of the Company or any of its Subsidiaries, except for (A) the issuance of shares of Company Common Stock in connection with the exercise of Company Options or the vesting or settlement of Company Restricted Shares, in each case outstanding as of the date of this Agreement or awarded after the date of this Agreement to the extent permitted pursuant to clause (B) below, (B) the grant of Company Options or Company Restricted Shares to employees of the Company or any of the Company’s Subsidiaries (other than the individuals listed in Section 5.1(b)(iii) of the Company Disclosure Letter) in connection with the Company’s annual equity award grant procedures or in connection with promotions or new hires, in each case, conducted in the ordinary course of business consistent with past practice, provided that the number of shares of Company Common Stock underlying awards granted under this clause (B) shall not exceed 300,000 and that the awards are granted on terms, including vesting, that are consistent with past practice, (C) issuances by a wholly-owned Subsidiary of the Company of capital stock to such Subsidiary’s parent, the Company or another wholly-owned Subsidiary of the Company or (D) Liens required to be granted by the Company and its Subsidiaries pursuant to the Amended and Restated Credit Agreement;

(iv) merge or consolidate with any other Person or acquire any material assets, product lines or businesses, or make a material investment in (whether through the acquisition of stock, assets or otherwise) any other Person, except for acquisitions of property, inventory and equipment in the ordinary course of business consistent with past practice and for consideration not in excess (in the aggregate for all such acquisitions) of $35 million;

(v) sell, lease, license, subject to a material Lien, except for a Permitted Lien or Liens required to be granted by the Company and its Subsidiaries pursuant to the Amended and Restated Credit Agreement, or otherwise dispose of any material assets, product lines or businesses of the Company or any of its

Subsidiaries (including capital stock or other equity interests of any Subsidiary) except for sales, leases or licenses of property, inventory and equipment in the ordinary course of business consistent with past practice and involving assets of the Company or any of its Subsidiaries not in excess (in the aggregate for all such sales, leases and licenses) of $35 million;

(vi) (A) make any material loans, advances or capital contributions to any other Person; (B) create, incur, guarantee or assume any indebtedness for borrowed money (in the aggregate for all such indebtedness) in excess of $35 million, except for, in the case of each of clause (A) and clause (B), (1) transactions among the Company and its wholly-owned Subsidiaries or among the Company’s wholly-owned Subsidiaries, (2) any draw-down of funds under the Amended and Restated Credit Agreement in the ordinary course of business consistent with past practice, (3) letters of credit issued under the Amended and Restated Credit Agreement in the ordinary course of business consistent with past practice or (4) indebtedness for borrowed money incurred to replace, renew, extend, refinance or refund any existing indebtedness and in amounts not materially in excess of such existing indebtedness; (C) make or commit to make any capital expenditure in excess of $35 million in the aggregate; or (D) cancel any material debts of any Person to the Company or any Subsidiary of the Company or waive any claims or rights of value, except for cancellations or waivers in the ordinary course of business consistent with past practice and that are not material to the Company and its Subsidiaries taken as a whole;

(vii) except as required by Contracts in effect prior to the date of this Agreement, Company Benefit Plans or applicable Law, (A) increase the compensation or other benefits payable or provided to executive officers of the Company as reported in the Company’s most recent Annual Report on Form 10-K, including anyone hired into such a position, or directors of the Company or its Subsidiaries, except for any 2012 annual increases in compensation and other benefits payable to directors and officers (other than the individuals listed in Section 5.1(b)(iii) of the Company Disclosure Letter) that are consistent with past practice; (B) except in the ordinary course of business consistent with past practice, materially increase the compensation or other benefits payable or provided to the Company’s or its Subsidiaries’ other employees or independent contractors (the ordinary course including, for this purpose, the employee salary, bonus and equity compensation review process and related adjustments substantially as conducted each year and promotions); (C) enter into any employment, change of control, severance or retention agreement with any officer or other employee of the Company (except (1) for renewals or replacements (including employees hired to replace similarly situated employees) of existing agreements with current employees (other than officers) upon expiration of the term of the applicable agreement on substantially the same terms as the previous agreement or (2) for severance agreements entered into with employees (other than officers) in the ordinary course of business consistent with past practice in connection with terminations of employment); (D) except as permitted pursuant to clause (C) above, establish, adopt, enter into or amend any Company Benefit Plan, collective bargaining agreement, plan, trust, fund, policy or arrangement for the benefit of any current or former (x) directors or officers, except as required to comply with Section 409A of the Code or other applicable Law or (y) except in the ordinary course of business consistent with past practice and as would not result in the aggregate in a material increase in cost to the Company or as is required to comply with Section 409A of the Code or other applicable Law, other employees or independent contractors or any of their beneficiaries; or (E) amend or waive any performance or vesting criteria or accelerate vesting, exercisability, distribution, settlement or funding under any Company Benefit Plan;

(viii) other than (x) settlement of claims, liabilities or obligations in connection with any stockholder litigation against the Company and/or its officers, directors, employees and Representatives relating to this Agreement, the Merger and/or the transactions contemplated by this Agreement involving monetary payment only in an amount not to exceed $1,500,000 in the aggregate and for which a full release is granted to the Company, Parent and their respective officers, directors, employees and Representatives in connection therewith, or (y) settlements and waivers of rights in the ordinary course of business consistent with past practice in connection with the processing and paying of claims to Providers, (A) settle, offer or propose to settle, or compromise any material claim or Proceeding or (B) enter into any consent decree, injunction or similar restraint or form of equitable relief that would materially restrict the operations of the business of the Company and its Subsidiaries taken as a whole after the Effective Time;

(ix) (A) except in the ordinary course of business consistent with past practice, enter into, modify, amend or terminate any Company Material Contract, in each case in a manner that would be material and adverse to the Company and its Subsidiaries, taken as a whole or (B) without limitation of the foregoing clause (A), enter into any Company Material Contract (or any extension thereof) with a term of three (3) years or more;

(x) alter or amend in any material respect any existing accounting methods, principles or practices, except as may be required by GAAP, Applicable SAP or applicable Law;

(xi) make any change in the investment, hedging, reserving, underwriting or claims administration policies, practices or principles that would be material to the Company and its Subsidiaries, taken as a whole, except as may be required to conform to changes in GAAP, Applicable SAP or applicable Law;

(xii) make or change any material Tax election, change any annual Tax accounting period, adopt or change any material method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, except, with respect to settlement or surrender of any material Tax claims or assessments, to the extent of reserves established on the consolidated balance sheet of the Company as reflected in the most recent Company SEC Financial Statement;

(xiii) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or any of its Subsidiaries;

(xiv) contract with or employ any person or entity listed on the GSA Excluded Parties List System (EPLS), the OIG List of Excluded Individuals/Entities (LEIE) or any FDA Debarment List; or

(xv) obligate itself to take any of the foregoing actions.

(c) The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all material Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

Section 5.2 No Control of the Company’s Business. The Company, on the one hand, and Parent and Merger Sub on the other, acknowledge and agree that: (i) nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time, (ii) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations, and (iii) notwithstanding anything to the contrary set forth in this Agreement, no consent of Parent or Merger Sub shall be required with respect to any matter set forth in Section 5.1 or elsewhere in this Agreement to the extent the requirement of such consent would be inconsistent with applicable Law.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Preparation of the Proxy Statement.

(a) As soon as reasonably practicable following the date of this Agreement (but in no event later than fifteen (15) Business Days after the date of this Agreement), the Company shall prepare and file with the SEC the Proxy Statement. Subject to Section 6.3, the Proxy Statement shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger. The Company shall respond promptly to any comments from the SEC or the staff of the SEC on the Proxy Statement. The Company shall use its reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as practicable after such filing. The Company shall use its reasonable best efforts to cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing of the Proxy Statement. No filing of, or amendment or supplement to, the Proxy Statement shall be made by the Company, without providing Parent and its counsel a reasonable opportunity to review and comment thereon and giving due consideration to such comments.

(b) If at any time prior to the Effective Time any information relating to the Company or Parent, or any of their respective Affiliates, directors or officers, should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of the Company. The parties shall notify each other promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement for additional information and shall supply each other with copies of all correspondence between it or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement or the Merger.

Section 6.2 Stockholders Meeting; Company Board Recommendation. As promptly as reasonably practicable after the SEC or its staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, the Company, acting through its Board of Directors, and in accordance with applicable Law and the rules and regulations of NYSE, shall (a) duly call, give notice of, convene and hold a meeting of the stockholders of the Company for the purpose of obtaining the Company Stockholder Approval (the “Company Stockholders Meeting”); provided, however, that the Company shall be permitted, with Parent’s prior consent, to adjourn, delay or postpone convening the Company Stockholders Meeting if in the good faith judgment of the Board of Directors of the Company or, if required to address any conflict of interest, any committee thereof (after consultation with its outside legal advisors) failure to adjourn, delay or postpone the Company Stockholders Meeting would not allow sufficient time under applicable Law for the distribution of any required or appropriate supplement or amendment to the Proxy Statement, (b) subject to Section 6.3(b) and Section 6.3(d), include in the Proxy Statement the Company Board Recommendation and (c) subject to Section 6.3(b) and Section 6.3(d), use its reasonable best efforts to obtain the Company Stockholder Approval. Notwithstanding any Recommendation Withdrawal, unless this Agreement is terminated in accordance with its terms the obligations of the Company under this Section 6.2 shall continue in full force and effect.

Section 6.3 No Solicitation.

(a) The Company shall immediately cease all existing activities, discussions or negotiations with any parties that may be ongoing with respect to an Acquisition Proposal and shall use commercially reasonable efforts to require in accordance with the terms of any applicable confidentiality agreement that such parties return or destroy (such destruction to be confirmed in writing) all information and other material relating to the Company or its Subsidiaries previously provided to such parties by the Company or its Representatives (as defined below) in connection with the evaluation of a potential Acquisition Proposal. From the date of this Agreement until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Section 8.1, the Company shall not, nor shall it permit any of its Subsidiaries to, nor shall it authorize or permit any of its officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant or other representative retained by it or any of its Subsidiaries (collectively, “Representatives”) acting on its behalf to, directly or indirectly, (i) solicit, initiate or knowingly encourage (including by way of furnishing information), or knowingly facilitate any inquiries or the making of any proposal which constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) engage in any negotiations or discussions regarding any Acquisition Proposal or otherwise cooperate with, knowingly encourage or knowingly facilitate any effort by any Person that has made an Acquisition Proposal, (iii) grant any waiver or release under, or fail to enforce, any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries to which the Company of any of its Subsidiaries is a party or by which any of them is bound, (iv) make any Recommendation Withdrawal (as defined below) other than in accordance with Section 6.3(b) or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal; provided, however, that if, prior to obtaining Company Stockholder Approval and following the receipt of an unsolicited bona fide Superior Proposal, or an unsolicited bona fide written Acquisition Proposal which is reasonably expected to lead to a Superior Proposal, the Board of Directors of the Company determines in good faith, after consultation with outside legal counsel, that there is a reasonable probability that the failure to take action with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, the Company and its Representatives may, in response to such Acquisition Proposal, and subject to compliance with Section 6.3(c), (A) furnish information with respect to the Company to the Person making such Acquisition Proposal and its Representatives and financing sources pursuant to a confidentiality agreement (a copy of which shall be provided to Parent for informational purposes only) that contains provisions not less favorable in the aggregate to the Company than those contained in the Confidentiality Agreement; provided that (1) such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and (2) to the extent not previously furnished to Parent, the Company furnishes Parent with all such nonpublic information delivered to such Person prior to or substantially concurrently with its delivery to such Person and (B) engage in discussions or negotiations with such Person regarding such Acquisition Proposal. It is agreed that any violation of the restrictions on the Company set forth in this Section 6.3 by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section 6.3 by the Company.

(b) Notwithstanding any other provision of this Agreement, including Section 6.1 and 6.2, but subject to compliance with this Section 6.3, prior to receipt of the Company Stockholder Approval, the Board of Directors of the Company or, if required to address any conflict of interest, any committee thereof, may, in response to any bona fide, unsolicited Acquisition Proposal, (i) withdraw (or modify or qualify in a manner adverse to Parent) the Company Board Recommendation or (ii) fail to include the Company Board Recommendation in the Proxy Statement (any action described in these clauses (i) or (ii) being referred to as a “Recommendation Withdrawal”), if (1) the Board of Directors of the Company concludes in good faith, after consultation with its outside financial advisors and outside legal counsel, that such Acquisition Proposal constitutes a Superior Proposal; (2) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that there is reasonable probability that the failure to make a Recommendation Withdrawal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law; (3) the Board of Directors of the Company making the Recommendation Withdrawal provides Parent five (5) Business Days prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 6.3(c), as well as a copy of such Acquisition Proposal (it being agreed that neither the delivery of such notice by the Company nor any public announcement thereof that the Company determines it is required to make under applicable Law shall constitute a Recommendation Withdrawal unless and until the Company shall have failed at or prior to the end of the period referred to in clause (4) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute a Recommendation Withdrawal) to publicly announce that it (A) is recommending this Agreement and (B) has determined that such other Acquisition Proposal (taking into account in (A) any modifications or adjustments made to this Agreement to which Parent has agreed in writing and in (B) any modifications or adjustments made to such other Acquisition Proposal) is not a Superior Proposal and has publicly rejected such Acquisition Proposal); (4) during the four (4) Business Days following such written notice (or such shorter period as specified below), if requested by Parent, the Board of Directors of the Company effecting the Recommendation Withdrawal and its Representatives have negotiated with Parent regarding any revisions to the terms of this Agreement proposed by Parent in writing in response to such Superior Proposal and (5) the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which Parent has agreed in writing), that the Acquisition Proposal continues to be a Superior

Proposal and that there is reasonable probability that the failure to make a Recommendation Withdrawal would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law. Any change to the financial terms or other material terms of any Superior Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.3; provided, however, that in the event that the Company seeks to make a Recommendation Withdrawal as provided above, the notice period and the period during which the Company and its Representatives are required, if requested by Parent, to negotiate with Parent regarding any revisions to the terms of this Agreement proposed in writing by Parent in response to such new Acquisition Proposal pursuant to clause (4) above shall expire on the later to occur of (x) three (3) Business Days after the Company provides written notice of such new Acquisition Proposal to Parent and (y) the end of the original four (4) Business Day period described in clause (4) above.

(c) In addition to the obligations of the Company set forth in Sections 6.3(a) and 6.3(b) the Company shall notify Parent in writing promptly, and in any event no later than 24 hours, after receipt by the Company or any of its Representatives of any Acquisition Proposal, any communication from or on behalf of a third party that such third party is considering making an Acquisition Proposal or any request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any third party that may be considering making, or has made, an Acquisition Proposal. The Company shall advise Parent orally and in writing of the material terms and conditions of such Acquisition Proposal, communication or request, including the identity of the third party making such Acquisition Proposal, communication or request.

(d) Nothing in this Agreement shall prohibit or restrict the Board of Directors of the Company, based on events, developments or occurrences that arise after the date hereof (in each case other than involving or relating to an Acquisition Proposal), from effecting a Recommendation Withdrawal if the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that there is reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, provided that (x) the Company shall (A) promptly notify Parent in writing of its intention to take such action, which notice includes a description in reasonable detail of the nature of such event, development or occurrence prompting the Recommendation Withdrawal (it being understood that such notice shall not be deemed to be or constitute a Recommendation Withdrawal) and (B) negotiate in good faith with Parent for three (3) Business Days following such notice regarding revisions to the terms of this Agreement proposed by Parent in writing in response to such event, development or occurrence, and (y) the Board of Directors of the Company shall not effect any Recommendation Withdrawal unless, after the three (3) Business Day period described in the foregoing clause (B), the Board of Directors of the Company concludes in good faith, after consultation with its outside legal counsel, that there is a reasonable probability that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(e) Notwithstanding any Recommendation Withdrawal, except as required by Law, until termination of this Agreement in accordance with its terms (x) in no event may the Company (A) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal, (B) make, facilitate or provide information in connection with any SEC or other regulatory filings in connection with the transactions contemplated by any Acquisition Proposal or (C) seek any third-party consents in connection with the transactions contemplated by any Acquisition Proposal, and (y) the Company shall otherwise remain subject to all of its obligations under this Agreement.

(f) Nothing contained in this Section 6.3 shall prohibit the Company or the Board of Directors of the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a) under the Exchange Act or making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 under the Exchange Act; provided that any such action or statement made that relates to an Acquisition Proposal shall be deemed to be a Recommendation Withdrawal unless the Board of Directors of the Company reaffirms that Company Board Recommendation in such statement or in connection with such action,

(ii) making any disclosure to the stockholders of the Company if the Board of Directors of the Company determines in good faith, after consultation with its outside legal counsel, that there is a reasonable probability that the failure to make such disclosure could reasonably be expected to be inconsistent with applicable Law or (iii) informing any Person of the existence of the provisions contained in this Section 6.3; provided that in the case of clauses (ii) and (iii), any Recommendation Withdrawal may only be made in accordance with Section 6.3(b) or Section 6.3(d); it being understood that a “stop, look and listen” communication to the stockholders of the Company pursuant to Rule 14d-9(f) under the Exchange Act (or any similar communication to the stockholders of the Company) shall not be deemed to be or constitute a Recommendation Withdrawal.

(g) For purposes of this Agreement:

“Acquisition Proposal” means any proposal, offer or indication of interest from any Person (other than Parent or any of its Subsidiaries or Affiliates) relating to, or that could reasonably be expected to lead to, (i) any direct or indirect acquisition or purchase (including through reinsurance), in one transaction or a series of related transactions, of assets or liabilities (including equity securities of any Subsidiary of the Company) or businesses that constitute 15% or more of the assets or liabilities of the Company and its Subsidiaries, taken as a whole, or 15% or more of any class of equity securities of the Company, (ii) any tender offer or exchange offer that if consummated would result in any Person or group of Persons beneficially owning (which has the meaning under Section 13(d) of the Exchange Act) securities of the Company representing 15% or more of the aggregate voting power of all securities of the Company or (iii) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, joint venture, share exchange or similar transaction involving the Company or any of its Subsidiaries, in each case, pursuant to which any Person or the stockholders of any Person would own securities of the Company or of any resulting parent company of the Company representing 15% or more of the aggregate voting power of all securities of the Company or of any resulting parent company of the Company; and

“Superior Proposal” means a bona fide, unsolicited Acquisition Proposal (with all references to “15%” in the definition of Acquisition Proposal being deemed to be references to “50%”) made that is on terms that the Board of Directors of the Company determines in good faith (after consulting with its financial advisor and outside legal counsel), and considering all relevant factors as the Board of Directors of the Company considers to be appropriate (including, but not limited to, the timing, ability to finance, financial and regulatory aspects and likelihood of consummation of such proposal, and any amendments to this Agreement proposed in writing by, and binding upon, Parent which is received prior to the Board of Directors of the Company’s determination that a Superior Proposal exists), is more favorable from a financial point of view (taking into account the foregoing factors) to the stockholders of the Company than the Merger and the other transactions contemplated hereby, and which the Board of Directors of the Company determines is reasonably likely to be consummated and for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

Section 6.4 Access to Information. The Company shall, and shall cause each of its Subsidiaries to, afford the Representatives of Parent reasonable access during normal business hours to its and its Subsidiaries’ properties, books, records, Contracts and personnel, and shall furnish, and shall cause to be furnished, as promptly as reasonably practicable to Parent consistent with its legal obligations and obligations pursuant to Contracts all other information concerning the Company and its Subsidiaries’ business, properties and personnel as Parent may reasonably request, in each case as is reasonably necessary or appropriate to facilitate the Merger and the other transactions contemplated hereby; provided, however, that (i) the Company may restrict the foregoing access to the extent that any applicable Law or Governmental Entity requires it or its Subsidiaries to restrict access to any properties or information and (ii) Parent shall not have access to individual performance or evaluation records, medical histories or other information that in the reasonable opinion of the Company is sensitive or the disclosure of which could reasonably be expected to subject it or any of its Subsidiaries to risk of liability or information that is subject to attorney-client privilege or other privilege; provided, further, that the Company may restrict the foregoing access to those Persons who have entered into or are bound by a confidentiality agreement with it and to the extent required by applicable Law or Contract to which the Company or its respective Subsidiaries is a party. All such access shall be subject to reasonable restrictions imposed from time to time with respect to the provision of privileged communications or any applicable confidentiality agreement with any Person. In conducting any inspection of any properties of the Company and its Subsidiaries, Parent and its Representatives shall not (i) interfere with the business conducted at such property or (ii) damage any property or any portion thereof. Prior to the Effective Time, Parent and its Representatives shall not have the right to conduct environmental sampling at any of the facilities or properties of the Company or any of its Subsidiaries. All information obtained pursuant to this Section 6.4 shall continue to be governed by the Confidentiality Agreement which shall remain in full force and effect in accordance with its terms.

Section 6.5 Consents, Approvals and Filings.

(a) Upon the terms and subject to the conditions set forth in this Agreement, the parties shall, and shall cause their respective Subsidiaries to, use reasonable best efforts (i) to cause the conditions to Closing to be satisfied as promptly as practicable, (ii) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and the other transactions contemplated hereby and, subject to the conditions set forth in Article VII hereof, to consummate the Merger, the Financing and the other transactions contemplated hereby, as promptly as practicable and (iii) to obtain as promptly as practicable any Consent of, or any approval by, any Governmental Entity, including any Healthcare Regulatory Approvals or other insurance or regulatory approvals, Consents under Antitrust Laws and any other third-party Consent which is required to be obtained by the parties or their respective Subsidiaries in connection with the Merger, the Financing and the other transactions contemplated hereby, and to comply with the terms and conditions of any such Consent. The parties shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable any such Consents.

(b) Without limiting the foregoing, Parent and its Affiliates and the Company and its Affiliates shall take any and all actions necessary to avoid each and every impediment under any Health Care Law, Antitrust Law, insurance Law or other applicable Law that may be asserted by any Governmental Entity with respect to this Agreement, the Merger and the other transactions contemplated hereby so as to enable the Closing to occur as promptly as practicable, including, without limitation, any of the following actions requested by any Governmental Entity, or necessary or appropriate to (x) obtain all Consents and exemptions and secure the expiration or termination of any applicable waiting period under the HSR Act; (y) resolve any objections that may be asserted by any Governmental Entity with respect to the Merger and the other transactions contemplated hereby; and (z) prevent the entry of, and have vacated, lifted, reversed or overturned, any Order that would prevent, prohibit, restrict or delay the consummation of the Merger and the other transactions contemplated hereby:

(i) comply with all restrictions and conditions, if any, imposed or requested by any Governmental Entity in connection with granting any necessary clearance, Consent or exemption or terminating any applicable waiting period including: (x) agreeing to sell, divest, hold separate, license, cause a third party to acquire, or otherwise dispose of, any Subsidiaries, operations, divisions, businesses, product lines, customers or assets of Parent or any of its Affiliates (including the Company or any of its Subsidiaries); (y) taking or committing to take such other actions that may limit Parent’s or any of its Affiliates’ (including the Company’s or any of its Subsidiaries’) freedom of action with respect to, or its ability to retain, any of Parent’s or its Affiliates’ (including the Company’s or any of its Subsidiaries’) operations, divisions, businesses, products lines, customers or assets, and (z) entering into any Orders, settlements, undertakings, consent decrees, stipulations or other agreements to effectuate any of the foregoing or in order to vacate, lift, reverse, overturn, settle or otherwise resolve any Order that prevents, prohibits, restricts or delays the consummation of the Merger and the other transactions contemplated hereby, in any case, that may be issued by any court or other Governmental Entity;

(ii) agree to terminate any Contract or other business relationship of Parent or any of its Affiliates or the Company or any of its Affiliates as may be required to obtain any necessary clearance of any

Governmental Entity or to obtain termination of any applicable waiting period under any Antitrust Laws or clearance under any Health Care Laws, insurance Laws or other applicable Laws; and

(iii) oppose fully and vigorously (x) any administrative or judicial action or proceeding that is initiated (or threatened to be initiated) challenging this Agreement, the Merger or the other transactions contemplated hereby and (y) any request for, the entry of, and seek to have vacated or terminated, any Order that could restrain, prevent or delay the consummation of the Merger and the other transactions contemplated hereby, including, in the case of either (x) or (y) by defending through litigation, any action asserted by any Person in any court or before any Governmental Entity, and vigorously pursuing all available avenues of administrative and judicial appeal.

Notwithstanding the foregoing, prior to the Company or any of its Subsidiaries voluntarily agreeing to or undertaking any action described in or contemplated by this Section 6.5(b) that would reasonably be expected to have a material impact on the business, activities or services of the Company or any of its Subsidiaries after the Closing, the Company shall obtain the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Nothing in this paragraph shall otherwise be deemed to affect or modify the obligations of the parties pursuant to this Section 6.5, including subsection (b) hereof.

(c) Neither the Company nor Parent shall, and each of them shall cause its Affiliates not to directly or indirectly, acquire, purchase, lease or license (or agree to acquire, purchase, lease or license), by merging with or into or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to: (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any Consent, or exemption of any Governmental Entity necessary to consummate the Merger and the other transactions contemplated hereby or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Entity entering an Order prohibiting the consummation of the Merger and the other transactions contemplated hereby; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) prevent or materially delay the consummation of the Merger and the other transactions contemplated hereby.

(d) In furtherance of the foregoing, the parties shall as promptly as practicable following the date of this Agreement make all Filings with all Governmental Entities that may be or may become reasonably necessary, proper or advisable under this Agreement and applicable Law to consummate and make effective the Merger and the other transactions contemplated hereby, including: (i) filing, or causing to be filed, no later than fifteen (15) Business Days after the date of this Agreement, (A) “Form A Statements” or similar change of control applications with the insurance commissioners (or other applicable regulators) in each jurisdiction where required by applicable insurance Law seeking approval of Parent’s acquisition of control of each of the Company Regulated Subsidiaries which results from the Merger; (ii) Parent filing, or causing to be filed no later than fifteen (15) Business Days after the date of this Agreement, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable insurance Law with respect to the Merger and the other transactions contemplated hereby; (iii) not later than ten (10) Business Days following the date of this Agreement, the Company and Parent each making an appropriate filing of a notification and report form pursuant to the HSR Act with the Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) with respect to the Merger and the other transactions contemplated hereby and requesting early termination of the initial waiting period under the HSR Act; (iv) the Company and Parent each making any other filing that may be required under any other Antitrust Laws or by any Antitrust Authority; (v) not later than sixty (60) days prior to the Closing, the Company and Parent filing any required notices to CMS, with a separate notice to the CMS Medicare Drug Benefit Group and Central Office Medicare Advantage plan manager if applicable; and (vi) the Company and Parent making any other filing that may be required under any Health Care Laws or insurance or other applicable Law or by any Governmental Entity with jurisdiction over enforcement of any such Law.

(e) The Company and Parent shall, as promptly as practicable, (i) furnish each other and, upon request, any Governmental Entity, any information or documentation concerning themselves, their Affiliates, directors, officers, securityholders and Financing Sources, information or documentation concerning the Merger and the other transactions contemplated hereby and such other matters as may be requested and (ii) make available their respective personnel and advisers to each other and, upon request, any Governmental Entity, in connection with (A) the preparation of any statement, filing, notice or application made by or on their behalf to any Governmental Entity in connection with the Merger or the other transactions contemplated hereby or (B) any review or approval process.

(f) Subject to applicable Law relating to the sharing of information, each of the Company and Parent shall promptly notify the other of any Filing, communication or inquiry it or any of its Affiliates intends to make with or receives from any Governmental Entity relating to the matters that are the subject of this Agreement, and prior to submitting any Filing, substantive written communication, correspondence or other information or response by such party or any or its Representatives, on the one hand, to any Governmental Entity, or members of the staff of any Governmental Entity, on the other, subject to Section 6.4, the submitting party shall permit the other party and its counsel a reasonable opportunity to review in advance, and consider in good faith the comments of the other party provided in a timely manner, in connection with any such Filing, communication or inquiry. Parent, in consultation with the Company, shall take the lead in coordinating communications with any Governmental Entity and developing strategy for responding to any investigation or other inquiry by any Governmental Entity related to any of the Requisite Regulatory Approvals or other third-party Consents. Subject to Section 6.4 and the terms and conditions of the Confidentiality Agreement, the Company and Parent shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods under the HSR Act). To the extent practicable under the circumstances, none of the parties hereto shall agree to participate in any substantive meeting or conference with any Governmental Entity, or any member of the staff of any Governmental Entity, in respect of any Filing, proceeding, investigation (including any settlement of the investigation), litigation, or other inquiry related to the Merger unless it consults with the other party in advance and, where permitted, allows the other party to participate. Neither party shall be required to comply with any of the foregoing provisions of this Section 6.5(f) to the extent that such compliance would be prohibited by applicable Law. The parties further covenant and agree not to voluntarily extend any waiting period associated with any Consent of any Governmental Entity or enter into any agreement with any Governmental Entity not to consummate the Merger and the other transactions contemplated hereby, except with the prior written consent of the other party hereto.

(g) Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 6.5 as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 6.5, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements, (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns and (iv) to remove references concerning pricing and other competitively sensitive terms from an antitrust perspective in the Contracts of the Company, Parent and their respective Subsidiaries.

(h) Notwithstanding anything herein to the contrary, in no event shall Parent or its Affiliates or the Company or its Affiliates be required to agree to take or enter into any action which is not conditioned upon the Closing.

Section 6.6 Employee Matters.

(a) Until the first anniversary of the Effective Time (the “Benefits Continuation Period”), the Surviving Company shall provide, or cause to be provided, for those employees of the Company and its Subsidiaries who continue as employees of the Surviving Company or any of its Subsidiaries during all or a portion of the Benefits Continuation Period (the “Continuing Employees”), compensation (including base salary, bonus and other incentive compensation opportunities but excluding equity-based compensation) and employee benefits that in the aggregate shall not be any less favorable than the compensation and employee benefits provided by the Company or the applicable Subsidiary to the Continuing Employees immediately prior to the Effective Time. Nothing herein shall be deemed to be a guarantee of employment for any current or former employee of the Company or any of its Subsidiaries, or other than as provided in any applicable employment agreement or other Contract, to restrict the right of Parent or the Surviving Company to terminate the employment of any such employee.

(b) The Surviving Company shall (i) waive any applicable pre-existing condition exclusions and waiting periods with respect to participation and coverage requirements in any replacement or successor welfare benefit plan of the Surviving Company in which a Continuing Employee is eligible to participate following the Effective Time to the extent such exclusions or waiting periods were inapplicable to, or had been satisfied by, such Continuing Employee immediately prior to the Effective Time under the analogous Company Benefit Plan in which such Continuing Employee participated, (ii) provide each Continuing Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Company Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements and (iii) recognize service prior to the Effective Time with the Company or any of its Subsidiaries for purposes of eligibility to participate, vesting, determination of level of benefits and benefits accrual to the same extent such service was recognized by the Company or any of its Subsidiaries under the analogous Company Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; provided, however, that the foregoing shall not apply to the extent it would result in any duplication of benefits for the same period of service; provided, further, that the Surviving Company shall not be obligated to provide credit for years of service for purposes of retirement eligibility vesting under any Parent equity-based compensation plan or for benefit accrual purposes under any defined benefit pension plan maintained by the Surviving Company or its Subsidiaries prior to the date on which the Continuing Employee actually becomes a participant in such plan.

(c) From and after the Effective Time, Parent shall honor, and shall cause its Subsidiaries to honor, in accordance with its terms, (i) each existing employment, change in control, severance and termination protection plan, policy or agreement of or between the Company or any of its Subsidiaries and any current or former officer, director or employee identified in Section 6.6(c)(i) of the Company Disclosure Letter, (ii) subject to Section 2.5, all obligations in effect as of the Effective Time under any Company Stock Plan or bonus or bonus deferral plans, programs or agreements of the Company or any of its Subsidiaries identified in Section 6.6(c)(ii) of the Company Disclosure Letter and (iii) all obligations in effect as of the Effective Time pursuant to outstanding retention plans, programs or agreements identified in Section 6.6(c)(iii) of the Company Disclosure Letter, and all vested and accrued benefits under any Company Benefit Plan.

(d) Parent shall cause the Surviving Company and each of its Subsidiaries, for a period commencing at the Effective Time and ending ninety (90) days thereafter, not to effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN, affecting in whole or in part any site of employment, facility, or operating unit of the Surviving Company or any of its Subsidiaries without complying with all provisions of WARN.

(e) Notwithstanding any other provision of this Agreement to the contrary, subject to any agreements with Continuing Employees and applicable Law, Parent shall or shall cause the Surviving Company to provide Continuing Employees whose employment terminates during the Benefits Continuation Period with severance benefits no less favorable than the severance benefits that would have been provided pursuant to the terms of the

Company’s severance plans or commitments identified in Section 6.6(e) of the Company Disclosure Letter applicable to such Continuing Employee immediately prior to the Effective Time.

(f) Nothing contained in this Agreement, whether express or implied, (i) shall be treated as an amendment or other modification of any Company Benefit Plan, (ii) shall create any third-party beneficiary rights in any Person or (iii) subject to the requirements of this Section 6.6, shall limit the right of Parent or the Surviving Company or any of its Subsidiaries to amend, terminate or otherwise modify any Company Benefit Plan following the Closing Date.

Section 6.7 Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except as provided in Section 6.14(c) and Section 6.14(d). As used in this Agreement, “Expenses” includes all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party and its Affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby.

Section 6.8 Directors’ and Officers’ Indemnification and Insurance.

(a) From and after the Effective Time, Parent shall, and shall cause the Surviving Company to, to the fullest extent the Company would be permitted to do so by Law (including to the fullest extent authorized or permitted by any amendments to or replacements of the DGCL adopted after the date of this Agreement that increase the extent to which a corporation may indemnify its officers and directors), indemnify, defend and hold harmless (and promptly advance expenses from time to time as incurred to the fullest extent permitted by Law, provided, that the Person to whom expenses are advanced provides a reasonable and customary undertaking (which shall not include posting of any collateral) to repay such advances, if it is ultimately determined that such Person is not entitled to indemnification) the present and former directors and officers of the Company or any of its Subsidiaries, any Person acting as director, officer, trustee, fiduciary, employee or agent of another entity or enterprise (including any Company Benefit Plan) at the request of the Company (each an “Indemnified Party”) from and against any and all costs or expenses (including attorneys’ fees, expenses and disbursements), judgments, fines, losses, claims, damages, penalties, liabilities and amounts paid in settlement in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, regulatory or investigative, arising out of, relating to or in connection with any circumstances, developments or matters in existence, or acts or omissions occurring or alleged to occur prior to or at the Effective Time, including the approval of this Agreement and the Merger and the other transactions contemplated hereby or arising out of or pertaining to the Merger and the other transactions contemplated hereby, whether asserted or claimed prior to, at or after the Effective Time.

(b) Subject to the following sentence, prior to the Effective Time the Company shall, in consultation with Parent, purchase a six (6) year extended reporting period endorsement with respect to the Current Insurance (a “Reporting Tail Endorsement”), and the Surviving Company shall maintain this endorsement in full force and effect for its full term; provided that the aggregate cost for such Reporting Tail Endorsement does not exceed 300% of the current annual premium paid by the Company. To the extent purchased after the date of this Agreement and prior to the Effective Time, the Reporting Tail Endorsement shall be placed through such broker(s) and with such insurance carriers as may be specified by Parent and as are reasonably acceptable to the Company.

(c) Following the Effective Time, the Surviving Company shall, and Parent shall cause the Surviving Company to, maintain in effect the provisions in its certificate of incorporation and bylaws to the extent they provide for indemnification, advancement and reimbursement of expenses and exculpation of Indemnified Parties, as applicable, with respect to facts or circumstances occurring at or prior to the Effective Time, on the same basis as set forth in the Company Charter and the Company Bylaws in effect on the date of this Agreement, to the fullest extent permitted from time to time under applicable Law, which provisions shall not be amended except as required by applicable Law or except to make changes permitted by applicable Law that would enlarge the scope of the Indemnified Parties’ indemnification rights thereunder.

(d) If Parent or the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or Surviving Company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, Parent shall cause proper provisions to be made prior to the consummation of any transaction of the type described in clause (i) or clause (ii) of this sentence so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 6.8.

(e) From and after the Effective Time, Parent and the Surviving Company shall not, directly or indirectly, amend, modify, limit or terminate the advancement and reimbursement of expenses, exculpation, indemnification provisions of the agreements listed in Section 6.8(e) of the Company Disclosure Letter between the Company or any Subsidiary and any of the Indemnified Parties, or any such provisions contained in the Surviving Company certificate of incorporation or bylaws to the extent such provision applies to Indemnified Parties.

(f) This Section 6.8 is intended for the irrevocable benefit of, and to grant third-party rights to, the Indemnified Parties and shall be binding on all successors and assigns of Parent and the Surviving Company. The obligations of Parent under this Section 6.8 shall not be terminated or modified in such a manner as to adversely affect any Indemnified Party unless the affected Indemnified Party shall have consented in writing to such termination or modification. It is expressly agreed that each Indemnified Party shall be a third-party beneficiary of this Section 6.8, and entitled to enforce the covenants contained in this Section 6.8. If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.8 that is denied by Parent and/or the Surviving Company, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification, then Parent or the Surviving Company shall pay such Indemnified Party’s costs and expenses, including legal fees and expenses, incurred in connection with pursuing such claim against Parent and/or the Surviving Company. The rights of the Indemnified Parties under this Section 6.8 shall be in addition to, and not in substitution for, any rights such Indemnified Parties may have under the Company Charter and the Company Bylaws, the certificate of incorporation and bylaws (or comparable organizational documents) of any of the Company’s Subsidiaries, including the Surviving Company, or under any applicable Contracts, insurance policies or Laws.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its respective Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 6.8 is not prior to or in substitution for any such claims under such policies.

Section 6.9 Public Announcements. Parent and the Company shall issue separate press releases announcing this Agreement and the transactions contemplated hereby, which press releases shall describe the Agreement and the transactions contemplated hereby in a manner reasonably satisfactory to the other party. Following such initial press releases, Parent and the Company shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements or statements to employees or independent contractors of either party with respect to the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system; provided, however, that the restrictions set forth in this Section 6.9 shall not apply to any release or public statement (a) made or proposed to be made by the Company in accordance with Section 6.3 or (b) in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby.

Section 6.10 Notification. The Company shall promptly notify Parent, and Parent shall promptly notify the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the Merger and the other transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the Merger and the other transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent would reasonably be expected to have a Company Material Adverse Effect or a Parent Material Adverse Effect, (b) any matter (including a breach of any representation, warranty, covenant or agreement contained in this Agreement) that would reasonably be expected to lead to the failure to satisfy any of the conditions to Closing in Article VII and (c) any action, suits, claims, investigations or proceedings commenced or, to such party’s Knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries, in each case which relates to the Merger, the Financing or the other transactions contemplated hereby. This Section 6.10 shall not constitute a covenant or agreement for purposes of Section 7.2(b) or Section 7.3(b).

Section 6.11 State Takeover Laws. The Company and Parent shall each use reasonable best efforts to ensure that no Takeover Statute is or becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby. If any Takeover Statute becomes applicable to this Agreement, the Merger or the other transactions contemplated hereby, the Company and Parent shall each use reasonable best efforts to ensure that the Merger and the other transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Law on this Agreement, the Merger and the other transactions contemplated hereby.

Section 6.12 Delisting. Each of the parties agrees to cooperate with the others in taking, or causing to be taken, all actions necessary to delist the Company Common Stock from the NYSE and terminate its registration under the Exchange Act; provided that such delisting and termination shall not be effective until after the Effective Time.

Section 6.13 Section 16(b). The Company and Parent shall take all steps reasonably necessary to cause the transactions contemplated hereby and any other dispositions of equity securities of the Company (including derivative securities) and acquisitions of equity securities of Parent (including derivative securities) in connection with the transactions contemplated hereby by each individual who is a director or executive officer of the Company or Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.14 Financing.

(a) From and after the date hereof, in a timely manner so as not to delay the Closing, Parent shall, and shall cause its Affiliates to, take, or cause to be taken, all actions, and to do, or cause to be done all things necessary, proper or advisable to consummate, no later than the date the Closing is required to occur pursuant to Section 1.2 hereof, the Financing contemplated by the Commitment Letter (or any Substitute Financing or other debt or equity financing), including without limitation, (i) complying with and maintaining in effect the Commitment Letter, (ii) negotiating and entering into definitive agreements with respect to the debt financing contemplated by the Commitment Letter including the terms and conditions contained in the Commitment Letter so that such agreements are in effect no later than the Closing, (iii) satisfying on a timely basis all the conditions to the financing contemplated by the Commitment Letter and the definitive agreements and (iv) accepting to the fullest extent all “market flex” contemplated by the Commitment Letter (including the fee letter relating thereto and the definitive agreements). Parent shall, after obtaining knowledge thereof, give the Company prompt written notice of any (i) material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to the Commitment Letter or any definitive document related to the Financing, (ii) actual or threatened withdrawal, repudiation or termination of the Financing by the Financing Sources, (iii) material written dispute or disagreement between or among Parent and any of the other parties to the Commitment Letter or any definitive document related to the Financing, (iv) amendment or modification of, or waiver under, the Commitment Letter or any related fee letters or (v) if for any reason Parent or Merger Sub believes in good faith that it will not be able to timely obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letter or the definitive documents related to the Financing. Parent shall keep the Company informed on a reasonably current basis of the status of its efforts to arrange the Financing contemplated by the Commitment Letter, including providing copies of all definitive agreements. Parent shall have the right from time to time to amend, replace, supplement or otherwise modify, or waive any of its rights under the Commitment Letter or the Financing arrangements, and/or substitute other debt or equity financing for all or any portion of the Financing from the same and/or alternative financing sources, provided that any such amendment, replacement, supplement or other modification to or waiver of any provision of the Commitment Letter or other Financing arrangements that amends the Financing and/or substitutes all or any portion of the Financing shall not (A) (x) include any conditions precedent that are in addition to or in the aggregate more onerous than or (y) expand upon or amend or otherwise modify in any way that is adverse to the Company or Parent the conditions precedent to the Financing as set forth in the Commitment Letter, (B) prevent or materially impede or materially delay the availability of the Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement or (C) except in connection with any substitution or replacement of all or any portion of the Financing in accordance with this Section 6.14, release, repudiate, withdraw, consent to or otherwise result in the termination of the obligations of the Financing Sources under the Financing. In the event that new commitment letters are entered into in accordance with any amendment, replacement, supplement or other modification of the Commitment Letter permitted pursuant to this Section 6.14(a), such new commitment letters shall be deemed to be a part of the “Financing” and deemed to be the “Commitment Letter” for all purposes of this Agreement. Parent shall be permitted to reduce the amount of Financing in its reasonable discretion, provided that Parent shall not reduce the Financing to an amount committed below the amount that is required, together with the financial resources of Parent and Merger Sub, including cash on hand and marketable securities of Parent, the Company and their respective Subsidiaries that are committed to fund the Merger Consideration, to consummate the Merger and the transactions contemplated by this Agreement, and provided, further, that such reduction shall not (A) expand upon or amend in any way that is adverse to the Company the conditions precedent to the Financing as set forth in the Commitment Letter or (B) prevent or materially impede or materially delay the availability of the Financing and/or the consummation of the Merger and the transactions contemplated by this Agreement. If funds in the amounts set forth in the Commitment Letter, or any portion thereof, become unavailable, or it becomes reasonably likely that such funds will be unavailable to Parent on the terms and conditions set forth therein, Parent shall, and shall cause its Affiliates, as promptly as practicable following the occurrence of such event to (i) notify the Company in writing thereof, (ii) obtain substitute financing (on terms and conditions that are not materially less favorable to Parent and Merger Sub, taken as a whole, than the terms and conditions as set forth in the Commitment Letter, taking into account any “market flex” provisions thereof) sufficient to enable Parent to consummate the Merger and the other transactions contemplated hereby in accordance with its terms (the “Substitute Financing”) and (iii) obtain a new financing commitment letter that provides for such Substitute Financing and, promptly after execution thereof, deliver to the Company true, complete and correct copies of the new commitment letter and fee letter (in redacted form removing only the fee information) and related definitive financing documents with respect to such Substitute Financing. Upon obtaining any commitment for any such Substitute Financing, such financing shall be deemed to be a part of the “Financing” and any commitment letter for such Substitute Financing shall be deemed the “Commitment Letter” for all purposes of this Agreement.

(b) Notwithstanding anything contained in this Agreement to the contrary, Parent expressly acknowledges and agrees that Parent’s and Merger Sub’s obligations hereunder are not conditioned in any manner upon Parent or Merger Sub obtaining any financing. Each of (i) Parent’s breach of any of its representations or warranties in Section 4.11 or Parent’s or Merger Sub’s breach of any of their respective obligations in this Section 6.14 that in either case results in the failure of Parent or Merger Sub to have sufficient cash available to pay the Merger Consideration on the date that the Closing is required to occur pursuant to Section 1.2 hereof and (ii) the failure, for any reason, of Parent and Merger Sub to have sufficient cash available on the date that the Closing is required to occur pursuant to Section 1.2 hereof and/or the failure to pay the Merger Consideration on the date that the Closing is required to occur pursuant to Section 1.2 hereof shall constitute a willful and intentional breach of this Agreement by Parent and Merger Sub.

(c) The Company shall, and shall cause its Subsidiaries to, at the sole expense of Parent, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Parent in connection with the financing of the Merger and the other transactions contemplated hereby, if any, including using commercially reasonable efforts to (i) cause appropriate officers and employees to be available, on a customary and reasonable basis and upon reasonable notice, to meet with ratings agencies and prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (ii) provide reasonable assistance with the preparation of disclosure documents in connection therewith, including providing financial statements and other information relating to the Company and its Subsidiaries customarily included in such disclosure documents, and to the extent necessary, the audit and/or SAS 100 review, as appropriate thereof in accordance with GAAP and applicable Law by independent certified public accountants of Parent, (iii) provide Financing Sources with reasonable access to the properties, books and records of the Company and its Subsidiaries, execute and deliver any customary pledge or security documents or other customary definitive financing documents and certificates as may be reasonably requested by Parent and (iv) direct its independent accountants to provide customary and reasonable assistance to Parent and, solely if and to the extent that financial statements of the Company are required by Rule 3-05 and/or Article 11 of Regulation S-X to be included in the disclosure document referred to in clause (ii) above, to provide customary comfort letters and consents on customary terms and consistent with their customary practices; provided that the actions contemplated in the foregoing clauses (i) through (iv) do not (A) unreasonably interfere with the ongoing operations of the Company or any of its Subsidiaries, (B) cause any representation or warranty in this Agreement to be breached, (C) cause any condition to Closing set forth in Article VII to fail to be satisfied or otherwise cause any breach of this Agreement, (D) require the Company or any of its Subsidiaries to pay any out-of-pocket fees or expenses prior to the Closing that are not promptly reimbursed by Parent as set forth in Section 6.14(d), (E) involve any binding commitment by the Company or any of its Subsidiaries which commitment is not conditioned on the Closing and does not terminate without liability to the Company or any of its Subsidiaries upon the termination of this Agreement, (F) require the Company or its Representatives to provide (or to have provided on its behalf) any certificates or opinions or (G) cause any director, officer or employee of the Company or any of its Subsidiaries to incur any personal liability. Each of Parent and Merger Sub acknowledges and agrees that the Company and its Subsidiaries and their respective Representatives shall not, prior to the Closing, have any responsibility for, or incur any liability to any Person under, the Financing or any other financing that Parent and/or Merger Sub may raise in connection with the Merger or the other transactions contemplated hereby or any cooperation provided pursuant to this Section 6.14(c).

(d) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by Section 6.14(c) and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by any of them in connection with the arrangement of financing and any information used in connection therewith. The provisions of this Section 6.14(d) shall survive (i) any termination of this Agreement pursuant to Section 8.1 and (ii) the consummation of the Merger, and are expressly intended to benefit, and are enforceable by, the Company, its Subsidiaries and their respective Representatives.

ARTICLE VII

CONDITIONS

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or, to the extent permitted by applicable Law, waiver on or prior to the Closing Date of the following conditions:

(a) Company Stockholder Approval. The Company shall have obtained the Company Stockholder Approval.

(b) Statutes and Injunctions. No (i) temporary restraining order or preliminary or permanent injunction or other Order by any federal or state court or other tribunal or Governmental Entity of competent jurisdiction preventing consummation of the Merger shall be in effect or (ii) applicable Law prohibiting consummation of the Merger shall be in effect.

(c) Governmental Consents. Both (i) the early termination or expiration of the waiting period required under the HSR Act shall have occurred and (ii) the Healthcare Regulatory Approvals set forth in Section 7.1(c) of the Company Disclosure Letter shall have been made or obtained (all such permits, approvals, filings and consents and the lapse of such waiting period being referred to as the “Requisite Regulatory Approvals”), and all such Requisite Regulatory Approvals shall be in full force and effect.

Section 7.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by Parent on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in the first two sentences of Section 3.2(a) and Sections 3.2(b), 3.3, 3.21 and 3.22 shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of the Company set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Company Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (ii) only, to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. Parent shall have received a certificate from an executive officer of the Company confirming the satisfaction of the conditions set forth in Sections 7.2(a) and 7.2(b).

Section 7.3 Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are further subject to the satisfaction or, to the extent permitted by applicable Law, waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent contained in Sections 4.1 and 4.2 shall be true and correct in all material respects (without giving effect to any materiality or Parent Material Adverse Effect qualifier therein) as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) and (ii) all other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct in all respects (without giving effect to any materiality or Parent Material Adverse Effect qualifier therein), as of the date of this Agreement and as of the Closing Date as though made on or as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except, in the case of clause (ii) only, to the extent that breaches thereof, individually or in the aggregate, have not had, and would not reasonably be expected to have a Parent Material Adverse Effect.

(b) Performance of Obligations of Parent and Merger Sub. Each of Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate from an executive officer of Parent confirming the satisfaction of the conditions set forth in Sections 7.3(a) and 7.3(b).

Section 7.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in this Article VII to be satisfied if such failure was principally caused by such party’s breach of any material provisions of this Agreement.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, whether before or after obtaining the Company Stockholder Approval (with any termination by Parent also being an effective termination by Merger Sub):

(a) by mutual written consent of Parent and the Company;

(b) by either Parent or the Company, if:

(i) the Merger shall not have been consummated on or before the eight (8) month anniversary of the date hereof (the “Initial Outside Date”); provided, however, that if on the Initial Outside Date any of the conditions to Closing set forth in Section 7.1(b) or Section 7.1(c) shall not have been satisfied or duly waived by all parties but all other conditions to Closing set forth in Article VII shall be satisfied or capable of being satisfied, then the Initial Outside Date shall be extended to the ten (10) month anniversary of the date hereof if Parent or the Company notifies the other in writing on or prior to the Initial Outside Date of its election to extend the Initial Outside Date (as so extended, the “Outside Date”); provided, however, that the right to extend the Initial Outside Date or terminate this Agreement pursuant to this Section 8.1(b)(i) shall not be available to any party if its action or failure to act constitutes a material breach or violation of any of its covenants, agreements or other obligations hereunder or it has failed to perform fully its obligations under Section 6.14, and such material breach or violation or failure has been the principal cause of and directly resulted in (1) the failure to satisfy the conditions to the obligations of the terminating party to consummate the Merger set forth in Article VII prior to the Initial Outside Date or the Outside Date or (2) the failure of the Closing to occur by Initial Outside Date or the Outside Date;

(ii) any Governmental Entity of competent jurisdiction shall have issued an Order or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such Order or other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall have complied with Section 6.5 of this Agreement; or

(iii) the Company Stockholder Approval shall not have been obtained upon a vote taken thereon at the Company Stockholders Meeting or at any adjournment or postponement thereof;

(c) by Parent:

(i) if the Company shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by the Company by the Outside Date or (B) if capable of being cured, has not been cured by the Company within forty-five (45) days following written notice to the Company from Parent or Merger Sub of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.2(a) or Section 7.2(b); provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 8.1(c)(i) if it is then in material breach of any representation, warranty, covenant or agreement hereunder;

(ii) there shall have been a material and intentional breach of Section 6.2 or Section 6.3 (other than by Parent or Merger Sub); or

(iii) prior to obtaining the Company Stockholder Approval, if the Board of Directors of the Company or, if required to address any conflict of interest, any committee thereof, shall have effected a Recommendation Withdrawal; or

(d) by the Company, if Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants or agreements contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Parent or Merger Sub, as the case may be, by the Outside Date or (B) if capable of being cured, has not been cured by Parent or Merger Sub, as the case may be, within forty-five (45) days following written notice to Parent or Merger Sub, as the case may be, from the Company of such breach, and, in each case, would result in a failure of any condition set forth in Section 7.3(a) or Section 7.3(b); provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 8.1(d) if it is then in material breach of any representation, warranty, covenant or agreement hereunder.

Section 8.2 Effect of Termination. In the event of any termination of this Agreement as provided in Section 8.1, the obligations of the parties shall terminate and there shall be no liability on the part of any party with respect thereto, except for the confidentiality provisions of Section 6.4 and the provisions of Section 3.23, Section 4.12, Section 6.7, Section 6.14(d), this Section 8.2, Section 8.3 and Article IX, each of which shall survive the termination of this Agreement and remain in full force and effect; provided, however, that neither Parent nor the Company shall be released from any liabilities or damages (including, in the case of claims by the Company, as contemplated by Section 9.5(b)(ii)) arising out of any (i) fraud, (ii) willful and intentional breach of any representation or warranty or (iii) willful and intentional breach of any covenant or agreement contained in this Agreement (including as provided in Section 6.14(b)) prior to such termination.

Section 8.3 Termination Fee.

(a) In the event that this Agreement is terminated by Parent pursuant to Section 8.1(c)(ii) or Section 8.1(c)(iii), or is terminated pursuant to Section 8.1(b)(iii) where the Company has effected a Recommendation Withdrawal, then the Company shall promptly, but in no event later than two (2) Business Days after the date of such termination, pay or cause to be paid to Parent (or its designees) an amount in cash equal to $115,000,000 (the “Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Parent.

(b) In the event that this Agreement is terminated:

(i) (A) by Parent or the Company pursuant to Section 8.1(b)(i) or (B) by Parent pursuant to Section 8.1(c)(i) and, in each case, an Acquisition Proposal was publicly proposed or announced or otherwise communicated to the Board of Directors of the Company by any Person after the date of this Agreement, or

(ii) by Parent or the Company pursuant to Section 8.1(b)(iii) and an Acquisition Proposal was publicly proposed, announced or otherwise known prior to the Company Stockholders Meeting and the Company has not effected a Recommendation Withdrawal;

then (x) the Company shall pay or cause to be paid to Parent (or its designees) an amount in cash equal to 50% of the Termination Fee (A) as a pre-condition to termination if the Company is the party seeking such termination or (B) promptly, but in no event later than two Business Days after the date of such termination by Parent and (y) if the Company enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal within twelve (12) months after such termination of this Agreement, then, on the date of such entering into a definitive agreement or consummation, the Company shall pay or cause to be paid to Parent (or its designees) the remaining 50% of the Termination Fee by wire transfer of immediately available funds to an account designated in writing by Parent. For purposes of clause (y) this Section 8.3(b), each reference to “15%” in the definition of “Acquisition Proposal” shall be deemed to be a reference to “50%.”

(c) The parties agree and understand that, except as contemplated by the last paragraph of Section 8.3(b), in no event shall the Company be required to pay the Termination Fee on more than one occasion. Notwithstanding anything to the contrary in this Agreement, (i) if Parent receives the Termination Fee from the Company pursuant to this Section 8.3, then, except in the case of fraud, such payment shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates and Representatives and none of the Company, any of its Subsidiaries or any of their respective former, current or future officers, directors, partners, stockholders, managers, members, Affiliates or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby and (ii) if Parent or Merger Sub receives any payments from the Company in respect of any breach of this Agreement, and thereafter Parent is entitled to receive the Termination Fee under this Section 8.3, the amount of such Termination Fee shall be reduced by the aggregate amount of any payments made by the Company to Parent or Merger Sub in respect of any such breaches of this Agreement. The parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated hereby, and that, without these agreements, the parties would not enter into this Agreement, and that any amounts payable pursuant to this Section 8.3 do not constitute a penalty. Accordingly, if the Company fails promptly to pay any amount due to Parent pursuant to this Section 8.3, it shall also pay any costs and expenses incurred by Parent or Merger Sub in connection with a legal action to enforce this Agreement that results in a judgment against the Company for such amount, together with interest on the amount of any unpaid fee, cost or expense at the publicly announced prime rate of Citibank, N.A. from the date such fee, cost or expense was required to be paid to (but excluding) the payment date.

Section 8.4 Procedure for Termination. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of the Company. A terminating party shall provide written notice of termination to the other parties specifying the Section or Sections pursuant to which such party is terminating the Agreement. If more than one provision in Section 8.1 is available to a terminating party in connection with a termination, a terminating party may rely on any or all available provisions in Section 8.1 for any termination.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties, Covenants and Agreements. The parties agree that the terms of the Confidentiality Agreement shall survive any termination of this Agreement pursuant to Section 8.1. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by facsimile, upon confirmation of receipt, (b) on the first (1st) Business Day following the date of dispatch if delivered by a recognized next-day courier service or (c) on the third (3rd) Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

If to Parent or Merger Sub, to:

Cigna Corporation

1601 Chestnut St

Two Liberty, TL 15B

Philadelphia, PA 19192

Attention: Thomas A. McCarthy

Facsimile No.: (215) 761-5520

with a copy to (which shall not constitute notice):

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, NY 10017

Attention: Phillip R. Mills, Esq.

                     Michael Davis, Esq.

Facsimile No.: (212) 701-5800

If to the Company, to:

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, Tennessee 37067

Attention: General Counsel

Facsimile No.: (615) 401-4566

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, New York 10036

Attention: Paul T. Schnell

                     Jeremy D. London

Facsimile No.: (917) 777-2322

                             (202) 661-8299

Bass, Berry & Sims PLC

150 Third Avenue South, Suite 2800

Nashville, Tennessee 37201

Attention: Howard Lamar

                     J. James Jenkins, Jr.

                     Ryan D. Thomas

Facsimile No.: (615) 742-2709

                             (615) 742-2736

Section 9.3 Interpretation; Construction.

(a) When a reference is made in this Agreement to a Section, clause, Annex, Exhibit or Schedule, such reference shall be to a Section or clause of or Annex or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The phrase “the date of this Agreement” and terms of similar import, shall be deemed to refer to the date first written above. Whenever the content of this Agreement permits, the masculine gender shall include the feminine and neuter genders, and a reference to singular or plural shall be interchangeable with the other.

(b) References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute, as amended from time to time, and to the rules and regulations promulgated thereunder. References to “$” and “dollars” are to the currency of the United States. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The words “hereby,” “herein,” “hereof,” “hereunder” and words of similar import refer to this Agreement as a whole (including any Schedules delivered herewith) and not merely to the specific section, paragraph or clause in which such word appears. Whenever the words “include,” or “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(c) The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(d) No summary of this Agreement or any Exhibit attached hereto or Schedule delivered herewith prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement or any such Exhibit or Schedule.

(e) Subject to the introductory language to Article III and Article IV, each party to this Agreement has or may have set forth information in its respective disclosure letter in a section of such disclosure letter that corresponds to the section of this Agreement to which it relates. The fact that any item of information is disclosed in a disclosure letter to this Agreement shall not constitute an admission by such party that such item is material, that such item has had or would have a Company Material Adverse Effect or Parent Material Adverse Effect, as the case may be, or that the disclosure of such be construed to mean that such information is required to be disclosed by this Agreement.

Section 9.4 Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or by email with .pdf attachments, each of which shall be deemed to be an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party has received counterparts thereof signed and delivered (by electronic communication, facsimile or otherwise) by all of the other parties.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement, the Company Disclosure Letter, the Parent Disclosure Letter, the Exhibits attached hereto and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof. Each party hereto agrees that, except for the representations and warranties contained in this Agreement, neither Parent and Merger Sub, nor the Company makes any other representations or warranties, and each hereby disclaims any other representations or warranties, express or implied, or as to the accuracy or completeness of any other information made by, or made available by, itself or any of its Representatives, with respect to, or in connection with, the negotiation, execution or delivery of this Agreement or the transactions contemplated hereby, notwithstanding the delivery or disclosure to the other or the other’s Representatives of any documentation or other information with respect to any one or more of the foregoing.

(b) This Agreement shall be binding upon and inure solely to the benefit of each party except for: (i) only following the Effective Time, the right of the Company’s stockholders to receive the Merger Consideration in respect of shares of Company Common Stock pursuant to Section 2.1, (ii) the right of the Company on behalf of its stockholders to pursue damages (including claims for damages based on loss of the economic benefits of the transaction to the Company’s stockholders), which right is hereby expressly acknowledged and agreed by Parent and Merger Sub, (iii) the right of the Indemnified Parties to enforce the provisions of Section 6.8 only and (iv) the right of the Financing Sources to enforce the provisions of Section 9.10 and Section 9.12. The third-party beneficiary rights referenced in clause (ii) of the preceding sentence may be exercised only by the Company (on behalf of its stockholders as their agent) through actions expressly approved by the Board of Directors of the Company, and no stockholder of the Company whether purporting to act in its capacity as a stockholder or purporting to assert any right (derivatively or otherwise) on behalf of the Company, shall have any right or ability to exercise or cause the exercise of any such right.

(c) The representations and warranties in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties in accordance with Section 9.9 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties of risks associated with particular matters regardless of the Knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger or the other transactions contemplated hereby are not affected in any manner materially adverse to any party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the Merger and the other transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void. This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 9.8 Modification or Amendment. Subject to the provisions of applicable Laws, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

Section 9.9 Extension; Waiver. The conditions to each of the parties’ obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable Laws. At any time prior to the Effective Time, the parties may, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any party to this Agreement of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 9.10 Governing Law and Venue; Waiver of Jury Trial; Specific Performance.

(a) This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and enforced in accordance with the Laws of the State of Delaware without regard to the conflicts of laws rules thereof.

(b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED HEREBY, INCLUDING, BUT NOT LIMITED TO, ANY DISPUTE ARISING OUT OF OR RELATING IN ANY WAY TO THE COMMITMENT LETTER OR THE PERFORMANCE THEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (iv) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

(c) The parties acknowledge and agree that irreparable harm would occur and that the parties would not have any adequate remedy at Law (i) for any actual or threatened breach of the provisions of this Agreement or (ii) in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except where this Agreement is terminated in accordance with Section 8.1, the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement (including Section 6.14 (Financing)) and any other agreement or instrument executed in connection herewith and to thereafter cause the Merger to be consummated, in each case, if the conditions set forth in Section 7.1 and Section 7.2 have been satisfied or waived (other than conditions which by their nature cannot be satisfied until Closing, but subject to the satisfaction or waiver of those conditions at Closing), without proof of actual damages, and each party further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. Any action or proceeding for any such remedy shall be brought exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), and each party waives any requirement for the securing or posting of any bond in connection with any such remedy. The parties further agree that (x) by seeking the remedies provided for in this Section 9.10(c), a party shall not in any respect waive its right to seek any other form of relief that may be available to a party under this Agreement, including monetary damages in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 9.10(c) are not available or otherwise are not granted and (y) nothing contained in this Section 9.10(c) shall require any party to institute any proceeding for (or limit any party’s right to institute any proceeding for) specific performance under this Section 9.10(c) before exercising any termination right under Section 8.1 (and pursuing damages after such termination) nor shall the commencement of any action pursuant to this Section 9.10(c) or anything contained in this Section 9.10(c) restrict or limit any party’s right to terminate this Agreement in accordance with the terms of Section 8.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

(d) Each of the parties hereto (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated hereby, on behalf of itself or its property, in accordance with Section 9.2 or in such other manner as may be permitted by Law, of copies of such process to such party, and nothing in this Section 9.10(d) shall affect the right of any party to serve legal process in any other manner permitted by Law, (ii) irrevocably and unconditionally consents and submits itself and its property in any action or proceeding to the exclusive general jurisdiction of the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware) in the event any dispute arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (iii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iv) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Delaware Court of Chancery (or, only if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any state or federal court within the State of Delaware), (v) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (vi) agrees that it shall not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Merger Sub and the Company agrees that a final judgment in any action or proceeding in such court as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

Section 9.11 Obligation of Parent and of the Company. Whenever this Agreement requires a Subsidiary of Parent to take any action, such requirement shall be deemed to include an undertaking on the part of Parent to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Company to cause such Subsidiary to take such action.

Section 9.12 Financing Sources Arrangements. Notwithstanding anything contained herein to the contrary, including Section 9.10, each of the parties hereto agrees (a) that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any of the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to, any dispute arising out of or relating in any way to the Commitment Letter or the performance thereof, in any forum other than the federal and New York State courts located in the City of New York and (b) that the waiver contained in Section 9.10(b) shall apply to any such action, cause of action, claim, cross-claim or third-party claim.

Section 9.13 Definitions. As used in this Agreement, the following terms and those set forth in the Index of Defined Terms, when used in this Agreement, and the Exhibits, Schedules, and other documents delivered in connection herewith, shall have the meanings specified in this Section 9.13 or on the corresponding page number of the Index of Defined Terms:

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, and “control” has the meaning specified in Rule 405 under the Securities Act.

“Amended and Restated Credit Agreement” means the Amended and Restated Credit Agreement, dated as of November 30, 2010, by and among the Company, as borrower, certain Subsidiaries of the Company, as guarantors, the lenders party thereto, JPMorgan Chase Bank, N.A., as syndication agent, and Bank of America, N.A., as administrative agent.

“Antitrust Authorities” shall mean the FTC, the DOJ, the attorneys general of the several states of the United States of America and any other Governmental Entity having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” shall mean the Sherman Act of 1890, as amended; the Clayton Act of 1914, as amended; the Federal Trade Commission Act of 1914, as amended; the HSR Act, and all other federal, state and foreign Laws or Orders in effect from time to time that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Applicable SAP” means, with respect to any insurance company or health maintenance organization, those accounting practices prescribed or permitted by the commissioner of insurance (or equivalent title) of the state of domicile of such insurance company or health maintenance organization.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or commercial banks in the City of New York are authorized or required by Law to be closed.

“Company Material Adverse Effect” means any event, change, effect, development or occurrence that has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole, provided, however, that no event, change, effect, development or occurrence, shall be deemed to constitute, nor shall any of the foregoing be taken into account in determining whether there has been, a Company Material Adverse Effect, to the extent that such event, change, effect, development or occurrence results from, arises out of, or relates to: (i) any changes in general United States or global economic conditions, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (ii) any changes in conditions generally affecting the healthcare, insurance, health insurance or managed care industry, Medicare Advantage managed care industry or any other industry in which the Company or any of its Subsidiaries operate, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the industries in which the Company and any of its Subsidiaries operate, (iii) any decline in the market price or trading volume of Company Common Stock (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such decline that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (iv) any regulatory, legislative or political conditions or securities, credit, financial, debt or other capital markets conditions, or the economy in each case in the United States or any foreign jurisdiction, except to the extent that such changes or conditions have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes or conditions have on others operating in the industries in which the Company and any of its Subsidiaries operate, (v) any failure, in and of itself, by the Company to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the foregoing shall not preclude Parent from asserting that the facts or occurrences giving rise to or contributing to such failure that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (vi) the execution and delivery of this Agreement or the public announcement or pendency of this Agreement, the Merger or the taking of any action required or contemplated by this Agreement or the identity of, or any facts or circumstances relating to, Parent, Merger Sub or their respective Subsidiaries, including the impact of any of the foregoing on the relationships, contractual or otherwise, of the Company or any of its Subsidiaries with customers, Providers, suppliers, partners, officers or employees, (vii) any adoption, implementation, promulgation, repeal, modification, amendment, reinterpretation, change or proposal of any rule, regulation, ordinance, order, protocol or any other Law of or by any Governmental Entity, except to the extent that such changes have a materially disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to the adverse effect such changes have on others operating in the Medicare Advantage managed care industry in which the Company and any of its Subsidiaries operate, (viii) any change in GAAP (or authoritative interpretations thereof), (ix) any geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (x) any taking of any action at the request of Parent or Merger Sub or with the consent of Parent or Merger Sub, (xi) any reduction in the credit rating of the Company or any of its Subsidiaries (it being understood and agreed that the foregoing shall not preclude Parent and Merger Sub from asserting that the facts or occurrences giving rise to or contributing to such change that are not otherwise excluded from the definition of Company Material Adverse Effect should be deemed to constitute, or be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect), (xii) any hurricane, earthquake, flood or other natural disasters, acts of God or any change resulting from weather conditions or (xiii) any litigation arising from allegations of a breach of fiduciary duty or violation of applicable Law relating to this Agreement or the Merger or the other transactions contemplated hereby.

“Company Regulated Subsidiary” individually, means any of HealthSpring of Alabama, Inc., Bravo Health Insurance Company, Inc., Bravo Health Mid-Atlantic, Inc., Bravo Health Pennsylvania, Inc., Bravo Health Texas, Inc., HealthSpring of Florida, Inc., HealthSpring Life & Health Insurance Company, Inc., and HealthSpring of Tennessee, Inc.

“Company Stock Plans” means the Company 2005 Stock Option Plan, the Company 2006 Amended and Restated Equity Incentive Plan and the Company Amended and Restated 2008 Management Stock Purchase Plan.

“Confidentiality Agreement” means the confidentiality agreement, dated June 2, 2011 between the Company and Parent, as the same may be further amended, supplemented or otherwise modified by the parties.

“Environmental Laws” shall mean all foreign, federal, state and local Laws, regulations, rules and ordinances relating to pollution or the environment or to discharges, releases, threatened releases, spills, leaks, emissions, or the transport or disposal of pollutants, contaminants, wastes, chemicals or other hazardous substances into the indoor or outdoor environment.

“Financing Sources” means the entities that have at any time committed to provide or otherwise entered into agreements in connection with the financing or other financings in connection with the Merger (including any Substitute Financing) and the other transactions contemplated hereby, together with their affiliates, and including the parties to the Commitment Letter and any joinder agreements or credit agreements (including the definitive agreements relating thereto).

“GAAP” means generally accepted accounting principles in the United States.

“Hazardous Substances” means any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” or words of similar meaning and regulatory effect under any applicable Environmental Law or are otherwise regulated by, or for which standards of liability are provided under, any Environmental Law, including without limitation petroleum, asbestos and asbestos-containing materials, lead-based paint and medical waste.

“Health Care Laws” means all Laws relating to: (i) the licensure, certification, qualification or authority to transact business in connection with the provision of, payment for, or arrangement of, health benefits or health insurance, including Laws that regulate managed care, third-party payors and persons bearing the financial risk for the provision or arrangement of health care services and, without limiting the generality of the foregoing, the Medicare Program Laws (including Title XVIII of the Social Security Act) and Laws relating to Medicaid programs (including Title XIX of the Social Security Act) and the regulations adopted thereunder including but not limited to 42 C.F.R. Parts 422 and 423 and the Centers for Medicare and Medicaid Services guidance found in the Medicare Managed Care Manual and the Medicare Prescription Drug Manual; (ii) the solicitation or acceptance of improper incentives involving persons operating in the health care industry, including, without limitation, Laws prohibiting or regulating fraud and abuse, patient inducements, patient referrals or Provider incentives generally or under the following statutes: the Federal anti-kickback law (42 U.S.C. § 1320a-7b) and the regulations promulgated thereunder, the Stark laws (42 U.S.C. § 1395nn) and the regulations promulgated thereunder, the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), and the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.), the Federal Health Care Fraud law (18 U.S.C. § 1347), and any similar state fraud and abuse laws; (iii) the administration of health-care claims or benefits or processing or payment for health care services, treatment or supplies furnished by Providers, including third party administrators, utilization review agents and persons performing quality assurance, credentialing or coordination of benefits; (iv) coding, coverage, reimbursement, claims submission, billing and collections related to third party payors including but not limited to government programs or otherwise related to insurance fraud; (vi) the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; (vii) the Health Insurance Portability and Accountability Act of 1996 as amended by the Health Information Technology for Economic and Clinical Health Act of 2009, and their implementing regulations and any Laws governing the privacy, security, integrity, accuracy, transmission, storage or other protection of information about or belonging to actual or prospective Members; (viii) any state insurance, health maintenance organization or managed care Laws (including Laws relating to Medicaid programs) pursuant to which any of the Company Regulated Subsidiaries is required to be licensed or authorized to transact business; (ix) state medical practice and corporate practice of medicine Laws and regulations (including common law), and state professional fee-splitting Laws and regulations (including common law), (x) the Medicare Program Laws; and (xi) the Patient Protection and Affordable Care Act (Pub. L. 111-148) as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152) and the regulations promulgated thereunder.

“Intellectual Property” means all intellectual property rights throughout the world, including without limitation inventions and discoveries, whether or not patented or patentable in any jurisdiction, patents, utility models, patent or utility model applications (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extension or reissues thereof, in any jurisdiction; processes, formulae, know-how and other trade secrets or proprietary confidential information, including rights in any jurisdiction to limit the use or disclosure thereof; copyrights and copyrightable works, whether registered or not (including copyrights in software, databases, applications, code, systems, networks, website content, documentation and related items), and registrations of and applications to register the foregoing, together with any moral rights therein; trademarks, service marks, trade names, brand names, certification marks, logos, trade dress and other source indicators, and the goodwill of the business appurtenant thereto, and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; and Internet domain names, database rights, design rights, publicity rights and privacy rights.

“Knowledge” means the actual knowledge of the officers of the Company or Parent, as the case may be, as set forth in Section 9.13 of the Company Disclosure Letter and Section 9.13 of the Parent Disclosure Letter, respectively.

“Laws” means, any United States, federal, state or local or any foreign law (in each case, statutory, common or otherwise), constitution, treaty, convention, Order, ordinance, code, rule, statute, regulation (domestic or foreign) or other similar requirement enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity.

“Medicare Program Laws” means the Medicare Prescription Drug, Improvement, and Modernization Act of 2003 and the Medicare Improvements for Patients and Providers Act of 2008, as each has been amended, modified, revised or replaced as well as any final rules and final regulations adopted pursuant to such Acts and any written directives, instructions, guidelines, bulletins, manuals, requirements, policies and standards issued by CMS.

“Member(s)” means any individual who is properly enrolled in a MA Plan offered by Company Regulated Subsidiaries.

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunction, decree, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered or entered into by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Parent Common Stock” means the common stock, par value $0.25 per share, of Parent.

“Parent Material Adverse Effect” means any event, change, effect, development or occurrence that would reasonably be expected to materially impair the ability of Parent to perform its obligations hereunder or prevent or materially delay the consummation of the Merger or the other transactions contemplated hereby.

“Parent SEC Documents” means all reports, schedules, forms, statements and other documents required to be filed by Parent with the SEC pursuant to the Exchange Act and the Securities Act since January 1, 2010.

“Permitted Lien” means (i) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been taken in accordance with GAAP, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar liens, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation, (iv) gaps in the chain of title evident from the records of the applicable Government Entity maintaining such records, easements, rights-of-way, covenants, restrictions and other encumbrances of record as of the date of this Agreement, (v) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount and that do not, in any case, materially detract from the value or the use of the property subject thereto, (vi) statutory landlords’ liens and liens granted to landlords under any lease, (vii) licenses to Intellectual Property in the ordinary course of business, (viii) any purchase money security interests, equipment leases or similar financing arrangements, (ix) any Liens which are disclosed on the most recent consolidated balance sheet of the Company or notes thereto and (x) any Liens that are not material to the Company, its Subsidiaries or their businesses, taken as a whole.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Practice Entity” means Bravo Health Advanced Care Center, P.C., a Pennsylvania professional corporation owned by Andrew A. Aronson, M.D., FACEP, a Pennsylvania licensed physician and Bravo Health Advanced Care Center, P.C., a Maryland professional corporation owned by Andrew A. Aronson, M.D., FACEP, a Maryland licensed physician.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity or arbitrator.

“Program” means Medicare, Medicaid or any other state or federal health care programs.

“Providers” means any primary care physicians or physician group, medical groups, IPAs, specialist physicians, dentists, optometrists, pharmacies and pharmacists, radiologists or radiology centers, laboratories, mental health professionals, chiropractors, physical therapists, any hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional.

“Subsidiary” when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, (i) of which at least a majority of the securities or other interests having by their terms voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly beneficially owned or controlled by such party or by any one or more of its Subsidiaries or (ii) that would be required to be consolidated in such party’s financial statements under generally accepted accounting principles as adopted (whether or not yet effective) in the United States.

“Tax” means income, gross receipts, franchise, sales, use, ad valorem, property, payroll, withholding, excise, severance, transfer, employment, estimated, alternative or add-on minimum, value added, stamp, occupation, premium, environmental or windfall profits taxes, and other taxes, charges, fees, levies, imposts, customs, duties, licenses or other assessments), together with any interest and any penalties (including penalties for failure to file or late filing of any return, report or other filing, and any interest in respect of such penalties and additions, additions to tax or additional amounts imposed by any and all federal, state, local, foreign or other taxing authority).

“Taxing Authority” means, with respect to any Tax, the Governmental Entity that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such Governmental Entity.

“Tax Return” means any statement, report, return, document, information return or claim for refund relating to Taxes, including, if applicable, any combined or consolidated return for any group of entities that includes the Company or any of its Subsidiaries.

“Tax Sharing Agreement” means any existing agreement or arrangement (whether or not written) binding the Company or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries), other than any such agreement solely between the Company and its Subsidiaries.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

CIGNA CORPORATION

By:	/s/ Thomas A. McCarthy
Name: Thomas A. McCarthy
Title: Vice President

CIGNA MAGNOLIA CORP.

By:	/s/ Thomas A. McCarthy
Name: Thomas A. McCarthy
Title: Vice President

HEALTHSPRING, INC.

By:	/s/ Herbert A. Fritch
Name: Herbert A. Fritch
Title: Chairman and CEO

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

HEALTHSPRING, INC.

Pursuant to the provisions of § 242 and § 245 of the

General Corporation Law of the State of Delaware

FIRST: The present name of the corporation is HealthSpring, Inc. (the “Corporation”). The date of filing of the original Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was October 29, 2004. The original Certificate of Incorporation was amended on September 21, 2005 to change the name of the Corporation from NewQuest Holdings, Inc. to HealthSpring, Inc. The original Certificate of Incorporation was amended and restated in its entirety on February 8, 2006.

SECOND: The Certificate of Incorporation of the Corporation is hereby amended in its entirety as set forth in the Amended and Restated Certificate of Incorporation hereinafter provided for.

THIRD: The Amended and Restated Certificate of Incorporation herein certified has been duly adopted by the stockholders in accordance with the provisions of § 228, 242, and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

FOURTH: This Certificate shall become effective as of upon the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware.

FIFTH: The Amended and Restated Certificate Incorporation of the Corporation shall, at the effective time, read as follows:

ARTICLE I

NAME

The name of the corporation is HealthSpring, Inc. (the “Corporation”).

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, City of Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware as the same exists or may hereafter be amended (the “DGCL”).

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ARTICLE IV

CAPITAL STOCK

The total number of shares of stock which the Corporation shall have authority to issue is 1,000, and the par value of each such share is $0.01, amounting in the aggregate to $10.00.

ARTICLE V

DURATION

The Corporation is to have perpetual existence.

ARTICLE VI

BOARD OF DIRECTORS

The Board of Directors shall have the power to adopt, amend or repeal the bylaws of the Corporation. Election of directors need not be by written ballot unless the bylaws of the Corporation so provide.

ARTICLE VII

SECTION 203 OF DGCL

The Corporation expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE VIII

LIMITATION OF LIABILITY

To the fullest extent permitted by the DGCL as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader director protection than permitted prior thereto), no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or modification of this 0 by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

ARTICLE IX

INDEMNIFICATION

Section 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is involved (including, without limitation, as a witness) in any actual or threatened action, suit, or proceeding, whether civil, criminal, administrative, or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust, or other enterprise, including service with respect to an employee benefit plan (hereinafter an “Indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while so serving, shall be indemnified and held harmless by the Corporation to the full extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), or by other applicable law as then in effect, against all expense, liability, and loss

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(including attorneys’ fees and related disbursements, judgments, fines, excise taxes, and penalties under the Employee Retirement Income Security Act of 1974, as amended from time to time (“ERISA”), penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such Indemnitee in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, officer, employee, agent, partner, member or trustee and shall inure to the benefit of his or her heirs, executors, and administrators. Each person who is or was serving as a director, officer, employee or agent of a subsidiary of the Corporation shall be deemed to be serving, or have served, at the request of the Corporation. Any indemnification (but not advancement of expenses) under this 0 (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (a) by a majority vote of the directors who were not parties to such proceeding (the “Disinterested Directors”), even though less than a quorum, (b) by a committee of Disinterested Directors designated by a majority vote of Disinterested Directors, even though less than a quorum, (c) if there are no such Disinterested Directors, or if such Disinterested Directors so direct, by independent legal counsel in a written opinion, or (d) by the stockholders.

Section 2. Advancement of Expenses. Expenses (including attorneys’ fees, costs, and charges) incurred by an Indemnitee in defending a proceeding shall be paid by the Corporation in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Corporation as authorized in this 0. The majority of the Disinterested Directors (or a committee thereof) may, in the manner set forth above, and upon approval of such Indemnitee, authorize the Corporation’s counsel to represent such person in any proceeding, whether or not the Corporation is a party to such proceeding.

Section 3. Procedure for Indemnification. Any indemnification or advance of expenses (including attorneys’ fees, costs, and charges) under this 0 shall be made promptly, and in any event within thirty days upon the written request of the Indemnitee (and, in the case of advance of expenses, receipt of a written undertaking by or on behalf of Indemnitee to repay such amount if it shall ultimately be determined that Indemnitee is not entitled to be indemnified therefore pursuant to the terms of this 0). The right to indemnification or advances as granted by this 0 shall be enforceable by the Indemnitee in any court of competent jurisdiction, if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within thirty days. Such person’s reasonable costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of expenses (including attorney’s fees, costs, and charges) under this 0 where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, as the same exists or hereafter may be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide prior to such amendment), nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel, and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

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Section 4. Other Rights; Continuance of Right to Indemnification. The indemnification and advancement of expenses provided by this 0 shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), bylaw, agreement, vote of stockholders or Disinterested Directors, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding office or while employed by or acting as agent for the Corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the estate, heirs, executors, and administers of such person. All rights to indemnification under this 0 shall be deemed to be a contract between the Corporation and each director, officer, employee or agent of the Corporation who serves or served in such capacity at any time while this 0 is in effect. Any repeal or modification of this 0 or any repeal or modification of relevant provisions of the DGCL or any other applicable laws shall not in any way diminish any rights to indemnification of such person or the obligations of the Corporation arising hereunder with respect to any proceeding arising out of, or relating to, any actions, transactions, or facts occurring prior to the final adoption of such modification or repeal. For the purposes of this 0, references to “the Corporation” include all constituent corporations absorbed in a consolidation or merger as well as the resulting or surviving corporation, so that any person who is or was a director, officer, employee or agent of such a constituent corporation or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise shall stand in the same position under the provisions of this 0, with respect to the resulting or surviving corporation, as he or she would if he or she had served the resulting or surviving corporation in the same capacity.

Section 5. Insurance. The Corporation may purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee or agent of the Corporation or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, or other enterprise against any expense, liability, or loss asserted against him or her and incurred by him or her in any such capacity, whether or not the Corporation would have the power to indemnify such person against such expense, liability, or loss under the DGCL.

Section 6. Reliance. Persons who after the date of the adoption of this provision become or remain directors, officers, employees or agents of the Corporation or who, while a director, officer, employee or agent of the Corporation, become or remain a director, officer, employee or agent of a subsidiary, shall be conclusively presumed to have relied on the rights to indemnity, advancement of expenses, and other rights contained in this 0 in entering into or continuing such service. The rights to indemnification and to the advance of expenses conferred in this 0 shall apply to claims made against an Indemnitee arising out of acts or omissions that occurred or occur both prior and subsequent to the adoption hereof.

Section 7. Savings Clause. If this 0 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each person entitled to indemnification under the first paragraph of this 0 as to all expense, liability, and loss (including attorneys’ fees and related disbursements, judgments, fines, ERISA excise taxes and penalties, other penalties, and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person and for which indemnification is available to such person pursuant to this 0 to the full extent permitted by any applicable portion of this 0 that shall not have been invalidated and to the full extent permitted by applicable law.

ARTICLE X

AMENDMENT

The Corporation reserves the right to amend this Certificate of Incorporation in any manner permitted by the DGCL and all rights and powers conferred herein on stockholders, directors and officers, if any, are subject to this reserved power.

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IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation as of this     day of             , 20    .

HEALTHSPRING, INC.

By:
Name:
Title:

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ANNEX B

[Letterhead of Goldman, Sachs & Co.]

PERSONAL AND CONFIDENTIAL

October 24, 2011

Board of Directors

HealthSpring, Inc.

9009 Carothers Parkway, Suite 501

Franklin, TN 37067

Gentlemen:

You have requested our opinion as to the fairness from a financial point of view to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”), of HealthSpring, Inc. (the “Company”) of $55.00 per Share in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of October 24, 2011 (the “Agreement”), by and among CIGNA Corporation (“CIGNA”), CIGNA Magnolia Corp., an indirect wholly owned subsidiary of CIGNA, and the Company.

Goldman, Sachs & Co. and its affiliates are engaged in investment banking and financial advisory services, commercial banking, securities trading, investment management, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage activities and other financial and non-financial activities and services for various persons and entities. In the ordinary course of these activities and services, Goldman, Sachs & Co. and its affiliates may at any time make or hold long or short positions and investments, as well as actively trade or effect transactions, in the equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of third parties, the Company, CIGNA and any of their respective affiliates or any currency or commodity that may be involved in the transaction contemplated by the Agreement (the “Transaction”) for their own account and for the accounts of their customers. We have acted as financial advisor to the Company in connection with, and have participated in certain of the negotiations leading to, the Transaction. We expect to receive fees for our services in connection with the Transaction, all of which are contingent upon consummation of the Transaction, and the Company has agreed to reimburse our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement. We have provided certain investment banking services to the Company and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as financial advisor to the Company in connection with its acquisition of Bravo Health, Inc. in August 2010 and as sole bookrunner in connection with a public offering by the Company of 8,625,000 Shares in March 2011. We also have

HealthSpring, Inc.

October 24, 2011

Page Two

provided certain investment banking services to CIGNA and its affiliates from time to time for which our Investment Banking Division has received, and may receive, compensation, including having acted as joint bookrunner in connection with a public offering of CIGNA’s 4.375% Senior Notes due 2020 (aggregate principal amount of $250,000,000) in December 2010. We may also in the future provide investment banking services to the Company, CIGNA and their respective affiliates for which our Investment Banking Division may receive compensation.

In connection with this opinion, we have reviewed, among other things, the Agreement; annual reports to stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 2010; certain interim reports to stockholders and Quarterly Reports on Form 10-Q of the Company; certain other communications from the Company to its stockholders; certain publicly available research analyst reports for the Company; and certain internal financial analyses and forecasts for the Company prepared by its management and approved for our use by the Company, including the “Core Case” forecasts (the “Core Case Forecasts”). We have also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition and future prospects of the Company; reviewed the reported price and trading activity for the Shares; compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded; reviewed the financial terms of certain recent business combinations in the managed care industry; and performed such other studies and analyses, and considered such other factors, as we deemed appropriate.

For purposes of rendering this opinion, we have relied upon and assumed, without assuming any responsibility for independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by, us; and we do not assume any responsibility for any such information. In that regard, we have assumed with your consent that the Core Case Forecasts have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company. We have not made an independent evaluation or appraisal of the assets and liabilities (including any contingent, derivative or other off-balance-sheet assets and liabilities) of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. We have assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction will be obtained without any adverse effect on the expected benefits of the Transaction in any way meaningful to our analysis. We also have assumed that the Transaction will be consummated on the terms set forth in the Agreement, without the waiver or modification of any term or condition the effect of which would be in any way meaningful to our analysis.

Our opinion does not address the underlying business decision of the Company to engage in the Transaction, or the relative merits of the Transaction as compared to any strategic alternatives that may be available to the Company, including a transaction proposed by a third party at a higher price per Share in cash than in the Transaction, which proposed transaction, you have advised us, you have determined not to pursue as a result of, among other things, certain issues relating to the certainty of the consummation of such transaction;

HealthSpring, Inc.

October 24, 2011

Page Three

nor does it address any legal, regulatory, tax or accounting matters. This opinion addresses only the fairness from a financial point of view, as of the date hereof, of the $55.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into or amended in connection with the Transaction, including, without limitation, the fairness of the Transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors, or other constituencies of the Company; nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or class of such persons, in connection with the Transaction, whether relative to the $55.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement or otherwise. We are not expressing any opinion as to the impact of the Transaction on the solvency or viability of the Company or CIGNA or the ability of the Company or CIGNA to pay their respective obligations when they come due. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the Transaction and such opinion does not constitute a recommendation as to how any holder of Shares should vote with respect to such Transaction or any other matter. This opinion has been approved by a fairness committee of Goldman, Sachs & Co.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the $55.00 per Share in cash to be paid to the holders of Shares pursuant to the Agreement is fair from a financial point of view to such holders.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)

ANNEX C

EXECUTION VERSION

VOTING AGREEMENT

VOTING AGREEMENT (this “Agreement”), dated as of October 24, 2011, among Cigna Corporation, a Delaware corporation (“Parent”) and Herbert A. Fritch (“Stockholder”).

WHEREAS, in order to induce Parent and Cigna Magnolia Corp., a Delaware corporation, to enter into the Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), with HealthSpring, Inc., a Delaware corporation (the “Company”), Parent has requested each Stockholder, and each Stockholder has agreed, to enter into this Agreement with respect to all shares of Company Common Stock beneficially owned by such Stockholder (“Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

VOTING AGREEMENT; GRANT OF PROXY

Section 1.01 Voting Agreement. Each Stockholder shall, at any meeting of the stockholders of the Company (or in connection with any written consent in lieu thereof), vote all Shares held at such time by such Stockholder: (i) for the Merger Agreement, the Merger and all agreements in furtherance of the Merger and any actions in furtherance thereof at any meeting of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the stockholders of the Company and (ii) against (A) any Acquisition Proposal and (B) any other corporate action the consummation of which would frustrate the purposes, or prevent or materially delay the consummation, of the transactions contemplated by the Merger Agreement; provided that, this Section 1.01 shall be of no further force or effect in the event that the Board of Directors of the Company makes a Recommendation Withdrawal pursuant to Section 6.3 of the Merger Agreement; provided further that nothing contained in this Section 1.01 shall restrict any Stockholder, if applicable, from taking any action in his or her capacity as a director, officer or employee of the Company which is permitted to be taken pursuant to the Merger Agreement.

Section 1.02 Irrevocable Proxy. Each Stockholder hereby revokes any and all previous proxies granted with respect to his Shares. By entering into this Agreement, each Stockholder hereby grants a proxy appointing Parent as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in such Stockholder’s name, to vote such Stockholder’s Shares in the manner contemplated by Section 1.01 if and only if such Stockholder (i) fails to vote or (ii) attempts to vote such Shares in a manner inconsistent with Section 1.01. The proxy granted by each Stockholder pursuant to this Section 1.02 is irrevocable and is granted in consideration of Parent entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. Notwithstanding the foregoing, the proxy granted by each Stockholder pursuant to this Section 1.02 shall be revoked and terminated upon termination of this Agreement in accordance with its terms.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF STOCKHOLDERS

Each Stockholder represents and warrants, on behalf of him or herself only and not on behalf of any other Stockholder, to Parent that:

Section 2.01 Authorization. The execution, delivery and performance by Stockholder of this Agreement and the consummation by Stockholder of the transactions contemplated hereby are within the capacity of and have been duly authorized by Stockholder. This Agreement constitutes a valid and binding Agreement of the Stockholder enforceable against the Stockholder, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity. If Stockholder is married and the Shares set forth on Exhibit A, attached hereto, constitute community property under applicable Law, this Agreement has been duly authorized, executed and delivered by, and constitutes the valid and binding agreement of, Stockholder’s spouse.

Section 2.02 Non-Contravention. The execution, delivery and performance by Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable Law or (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Stockholder is entitled under any provision of any agreement or other instrument binding on Stockholder.

Section 2.03 Ownership of Shares.

(a) Stockholder is the record and beneficial owner of the Shares set forth on Exhibit A, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or dispose of such Shares) except as established hereby. None of such Stockholder’s Shares are subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares except as established hereby.

(b) As of the date hereof, except for the Shares and Company Options set forth on Exhibit A, Stockholder does not beneficially own any (i) shares of capital stock or voting securities of the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company or (iii) options or other rights to acquire from the Company any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT

Parent represents and warrants to each Stockholder that:

Section 3.01 Authorization. The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby are within the capacity of and have been duly authorized by Parent. This Agreement constitutes a valid and binding Agreement of Parent enforceable against Parent, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect that affect the enforcement of creditors rights generally or (b) general principles of equity, whether considered in a proceeding at law or in equity.

Section 3.02 Non-Contravention. The execution, delivery and performance by Parent of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate any applicable Law or (ii) require any consent or other action by any Person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit to which Parent is entitled under any provision of any agreement or other instrument binding on Parent.

ARTICLE 4

COVENANTS OF STOCKHOLDER

Stockholder hereby covenants and agrees, on behalf of itself only and not on behalf of any other Stockholder, that:

Section 4.01 No Proxies for or Encumbrances on Shares. Stockholder shall not, without the prior written consent of Parent, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement.

Section 4.02 Appraisal Rights. Stockholder agrees not to exercise any rights (including under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any Shares which may arise with respect to the Merger.

ARTICLE 5

MISCELLANEOUS

Section 5.01 Definitional and Interpretative Provisions.

(a) Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

(b) The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Section 5.02 Further Assurances. Parent and Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Law, to consummate and make effective the transactions contemplated by this Agreement.

Section 5.03 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the earlier of (x) the termination of the Merger Agreement and (y) the Effective Time. Upon any termination of this Agreement, this Agreement shall thereupon become void and of no further force and effect, and there shall be no liability in respect of this Agreement or of any transactions contemplated hereby on the part of any party hereto.

Section 5.04 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 5.05 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Parent may transfer or assign its rights and obligations to any Affiliate of Parent.

Section 5.06 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware.

Section 5.07 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 5.08 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

Section 5.09 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

CIGNA CORPORATION

By:	/s/ Thomas A. McCarthy
	Name:	Thomas A. McCarthy
	Title:	Vice President

[Signature Page to Voting Agreement]

/s/ Herbert A. Fritch
Name: Herbert A. Fritch

[Signature Page to Voting Agreement]

EXHIBIT A

Equity Ownership

Vested Shares of Company Stock:	2,255,802

Unvested Shares of Company Stock:	30,000

Vested Company Options:	227,321

Unvested Company Options:	552,935

C-A-1

ANNEX D

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c.14 §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

HEALTHSPRING, INC. ATTN: CORPORATE SECRETARY 9009 CAROTHERS PARKWAY, SUITE 501 FRANKLIN, TN 37067

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: ☒
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

HEALTHSPRING, INC.
The Board of Directors recommends you vote FOR proposals 1, 2 and 3:

	For	Against	Abstain

1.     To adopt the Agreement and Plan of Merger, dated as of October 24, 2011, by and among CIGNA Corporation, the Company and Cigna Magnolia Corp., an indirect wholly-owned subsidiary of CIGNA (the “Merger Agreement”).

	☐	☐	☐

2.     To approve an adjournment of the special meeting if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement.

	☐	☐	☐

3. To approve, on a non-binding, advisory basis, the compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

HEALTHSPRING, INC.

Special Meeting of Stockholders

[—] [—] AM

This proxy is solicited by the Board of Directors

The undersigned hereby appoints Karey L. Witty and J. Gentry Barden, or either of them, or any successors in their respective positions, as proxies with full powers of substitution, and hereby authorizes them to represent the undersigned and to vote, as designated on the reverse side, all of the shares of common stock of HealthSpring, Inc. (the “Company”) held of record by the undersigned as of [—], at the Special Meeting of Stockholders (the “Special Meeting”) to be held at the Company’s offices on [—],at [—] a.m., local time, and at any adjournment or postponement thereof. The shares represented by this proxy will be voted in the discretion of said proxies with respect to such other business as may properly come before the Special Meeting.

The Board of Directors recommends a vote “FOR” the adoption of the Merger Agreement; “FOR” the approval of an adjournment of the Special Meeting if necessary or appropriate to solicit additional proxies in favor of the proposal to adopt the Merger Agreement if there are not sufficient votes at the time of such adjournment to adopt the Merger Agreement; and “FOR” the approval, on a non-binding, advisory basis, the compensation to be paid by HealthSpring to its named executive officers that is based on or otherwise relates to the merger.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations.

Continued and to be signed on reverse side